As filed with the U.S. Securities and Exchange Commission on March 28, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Boqii Holding Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	5990	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Building 9, No. 388, Shengrong Road, Pudong

New District, Shanghai 201210, People’s Republic of China

+86-21-68826799

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Blankenship

Beniamin D. Smolij

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, Texas 77002-2925

(713) 651-2600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Dated March 28, 2025

2,000,000 American Depositary Shares

Boqii Holding Limited

Representing 300,000,000 Class A Ordinary Shares

This prospectus relates to the resale of 2,000,000 American depository shares (the “ADSs”) each representing 150 Class A ordinary shares, par value $0.001 per share or an aggregate of 300,000,000 Class A ordinary shares (the “Class A ordinary shares”), by the selling shareholders named elsewhere in this prospectus (“Selling Shareholders”).

No ADSs are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the ADSs by the Selling Shareholders. All net proceeds from the sale of the ADSs covered by this prospectus will go to the Selling Shareholders (see “Use of Proceeds”). The Selling Shareholders are offering their securities to further enhance liquidity in the public trading market for our equity securities in the United States. Unlike an initial public offering, any sale by the Selling Shareholders of the ordinary shares is not being underwritten by any investment bank. The Selling Shareholders may sell all or a portion of the ordinary shares from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale (see “Plan of Distribution”).

Our ADSs currently trade on the New York Stock Exchange American under the symbol “BQ.” The last reported closing price of our ADSs on March 28, 2025 was $2.35. Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”). This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

INVESTORS PURCHASING SECURITIES IN THIS OFFERING ARE PURCHASING SECURITIES OF Boqii Holding Limited, A CAYMAN ISLANDS HOLDING COMPANY, RATHER THAN SECURITIES OF Boqii Holding Limited’s SUBSIDIARIES THAT CONDUCT SUBSTANTIVE BUSINESS OPERATIONS IN CHINA. This structure involves unique risks to investors aND investors may never hold equity interests in the Chinese operating companies. Chinese regulatory authorities could disallow this structure, which would likely result in a material change in OUR operations and/or a material change in the value of the securities WE are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. See “Risk Factors—Risks Related to Doing Business in China.” Boqii Holding Limited is not a Chinese operating company but rather a holding company incorporated in the Cayman Islands. Because Boqii Holding Limited has no material operations of its own, we conduct all of our operations through our China, or PRC, and Hong Kong subsidiaries and Variable Interest Entities (“VIEs”). For a description of our corporate structure, see “Our History and Corporate Structure.”

Unless otherwise stated, as used in this prospectus, the terms “Boqii Holding Limited,” “we,” “us,” “our Company,” and the “Company” refer to Boqii Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands; the term the “PRC subsidiaries” and “VIEs” refers to the following entities organized under the laws of the PRC: Suzhou Taicheng, Shanghai Guangcheng, Nanjing Xingmu and Suzhou Xingyun. Shanghai Xincheng, Xingmu WFOE and Meiyizhi WFOE.

You are specifically cautioned that there are significant legal and operational risks associated with having substantially all of our operations in China, including risks related to the legal, political and economic policies of the Chinese government, the relations between China and the United States, and applicable PRC and United States regulations, which risks could result in a material change in our operations and/or cause the value of our securities to significantly decline or become worthless and affect Boqii Holding Limited’s ability to offer or continue to offer its securities to investors. Moreover, the Chinese regulatory authorities may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our PRC subsidiaries’ operations at any time. Recent statements by the Chinese regulatory authorities indicate an intent to strengthen oversight and control over offerings conducted overseas and/or foreign investment in China-based issuers, including without limitation, the cybersecurity review and regulatory review requirements for overseas listing by Chinese companies, whether or not through an offshore holding company. The PRC regulatory authorities also initiated a series of actions and statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. Furthermore, VIE structures pose risks to U.S. investors that are not present in other organizational structures. For example, exerting control through contractual arrangements may be less effective than direct equity ownership, and a company may incur substantial costs to enforce the terms of the arrangements, including those relating to the distribution of funds among the entities. Further, the Chinese government could determine that the agreements establishing the VIE structure do not comply with Chinese law and regulations, including those related to restrictions on foreign ownership, which could subject us to penalties, revocation of business and operating licenses, or forfeiture of ownership interests.

On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines (collectively, the “Overseas Listing Rules”), which came into effect on March 31, 2023. Notwithstanding the foregoing, as of the date of this prospectus, according to our PRC counsel, Guangdong Shenmou Law Firm, no relevant PRC laws or regulations in effect require that we obtain permission from any PRC authorities to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations. See “Risk Factors—Risks Related to Doing Business in China” for a discussion of these legal and operational risks that should be considered before making a decision to purchase our securities.

Furthermore, as more stringent standards have been imposed by the U.S. Securities and Exchange Commission (the “SEC”) and the Public Company Accounting Oversight Board (the “PCAOB”) recently, Boqii Holding Limited’s securities may be prohibited from trading if our auditor cannot be fully inspected. Pursuant to the Holding Foreign Companies Accountable Act (the “HFCA Act”) enacted in 2020, if the auditor of a U.S. listed company’s financial statements is not subject to PCAOB inspections for three consecutive “non-inspection” years, the SEC is required to prohibit the securities of such issuer from being traded on a U.S. national securities exchange, such as the New York Stock Exchange (the “NYSE’) and Nasdaq, or in U.S. over-the-counter markets. On December 23, 2022, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On December 16, 2021, the PCAOB issued its determination (the “Determination Report”) that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China, because of positions taken by authorities in the jurisdiction, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in China. This list does not include our auditor, Marcum Asia CPAs LLP. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”) governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB made a statement announcing that it was able, in 2022, to inspect and investigate completely issuer audit engagements of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong. However, uncertainties still exist as to whether the PCAOB will have continued access for complete inspections and investigations in the future. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed.

While our auditor, Assentsure PAC, is headquartered in Singapore and not Mainland China or Hong Kong, and has been inspected by the PCAOB on a regular basis, and was not identified in the Determination Report as a firm subject to the PCAOB’s determinations, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a jurisdiction outside the United States, then such lack of inspection could cause our securities to be delisted from the stock exchange. See “Risk Factors—Risks Related to Doing Business in China—Trading in our securities will be prohibited under the HFCAA if the PCAOB determines that it is unable to inspect or investigate completely our registered public accounting firm and as a result, U.S. national securities exchanges, such as the NYSE American, may determine to delist our securities.” We cannot assure you that regulatory agencies will not apply additional or more stringent requirements to us. Such uncertainty could cause the market price of our securities to be materially and adversely affected.

Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange (“SAFE”). Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds. For PRC and United States federal income tax considerations in connection with an investment in our shares, see “Taxation.”

Under our current corporate structure, to fund any liquidity requirements an entity in our corporate group may have, a subsidiary may rely on loans or payments from Boqii Holding Limited and Boqii Holding Limited may receive distributions or cash transfers from our subsidiaries. Additionally, the transfer of funds and assets between Boqii Holding Limited and its subsidiaries is not subject to any Chinese currency exchange restrictions, but there is no assurance that the PRC government will not intervene in or impose restrictions on the ability of Boqii Holding Limited and its subsidiaries to transfer cash or assets. As of the date of this prospectus, during the past three completed fiscal years, none of our subsidiaries have made any dividends or distributions to Boqii Holding Limited and neither has Boqii Holding Limited made any dividends or distributions to its shareholders or subsidiaries. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate any cash dividends will be paid in the foreseeable future. If Boqii Holding Limited determines to pay dividends on any of its ordinary shares in the future, as a holding company, it may derive funds for such distribution from its own cash position or contributions from its subsidiaries.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 19  of this prospectus and in the documents incorporated by reference into this prospectus to read about factors you should consider before buying our securities.

The date of this prospectus is March 28, 2025.

We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters have not authorized any other person to provide you with different or additional information. Neither we nor the underwriters are making an offer to sell the ADSs representing our Class A ordinary shares in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs representing our Class A ordinary shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully especially the risks of investing in the ADSs discussed under “Risk Factors,” “Business,” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy the ADSs. Investors should note that Boqii Holding Limited, our ultimate Cayman Islands holding company, does not directly own any substantive business operations in the PRC and our businesses in the PRC described in this prospectus are operated primarily through our VIEs.

OUR BUSINESS

Our Vision

Our vision is to connect people and pets.

Our Mission

Boqii was founded for the love of pets. With this belief, we are inspired to empower the pet ecosystem and instill love and trust into pet parenting.

Our Journey and Opportunity

You may have heard about “pet humanization”—a growing worldwide trend that represents a natural extension of humans taking care of themselves to the well-being of their pets. Over fifteen years ago, we set out to build Boqii with the simple goal of connecting China’s fast-growing “1st generation” of pet parents who were taking more interest in the wellness and happiness of their pets.

Pets cannot speak, so their owners need to turn to someone who has the relevant experience. According to Frost & Sullivan, education on pet parents is particularly important due to high percentage of first generation pet parents. With this idea, our online community soon became a rich and reliable source of information to those who were often more overwhelmed than informed by torrents of inconsistent reviews of pet foods or pulling their hair out when their pets had a cold or allergy.

As we attracted more users to our community, we began to think about ways to help them get exactly what they were looking for—everything from pet foods to toys, vitamins to shampoos. It did not take us long to create the first pet-focused online retailer in China. When we launched online retail in 2008, our goal was not just to attract one-time shoppers but to turn them into lifelong customers—through providing a truly tailored shopping experience where they would never dream of shopping elsewhere. At the core of our retail model is to provide an engaging and inspiring shopping destination that any generic retailer is not, through our deep understanding of the connections that pet parents have with their pets.

As we continue to grow and evolve, we came to realize that pet parents would ultimately gravitate towards one destination, driving brands, physical pet stores and pet hospitals to the same place, a pet ecosystem that has already amassed a vast, loyal user base with abilities to enable and benefit the entire value chain. We believe this is bound to happen because it is what customers expect and demand.

With this belief, we began to envision fostering a pet ecosystem around our online sales platforms and expanding offline network. During the three years ended March 31,2024 and the six months ended September 30, 2024, we had built close relationships with over 766 brand partners and a large base of physical pet stores and pet hospitals, by making their products and services more accessible and appealing to the growing base of young pet parents in China. Through our brand influence and proprietary technology, we have also began to digitally connect and empower an extensive, growing network of physical pet stores and pet hospitals.

Looking back, this 17-year journey, which we embarked on with a user-first and pet-centric purpose, has led us to create what Boqii is today—a pet ecosystem with an expanding offline network well positioned to enable the entire pet industry in China to thrive.

Boqii at a Glance

Boqii is a leading pet-focused platform in China. We offer a truly one-stop destination that pet parents in China may go to get everything they need for their pets and share their passion for pet parenting. They come to Boqii to discover the best pet products for their pets, share their most memorable pet raising stories, and find ways to make their pets healthier and happier. With our purpose-built platforms, we are reshaping how pet parents in China engage with their pets-by educating and inspiring them to become better pet parents, helping them find what their pets need, and bringing them a unique shopping experience. We believe you will love Boqii if you love pets. With online sales platforms at its core, we extend our reach offline to connect and empower other participants in the pet value chain, including brand partners, manufacturers of pet products, physical pet stores and pet hospitals, and pet-related content providers.

We operate a leading pet-focused online retail business in China’s pet market in terms of GMV. During the three years ended March 31, 2022, 2023, 2024 and the six months end September 30,2024, we connected a total of 766 brand partners with pet parents in China. We are redefining e-commerce for pet parents by providing an accessible, personalized and enjoyable shopping experience based on a deep understanding of our users and customers and their pets by leveraging extensive user interactions and transactional behaviors we have observed over the years. We create and continue to develop our private brands, including Yoken, Mocare and two “D-cat” labels, with compelling quality and prices. Users and customers come to shop on Boqii because we offer them a highquality, high-touch experience with access to approximately 19,946 SKUs as of September 30, 2024. During the three years ended 2022, 2023, March 31, 2024 and the six months end September 30, 2024, we delivered an aggregate of approximately 29.2 million orders to our users and customers.

We have a large pet-focused online community in China’s pet market. For the year ended March 31, 2024 and the six months end September 30, 2024, we had approximately 5.3 million and 2.0 million active buyers, respectively. We deeply understand and care about our users and customers and their pets. We engage with our users and customers through shopping, content, social media, and offline events, spurring interactions in a way that traditional retailers do not. On top of extensive interactions and transactional behaviors we have observed, we have developed a profound understanding of who our users and customers are, what they are keen to buy for their pets, how they communicate with other pet parents, and what content they resonate with. Our rich content not only guides users and customers along their shopping journey, but also becomes a trusted source for discovery and inspiration for all pet lovers.

We generate revenues primarily from transactions completed on our online sales platforms and sales to physical pet stores we cooperate with. For the fiscal years ended March 31, 2023 and 2024, net revenues generated from the sale of products were RMB1,048.5 million and RMB680.1 million (US$94.2 million), respectively, accounting for 96.0% and 95.9% of the total net revenues for the corresponding periods, respectively. For the six months ended September 30, 2023 and 2024, net revenues generated from the sale of products were RMB374.1 million and RMB232.7 million (US$33.2 million), respectively, accounting for 96.1% and 93.2% of the total net revenues for the corresponding periods, respectively. Our total net revenues were RMB1,092.1 million and RMB709.4 million (US$98.2 million) for the fiscal years ended March 31, 2023 and 2024, respectively. We recorded net loss of approximately RMB106.0 million and RMB68.9 million (US$9.5 million) in the years ended March 31, 2023 and 2024, respectively. Our total net revenues decreased by 35.9% from RMB389.4 million for the six months ended September 30, 2023 to RMB249.7 million (US$35.6 million) for the six months ended September 30, 2024. We recorded net loss of RMB37.7 million and RMB29.6 million (US$4.2 million) for the six months ended September 30, 2023 and 2024, respectively.

Our Strengths

We believe that the following strengths contribute to our success:

●	leading pet-focused platform in China riding on market tailwind;

●	disruptive business model empowering the entire pet value chain;

●	largest pet-focused online community with extensive content;

●	growing data matrix enabling “customer-to-manufacturer” capabilities; and

●	visionary founding team and experienced senior management.

Our Strategies

We intend to achieve our mission and further grow our business by pursuing the following strategies:

●	optimize product mix;

●	grow content offerings;

●	develop membership program;

●	enhance the Boqii ecosystem; and

●	pursue M&A and strategic opportunities.

Our Future

Going forward, we plan to continue investing in growing content, improving user experiences, and enriching a pet-focused ecosystem. As we continue to deliver compelling value propositions to our users and customers, their pets, small and medium pet businesses and our business partners—we foresee a revolution in pet retail and services in China, fueled by a seamless convergence of diversified brands and service providers, online and offline, together delivering a truly targeted user experience in all touchpoints with a pet parent.

We believe that Boqii is the company that is uniquely positioned to drive this revolution for all pet parents and pet businesses in China.

OUR CHALLENGES

Investing in our ADSs involves a high degree of risk. You should carefully consider the risks and uncertainties summarized below, the risks described under the “Risk Factors” section beginning on page 19 of, and the other information contained in, this prospectus before you decide whether to purchase our ADSs.

We face risks and uncertainties in achieving our business objectives and executing our strategies, including:

●	our limited operating history across our various business initiatives makes it difficult to evaluate our business prospects and future growth rate;

●	we have a history of net losses and we may not achieve profitability or continue as a going concern in the future;

●	if we are unable to diversify our monetization channels, our business and prospects may be materially and adversely affected;

●	our business, prospects and financial results may be affected by our relationship with third-party e-commerce platforms;

●	our business is subject to the changing preferences and needs of our customers and their pets. Any failure by us to timely adapt our offerings according to changes in customer preferences may adversely affect our business and results of operations;

●	if we fail to acquire and retain new customers, or fail to do so in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected;

●	any change, disruption, discontinuity in the features and functions of major social networks could severely limit our ability to continue growing our customer base, and our business may be materially and adversely affected;

●	any harm to our brand or failure to maintain and enhance our brand recognition may materially and adversely affect our business and results of operations;

●	there are significant legal and operational risks associated with having substantially all of our operations in China;

●	we operate in a relatively new and evolving market; and

●	we face intense competition. If we do not compete successfully against existing or new competitors, we may lose customers and market share.

OUR HISTORY AND CORPORATE STRUCTURE

Our Major Business Milestones

In 2008, we launched Boqii Community as a platform for pet parents and pet lovers to share their experiences and love for pets. In the same year, we also established Boqii Mall, our self-operated online sales platform.

In 2014, we launched our mobile app, Boqii Pet, the largest pet-focused online community in China in terms of registered users in 2019 and average MAUs in the nine months ended December 31, 2019, according to Frost & Sullivan, which covers all major aspects of pets’ life and offers pet products, services and content.

In 2015, we launched our private label Yoken, which focuses on pet staple foods. Subsequently in 2018, we introduced our private label Mocare, a premium brand specialized in freeze-dried organic pet foods.

In 2015, to expand our offline sales channels and develop business with physical pet stores, we introduced our proprietary SaaS solutions which help offline pet stores digitalize, streamline and optimize supply chain management and in-store operations.

In 2017, we made minority equity investment in Shuangan, a leading pet food manufacturer in China and one of our manufacturing partners.

In 2018, we launched our membership program.

In 2019, we made a 23.6% equity investment in PetDog to further expand our offline presence and enhance pet service offerings. In the same year, we acquired Xingmu, a veterinary drug distributor in China.

In 2020, we introduced live streaming and short videos to further enrich our pet content offerings and enhance our user interactions and engagement.

Our Corporate History

We commenced operations in 2008 with the establishment of Guangcheng Technology in December 2007. In November 2012, Shanghai Guangcheng was established in the PRC. Guangcheng Technology and Shanghai Guangcheng entered into an asset transfer agreement in November 2012 followed by a supplemental agreement in March 2013, pursuant to which Guangcheng Technology transferred all of its business operations and assets to Shanghai Guangcheng.

We incorporated Boqii Holding Limited under the laws of the Cayman Islands as our offshore holding company in June 2012 to facilitate offshore financing and this offering. In July 2012 and August 2016, Boqii Corporation and Boqii International, two of our wholly-owned subsidiaries, were incorporated in Hong Kong. In October 2019, Yoken International, our wholly-owned subsidiary, was incorporated in Hong Kong. In November 2019, we incorporated Yoken Holding as a wholly-owned subsidiary under the laws of the Cayman Islands, and in December 2019, we transferred our share in Yoken International to Yoken Holding.

In November 2012, Shanghai Xincheng, our wholly owned subsidiary, was established in the PRC. In the same year, due to the restrictions imposed by PRC laws and regulations on foreign ownership of companies engaged in value-added telecommunication services, Shanghai Xincheng entered into a series of contractual arrangements, as supplemented and amended, with Shanghai Guangcheng and then shareholders of Shanghai Guangcheng, by which Shanghai Xincheng may exert control over Shanghai Guangcheng and consolidate Shanghai Guangcheng’s financial statements under U.S. GAAP. In August 2020, Shanghai Xincheng re-entered into another series of similar contractual arrangements, as supplemented and amended, with Shanghai Guangcheng and then shareholders of Shanghai Guangcheng, which substitute for or supplement the above contractual arrangements entered into in 2019. For details, please refer to “—Contractual Arrangements with Our VIEs and Their Respective Shareholders.”

In August 2013, Nanjing Xingmu was established in the PRC. In August 2019, Xingmu Group was established, which in turn established a wholly-owned subsidiary, Xingmu Holding. Afterwards, Xingmu Holding established a wholly-owned subsidiary, Xingmu International. Xingmu International then established Xingmu HK, which in turn established Xingmu WFOE. In November 2019, Xingmu Holding transferred 49% of its shares of Xingmu International to Xingmu Group, and Boqii Holding Limited acquired the rest 51% of the equity interests in Xingmu International from Xingmu Holding. In September 2019, Xingmu WFOE entered into a series of contractual arrangements, as supplemented and amended, with Nanjing Xingmu and then shareholders of Nanjing Xingmu, by which Xingmu WFOE may exert control over Nanjing Xingmu and consolidate Nanjing Xingmu’s financial statements under U.S. GAAP. For details, please refer to “—Contractual Arrangements with Our VIEs and Their Respective Shareholders.”

In February 2013, Shanghai Yiqin Pet Products Co., Ltd. (formerly known as Shanghai Aobeilun Commerce Co., Ltd.), or Shanghai Yiqin, was established in the PRC. In February 2020, Yoken International established Chengdu Chongaita Information Technology Co., Ltd., or Yoken WFOE, in the PRC. Shanghai Yiqin is currently undertaking certain restructuring transactions, or Yiqin Restructuring. Upon the consummation of Yiqin Restructuring, we will hold 1,862,142 ordinary shares and 2,887,858 series A ordinary shares, representing 83.6% of equity interest in Yoken Holding on a fully diluted and converted basis,

In June 2021, Suzhou Taicheng was established in the PRC. In the same month, Shanghai Xincheng entered into a series of contractual arrangements, as supplemented and amended, with Suzhou Taicheng and then shareholders of Suzhou Taicheng, by which Shanghai Xincheng may exert control over Suzhou Taicheng and consolidate Suzhou Taicheng’s financial statements under U.S. GAAP.

In October 2020, we completed an initial public offering in which we offered and sold an aggregate of 5,250,000 Class A ordinary shares in the form of ADSs. On September 30, 2020, the ADSs have been listed on the NYSE under the symbol “BQ.”

In May 2022, we changed the ratio of our ADSs to Class A ordinary shares from one (1) ADS representing three fourths (0.75) Class A ordinary shares to one (1) ADS representing four and a half (4.5) Class A ordinary shares, effective on June 3, 2022.

In August 2023, we changed the ratio of our ADSs to Class A ordinary shares, from one (1) ADS representing four and a half (4.5) Class A ordinary shares, to one (1) ADS representing fifteen (15) Class A ordinary shares, effective on August 21, 2023.

In September 2023, our shareholders approved our MAA, under which our share capital was increased, from US$200,000 divided into 200,000,000 shares of par value of US$0.001 each; comprising (a) 129,500,000 Class A ordinary shares of par value of US$0.001 each; (b) 15,000,000 Class B ordinary shares of par value of US$0.001 each; and (c) 55,500,000 shares of US$0.001 each of such class or classes (however designated) as our Board may determine in accordance with our effective memorandum and articles of association, to US$20,000,000 divided into 20,000,000,000 shares of par value of US$0.001 each, comprising (a) 15,000,000,000 Class A ordinary shares of par value of US$0.001 each; (b) 2,000,000,000 Class B ordinary shares of par value of US$0.001 each; and (c) 3,000,000,000 shares of US$0.001 each of such class or classes (however designated) as our Board may determine in accordance with our effective memorandum and articles of association.

In October 2023, we transferred the listing of our ADSs from NYSE to NYSE American, under the same ticker symbol of “BQ.”

In January 2025, we changed the ratio of our ADSs to Class A ordinary shares, from one (1) ADS representing fifteen (15) Class A ordinary shares, to one (1) ADS representing one hundred and fifty (150) Class A ordinary shares, effective on January 21, 2025.

Our Corporate Structure

The following diagram illustrates our corporate structure, including our significant subsidiaries and VIEs, as of the date of this offering.

Boqii Holding Limited
(Cayman Islands)
83.63%
100%
100%
51%
100%
Yoken Holding Limited
(Cayman Islands)
Boqii Corporation Limited
(Hong Kong)
Boqii International Limited
(Hong Kong)
Xingmu International Limited
(BVI)
Free Flow Holding Limited
(Cayman Islands)
100%
100%
100%
Yoken International Limited
(Hong Kong)
Xingmu HK Limited
(Hong Kong)
Free Flow Corporation Limited
(Hong Kong)
Offshore
Onshore
100%
100%
100%
100%
Chengdu Chongaita Information Technology Co.,Ltd. ("Yoken WFOE")
100%
Shanghai Yiqin Pet Products Co.,Ltd. ("Shanghai Yiqin")
Xincheng(Shanghai) Information Technology Co,Ltd. ("Shanghai Xincheng")
Nanjing Xinmu Information Technology Co.,Ltd. ("Xingmu WFOE")
Shanghai Meiyizhi Supply Chain Co,Ltd ("Meiyizhi WFOE")
Suzhou Taicheng Supply Chain Co.,Ltd. ("Suzhou Taicheng")
Guangcheng(Shanghai) Information Technology Co.,Ltd. ("Shanghai Guangcheng")
Nanjing Xingmu Biotechnology Co.,Ltd. ("Nanjing Xingmu")
Suzhou Xingyun Yueming Supply Chain Co.,Ltd. ("Suzhou Xingyun")

Equity interest
Contractual arrangements, including the exclusive technical consulting and service agreement, intellectual property license agreement, equity pledge agreement, exclusive call option agreement, shareholders’ voting rights proxy agreement and loan agreement.
See “—Contractual Arrangements with Our VIEs and Their Respective Shareholders.”

Contractual Arrangements with Our VIEs and Their Respective Shareholders

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services. Boqii is an exempted company with limited liability incorporated in the Cayman Islands and our wholly owned PRC subsidiaries are currently considered foreign-invested enterprise. Accordingly, our PRC subsidiaries are not eligible to provide value-added telecommunication services in China or import veterinary drugs. To ensure strict compliance with the PRC laws and regulations, we conduct such business activities through the VIEs, Suzhou Taicheng, Shanghai Guangcheng, Nanjing Xingmu and Suzhou Xingyun. Shanghai Xincheng, Xingmu WFOE and Meiyizhi WFOE, our wholly owned subsidiaries in China, have entered into a series of contractual arrangements with the VIEs and their respective shareholders, which enable us to (i) direct the activities of the VIEs, (ii) receive substantially all of the economic benefits of the VIEs, and (iii) have an exclusive option to purchase all or part of the equity interests in the VIEs when and to the extent permitted by PRC law. These contractual arrangements include the exclusive consultation and technical service agreement, loan agreements, equity pledge agreement, exclusive purchase option agreement, shareholder voting right trust agreement, and spousal consents, as the case may be.

As a result of these contractual arrangements, we are considered the primary beneficiary of the VIEs for accounting purposes and are able to consolidate their operating results in our financial statements under U.S. GAAP.

The following is a summary of the major terms of the contractual arrangements by and among Shanghai Xincheng, Shanghai Guangcheng and the shareholders of Shanghai Guangcheng. The contractual arrangements by and among Xingmu WFOE, Nanjing Xingmu and the shareholders of Nanjing Xingmu, the contractual arrangements by and among Shanghai Xincheng, Suzhou Taicheng and the shareholders of Suzhou Taicheng, and the contractual arrangements by and among Meiyizhi WFOE, Suzhou Xingyun and the shareholders of Suzhou Xingyun are substantially similar to the corresponding contractual arrangements discussed below, unless otherwise indicated.

Exclusive Technical Consulting and Service Agreement

Pursuant to an exclusive technical consulting and service agreement entered into on August 4, 2020 by and between Shanghai Xincheng and Shanghai Guangcheng, Shanghai Guangcheng agreed to appoint Shanghai Xincheng as its exclusive provider of consulting and services related to, among other things, e-commerce platform design and maintenance, business consulting, internal training, labor support, market research and development, strategic planning and customer support and development. In exchange, Shanghai Guangcheng agrees to pay Shanghai Xincheng an annual service fee, at an amount that is agreed by both parties. This agreement will remain effective unless Shanghai Xincheng and Shanghai Guangcheng terminate this agreement in writing.

Intellectual Property License Agreement

Pursuant to an intellectual property license agreement entered into on August 4, 2020 by and between Shanghai Xincheng and Shanghai Guangcheng, Shanghai Xincheng agreed to grant to Shanghai Guangcheng a nonsublicensable, nontransferable and nonexclusive license of certain intellectual properties solely for Shanghai Guangcheng’s use. In exchange, Shanghai Guangcheng agrees to pay a royalty, at an amount that is agreed by both parties. The term of this agreement is ten years from the date of such agreement and will be automatically extended for another ten-year term unless it is terminated by three months’ written notice by the licensor.

Shareholders’ Voting Rights Proxy Agreement

Pursuant to the shareholders’ voting rights proxy agreement entered into on August 4, 2020, by and among Shanghai Xincheng, Shanghai Guangcheng, and then shareholders of Shanghai Guangcheng, as supplemented from time to time, such shareholders of Shanghai Guangcheng irrevocably authorized the person then designated by Shanghai Xincheng to exercise such shareholders’ rights in Shanghai Guangcheng, including without limitation, the power to participate in and vote at shareholders’ meetings, the power to nominate and appoint the directors, senior management, the power to propose to convene a shareholders’ meeting, and other shareholders’ voting rights permitted by the Articles of Association of Shanghai Guangcheng.

Equity Pledge Agreement

Pursuant to an equity pledge agreement entered on October 16, 2019, by and between Shanghai Xincheng, Shanghai Guangcheng, and then shareholders of Shanghai Guangcheng, as supplemented by an equity pledge agreement entered into on August 4, 2020 and an equity pledge agreement entered into on September 25, 2022, by and between Shanghai Xincheng, Shanghai Guangcheng, and Shanghai Chelin Information Technology Center (Limited Partnership), a then shareholder of Shanghai Guangcheng, such shareholders of Shanghai Guangcheng pledged all of their equity interests in Shanghai Guangcheng to Shanghai Xincheng, to guarantee the performance of Shanghai Guangcheng, and, to the extent applicable, such shareholders of Shanghai Guangcheng, or their obligations under the contractual arrangements of the VIEs. If Shanghai Guangcheng or such shareholders fail to perform their obligations under the contractual arrangement of the VIEs, Shanghai Xincheng will be entitled to, among other things, the right to sell the pledged equity interests in Shanghai Guangcheng. The shareholders of Shanghai Guangcheng also undertake that, during the term of the equity pledge agreement, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests without prior written consent of Shanghai Xincheng. As of the date of this prospectus, the equity pledges under the share pledge agreements have been registered with the relevant PRC legal authority pursuant to PRC laws and regulations.

As of the date of this prospectus, all equity pledges under the share pledge agreements by and between the shareholders of Nanjing Xingmu and Xingmu WFOE, by and between the shareholders of Suzhou Xingyun and Meiyizhi WFOE, as well as by and between the shareholders of Suzhou Taicheng and Shanghai Xincheng have been registered with the relevant PRC legal authority pursuant to PRC laws and regulations.

Exclusive Call Option Agreement

Pursuant to an exclusive call option agreement entered on August 4, 2020, by and between Shanghai Xincheng, Shanghai Guangcheng and then shareholders of Shanghai Guangcheng, as supplemented from time to time, such shareholders of Shanghai Guangcheng irrevocably and unconditionally granted Shanghai Xincheng an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of the equity options in Shanghai Guangcheng. The purchase price shall be the lowest price permitted by applicable PRC laws and regulations. The shareholders of Shanghai Guangcheng undertake that, without the prior written consent of Shanghai Xincheng, they may not increase or decrease the registered capital or conduct any merger, transfer or dispose of their equity options and any other third-party rights thereon, dispose of, or procure the management to dispose of, material assets of Shanghai Guangcheng, terminate or procure the management to terminate any material agreements or enter into any agreements in conflict with any existing material agreement, appoint or dismiss any director, supervisor or any other senior management which should be appointed or dismissed by such shareholders, procure Shanghai Guangcheng to declare or distribute any distributable profits or dividends, procure the winding-up, liquidation or dissolution of Shanghai Guangcheng, amend its articles of association or provide any loans to, or borrow any loans from, third parties or provide security or guarantee, or undertake any substantive obligations beyond the ordinary course of business. The exclusive call option agreement will remain effective until all equity options in Shanghai Guangcheng held by such shareholders are transferred or assigned to Shanghai Xincheng or its designated representatives.

Loan Agreement

Shareholders of Shanghai Guangcheng have entered into a loan agreement, as amended from time to time, with Shanghai Xincheng on August 4, 2020. Pursuant to the loan agreement, Shanghai Xincheng provided such shareholders with a long-term interest-free loan. The proceeds from the loans were used for the investment in or general business development of Shanghai Guangcheng. The loans can be repaid by transferring the shareholders’ respective equity interests in Shanghai Guangcheng to Shanghai Xincheng or its designee.

Spousal Consent Letter

In addition to the contractual arrangements discussed above, each of the respective spouses of the individual shareholders of Nanjing Xingmu has executed an additional spousal consent letter which contains terms as described below. Pursuant to the spousal consent letters dated September 26, 2019, each of the respective spouses of the individual shareholders of Nanjing Xingmu, unconditionally and irrevocably agreed that the equity interest in Nanjing Xingmu held by and registered in the name of his/her spouse will be disposed of pursuant to the equity pledge agreement, the exclusive call option agreement and the shareholders’ voting rights proxy agreement. The spouse agreed not to assert any rights over the equity interest in Nanjing Xingmu held by his/her spouse. In addition, in the event that the spouse obtains any equity interest in Nanjing Xingmu held by his/her spouse for any reason, the spouse agreed to be bound by the contractual arrangements.

These contractual arrangements may not be as effective as direct ownership in providing us with control over the VIEs. If the VIEs or their respective shareholders fail to perform their respective obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements and may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure will be effective under PRC law. As of the date of this prospectus, to our knowledge, the VIE agreements have not been tested in a court of law in the PRC.

In the opinion our PRC counsel:

●	the ownership structures of the VIEs do not contravene any PRC laws or regulations currently in effect; and

●	the agreements under the contractual arrangements among Shanghai Xincheng, Shanghai Guangcheng and their respective shareholders, among Xingmu WFOE, Nanjing Xingmu and their respective shareholders, among Meiyizhi WFOE, Suzhou Xingyun and their respective shareholders, as well as among Shanghai Xincheng, Suzhou Taicheng and their respective shareholders governed by PRC laws are valid and binding upon each party to such agreements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations currently in effect.

In March 2019, the National People’s Congress of the PRC adopted the PRC Foreign Investment Law, which became effective on January 1, 2020. Among other things, the PRC Foreign Investment Law defines the “foreign investment” as investment activities in China by foreign investors in a direct or indirect manner, including those circumstances explicitly listed thereunder as establishing new projects or foreign invested enterprises or acquiring shares of enterprises in China, and other approaches of investment as stipulated by laws, administrative regulations or otherwise regulated by the State Council. The PRC Foreign Investment Law does not specify whether foreign investors’ controlling PRC onshore variable interest entities via contractual arrangements will be recognized as “foreign investment” and thus be subject to the restrictions and/or prohibitions on foreign investments. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the above opinion of our PRC counsel. If future laws and regulations specify that the VIE agreements are in violation of relevant PRC laws and regulations and the PRC government accordingly finds that the VIE agreements that establish the structure for operating our podcasts, audio entertainment and other internet related businesses or for importing veterinary drugs do not comply with PRC government restrictions on foreign investment in certain industries, such as value-added telecommunications services business, our ADSs may decline in value or become worthless, we could be subject to severe penalties, including being prohibited from continuing operations. For detailed discussion, see “Risk Factors-Risks Related to Our Corporate Structure and Contractual Arrangements.”

OUR CORPORATE INFORMATION

Our principal executive offices are located at Building 9, No. 388, Shengrong Road, Pudong New District, Shanghai 201210, People’s Republic of China. Our telephone number at this address is +86-21-68826799. Our registered office in the Cayman Islands is located at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor New York, NY 10168. Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is www.boqii.com. The information contained on our website is not a part of this prospectus.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than US$1.07 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012 (as amended by the Fixing America’s Surface Transportation Act of 2015), or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to “opt out” of such exemptions afforded to an emerging growth company.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. See “Risk Factors—Risks Related to Our Business and Industry—We are an emerging growth company and may take advantage of certain reduced reporting requirements.”

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

Except where the context otherwise requires and for purposes of this prospectus only:

●	“active buyer” in a given period refers to a registered account that accepted one or more shipped orders on our online sales platforms; for the avoidance of doubt, active buyers include both individual customers and small and medium pet businesses. The active buyers are calculated using internal company data, treating each account as a separate active buyer even though some buyers may buy through different accounts and multiple buyers may buy through the same account ;

●	“ADSs” refers to the American depositary shares, each representing 150 Class A ordinary shares;

●	“Boqii,” “we,” “us,” “our company,” and “our” refer to Boqii Holding Limited, a Cayman Islands company and its subsidiaries and, in the context of describing our operations and consolidated financial information, its VIEs;

●	“Boqii Corporation” refers to Boqii Corporation Limited;

●	“Boqii International” refers to Boqii International Limited;

●	“brand owner” refers to a company engaging in the production and sale of branded pet goods;

●	“brand partner” refers to a specific brand owner whose products are sold via our online sales platforms and offline network;

●	“CAGR” refers to compound annual growth rate;

●	“Class A ordinary shares” refers to our Class A ordinary shares, par value US$0.001 per share;

●	“Class B ordinary shares” refers to our Class B ordinary shares, par value US$0.001 per share;

●	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau;

●	“Depository” means Deutsche Bank Trust Company Americas;

●	“GMV” refers to gross merchandise volume, which is the total value of confirmed orders placed with us and sold through distribution model or drop shipping model where we act as a principal in the transaction regardless of whether the products are delivered or returned, calculated based on the listed prices of the ordered products without taking into consideration any discounts. With respect to products sold by Xingmu, such GMV is calculated based on the suggested retail prices of the ordered products without taking into consideration any discounts and regardless of whether the products are delivered or returned. For the avoidance of doubt, the total GMV amounts disclosed in this prospectus (i) includes GMV of products sold by Xingmu, (ii) excludes products sold through consignment model and (iii) excludes the value of services offered by us;

●	“Guangcheng Technology” refers to Shanghai Guangcheng Information Technology Co., Ltd.;

●	“KOL,” refers to key opinion leaders, or individuals who have the power to engage and impact people within a specific community or field;

●	“MAU” refers to monthly active user, or the aggregate number of unique devices that were used to access our online platforms at least once in a given month. Our MAUs are calculated using internal company data, treating each distinguishable device as a separate MAU even though some users may access our platforms using more than one device and multiple users may access our platforms using the same device;

●	“online platforms” refers to our online sales platforms and our content platform;

●	“online sales platforms” refer to Boqii Mall, our flagship stores on third-party e-commerce platforms and our proprietary SaaS system;

●	“ordinary share” prior to the completion of this offering refers to our ordinary shares, par value US$0.001 per share, and upon and after the completion of this offering, refers to our Class A ordinary shares and Class B ordinary shares, par value US$0.001 per share;

●	“PetDog” or “Beijing PetDog” refer to Beijing PetDog Technology Development Co., Ltd.;

●	“MAA” means the thirteenth amended and restated memorandum and articles of association of our company;

●	“RMB” or “Renminbi” refers to the legal currency of the People’s Republic of China;

●	“Securities Purchase Agreement” refers to that agreement between Boqii Holding Limited, a Cayman Island exempted company, and the Selling Shareholders dated February 13, 2025.

●	“Selling Shareholder” refers to those individuals offering for resale the ADSs referred to in this offering.

●	“Shanghai Guangcheng” refers to Guangcheng (Shanghai) Information Technology Co., Ltd.;

●	“Shanghai Xincheng” refers to Xincheng (Shanghai) Information Technology Co., Ltd.;

●	“Shanghai Yiqin” refers to Shanghai Yiqin Pet Products Co., Ltd.;

●	“Shuangan” refers to Qingdao Shuangan Biotechnology Co., Ltd.;

●	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States;

●	“variable interest entities,” or “VIEs,” refers to the PRC entities of which we have power to control the management, and financial and operating policies and have the right to recognize and receive substantially all the economic benefits and in which we have an exclusive option to purchase all or part of the equity interests at the minimum price possible to the extent permitted by PRC law; and

●	“Xingmu” or “Nanjing Xingmu” refers to Nanjing Xingmu Biotechnology Co., Ltd.;

●	“Xingmu Group” refers to Xingmu Group Limited;

●	“Xingmu Holding” refers to Xingmmu Holding Limited;

●	“Xingmu HK” refers to Xingmu HK Limited;

●	“Xingmu International” refers to Xingmu International Limited;

●	“Xingmu WFOE” refers to Nanjing Xinmu Information Technology Co., Ltd.;

●	“Yoken Holding” refers to Yoken Holding Limited;

●	“Yoken International” refers to Yoken International Limited; and

●	“Yoken WFOE” refers to Chengdu Chongaita Information Technology Co., Ltd.;

●	“Suzhou Taicheng” refers to Suzhou Taicheng Supply Chain Co., Ltd.;

●	“Suzhou Xingyun” refers to Suzhou Xingyun Yueming Supply Chain Co., Ltd.;

●	“Meiyizhi WFOE” refers to Shanghai Meiyizhi Supply Chain Co., Ltd.;

Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at RMB7.0176 to US$1.00. and RMB7.2203 to US$1.00. the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on September 30, 2024 and March 31, 2024, respectively. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. On March 21, 2025, the noon buying rate for Renminbi was RMB 7.2486 to US$1.00.

THE OFFERING

Issuer	Baqii Holdings Limited

ADSs offered by the Selling Shareholders	2,000,000 ADSs, representing 300,000,000 Class A ordinary shares.

Selling Shareholders	All of the ADSs being registered pursuant to the Registration Statement on Form F-1, of which this prospectus forms a part, are being offered by the Selling Shareholders. See “Selling Shareholders” section of this prospectus for more information on the Selling Shareholders.

Dividend Policy	We have not previously declared or paid any cash dividend, dividend in kind or distributions, and have no plan to declare or pay any dividends or distributions in the near future on our shares or the ADSs representing our ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Use of Proceeds	We will not receive any proceeds from the sale of the ADSs by the Selling Shareholders.

Ordinary shares issued and outstanding immediately after this offering	460,729,482 ordinary shares, comprising of 447,691,753 Class A ordinary shares, par value US$0.001 per share, and 13,037,729 Class B ordinary shares, par value US$0.001 per share.

Listing	Our ADSs are listed on the NYSE American under the symbol “BQ.”

Payment and settlement	The company shall deposit the Class A ordinary shares, represented by the ADSs to the Depository and shall instruct the Depositary to deliver to the Selling Shareholder its respective ADSs as determined by the Securities Purchase Agreement.

Depositary	Deutsche Bank Trust Company Americas.

Taxation	For a description of certain Cayman Islands, PRC and U.S. federal income tax considerations with respect to the ownership and disposition of the ADSs, see “Taxation.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for discussions of the risks relating to investing in the ADSs. You should carefully consider these risks before deciding to invest in the ADSs.

OUR SUMMARY CONSOLIDATED FINANCIAL DATA AND OPERATING DATA

The following summary consolidated statements of operations for the fiscal years ended March 31, 2023 and 2024, summary consolidated balance sheet data as of March 31, 2023 and 2024 and summary consolidated cash flow data for the fiscal years ended March 31, 2023 and 2024 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of operations for the six months ended September 30, 2023 and 2024, summary consolidated balance sheet data as of December 31, 2024 and summary consolidated cash flow data for the six months ended September 30, 2023 and 2024 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our summary consolidated statement of operation for the fiscal years ended March 31, 2023 and 2024 and the six months ended September 30, 2023 and 2024.

	For the Fiscal Year Ended March 31,					For the Six Months Ended September 30,
	2023		2024			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
						(unaudited)		(unaudited)
Summary Consolidated Statements of Operations:
Net revenues:
Product sales	1,048,491	96.0	680,143	94,199	95.9	374,102	96.1	232,713	33,161	93.2
Online marketing and information services	43,603	4.0	29,209	4,045	4.1	15,269	3.9	16,942	2,414	6.8
Total net revenues	1,092,094	100.0	709,352	98,244	100	389,371	100.0	249,655	35,575	100.0
Total cost of revenues	(858,608)	(78.6)	(568,615)	(78,752)	(80.2)	(311,435)	(80.0)	(197,961)	(28,209)	(79.3)
Gross profit	233,486	21.4	140,737	19,492	19.8	77,936	20.0	51,694	7,366	20.7
Operating expenses:
Fulfillment expenses	(126,295)	(11.6)	(59,506)	(8,241)	(8.4)	(34,499)	(8.9)	(18,614)	(2,652)	(7.5)
Sales and marketing expenses	(124,007)	(11.4)	(85,091)	(11,785)	(12.0)	(45,370)	(11.7)	(35,726)	(5,091)	(14.3)
General and administrative expenses	(46,554)	(4.3)	(59,265)	(8,208)	(8.4)	(32,169)	(8.3)	(24,919)	(3,551)	(10.0)
Impairment of goodwill	(40,684)	(3.7)	-	-	-	-	-	-		-
Other income, net	286	0.0	2,966	411	0.4	2,401	0.6	523	75	0.2
Loss from operations	(103,768)	(9.5)	(60,159)	(8,331)	(8.5)	(31,701)	(8.3)	(27,042)	(3,853)	(10.9)
Interest income	7,420	0.7	2,638	366	0.4	2,008	0.5	730	104	0.3
Interest expense	(13,350)	(1.2)	(7,326)	(1,015)	(1.0)	(3,079)	(0.8)	(3,163)	(451)	(1.3)
Other gains (losses), net	5,159	0.5	(3,994)	(553)	(0.6)	(2,283)	(0.6)	(447)	(64)	(0.2)
Fair value change of derivative liabilities	(2,266)	(0.2)	(1,034)	(143)	(0.1)	(3,216)	(0.8)	-	-	-
Loss before income tax expenses	(106,805)	(9.8)	(69,875)	(9,676)	(9.8)	(38,271)	(10.0)	(29,922)	(4,264)	(12.1)
Income tax expenses	911	0.1	927	128	0.1	482	0.1	445	63	0.2
Share of result of equity investee	(82)	0.0	50	7	0.0	67	0.0	(100)	(14)	(0.0)

	For the Fiscal Year Ended March 31,					For the Six Months Ended September 30,
	2023		2024			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
						(unaudited)		(unaudited)
Net loss	(105,976)	(9.7)	(68,898)	(9,541)	(9.7)	(37,722)	(9.9)	(29,577)	(4,215)	(11.9)
Less: Net income attributable to the non-controlling interest shareholders	(3,177)	(0.3)	(5,234)	(724)	(0.7)	(677)	(0.2)	(2,251)	(321)	(0.9)
Net loss attributable to Boqii Holding Limited	(102,799)	(9.4)	(63,664)	(8,817)	(9.0)	(37,045)	(9.7)	(27,326)	(3,894)	(11.0)
Accretion on the preferred shares to redemption value	(675)	(0.1)	(766)	(106)	(0.1)	(371)	(0.1)	(410)	(58)	(0.2)
Less: Deemed dividend to preferred shareholders	-
Net loss attributable to Boqii Holding Limited’s ordinary shareholders	(103,474)	(9.5)	(64,430)	(8,923)	(9.1)	(37,416)	(9.8)	(27,736)	(3,952)	(11.2)
Net loss per share attributable to Boqii Holding Limited’s ordinary shareholders
Basic	(1.50)		(0.64)	(0.09)		(0.52)		(0.28)	(0.04)
Diluted	(1.50)		(0.64)	(0.09)		(0.52)		(0.28)	(0.04)
Weighted average number of ordinary shares
Basic	68,858,823		100,637,760	100,637,760		72,332,794		100,637,760.00	100,637,760.00
Diluted	68,858,823		100,637,760	100,637,760		72,332,794		100,637,760.00	100,637,760.00

The following table presents our summary consolidated balance sheet data as of March 31, 2023 and 2024 and September 30, 2024.

	As of March 31,			As of September 30,
	2023	2024		2024
	RMB	RMB	US$	RMB	US$
			(in thousands)	(unaudited)
Summary Consolidated Balance Sheet Data:
Total current assets
Cash and cash equivalents	89,850	72,722	10,072	46,244	6,590
Short-term investments	69,797	-	-	-	-
Accounts receivable, net	76,742	50,118	6,941	47,133	6,716
Inventories, net	81,052	55,189	7,644	45,122	6,430
Prepayments and other current assets	79,359	94,518	13,090	110,604	15,762
Amounts due from related parties	9,379	5,704	790	19,692	2,806
Total non-current assets	134,621	104,964	14,540	98,554	14,044
Total assets	540,800	383,215	53,077	367,349	52,348
Total current liabilities	196,140	72,044	9,978	86,139	12,275
Total non-current liabilities	119,709	50,290	6,965	44,868	6,394
Total liabilities	315,849	122,334	16,943	131,007	18,669

The following table presents our summary consolidated cash flow data for the fiscal years ended March 31, 2023 and 2024 and the six months ended September 30, 2023 and 2024.

	For the Fiscal Year Ended March 31,			For the Six months Ended September 30,
	2023	2024		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
				(unaudited)	(unaudited)
Summary Consolidated Cash Flow Data:
Net cash flows used in operating activities	(54,069)	(25,428)	(3,523)	(8,279)	(53,060)	(7,561)
Net cash flows generated from investing activities	46,496	47,814	6,624	66,536	28,787	4,102
Net cash flows used in financing activities	(76,656)	(33,132)	(4,589)	(61,350)	(2,187)	(312)
Net decrease in cash and cash equivalents	(84,229)	(10,746)	(1,488)	(3,093)	(26,460)	(3,771)
Cash and cash equivalents at beginning of the year	162,855	89,850	12,444	89,850	72,722	10,364
Effects of foreign exchange rate changes on cash and cash equivalents	11,224	(6,382)	(884)	54	(18)	(3)
Cash and cash equivalents at the end of the period	89,850	72,722	10,072	86,811	46,244	6,590

Non-GAAP Financial Measure

We use non-GAAP financial measures, including adjusted net loss, EBITDA and EBITDA margin, in evaluating our operating results and for financial and operational decision-making purposes. We define adjusted net loss as net loss excluding fair value change of derivative liabilities. We define EBITDA as net loss excluding income tax expenses, interest expense, interest income, depreciation and amortization expenses, and define EBITDA margin as EBITDA as a percentage of total revenues. We believe adjusted net loss, EBITDA and EBITDA margin enhance investors’ overall understanding of our financial performance and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

These non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. As these non-GAAP financial measures have limitations as analytical tools and may not be calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies. We encourage investors and others to review our financial information in its entirety and not rely on any single financial measure.

The table below sets forth a reconciliation of adjusted net loss, EBITDA and EBITDA margin to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP, which are net loss and net loss margin, for the periods indicated:

	For the Fiscal Year Ended March 31,			For the Six months Ended September 30,
	2023	2024		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
				(unaudited)	(unaudited)
Net loss	(105,976)	(68,898)	(9,541)	(37,722)	(29,577)	(4,215)
Less:
Fair value change of derivative liabilities	2,266	1,034	143	3,216	-	-
Share-based compensation expenses	(7,677)	679	94	290	52	7
Impairment of goodwill	40,684	-	-	-	-	-
Non-GAAP net loss	(70,703)	(67,185)	(9,304)	(34,216)	(29,525)	(4,208)

	For the Fiscal Year Ended March 31,			For the Six months Ended September 30,
	2023	2024		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
				(unaudited)	(unaudited)
Net loss	(105,976)	(68,898)	(9,541)	(37,722)	(29,577)	(4,215)
Adjustments:
Income tax expenses	(911)	(927)	(128)	(482)	(445)	(63)
Interest expenses	13,350	7,326	1,015	3,079	3,163	451
Interest income	(7,420)	(2,638)	(366)	(2,008)	(730)	(104)
Depreciation and amortization	7,844	6,355	880	3,641	2,617	373
EBITDA	(93,113)	(58,782)	(8,140)	(33,492)	(24,972)	(3,558)

	For the Fiscal Year Ended March 31,		For the Six Months Ended September 30,
	2023	2024	2023	2024
	%
			(unaudited)	(unaudited)
Net loss margin	(6.5)	(9.5)	(8.8)	(11.8)
EBITDA margin	(8.5)	(8.3)	(8.6)	(10.0)

RISK FACTORS

An investment in the ADSs involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in the ADSs. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. In any such case, the market price of the ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our limited operating history across our various business initiatives makes it difficult to evaluate our business prospects and future growth rate.

We have a limited operating history across our various business initiatives, such as operating our private label lines, cooperating with KOLs to promote sales on our platform, offering SaaS solution to offline pet stores, engaging in pet healthcare business and other new pet-related product and service offerings. As a result, our historical performance may not be indicative of our future growth or financial results. In addition, we may continue to introduce and implement new business strategies and initiatives as we continue to respond to changing market needs and customer preferences. We cannot assure you that we will be able to successfully implement our business initiatives or achieve our expected growth rate, or at all, as our business model continues to evolve. Our overall business growth may slow down or become negative, and our revenues may decline for a number of possible reasons, some of which are beyond our control, including decreasing customer spending, changes in consumer preferences, increasing competition, declining growth of our overall market or industry, the emergence of alternative business models, changes in rules, regulations, government policies or general economic conditions. Our net revenues were approximately RMB1,092.1 million and RMB 709.4 million (approximately US$98.2 million) in the years ended March 31, 2023 and 2024, respectively. Our total net revenues decreased by 35.9% from RMB389.4 million for the six months ended September 30, 2023 to RMB249.7 million (US$35.6 million) for the six months ended September 30, 2024. If our net revenues continue to decline in future or if our business initiatives fail to yield positive customer acceptance or economic returns as expected or if such initiatives cause any material disruption to our business model, investors’ perceptions of our business and prospects may be materially and adversely affected and the market price of the ADSs could decline. You should consider our prospects in light of the risks and uncertainties that companies with a limited operating history may encounter.

We have a history of net losses and may continue to incur losses in the future.

We recorded net loss of RMB106.0 million and RMB 68.9 million (approximately US$9.5 million) for the years ended March 31, 2023 and 2024, respectively. We recorded net loss of RMB37.7 million and RMB29.6 million (US$4.2 million) for the six months ended September 30, 2023 and 2024, respectively. Our net revenues will be impacted by various factors, including customer spending and preference, competitive landscape and macroeconomic and regulatory environment. Hence, our net revenues may not grow at the rate we expect.

Moreover, our net revenues may not increase sufficiently to offset the increase in our expenses as we further increase our brand awareness, expand our customer base, enhance customer experience, and expand our product and service offerings as well as offline distribution network. We will continue to invest in sales, marketing and branding efforts, which is expected to cause our sales and marketing expenses to increase continuously and rapidly. We will also continue to invest in improving our technologies and developing additional products and services. These efforts may be more costly than we expect. We may continue to incur losses in the future and we cannot assure you that we will eventually achieve profitability.

We have significant working capital requirements and have historically experienced working capital deficits. If we continue to experience such working capital deficits in the future, our business, liquidity, financial condition and results of operations may be materially and adversely affected.

We had a positive working capital, representing the difference between total current assets and total current liabilities, of approximately RMB 206.2 million (approximately US$28.6 million) and RMB 182.6 million (approximately US$26.0 million) as of March 31, 2024, and September 30, 2024, respectively. Although we had a positive working capital as of March 31, 2024, to meet our ongoing working capital needs, there is no assurance that we will generate sufficient net income or operating cash flows to meet our working capital requirements and repay our liabilities as they become due in the future. Working capital constraints have in the past limited, and may continue to limit, our ability to grow revenues, especially with emerging brands that generally require larger inventory investments during their early commercial development. Working capital deficits will restrict our liquidity position and have a negative impact on our ability to repay current liabilities. Our inability to take actions that address our working capital deficit in a timely and efficient manner, including prudently managing our working capital, or raising additional equity or debt financing on terms that are acceptable to us when necessary, could materially adversely affect our liquidity, results of operations, financial condition and ability to operate.

If we are unable to diversify our monetization channels, our business and prospects may be materially and adversely affected.

To promote business growth and enhance our platform, we will diversify our monetization channels, such as expanding our offline presence and monetizing our online community user base. However, we cannot assure you that w will be able to execute any of such strategies for monetization and business expansion successfully.

In addition, these monetization strategies will require significant efforts and resources from our management. For instance, we need to continue to manage our relationships with KOLs to ensure that our content appeals to our users and customers in an effort to monetize our online community user base. Content offerings may not achieve broad user acceptance, and may present new and difficult technological or operational challenges and subject us to claims if users and customers are not satisfied with the quality of the content or if customers are not satisfied with the products promoted on our platform. For further information, see “Risk Factors - If we fail to maintain our relationships with content creators, in particular KOLs, or if our KOLs fail to produce popular pet-focused contents, we may not be able to attract or retain users of our online community, and our revenues and results of operations may be harmed.” Also, we will need to gain acceptance from offline pet stores and maintain steady relationships with them to expand our offline distribution network. For further information, see “Risk Factors - Our business, prospects and financial results may be affected by our relationships with offline pet stores.” All of these endeavors involve risks and will require significant management, financial and human resources. We cannot assure you that we will be able to implement our strategies successfully. If we are not able to diversify our monetization channels and achieve growth in our financials effectively, our business and prospects may be materially and adversely affected.

Our business, prospects and financial results may be affected by our relationship with third-party e-commerce platforms.

In addition to our self-operated Boqii Mall, we also operate flagship stores on third-party e-commerce platforms, including Tmall, JD.com, Douyin, Red and Pinduoduo. We leverage customer traffic of these e-commerce platforms to boost our product sales. Sales through these platforms have significantly contributed to our financial performance. Nevertheless, these e-commerce platforms tend to lack expertise in the pet industry, and may lose appeal to customers who need tailored services and specialized pet products. To the extent that we fail to leverage traffic on these third-party platforms, our flagship store sales may decline and we may experience difficulties in locating customers. At the same time, our cooperation with these third-party platforms may be negatively affected by a number of factors, including but not limited to higher commissions and fees, negative publicity and service outages of these platforms, all of which are beyond our control. In addition, these third-party platforms may deem our business a strong competitor of theirs and terminate their cooperation with us. If our relationships with these third-party platforms deteriorate or are terminated or if we fail to maintain the relationships on commercially viable terms, we may not be able to quickly locate alternative sales channels. Hence, our operations and financial condition will be materially and adversely affected.

Our business is subject to the changing preferences and needs of our customers and their pets. Any failure by us to timely adapt our offerings according to changes in customer preferences may adversely affect our business and results of operations.

Our growth depends, in part, on our ability to successfully introduce new products to meet the evolving requirements of our customers and that of their pets. This, in turn, depends on our ability to foresee and respond to evolving customer trends, demands and preferences. The development and introduction of new products involve considerable costs, and may not generate sufficient customer interest or sales to cover their development or marketing expenses, which may reduce our operating income. In addition, any such unsuccessful effort may adversely affect our brand and reputation. To the extent that we are not able to successfully identify customer preferences, develop or promote new products, we may lose our competitive edge in the market and our business, financial condition and results of operations may be adversely affected.

If we fail to acquire and retain new customers, or fail to do so in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected.

Our success depends on our ability to acquire and retain new customers and to do so in a cost-effective manner. We must continue to acquire customers in order to increase sales and achieve profitability. Considering our ability to monetize the user base of our online community is also critical to our business and growth, we have invested heavily in branding, sales and marketing to acquire and retain customers. We operate a pet-focused online community in China’s pet market with approximately 5.3 million and 2.0 million active buyers, respectively, for the year ended March 31, 2024 and the six months end September 30, 2024. As of September 30, 2024, we managed over 750 pet-focused Weixin/WeChat groups to extend our customer reach and promote our brand. We also leverage third-party e-commerce platforms and social networks for customer traffic. As social network and e-commerce channels continue to rapidly evolve, we may be unable to develop or maintain a presence within these channels. Furthermore, we utilize online search engines from time to time on an as-needed basis to generate additional traffic to our platforms through search engine optimization and posting sponsored articles. In the years ended March 31, 2023 and 2024 and six months ended September 30, 2024, we incurred approximately RMB124.0 million, RMB 85.1 million and RMB 35.7 million(US$5.1 million) in sales and marketing expenses, respectively. We expect to continue to spend significant amounts to acquire additional customers and retain existing ones, which may lead to increased net losses. However, there is no assurance that we will be able to recover the costs of our sales and marketing activities or successfully convert users on our online community into our customers, or that these activities will be effective in attracting new customers or retaining existing customers. If we fail to attract sufficient new customers, increase our sales per customer, generate customer traffic for our online sales platforms, generate repeat purchases or maintain high levels of customer engagement in a cost-effective and timely manner, or at all, our revenues may decrease and our business, financial condition, and results of operations will be materially and adversely affected.

We rely on assumptions and estimates to calculate certain key operating metrics, such as GMV, and such measures may not be directly comparable with similarly titled operating metrics adopted by other companies in our industry, which may lead to inaccurate interpretation of our business operations and our market position.

GMV and certain other key operating metrics are calculated using internal company data. While these numbers are based on what we believe to be reasonable calculations for the applicable periods of measurement, there are inherent challenges in measuring those metrics. For example, when calculating GMV, we exclude products sold through the consignment model and the value of services offered by us. Although our management believes that such metrics are defined in a way that it believes best reflects our business operations, our operating metrics may differ from estimates published by third parties or from similarly titled operating metrics used by other companies in our industry due to differences in data availability, sources and methodology. If third parties do not perceive our operating metrics to be accurate representations of our business operations or if we discover material inaccuracies in our operating metrics, our reputation may be harmed, which could adversely affect our business and operating results.

Increasing focus with respect to environmental, social and governance matters may impose additional costs on us or expose us to additional risks. Failure to comply with the laws and regulations on environmental, social and governance matters may subject us to penalties and adversely affect our business, financial condition and results of operations.

The PRC government and public advocacy groups have been increasingly focused on environment, social and governance, or ESG, issues in recent years, making our business more sensitive to ESG issues and changes in governmental policies and laws and regulations associated with environment protection and other ESG-related matters. Investor advocacy groups, certain institutional investors, investment funds, and other influential investors are also increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. Regardless of the industry, increased focus from investors and the PRC government on ESG and similar matters may hinder access to capital, as investors may decide to reallocate capital or to not commit capital as a result of their assessment of a company’s ESG practices. Any ESG concern or issue could increase our regulatory compliance costs. If we do not adapt to or comply with the evolving expectations and standards on ESG matters from investors and the PRC government or are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, we may suffer from reputational damage and the business, financial condition, and the price of our ADSs could be materially and adversely effected.

We face risks related to natural disasters, health epidemics, civil and social disruption and other outbreaks, which could significantly disrupt our operations.

We are vulnerable to natural disasters, other epidemics and calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide our offerings.

Any harm to our brand or failure to maintain and enhance our brand recognition may materially and adversely affect our business and results of operations.

We believe that the recognition and reputation of our brands among customers and brand partners are crucial to our business and competitiveness. Many factors, some of which are beyond our control, are important to maintaining and enhancing our brands and may negatively impact our brands and reputation if not properly managed. These factors include our ability to:

●	maintain superior customer experience;

●	maintain a diverse selection of high-quality products;

●	maintain and grow our customer base, online community user base and keep our users highly active and engaged;

●	maintain and grow our content offerings and ensure access to high-quality content creators, especially KOLs;

●	maintain and enhance our reputation and goodwill generally and in the event of any negative publicity on product quality, customer services, internet security, or other issues affecting us or our industry in China;

●	maintain our relationships with brand partners, manufacturers, physical pet stores and pet hospitals and oversee the quality of products and services provided by these third parties; and

●	maintain our relationships with KOLs and ensure that their behaviors represent our brands and products.

We operate in a relatively new and evolving market.

Our business and prospects primarily depend on the continuing development and growth of China’s pet industry, which is relatively new, evolving and unproven. China’s pet industry is affected by numerous factors, including but not limited to, comprehensive consumption upgrade, governmental and regulatory policy and expansion and diversification of pet products and services portfolio. Compared to U.S. pet parents, Chinese pet parents generally have less pet parenting experience. They are generally more price sensitive and less brand loyal. Accordingly, we believe that first-time Chinese pet parents prefer general e-commerce platforms that offer pet products at competitive prices, and we also believe that they have limited demand for specialized, pure-play online retail platforms with high-quality pet-focused product offerings, such as our online sales platforms. If we no longer offer competitive discounts, we may experience a decrease in the number of our customers and their orders, which materially and adversely affects our results of operations and financial condition. Pet products still represent a niche market in China. If China’s pet industry does not grow or grows slower than expected, our business, financial condition and results of operation may be materially and adversely affected.

We face intense competition. If we do not compete successfully against existing or new competitors, we may lose customers and market share.

China’s pet industry is highly competitive and Chinese pet parents are generally price-sensitive. We compete with pet product retail stores, supermarkets, generic e-commerce platforms and other pet-focused online retail platforms. Our competitors may have more financial, technical, marketing and other resources than we do and may be more experienced and able to devote greater resources to the development, promotion and support of their business. Specifically, they may be able to derive greater net sales and profits from their existing large customer base, acquire customers at lower costs or respond more quickly to new or emerging technologies and changes in customer preferences or habits than we can. They may also engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, including but not limited to predatory pricing policies and provision of substantial discounts, which may allow them to build larger customer bases and generate more net sales than we do. Increased competition may reduce our market share and require us to increase our sales and marketing efforts and capital commitment in the future, which could negatively affect our results of operations or force us to incur further losses. Furthermore, any disputes with current or future competitors may lead to negative publicity related to us, which may cause us to incur significant costs to defend against these activities and harm our business.

We expect competition in China’s pet industry, in particular among pet-focused online retail platforms, to continue to increase. We believe that our ability to compete successfully in this market depends on many factors both within and beyond our control, including:

●	the size and composition of our customer base;

●	the number of brand partners and products that we feature;

●	the quality and price of the products that we offer;

●	our ability to customize content and product recommendations to customers tailored to their needs;

●	the convenient shopping experience that we provide;

●	our selling and marketing efforts, including our ability to promote the brands of our brand partners and our private label brands; and

●	our reputation and brand strength.

If we fail to compete successfully in this market, our business, financial condition, and results of operations could be materially and adversely affected.

We may be unable to manage and expand the relationships with brand partners, or otherwise fail to cooperate with them at favorable terms, and our business and growth prospects may suffer as a result.

We cooperate with our brand partners to provide a substantial majority of the products offered on our platforms. Maintaining strong relationships with our brand partners is important to the growth of our business. If we lose our existing brand partners due to, for example, increased competition, ineffectiveness of our advertisement solutions or fulfillment process, a significant change in the business policy or operation of the relevant brand partners, or any deterioration in our relationship with such brand partners, our business, financial condition and results of operations may be materially and adversely affected.

We generally do not maintain long-term exclusive supply contracts with our brand partners. We cannot assure you that our existing brand partners will continue to cooperate with us on commercially attractive terms, or at all, after the term of the current agreements expire. If these brand partners choose to enter into distribution agreements with our competitors or develop and rely on their in-house e-commerce capabilities, our sales could suffer and our business could be adversely affected. The loss of any of our significant brand partners or the discontinuance of any preferential pricing or supply terms they currently offer to us would have a material and negative impact on our business, financial condition, and results of operations. Additionally, there can be no assurance that our current brand partners will be able to accommodate our requirements. An inability of our existing brand partners to provide products in a timely or cost-effective manner could also impair our business and growth prospects. Moreover, our principal brand partners have provided us with certain incentives, such as cash rebates and free products. A reduction or discontinuance of these incentives would increase our costs and prevent us from achieving our profitability. In addition, if one or more of our brand partners were to offer these incentives, including preferential pricing, to our competitors, our competitive advantage would be reduced, which could materially and adversely affect our business, financial condition, and results of operations.

Meanwhile, we are continually seeking to build relationships with other high-quality brand partners. If we are unable to attract or cooperate with new brand partners, or to replace the loss of any of our existing brand partners, in a timely manner, or at all, we may experience a competitive disadvantage, our business may be disrupted and our business, financial condition, and results of operations may be materially and adversely affected.

Our private label products may not always appeal to our customers, and may compete with our brand partners.

We launched our private labels, Yoken and Mocare, in 2015 and 2018, respectively. Our Yoken brand offers high value for money pet food and products, and our Mocare brand focuses on premium freeze-dried cat food. We launched two “D-cat” labels in 2022, under which we offer (i) pet snacks and pet supplies and (ii) pet pharmaceuticals and medical care products, respectively.

However, there is no assurance that our private label product offerings will continue to generate customer interest and cater to their needs. If we are unable to generate sufficient sales of our private label products, we may fail to cover our development, manufacturing and marketing expenses on these products, and our business, results of operations and financial condition may be adversely affected.

Moreover, as we sell both branded products sourced from our brand partners and our private label products on our online sales platforms, we are likely to face competition from our brand partners. Branded products may have an advantage over our private label products primarily due to name recognition, although private label products are typically more competitively priced compared to branded products. In addition, selling private label products may harm our relationship with our brand partners. If we lose our brand partners or if our relationships with our brand partners deteriorate, our business may be adversely affected. See “Risk Factors - We may be unable to manage and expand the relationships with brand partners, or otherwise fail to cooperate with them at favorable terms, and our business and growth prospects may suffer as a result.”

We outsource the manufacturing of our private label products. As a result, our business, results of operations, financial conditions and reputation may be affected by issues relating to our manufacturer.

We outsource the manufacturing of our private label products to pet food manufacturers in China. We may be unable to maintain our relationships with our manufacturing partners or identify or enter into relationships with new manufacturing partners to meet the manufacturing needs of our private label business in a timely manner, or at all. Additionally, manufacturing at our manufacturing partners may be disrupted or delayed for a variety of reasons, including, but not limited to, natural and man-made disasters, health epidemics, information technology system failures, commercial disputes, labor disputes, and environmental and worker health and safety issues. As a result, we may experience shortage in supply and delay in delivery of our private label products, and our business, financial condition, results of operations and reputation may be materially and adversely affected.

Failure to maintain the quality and safety of our products and significant merchandise returns or refunds resulting could have a material and adverse effect on our reputation, financial condition and results of operations.

The quality and safety of our products are critical to our business. We have implemented stringent quality control systems on our private label products. Yet, due to the scale of our operations and rapid growth of our offline presence, maintaining consistent product quality depends significantly on the effectiveness of our quality control system, which in turn depends on a number of factors, including the design of our quality control system and the implementation of our quality control procedures. We may not be able to fully monitor the manufacturing process of our private label products and the quality control measures taken by our manufacturers may not be effective. There can be no assurance that our quality control system will always prove to be effective.

We may be exposed to product recalls and withdrawals and adverse publicity if our products are alleged to be fake or expired, or cause injury or illness or if we are alleged to have mislabeled or misbranded our products or otherwise violated governmental regulations. We may also voluntarily recall or withdraw products that we consider below our standards, whether for taste, appearance or otherwise. Consumer concerns regarding the safety of our products, whether justified or not, could adversely affect our brand reputation and business. A product recall or withdrawal could result in substantial and unexpected expenditures, destruction of product inventory and lost sales, which could reduce our cash flow and prevent us from achieving profitability. In addition, a product recall or withdrawal may have detrimental effects on our brand reputation, leading to increased scrutiny by regulatory agencies and sharp decrease in demand for our products, all of which require significant management attention. These could negatively impact our business and, consequently, adversely affect our results of operations and reputation.

We do not carry product liability insurance and may be subject to product liability claims if consumption and use of our products is alleged to cause injury or illness to our customers and their pets. The real or perceived sale of contaminated food products by us could result in product liability claims against our brand partners or us, expose us or our brand partners to governmental enforcement action or private litigation, or lead to costly recalls and a loss of consumer confidence, any of which could have an adverse effect on our business, financial condition and results of operations. While we may attempt to seek compensation from responsible brand partners or our manufacturers in the event that we become subject to claims due to their misconduct, such compensation may be limited and if we cannot fully recover our damages from them, we will be required to bear such losses at our own costs. Any material product liability claim, litigation or governmental enforcement action could materially and adversely affect our business, financial condition and results of operations. Even unsuccessful claims could result in the use of funds and managerial efforts in defending them and could negatively impact on our reputation.

In addition, we allow our customers to return certain products and offer refunds, subject to our return and refunds policy. If merchandise returns or refunds are significant or higher than anticipated and forecasted, our business, financial condition, and results of operations could be adversely affected. Furthermore, we revise our policies relating to returns or refunds from time to time, and may do so in the future, which may result in customer dissatisfaction and harm to our reputation or brand, or an increase in the number of product returns or the amount of refunds we make.

If we cannot manage the growth of our business or execute our strategies effectively, our business and prospects may be materially and adversely affected.

Business growth will place significant demands on our management, operational and financial resources. We may encounter difficulties as we expand our operations, data and technology, sales and marketing, and general and administrative functions. We expect our expenses to continue to increase in the future as we acquire more users and customers and launch new initiatives. Continued growth could also strain our ability to maintain the quality and reliability of our platform and products and services we offer, develop and improve our operational, financial, legal and management controls, and enhance our reporting systems and procedures. Our expenses may grow faster than our revenues, and our expenses may be greater than we anticipate. Managing our growth will require significant expenditures and allocation of valuable management resources. If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

Diversifying our product offerings may expose us to more risks.

Since our inception, we have focused on selling pet food, treats and supplies, and have also expanded our product offerings to include veterinary drugs. Diversifying our product offerings involve new risks and challenges different from those of our existing product categories. Our lack of familiarity with and lack of relevant customer data relating to new products may make it more difficult for us to anticipate customer demand and preferences, inspect and control quality and handle and store the products. As we broaden our product offerings, we may also be required to obtain additional licenses or permits for the sales of certain new products and subject to additional regulations by the relevant PRC government authorities. There is no assurance that we will be able to acquire additional requisite licenses or permits or to comply with the relevant legal requirements, which may materially and adversely affect our business. Moreover, as we continue to diversify our product offerings, we will need to continuously enhance and upgrade our technology, optimize our branding, sales and marketing efforts, expand our research and development team and train our customer service staff. All these efforts will require significant managerial, financial and human resources. At the same time, new products may have lower profit margins than our existing offerings, and we may need to price aggressively to gain market share or remain competitive in any new categories, which may further reduce our profit margins.

If we fail to maintain our relationships with content creators, in particular KOLs, or if our KOLs fail to produce popular pet-focused contents, we may not be able to attract or retain users of our online community, and our revenues and results of operations may be harmed.

We rely on our content creators, in particular KOLs, to present popular pet-focused content on our online community and promote our products that appeal to existing and potential customers. Hence, if we fail to maintain our relationships with KOLs, our revenues and results of operations may be materially and adversely affected.

We generally enter into customary contracts with our KOLs, under which they are paid a fee for each piece of advertising post or video. We may need to offer higher compensation and incur additional recruitment costs to retain our KOLs due to increased competition for KOLs. Even so, we cannot assure you that we will be able to control, incentivize or retain KOLs to provide popular content and stimulate purchases of our products. If our KOLs cease to contribute content to our online community, or their content fail to attract users and customers, we may experience a decline in user traffic and user engagement of our online community. If we are unable to grow our user base or increase user engagement, our online community will become less attractive to existing and potential customers, which will have a material and adverse effect on our business and results of operations.

Any change, disruption, discontinuity in the features and functions of major social networks could severely limit our ability to continue growing our customer base, and our business may be materially and adversely affected.

We leverage social networks as a tool for customer acquisition and engagement. Through these social networks, such as WeChat/Weixin, our customers may share product information and their purchase experiences with their friends, family and other social contacts, which helps us generate low-cost organic traffic and active interactions among customers. A portion of our customer traffic comes from such user recommendation or product introduction feature on social networks. To the extent that we fail to leverage such social networks, our ability to attract or retain customers may be severely harmed. If any of these social networks changes its features or support, such as charging fees for the current free features, or stops providing us with infrastructure support, we may not be able to locate alternative platforms of similar scale to provide similar features or support on commercially reasonable terms in a timely manner, or at all. Furthermore, we may fail to establish or maintain relationships with social network operators to support the growth of our business on economically viable terms, or at all. Any interruption to or discontinuation of our relationships with major social network operators may severely and negatively impact our ability to continue growing our customer base, and any occurrence of the circumstances mentioned above may have a material adverse effect on our business, financial condition and results of operations.

We may be held liable for any false or misleading statements or advice given by KOLs on our online community.

We may be held liable for any false or misleading statements or advice given by KOLs on our online community. When these KOLs post pet-related content, respond to user inquiries, offer pet parenting advice or recommend products to pet parents, they may make false or misleading statements in relation to pet parenting or the suitability and effectiveness of pet products. These KOLs may be negligent in giving advice or fail to specify that their recommendation is general in nature and may not apply to the circumstances of particular pet parents and their pets. We may not always have appropriate disclaimers in place on our online community for such behavior.

We may be subject to legal and administrative proceedings and claims from time to time where these statements are found to result in harm to our customers or their pets. These claims and proceedings may be expensive and time consuming to investigate and defend and may divert resources and management attention from the operation of our business. Although these claims may not be successful, they may harm our reputation and business.

Negative media coverage could adversely affect our business and reputation.

Negative publicity about us or our business, shareholders, affiliates, directors, officers or other employees, brand partners, manufacturers, content creators, third-party platforms, delivery service providers and other third parties as well as the industry in which we operate, can harm our operations and reputation. Such negative publicity could be related to a variety of matters, including, but not limited to:

●	alleged misconduct or other improper activities committed by our shareholders, affiliates, directors, officers and other employees, as well as our brand partners, manufacturers, content creators, third-party platforms, delivery service providers and other third parties;

●	allegations or rumors about us or our shareholders, affiliates, directors, officers and other employees, as well as our brand partners, manufacturers, content creators, third-party platforms, delivery service providers and other third parties;

●	customer complaints about the quality of products and services provided by us or third parties we cooperate with;

●	infringement activities associated with counterfeit goods on our platform;

●	security breaches or customer data leakage;

●	governmental and regulatory investigations or penalties resulting from our failure to comply with applicable laws and regulations;

●	instances of product or service safety issues, even those not involving us or our business partners; and

●	other lawsuits and legal proceedings, with or without merits.

In addition to traditional media, there has been an increasing use of social media platforms and similar devices in China, including instant messaging applications, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of users and other interested persons. The availability of information on instant messaging applications and social media platforms is virtually immediate and may not afford us an opportunity for redress or correction. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning our company, shareholders, directors, officers and employees as well as our brand partners, manufacturers, content creators, third-party platforms and other third parties may be posted on such platforms at any time. Such negative publicity, whether valid or not, may result in a decrease in customer confidence in us and materially and adversely affect our reputation, business, financial condition and results of operations.

Our reputation, business and result of operations would be adversely impacted by any counterfeit, unauthorized or infringing products sold on our platform that fail to meet the applicable legal requirements sold on our platforms.

Although we have adopted various measures to ensure the authenticity of products sold on our platform, these measures may not always be successful. If we were to negligently participate or assist in infringement activities associated with counterfeit goods or failed to duly verify the qualifications or the licenses of our brand partners, we may be subject to sanctions under PRC law, including injunctions to cease infringing activities, rectification, compensation, administrative penalties and even criminal liability, depending on the gravity of such misconduct. See “Regulation - Regulations on Consumer Protection” and “Regulation - Regulations on E-commerce.”

We believe our brand and reputation are extremely important to our success and our competitive position. If counterfeit products were sold on our platform or we were facing any administrative penalties against us due to products that failed to meet the applicable legal requirements, our reputation could be severely damaged and customers may choose not to spend time on our platform. As a result, our business operations and financial results may be negatively affected.

Our business, prospects and financial results may be affected by our relationships with offline pet stores.

We sell selected products to offline pet stores and pet hospitals as a supplement to our online sales. Offline sales to pet stores and pet hospitals are generally steady and help us maintain a healthy inventory levels, increase our brand awareness and expand our customer reach. We intend to cooperate with more offline pet stores and pet hospitals to expand our geographical footprint and further build up our offline network in the future. If our relationships with such businesses deteriorate or are terminated or we fail to maintain such relationships on commercially viable terms, our business, financial condition and results of operations may be materially and adversely affected.

If we do not successfully optimize, operate and manage our fulfillment network, our business, financial condition, and results of operations could be harmed.

Failures to successfully optimize, operate and manage our fulfillment network result in excess or insufficient fulfillment capacity, increased costs, and impairment charges, any of which could materially and adversely affect our business. As of September 30, 2024, we operated one warehouse and utilized four fulfillment centers, and as we continue to expand our business with different requirements and add fulfillment capacity, our fulfillment network will become increasingly complex and operating them will become more challenging. We strategically closed our warehouse in Hong Kong in late 2019 and sought to cooperate with additional new warehouses in mainland China to better manage global macro-economic risks. If we grow faster than we anticipate, we may exceed our fulfillment capacity sooner than we anticipate, we may experience difficulties fulfilling orders in a timely manner and our customers may experience delays in receiving their purchases, which could harm customer experience and our reputation. As a result, we would need to increase our capital expenditures on expanding our fulfillment network sooner than we expected. We cannot assure you that we will be able to locate suitable facilities or recruit qualified managerial and operational personnel to support the expansion our fulfillment network. Also, there can be no assurance that we will be able to operate our fulfillment network cost effectively.

In addition, failure to optimize inventory in our fulfillment network may increase our shipping costs and result in delayed shipment. In particular, we maintain inventory of most of our brand partners’ products, which further complicates our inventory management. Our failure to properly handle our inventory may result in us being unable to secure sufficient storage space or optimize the use of our warehouses or cause other unexpected costs and harm to our business and operations.

Delivery is a critical part of our business and any changes in, or disruptions to, our delivery arrangements could adversely affect our business, financial condition, and results of operations.

We rely on a limited number of third-party delivery service providers, to fulfill orders to our customers. If we are unable to negotiate acceptable pricing and other terms with these delivery service providers, our results of operations and financial condition will be negatively affected. Our delivery service providers may experience performance problems or other difficulties in processing orders or delivering our products to customers on time, including natural disasters, labor disputes, financial difficulties, system failures or other disruptions to their operations. We are also subject to risks of damage or loss during delivery by our delivery service providers. If the products ordered by our customers are not delivered in a timely fashion or are damaged or lost during the delivery process, our customers could become dissatisfied and cease buying products from us, which would adversely affect our business, financial condition, results of operations and reputation.

Our results of operations are subject to fluctuations due to the seasonality of our business and other events.

We have experienced and expect to continue to experience seasonal fluctuations in our financial performance. These seasonal patterns have caused and will continue to cause fluctuations in our operating results. Historically, we have recorded stronger performance in the fourth quarter of a calendar year, primarily because consumers increase their purchases during e-commerce festivals in China, such as the periods around Double Eleven Shopping Festival (which is an online sales promotion event that falls on November 11 of each year) and Double Twelve (which is another online sales promotion event that falls on December 12 of each year). In addition, we generally experience a lower level of sales activity in the first quarter due to the Chinese New Year holiday, during which the volumes of online purchases and logistical operations drop significantly due to vacations and business closures.

In anticipation of increased sales activity prior to shopping festivals, we increase our inventory levels and incur additional expenses such as procuring additional working capital and increasing the size of our workforce on a temporary basis. If our seasonal sales patterns become more pronounced in the future, this may strain our personnel, customer service operations, fulfillment operations and shipment activities and may cause a shortfall in revenues compared to expenses in a given period. As a result, our financial results may be materially and adversely affected. In addition to increasing our own inventory levels, we also rely on our brand partners to increase their inventory levels to match projected seasonal demand. If we and our brand partners do not increase inventory levels for popular products in sufficient amounts or if we are unable to restock popular products from our brand partners in a timely manner, we may fail to fulfill customer demand. This may harm our reputation and damage the trust that consumers have in our business, which is a key part of our business model. As a result, we may experience a material and adverse effect on our financial conditions and results of operations.

Our SaaS solutions bring additional business and operational risks, and may not be attractive to offline pet stores.

We first introduced our self-developed software-as-a-service, or SaaS, to pet stores in 2015. We currently offer our SaaS solutions for free and there can be no assurance that our SaaS solutions will be well accepted by offline pet stores or that we will be able to monetize our SaaS solutions in the future. In addition, we may find it difficult and costly to support our SaaS solutions, which require professional implementation and technical support services which we could not provide without incurring significant costs. To the extent that our SaaS solutions are defective or there are disruptions to our services, demand for our SaaS solutions could diminish, and we would be subject to substantial liability. Specifically, if we experience security breaches and unauthorized access to our customer’s data or our data, our SaaS solutions may be perceived as not secure. As a result, customers may stop using our SaaS solutions, leading to loss of monetization opportunities, and we may incur significant legal and financial exposure and liabilities. Our reputation and results of operations may be adversely affected.

Our customers use third-party payment service providers to make payments on our platform. If these payment services are restricted or curtailed in any way or become unavailable to us or our customers for any reason, our business may be materially and adversely affected.

Our customers make payments through a variety of methods, including payment through our third-party online payment service partners. We depend on the billing, payment and escrow systems of these service providers to maintain accurate records of payments of sales proceeds and collect such payments. If the quality, utility, convenience or attractiveness of these payment processing and escrow services declines, our platform may become less attractive to our customers. Moreover, certain commercial banks in China impose limits on the amounts that may be transferred by automated payment from customers’ bank accounts to their linked accounts with third-party online payment services. We cannot predict whether these and any additional restrictions that could be put in place would have a material adverse effect on our platform. We may also be subject to various rules, regulations and requirements, regulatory or otherwise, governing electronic fund transfers and online payment, which could change or be reinterpreted to make it difficult or impossible for us to comply with.

In addition, we cannot assure you that we will be successful to enter into amicable relationships with additional online payment service providers or maintain our relationship with existing ones. Identifying, negotiating and maintaining relationships with these providers require significant time and resources. They could choose to terminate their relationships with us or propose terms that we cannot accept. For example, increasing costs to these payment service providers, including fees charged by banks to process transactions through online payment channels, would increase our general and administrative expenses. Furthermore, these service providers may not perform as expected under our agreements with them, and we may have disagreements or disputes with such payment service providers, any of which could adversely affect our brand and reputation as well as our business operations. Meanwhile, we may be subject to fraud, customer data leakage and other illegal activities in connection with the various payment methods we offer.

The proper functioning of our online platforms is essential to our business. Any disruption to our IT systems could materially affect our ability to maintain the satisfactory performance of our platform and deliver consistent services to our users and customers.

The proper functioning of our online platforms is essential to our business. The satisfactory performance, reliability and availability of our IT systems are critical to our success, our ability to attract and retain users and customers and our ability to maintain and deliver consistent services to them. However, we may be unable to monitor and ensure high-quality maintenance and upgrade of our IT systems and infrastructure on a real-time basis, and customers may experience service outages or delays in accessing and using our platform to place orders. Specifically, we may experience surges in online traffic and orders associated with promotional activities and generally as we scale, under which our platform may be overloaded and may not be able to function properly. Our technology infrastructure may also fail to keep pace with increased sales and traffic on our online platforms, and as a result, we may be required to incur significant additional costs to upgrade the underlying network infrastructure both in terms of capacity and functionality. We cannot assure you that we will be successful in executing these system upgrades in a timely manner, or at all, and the failure to do so may affect out user experiences and impede our growth.

We currently use third-party cloud services and servers to store our data, to allow us to analyze a large amount of data simultaneously and to update our user and customer database and profiles quickly. Servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to system interruptions, website or mobile app slowdown or unavailability, delays or errors in transaction processing, loss of data or the inability to accept and fulfill customer orders. We also rely on various Internet service providers and mobile networks to deliver and “push” communications to users and customers and allow them to access our online platforms. Any interruption or delay in the functionality of these cloud service providers, servers or networks may materially and adversely affect the operations of our business. Additionally, the costs and complexities involved in expanding and upgrading our systems may prevent us from doing so in a timely manner and may prevent us from adequately meeting the demand placed on our systems. Given that we exercise little control over these third-party service providers, we are vulnerable to issues with the services they provide.

Furthermore, our technology or infrastructure may not function properly at all times, and may be subject to disruptions caused by natural disasters, accidents, power disruptions, telecommunications failures, acts of terrorism or war, computer viruses, physical or electronic break-ins, or other events or disruptions. Any of such occurrences could lead to the unavailability of our online platforms and mobile apps, interruption of our supply chain and delivery, leakage or permanent loss of customer data, interruptions or decreases in connection speed, or other events which would affect our operations. While we have certain disaster recovery arrangements in place, such as back-up servers and data redundancy plans, our precautionary measures may be inadequate, and our business interruption insurance may not be sufficient to cover potential loss. If any IT disruptions were to occur to our business, our reputation or relationships with our customers may be damaged and our customers may switch to our competitors. As a result, our operations could be impaired and our business, financial condition, and results of operations may be materially and adversely affected.

Our business may be adversely affected if we are unable to provide our customers with a cost-effective platform that is able to respond and adapt to rapid changes in technology.

The number of people who access the Internet through devices other than personal computers, such as mobile phones and tablets, has increased dramatically in recent years. The versions of our website, mobile app and mini-program on Weixin developed for these devices may not be compelling to customers. Adapting our services and/or infrastructure to these devices as well as other new Internet, networking or telecommunications technologies could be time consuming and could require us to incur substantial expenditures, which could adversely affect our business, financial condition, and results of operations.

Additionally, as new mobile devices and platforms are released, we may need to devote significant time and resources to the creation, support and maintenance of such applications. If we are unable to attract consumers to our website or mobile app through these devices or are slow to develop a version of our website or mobile app that is more compatible with alternative devices, we may fail to capture a significant share of customers in the pet industry and or lose existing customers, which could materially and adversely affect our business, financial condition, and results of operations.

Further, we regularly upgrade our technologies and business applications, and we will continue to implement new technologies or business applications in the future. Technology upgrades and changes require significant investments. Our financial condition and results of operations may be affected by the timing, effectiveness and costs associated with any of these upgrades or changes to our systems and infrastructure. In the event that it is more difficult for our customers to buy products from us on their mobile devices, or if our customers choose not to buy products from us on their mobile devices or to use mobile products that do not offer access to our website, we may not be able to retain our existing customers or attract new customers. As a result, our customer growth could be harmed and our business, financial condition, and results of operations may be materially and adversely affected.

We may be subject to liability for placing advertisements with content that is deemed inappropriate or misleading under PRC laws.

We provide online and offline online marketing and information services to our brand partners, helping them design and implement effective marketing strategies. PRC laws and regulations prohibit advertising companies from producing, distributing or publishing any advertisement with content that violates PRC laws and regulations, impairs the national dignity of the PRC, involves designs of the PRC national flag, national emblem or national anthem or the music of the national anthem, is considered reactionary, obscene, superstitious or absurd, is fraudulent, or disparages similar products. We may also be subject to the administrative penalties incurred by the exaggerating or fraudulent advertisement from time to time. Additionally, we may be subject to claims by customers misled by information on our mobile apps, website or other portals where we place advertisements. We may not be able to recover such losses from brand partners by enforcing the indemnification provisions in the contracts, which may result us in diverting our management’s time and other resources from our business and operations to defend against these infringement claims. As a result, our business, financial condition, results of operations and reputation could be materially and adversely affected.

Our business generates and processes a large amount of data, and the improper collection, storage, use or disclosure of such data could harm our reputation as well as have a material adverse effect on our business and prospects.

Our business generates and processes a large quantity of data. We face risks inherent in handling and possessing large volumes of data and in protecting the security of such data. In particular, we face a number of challenges relating to data from transactions and other activities on our platforms, including without limitation:

●	protecting the data in and hosted on our system, including against attacks on our system by outside parties or fraudulent behavior or improper use by our employees;

●	addressing concerns related to privacy and sharing, safety, security and other factors; and

●	complying with applicable laws, rules and regulations relating to the collection, use, storage, transfer, disclosure or security of personal information, including any requests from regulatory and government authorities relating to such data.

Concerns about our practices with regard to the collection, use or disclosure of personal information or other privacy-related and security matters, even if unfounded, could damage our reputation and operations. On November 28, 2019, the Secretary Bureau of the Cyberspace Administration of China, the General Office of the Ministry of Industry and Information Technology, the General Office of the Ministry of Public Security and the General Office of the State Administration for Market Regulation promulgated the Identification Method of Illegal Collection and Use of Personal Information Through App, which provides guidance for the regulatory authorities to identify the illegal collection and use of personal information through mobile apps, and for the app operators to conduct self-examination and self-correction and for other participants to voluntarily monitor compliance. Moreover, the PRC Constitution, the PRC Criminal Law, the Civil Code of the PRC and the Cybersecurity Law protect individual privacy in general, which require certain authorization or consent from internet users prior to collection, use or disclosure of their personal data and also protection of the security of the personal data of such users. In particular, Amendment 7 to the PRC Criminal Law prohibits institutions, companies and their employees in the telecommunications and other industries from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services. While we strive to comply with all applicable data protection laws and regulations, as well as our own privacy policies, any failure or perceived failure to comply may result in proceedings or actions against us by government entities or private individuals, which could have an adverse effect on our business. See “Risk Factors - Risks Related to Doing Business in China-PRC laws and regulations regarding data security and cybersecurity are evolving. These laws and regulations could have a material impact on our business operation.” Moreover, failure or perceived failure to comply with applicable laws and regulations related to the collection, use, or sharing of personal information or other privacy-related and security matters could result in a loss of confidence in us by customers and users, which could adversely affect our business, financial condition and results of operations.

Furthermore, in August 2021, the Standing Committee of the National People’s Congress, or the SCNPC, officially promulgated the Personal Information Protection Law of the People’s Republic of China, or the Personal Information Protection Law. The Personal Information Protection Law provides a comprehensive personal information protection system, under which in case of any personal information processing, individual prior consent must be obtained except in other circumstances stipulated therein to the contrary. No organization or individual may illegally collect, use, process or transmit the personal information of others, illegally buy or sell, provide or make public the personal information of others, or engage in the processing of personal information that endangers the national security or public interests. The Personal Information Protection Law raises the protection requirements for processing personal information, and many specific requirements of the Personal Information Protection Law remain to be clarified by the CAC, other regulatory authorities, and courts in practice. We may be required to make further adjustments to our business practices to comply with the personal information protection laws and regulations. In addition, if we fail to collect, use, process or transmit the personal information properly, our reputation as well as our business and prospects may be affected adversely.

Failure to protect confidential information of our users and customers and network against security breaches could damage our reputation and brand and substantially harm our business and results of operations.

Orders for products we offer are made through our online sales platforms. Online payments for our products are settled through third-party online payment service providers. We also share certain personal information about our customers with third-party delivery service providers, such as their names, addresses, and phone numbers. In such cases, maintaining complete security for the transmission of confidential information on our platform, such as customer names, personal information and billing addresses, is essential to maintaining customer confidence.

We have adopted security policies and measures, including encryption technology, to protect our proprietary data and customer information. We do not maintain insurance against damages incurred by us resulting from customer identity theft and subsequent fraudulent payments. However, advances in technology, the expertise of hackers, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the technology that we use to protect confidential information. We may not be able to prevent third parties, especially hackers or other individuals or entities engaging in similar activities, from illegally obtaining such confidential or private information we hold as a result of our customers’ visits on our online platforms. We could therefore be exposed to litigation and regulatory action and possible liability, causing significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could in turn have a material adverse effect on our business, financial condition, and results of operations. Such individuals or entities obtaining our users’ and customers’ confidential or private information may further engage in various other illegal activities using such information. In addition, we have limited control or influence over the security policies or measures adopted by third-party providers of online payment services. Our third-party delivery service providers may also violate their confidentiality obligations and disclose or use information about our customers illegally. Any negative publicity on our platform’s safety or privacy protection mechanism and policy could have a material and adverse effect on our public image and reputation. Any compromise of our information security or third-party service providers’ information security measures could require us to expend significant capital and other resources to alleviate the problems and, despite our best remediation efforts, have a material and adverse effect on our reputation, business, prospects, financial condition and results of operations.

We have and may continue to invest in or acquire complementary assets, technologies and businesses, or enter into strategic alliances. Such efforts may fail and have in the past resulted, and may continue to result, in equity or earnings dilution, which may materially and adversely affect our results of operations and financial condition.

We have in the past invested in or acquired, and may continue to invest in or acquire, assets, technologies and businesses, or enter into strategic alliances, that are complementary to our business. These investments may involve minority stakes in other companies, acquisitions of entire companies or acquisitions of selected assets.

Risks and uncertainties associated with such investments, acquisitions or strategic alliances include:

●	acquired businesses or assets may not yield the results we expect;

●	acquisitions of assets and businesses have in the past resulted, and may continue to result, in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, significant amortization expenses related to intangible assets and exposure to potential unknown liabilities of the acquired businesses or assets;

●	any future strategic alliances, investments or acquisitions and the subsequent integration of the new assets and businesses obtained or developed from such transactions into our own may divert management from their primary responsibilities and subject us to additional liabilities;

●	to the extent we fund these investment or acquisition through the issuance of equity or convertible debt securities, the ownership interests of our shareholders could be significantly diluted;

●	the cost of identifying and consummating acquisitions, and integrating the acquired businesses or assets into ours, may materially exceed our expectations, and the integration of acquired businesses or assets may be disruptive to our business operations;

●	we may not be able to successfully retain the customers and key personnel of acquisitions over the longer term, which could also adversely affect our business;

●	we may have to obtain approval from the relevant PRC governmental authorities or counterparts elsewhere in the world for the acquisitions and comply with any applicable PRC rules and regulations, which may be costly; and

●	if we fail to integrate successfully such acquisitions, or the business associated with such acquisitions, into our company, the revenues and operating results of the combined company could be adversely affected.

The size and complexity of our business has increased following previous acquisitions, and may continue to increase following additional acquisitions in the future. For example, our acquisition of Xingmu allows us to leverage Xingmu’s extensive pet hospital network to develop our pet healthcare business. However, our future success depends, in part, upon our ability to manage this expanded business, which also poses substantial challenges, including challenges related to the management and monitoring of new operations and sales of medical products that we did not engage in previously. The integration of Xingmu’s business also requires significant time and resources and is associated with increased costs and complexity. We may not successfully evaluate or utilize the acquired business and accurately forecast the financial impact of the acquisition of Xingmu. As such, there can be no assurance that we will realize the expected benefits anticipated from our acquisition of Xingmu. We may not ultimately strengthen our competitive position or achieve our goals from our acquisition of Xingmu, which could be viewed negatively by users, customers, business partners or investors.

We may need additional capital, and financing may be not available on terms acceptable to us, or at all.

We require additional cash resources to fund our business operations, including any marketing initiatives or investments we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to obtain additional credit facilities or sell additional equity or debt securities. The issuance and sale of additional equity securities could result in dilution of our existing shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all. If financing proves to be unavailable or on unacceptable terms, we may be forced to raise funds on undesirable terms, or we may be unable to maintain or grow our business or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition, and results of operations.

The failure of any bank in which we deposit our funds could have an adverse effect on our business, financial condition and results of operations.

Events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Most recently, on March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the U.S. Federal Deposit Insurance Corporation (“FDIC”) as receiver. Similarly, on March 12, 2023, Signature Bank was also placed into receivership. A statement by the U.S. Department of the Treasury, the Federal Reserve and the FDIC indicated that all depositors of SVB would have access to all of their money after only one business day of closure, including funds held in uninsured deposit accounts, however, borrowers under credit agreements, letters of credit and certain other financial instruments with SVB, Signature Bank or any other financial institution that is placed into receivership by the FDIC may be unable to access undrawn amounts thereunder.

Although we do not hold funds at the banks described above, we have funds at other banks, including a commercial bank in China jointly held by SVB and Shanghai Pudong Development Bank. As of September 30, 2024, funds we deposited at this bank accounted for approximately 0.11% of our total assets, and as of the date of this prospectus, we have not experienced any difficulty in withdrawing cash from the relevant deposit account. Additionally, we generally seek to diversify our cash and cash equivalents across several financial institutions in an attempt to minimize exposure to any one of these entities. Nevertheless, our cash balance with a financial institution may exceed the amount under the deposit guarantee program in the relevant jurisdiction. To the extent any of the financial institutions in which we have deposited funds ultimately fails, we may lose our deposits to the extent they exceed the amount under the deposit guarantee program in the relevant jurisdiction, and/or we may be required to move our accounts to another financial institution, which could cause operational difficulties, such as delays in making payments to third parties, which could have an adverse effect on our business, financial condition and results of operations.

Disruption in the financial markets and economic conditions could affect our ability to raise capital.

Global economies could suffer dramatic downturns as the result of a deterioration in the credit markets and related financial crisis as well as a variety of other factors including, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. For example, the Covid-19 has caused significant volatility in financial markets across the world. In the past, governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. If these actions are not successful, the return of adverse economic conditions may cause a significant impact on our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.

Our business depends substantially on the continuing efforts of our senior management. If we lose their services, we could incur significant costs in finding suitable replacements and our business may be severely disrupted.

Our business operations depend substantially on the continuing efforts of our senior management. If one or more members of our senior management were unable or unwilling to continue their employment with us, we might not be able to replace them in a timely manner, or at all. As qualified individuals are in high demand, we may incur additional expenses to recruit and retain qualified replacements. As a result, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected. In addition, our senior management may join a competitor or form a competing company. We can provide no assurance that we will be able to successfully enforce our contractual rights included in the employment agreements we have entered into with our senior management team, particularly in China, where such individuals reside. As a result, our business may be negatively affected due to the loss of one or more members of our senior management.

Employee or other business misconduct could expose us to monetary loss, legal liability, regulatory scrutiny, and reputational harm.

Our employees and outsourced workers may engage in illegal, fraudulent, corrupt or collusive activities that adversely affect our business. For example, if an employee were to engage in illegal or suspicious activities such as fraud, theft, kickback or bribery, we could suffer direct losses, become subject to regulatory sanctions and suffer serious harm to our financial condition and reputation. In addition, any business misconduct in violation of applicable laws and regulations could also subject us to administrative penalties or fine, or even criminal liability in extreme cases, by the competent authorities. In the past, we were fined RMB100,000 by Shanghai Internet Information Office in December 2021 for the publishing and transmission of illegal information on our Boqii Pet APP and RMB5,000 by the Shanghai Pudong New Area Market Supervision Administration in May 2023 for the failure to update system promptly upon receiving customers’ request to unsubscribe, which resulted in resending commercial information to them. As of the date of this prospectus, we have rectified these two activities. There can be no assurance that our internal controls and policies will prevent fraud or illegal activity or that similar incidents will not occur in the future. Any of such activities could severely damage our brand and reputation, which could drive customers away from our platform, and materially and adversely affect our business, financial condition and results of operations.

We rely on proper operation and maintenance of our platforms and internet infrastructure and telecommunications networks in China. Any deficiencies, malfunction, capacity constraint or operation interruption, any undetected programming errors or flaws or failure to maintain effective customer service could harm our reputation, impair our platform, and may have an adverse impact on our business.

Currently, a majority of our product sales are generated through our online sales platforms. Therefore, the satisfactory performance, reliability and availability of our platforms are critical to our success and our ability to attract and retain users and customers. Our business depends on the performance and reliability of the internet infrastructure in China. The reliability and availability of our platforms depends on telecommunications carriers and other third-party providers for communications and storage capacity, including bandwidth and server storage. If we are unable to enter into and renew agreements with these providers on acceptable terms, or if any of our existing agreements with such providers are terminated as a result of our breach or otherwise, our ability to provide our services to our users and customers could be adversely affected.

Access to internet in China is maintained through state-owned telecommunications carriers under administrative control, and we obtain access to end-user networks operated by such telecommunications carriers and internet service providers to give customers access to our mobile platform. The failure of telecommunications network operators to provide us with the requisite bandwidth could also interfere with the speed and availability of our platforms. Service interruptions prevent customers from accessing our platforms and placing orders, and frequent interruptions could frustrate users and customers and discourage them from attempting to place orders or accessing our platforms, which could cause us to lose customers and harm our operating results.

In addition, our platforms and internal systems rely on software that is highly technical and complex, and depend on the ability of such software to store, retrieve, process and manage immense amount of data. The software on which we rely has contained, and may now or in the future contain, undetected programming errors or flaws. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative experience for customers using our platforms, delay introductions of new features or enhancements, result in errors or compromise our ability to support effective customer service and enjoyable customer engagement. Any errors, bugs or defects discovered in the software on which we rely could result in harm to our reputation and loss of users and customers, which could adversely affect our business, results of operations and financial conditions.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be other third-party intellectual property that is infringed upon by our products, services, the content displayed on our platform or other aspects of our business. There could also be existing patents or other intellectual property rights of which we are not aware that our products or content may inadvertently infringe. We cannot assure you that holders of the relevant intellectual property rights purportedly relating to some aspect of our technology platform or business, if any such holders exist, would not seek to enforce such intellectual property rights against us in China, the United States or any other jurisdictions. As of the date of this prospectus, we have not received from the proprietors or competent authorities any warning, subpoena, administrative penalties or fine as a result of our unauthorized use of such IT software or systems, but we cannot assure you that such actions will not be taken in the future. We strive to closely monitor the products offered on our platforms. However, we cannot be certain that these measures would be effective in completely preventing the infringement of trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. Further, the application and interpretation of China’s intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own, but such alternative may not be available on terms acceptable to us or at all. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these third-party infringement claims, regardless of their merits. Successful infringement or licensing claims made against us may result in significant monetary liabilities and may materially disrupt our business and operations by restricting or prohibiting our use of the intellectual property in question. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, copyrights, patents, domain names, know-how, proprietary technologies, and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality, invention assignment and non-compete agreements with our employees and others, to protect our proprietary rights. Any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. In addition, there can be no assurance that (i) our application for registration of trademarks, patents, and other intellectual property rights will be approved, (ii) any intellectual property rights will be adequately protected, or (iii) such intellectual property rights will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Further, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties at all or on reasonable terms.

It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Policing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the infringement or misappropriation of our intellectual property. For example, third parties may register trademarks or domain names or purchase internet search engine keywords that are similar to our trademarks, brands or websites, or misappropriate our intellectual property or data and copy our platform, all of which could cause confusion to our users and customers, divert online customers away from our content and products and harm our reputation. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our management and financial resources, and could put our intellectual property at risk of being invalidated or narrowed in scope. We can provide no assurance that we will prevail in such litigation, and even if we do prevail, we may not obtain a meaningful recovery. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in maintaining, protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be held liable for information or content displayed on, retrieved from or linked to our platforms, or distributed to our users and customers, and PRC authorities may impose legal sanctions on us, including, in serious cases, suspending or revoking the licenses necessary to operate our platforms.

The PRC government has adopted regulations governing internet access and the distribution of news and other information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses, and the closure of the concerned websites. The website operator may also be held liable for such censored information displayed on or linked to the websites. Our content creators engage in sales promotion activities through interacting and exchanging information with our users and customers and generating and distributing content. It is possible that our users and customers, including our content creators, may engage in illegal, obscene or incendiary conversations or activities, including displaying or publishing information or content that may be deemed unlawful under PRC laws and regulations on our platforms. Our informative and interactive content platform, Boqii Community, also allows users to upload user-generated content on our platform, which exposes us to potential disputes and liabilities in connection with third-party copyrights. When users register on our platforms, they agree to our standard agreement, under which they agree not to disseminate any content infringing on third-party copyright on our platform. However, if any information or content on our platforms is deemed illegal, obscene or incendiary, or if appropriate licenses and third-party consents have not been obtained, claims may be brought against us for defamation, libel, negligence, copyright, patent or trademark infringement, other unlawful activities or other theories and claims based on the nature and content of the information delivered on or otherwise accessed through our platform. Defending against any such actions could be costly and involve significant time and attention of our management and other resources.

If our platforms or content is found to be in violation of any applicable requirements, we may be penalized by relevant authorities, or, if we are not eligible for the safe harbor exemption, or if it is found that we have not adequately managed the information or content on our platforms, we may be subject to joint infringement liability and PRC authorities may impose legal sanctions on us, including, in serious cases, suspending or revoking the licenses necessary to operate our platforms and our business and reputation may accordingly be adversely affected.

We may from time to time be subject to claims, controversies, lawsuits and other legal and administrative proceedings, which could have a material adverse effect on our business, results of operations, financial condition and reputation.

As of the date of this prospectus, we are not party to any material legal or administrative proceedings. However, in light of the nature of our business, we are susceptible to potential claims or controversies. We have been, and may from time to time in the future be, subject to or involved in various claims, controversies, lawsuits and other legal and administrative proceedings. Lawsuits and other administrative or legal proceedings that may arise in the course of our operations can involve substantial costs, including the costs associated with investigation, litigation and possible settlement, judgment, penalty or fine. In addition, lawsuits and other legal and administrative proceedings may be costly and time consuming and may require a commitment of management and personnel resources that will be diverted from our normal business operations, which will materially and adversely affect our business, financial condition, and results of operations.

Our grant of share options and other forms of share based incentive awards may result in significant share based compensation expenses.

We adopted share incentive plans in July 2014 and March 2016, respectively, to enhance our ability to attract and retain exceptionally qualified individuals and to encourage them to acquire a proprietary interest in the growth and performance of us. We adopted the 2018 Global Share Plan in August 2018, for the purpose of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with ours. The two share incentive plans adopted in July 2014 and March 2016 were canceled concurrently upon the adoption of the 2018 Global Share Plan, and each participant to those two share incentive plans received corresponding grants under the 2018 Global Share Plan. The 2018 Global Share Plan was last amended and restated in May 2022, and the total number of Class A ordinary shares reserved for awards to be granted to the eligible participants thereunder was increased by 4,000,000 Class A ordinary shares, in order to retain and attract talent to drive the long-term success of Boqii.

The maximum aggregate number of Class A ordinary shares that may be issued under the amended and restated 2018 Global Share Plan, or the Amended and Restated 2018 Global Share Plan, is 12,987,836. As of September 30, 2024, options to purchase a total of 12,966,688 Class A ordinary shares were outstanding, excluding those that were forfeited or canceled, of which options underlying 11,984,907 Class A ordinary shares had become vested and exercisable. We account for compensation costs for certain share options granted using a fair value-based method and recognize expenses in our consolidated statement of income in accordance with U.S. GAAP. We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

All of the lease agreements of our leased properties have not been registered with the relevant PRC government authorities as required by PRC law and our certain leased properties are for industrial use, which may expose us to potential fines.

Under PRC law, lease agreements of commodity housing tenancy are required to be registered with the local construction (real estate) departments. As of the date of this prospectus, all of our lease agreements for our leased properties in China have not been registered with the relevant PRC government authorities, which may expose us to potential fines if we fail to remediate after receiving any notice from the relevant PRC government authorities. Failure to complete the lease registration will not affect the legal effectiveness of the lease agreements according to PRC law, but the real estate administrative authorities may require the parties to the lease agreements to complete lease registration within a prescribed period of time, and the failure to do so may subject the parties to fines from RMB1,000 to RMB10,000 for each of such lease agreements. Furthermore, our lessors are required to comply with various laws and regulations to enable them to lease effective titles of their properties for our use. Certain of our leased properties used for our warehouse are defined as the properties for industrial use only under the PRC law. We may need to seek for an alternative lease, and our operation of business may be accordingly affected.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject us to penalties.

In accordance with the PRC Social Insurance Law and the Regulations on the Administration of Housing Fund and other relevant laws and regulations, China establishes a social insurance system and other employee benefits including basic pension insurance, basic medical insurance, work-related injury insurance, unemployment insurance, maternity insurance, housing fund, and a handicapped employment security fund, or collectively the Employee Benefits. An employer shall pay the Employee Benefits for its employees in accordance with the rates provided under relevant regulations and shall withhold the social insurance and other Employee Benefits that should be assumed by the employees. For example, an employer that has not made social insurance contributions at a rate and based on an amount prescribed by the law, or at all, may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline and be subject to a late fee of 0.05% per day. If the employer still fails to rectify the failure to make social insurance contributions within the stipulated deadline, it may be subject to a fine ranging from one to three times of the amount overdue.

Under the PRC Social Insurance Law and the Regulations on the Administration of Housing Fund, PRC subsidiaries shall register with local social insurance agencies and register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank. Both PRC subsidiaries and their employees are required to contribute to the Employee Benefits. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. We may be subject to late fees and fines in relation to the underpaid employee benefits and under-withheld individual income tax and, if so, our financial condition and results of operations may be adversely affected.

Non-compliance with labor-related laws and regulations of the PRC may have an adverse impact on our financial condition and results of operation.

We have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law, or the Labor Contract Law, that became effective in January 2008 and was amended in 2012 and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. We believe our current practice complies with the Labor Contract Law and its implementation rules. However, the relevant governmental authorities may take a different view and impose fines on us.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practice does not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

If we fail to implement and maintain an effective system of internal control, we may be unable to accurately report our operating results, meet our reporting obligations or prevent fraud.

In preparing our consolidated financial statements for the year ended March 31, 2024, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified are (i) our company’s lack of sufficient and competent financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements; (ii) lack of sufficient documented financial closing policies and procedures, specifically those related to period end logistics expenses cut-off and accruals and vendor rebate accruals and (iii) lack of adequate loan approval requirements and process. These material weaknesses, if not timely remedied, may lead to material misstatements in our consolidated financial statements in the future.

Following the identification of the material weaknesses and other control deficiencies, we have taken measures and plan to continue to take measures to remedy these control deficiencies. We are in the process of implementing a number of measures to address these material weaknesses identified, including: (i) hiring more qualified resources, equipped with relevant U.S. GAAP and SEC reporting experiences and qualifications to strengthen the financial reporting function and to set up financial and system control framework, (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for accounting and financial reporting personnel, (iii) establishing effective oversight and clarifying reporting requirements for non-recurring and complex transactions to ensure consolidated financial statements and related disclosures are accurate, complete and in compliance with U.S. GAAP and SEC reporting requirements, (iv) continuing to enhance accounting policies and closing procedures to improve the quality and accuracy of our period end financing closing process with respect to the preparation of U.S. GAAP financial statements (v) improving loan approval requirements and procedures to ensure that all loans, regardless of amount, are subject to appropriate due diligence, including credit assessments, business purpose evaluations, and approval by multiple levels of management and (vi) enhancing segregation of responsibilities in financial decision-making processes so that no single executive will have unilateral authority to approve transactions that pose potential risks to the Company’s financial health or governance standards. The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. However, the implementation of these measures may not fully address these deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct these control deficiencies or our failure to discover and address any other control deficiencies could result in inaccuracies in our consolidated financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.

We are a public company in the United States subject to the Sarbanes-Oxley Act of 2002. The Securities and Exchange Commission, or the SEC, adopted rules pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 requiring every public company to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal control over financial reporting. In addition, when we lose our status as an “emerging growth company” as such term is defined in the JOBS Act, and once we become an “accelerated filer,” as defined in the Securities Exchange Act of 1934, as amended, or Exchange Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting.

Due to material weaknesses identified in our internal control over financial reporting, our management has concluded that our internal control over financial reporting is not effective as of March 31, 2024. In the future, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

Furthermore, as we are now a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our consolidated financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could, in turn, limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

We are an “emerging growth company” and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to “opt out” of such exemptions afforded to an emerging growth company. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

Climate change and greenhouse gas restrictions may adversely impact our operations and markets.

Due to concern over the risk of climate change, a number of countries have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards, and incentives or mandates for renewable energy. Compliance with changes in laws, regulations and obligations relating to climate change could increase our costs related to operating and maintaining our vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.

We have incurred and will continue to incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

As a public company, we currently incur and expect to continue to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NYSE American, impose various requirements on the corporate governance practices of public companies. Compliance with these rules and regulations has increased and will continue to increase our legal and financial compliance costs and have made and will continue to make some corporate activities more time-consuming and costly. We currently incur and expect to continue to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as we are now a public company, we have increased the number of independent directors and adopted policies regarding internal controls and disclosure controls and procedures. Operating as a public company has made it more expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to maintain the same or similar coverage. In addition, we are incurring and expect to continue to incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors (the “Board”) or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs in the future.

We have limited insurance coverage which could expose us to significant costs and business disruption.

We believe we have obtained a prudent amount of insurance for the insurable risks relating to our business, including the property insurance for our warehouse and the office building that we use as our headquarters, as of the date of this prospectus. However, there is no assurance that the insurance policies we maintain are sufficient to cover our business operations. If we were to incur substantial liabilities that were not covered by our insurance, we could incur costs and losses that could materially and adversely affect our results of operations.

Risks Related to our Corporate Structure and Contractual Arrangements

There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the agreements that establish the VIE structure for our operations in China, including potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with the VIEs and, consequently, significantly affect our financial condition and results of operations. If the PRC government finds our contractual arrangements noncompliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in the VIEs.

PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in internet and other related businesses, including the provision of internet content. Specifically, foreign ownership is prohibited in industries of online audio program services and internet cultural business (excluding music), foreign ownership of an internet content provider in managing value-added telecommunications business may not exceed 50%. Foreign investment in the value-added telecommunication services industry and certain other businesses is extensively regulated and subject to numerous restrictions. Pursuant to the Special Management Measures (Negative List) for the Access of Foreign Investment (2021), published by the National Development and Reform Commission and the Ministry of Commerce on December 27, 2021 and effective on January 1, 2022, with a few exceptions, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider.

There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. In particular, in March 2019, the National People’s Congress of the PRC adopted the PRC Foreign Investment Law, which became effective on January 1, 2020. Among other things, the PRC Foreign Investment Law defines the “foreign investment” as investment activities in China by foreign investors in a direct or indirect manner, including those circumstances explicitly listed thereunder as establishing new projects or foreign invested enterprises or acquiring shares of enterprises in China, and other approaches of investment as stipulated by laws, administrative regulations or otherwise regulated by the State Council. The PRC Foreign Investment Law leaves uncertainty as to whether foreign investors’ controlling PRC onshore variable interest entities via contractual arrangements will be recognized as “foreign investment” and thus be subject to the restrictions and/or prohibitions on foreign investments. If the PRC government finds that the VIE agreements that establish the structure for operating our podcasts, audio entertainment and other internet related businesses or for importing veterinary drugs do not comply with PRC government restrictions on foreign investment in these industries, or if these regulations change or are interpreted differently in the future, our securities may decline in value or become worthless, we could be subject to severe penalties, including being prohibited from continuing operations.

Boqii is an exempted company with limited liability incorporated in the Cayman Islands and our wholly owned PRC subsidiaries are currently considered foreign-invested enterprises. Accordingly, our PRC subsidiaries are not eligible to provide value-added telecommunication services in China or import veterinary drugs. To ensure strict compliance with the PRC laws and regulations, we conduct such business activities through the VIEs, including Shanghai Guangcheng, Nanjing Xingmu, Suzhou Taicheng and Suzhou Xingyun. Shanghai Xincheng, Meiyizhi WFOE and Xingmu WFOE, our wholly owned subsidiaries in China, have entered into a series of contractual arrangements with the VIEs and their respective shareholders, which enable us to (i) direct the activities of the VIEs, (ii) receive substantially all of the economic benefits of the VIEs, and (iii) have an exclusive option to purchase all or part of the equity interests in the VIEs when and to the extent permitted by PRC law. As a result of these contractual arrangements, our WFOEs are considered the primary beneficiary of the VIEs for accounting purposes and hence are able to consolidate their financial results as the VIEs under U.S. GAAP. This structure also provides contractual exposure to foreign investment in such companies. As of the date of this prospectus, to our knowledge, the VIE agreements have not been tested in a court of law in the PRC.

Our PRC counsel is of the opinion that (i) the ownership structures of the VIEs do not contravene any PRC laws or regulations currently in effect; and (ii) the agreements under the contractual arrangements among Shanghai Xincheng, Shanghai Guangcheng and their respective shareholders, among Xingmu WFOE, Nanjing Xingmu and their respective shareholders, among Meiyizhi WFOE, Suzhou Xingyun and their respective shareholders, as well as among Shanghai Xincheng, Suzhou Taicheng and their respective shareholders governed by PRC laws are valid and binding upon each party to such agreements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations currently in effect.

However, there can be no assurance that the PRC government authorities will take a view that is not contrary to or otherwise different from the opinion of our PRC counsel stated above. There is also the possibility that the PRC government authorities may adopt new laws, regulations and interpretations that may invalidate the contractual arrangements.

If the PRC government finds that our contractual arrangements do not comply with its restrictions on foreign investment in the value-added telecommunication services industry or certain other businesses, or if the PRC government otherwise finds that we, the VIEs, or any of their subsidiaries are in violation of PRC laws or regulations or lack the necessary permits or licenses to operate our business, the relevant PRC regulatory authorities would have broad discretion in dealing with such violation or failures, including, without limitation:

●	revoking the business licenses and/or operating licenses of such entities;

●	discontinuing or placing restrictions or onerous conditions on our operation through any transactions between our PRC subsidiaries and the VIEs;

●	imposing fines on us, placing restrictions on our right to collect revenues, confiscating the income from our PRC subsidiaries or the VIEs, or imposing other requirements with which we or the VIEs may not be able to comply;

●	requiring us to restructure our ownership structure or operations, including terminating the contractual arrangements with the VIEs and deregistering the equity pledges of the VIEs, which in turn would affect our ability to consolidate, derive economic interests from, or direct the activities of the VIEs;

●	shutting down our servers or blocking our mobile apps and websites;

●	requiring us to restructure the operations in such a way as to compel us to establish a new enterprise, reapply for the necessary licenses or relocate our businesses, staff and assets;

●	imposing additional conditions or requirements with which we may not be able to comply; or

●	taking other regulatory or enforcement actions against us that could be harmful to our business.

The imposition of any of these penalties may result in a material and adverse effect on our ability to conduct our business operations. The PRC government has broad discretion in determining rectifiable or punitive measures for non-compliance with or violations of PRC laws and regulations. The VIE agreements have never been tested in a court of law in China. In addition, new PRC laws, regulations, and rules may be introduced to impose additional requirements, posing additional challenges to our corporate structure and contractual arrangements. If the imposition of any of these penalties causes us to lose the rights to direct the activities of our the VIEs or the right to receive their economic benefits, we would no longer be able to consolidate their financial results and/or claim our contractual control rights over the assets of the VIEs that conduct substantially all of our operations in China, which could materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless.

Uncertainties exist with respect to the interpretation and implementation of the newly enacted Foreign Investment Law and how it may impact our business, financial condition and results of operations.

On March 15, 2019, the National People’s Congress of the PRC promulgated the Foreign Investment Law of the People’s Republic of China, or the Foreign Investment Law, which came into effect on January 1, 2020 and replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. On December 26, 2019, the State Council published the Implementation Rules of Foreign Investment Law, or the Implementation Rules, which came into effect on January 1, 2020. The Foreign Investment Law and its Implementation Rules embody an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. The enacted Foreign Investment Law and its Implementation Rules do not mention concepts such as “actual control” and “controlling PRC companies by contracts or trusts” that were included in the previous drafts, nor do they specify regulation on controlling through contractual arrangements, and thus this regulatory topic remains unclear. However, these laws and rules are relatively new, uncertainties still exist in relation to their interpretation and implementation. For instance, though the Foreign Investment Law does not explicitly classify contractual arrangements as a form of foreign investment, it contains a catch-all provision under the definition of “foreign investment,” which includes investments made by foreign investors in China through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, such as unwinding our existing contractual arrangements and/or disposal of our related business operations, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations. If any of these occurrences results in our inability to direct the activities of any of the VIEs and/or our failure to receive economic benefits from any of them, we may not be able to consolidate their results into our consolidated financial statements in accordance with U.S. GAAP.

We rely on contractual arrangements with the VIEs and their respective shareholders for our business operations, which may not be as effective as direct ownership in providing operational control.

We have relied and expect to continue to rely on contractual arrangements with the VIEs and their respective shareholders to operate our business in China. These contractual arrangements may not be as effective as direct ownership in providing us with control over the VIEs. For example, the VIEs and their respective shareholders could breach their contractual arrangements with us by, among other things, failing to conduct their operations in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of the VIEs in China, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by the VIEs and their respective shareholders of their obligations under the contracts to exercise control over the VIEs. The shareholders of the VIEs may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portions of our business through the contractual arrangements with the VIEs. If any dispute relating to these contracts remain unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant delays or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert substantial influence over the VIEs, and our ability to conduct our business may be negatively affected. Therefore, our contractual arrangements with the VIEs may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership would be.

Any failure by any of the VIEs or their shareholders to perform their respective obligations under our contractual arrangements with them would have a material and adverse effect on our business.

If any of the VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, we may be limited in our ability to enforce the contractual arrangements, and if we are unable to maintain such control, our ability to consolidate the financial results of the VIEs will be affected. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective sufficient or effective under PRC law. For example, if the shareholders of any of the VIEs refuse to transfer their equity interests in such VIEs to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. In addition, if any third parties claim any interest in such shareholders’ equity interests in any of the VIEs, our ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired. If these or other disputes between the shareholders of the VIEs and third parties were to impair our control over the VIEs, our ability to consolidate the financial results of the VIEs would be affected, which would in turn result in a material adverse effect on our business, operations and financial condition.

In addition, the individual shareholders of the VIEs may be involved in personal disputes with third parties or other incidents that may have an adverse effect on their respective equity interests in the VIEs and the validity or enforceability of the contractual arrangements. For instance, in the event that such shareholder divorces his or her spouse, the spouse may claim that the equity interest of the VIEs held by such shareholder is part of their marital or community property and should be divided between such shareholder and his or her spouse. If such claim is supported by the competent court, the relevant equity interest may be obtained by the shareholder’s spouse or another third-party who is not bound by our contractual arrangements, which could result in our losing ability to direct the activities of the VIEs. Even if we receive a consent letter from the spouse of an individual nominee shareholder of the VIEs where such spouse undertakes that he or she would not take any actions to interfere with the contractual arrangements through which we control such VIEs, including by claiming that the equity interest of the VIEs held by such shareholder is part of their marital or community property, we cannot assure you that these undertakings will be complied with or effectively enforced. In the event that any of them is breached or becomes unenforceable and leads to legal proceedings, it could disrupt our business, distract our management’s attention and subject us to substantial uncertainties as to the outcome of any such legal proceedings. Similarly, if any of the equity interests of the VIEs are inherited by a third-party on whom the current contractual arrangements are not binding, we could lose our control over the VIEs or have to maintain such control at unpredictable cost, which could cause significant disruption to our business operations and harm our financial condition and results of operations.

Our contractual arrangements are governed by PRC law. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures.

The legal system in the PRC is constantly evolving and may involve more uncertainty than in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and if the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts, which would require additional expenses and delay. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delays or other obstacles in the process of enforcing these contractual arrangements, we may not be able to direct the activities of the VIEs, and our ability to conduct our business may be negatively affected.

The shareholders of the VIEs may have actual or potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The shareholders of the VIEs may have actual or potential conflicts of interest with us. These shareholders may refuse to sign or breach, or cause the VIEs to breach, or refuse to renew, the existing contractual arrangements we have with them and the VIEs, which would have a material and adverse effect on our ability to effectively control the VIEs and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with the VIEs to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements in relation to the VIEs may be subject to scrutiny by the PRC tax authorities and they may determine that we or our VIEs owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities determine that the VIE contractual arrangements were not entered into on an arm’s-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust income of the VIEs in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by the VIEs for PRC tax purposes, which could in turn increase the VIEs’ tax liabilities without reducing our PRC subsidiaries’ tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on the VIEs for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if the VIEs’ tax liabilities increase or if the VIEs are required to pay late payment fees and other penalties.

We may lose the ability to use, or otherwise benefit from, the licenses, approvals and assets held by the VIEs, which could severely disrupt our business, render us unable to conduct some or all of our business operations and constrain our growth.

As part of our contractual arrangements with the VIEs, the VIEs hold certain assets, licenses and permits that are material to our business operations, such as the ICP License and Veterinary Drug Distribution License. The contractual arrangements contain terms that specifically obligate VIEs’ shareholders to ensure the valid existence of the VIEs and restrict the disposal of material assets of the VIEs. However, in the event the VIEs’ shareholders breach the terms of these contractual arrangements and voluntarily liquidate the VIEs, or the VIEs declare bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to conduct some or all of our business operations or otherwise benefit from the assets held by the VIEs, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, if any of the VIEs undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of the assets of such VIEs, thereby hindering our ability to operate our business as well as constrain our growth.

Risks Related to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. While the Chinese economy has experienced significant growth over past decades, growth has slowed down in recent years and has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to a reduction in demand for our services and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

PRC government has significant authority in regulating our operations and may influence our operations. It may exert more oversight and control over offerings conducted overseas by, and/or foreign investment in, China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Implementation of industry-wide regulations in this nature may cause the value of such securities to significantly decline.

Our business, financial condition and results of operations depend on the level of consumer confidence and spending in China and may be adversely affected by the downturn in the global or Chinese economy.

Our business, financial condition and results of operations are sensitive to changes in overall economic conditions that affect consumer spending in China. The retail industry, including the online retail sector, is highly sensitive to general economic changes. Online purchases tend to decline significantly during recessionary periods. Many factors outside of our control, including inflation and deflation, interest rates, volatility of equity and debt securities markets, taxation rates, employment and other government policies can adversely affect consumer confidence and spending. While the economy in China has grown significantly over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing. The online retail industry is particularly sensitive to economic downturns, and the macroeconomic environment in China may affect our business and prospects. A prolonged slowdown or deterioration in the global or Chinese economy that may be caused by events in Ukraine or the Middle East, or higher interest rates and inflation which may lead to a reduced level of online purchasing activities, may materially and adversely affect our business, financial condition, and results of operations.

In addition, the domestic and international political environments, including military conflicts and political turmoil or social instability, may also adversely affect consumer confidence and reduce spending, which could in turn materially and adversely affect our business, financial condition, and results of operations.

Uncertainties with respect to the PRC legal system could adversely affect us.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which prior court decisions have limited value as precedents. Our PRC subsidiaries and the VIEs are subject to various PRC laws and regulations generally applicable to companies in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, their interpretation is not always consistent and their enforcement involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene with or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that adversely affected our industry and our business, and we cannot rule out the possibility that it will in the future further release regulations or policies regarding our industry that could further adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has also recently indicated an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

However, as there are still regulatory uncertainties in this regard, we cannot assure you that we will be able to comply with new laws and regulations in all respects, and we may be ordered to rectify, suspend or terminate any actions or services that are deemed illegal by the regulatory authorities and become subject to material penalties, which may materially harm our business, financial condition, results of operations and prospects. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

The permission and approval from the CSRC or other PRC government authorities may be required in connection with an offshore offering under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such permission or approval.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated No.1 to No.5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. Under the Trial Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offering or listing application. The companies that have already been listed on overseas stock exchanges are not required to make immediate filings for its listing, yet need to make filings for subsequent offerings in accordance with the Trial Measures. In view of the fact that the Trial Measures have come into effect on March 31, 2023, we shall fulfill the filing procedures with the CSRC for any future offshore offering pursuant to the requirements of the Trial Measures. According to CSRC’s Questions and Answers with respect to Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies on February 17, 2023, for the filing of overseas listing of enterprises with VIE structure, the filing procedure will adhere to the principles of market-oriented principle, rule of law, and strengthened regulatory synergy. The CSRC will consult the relevant competent authorities, and the overseas listing of VIE structured enterprises that meet the compliance requirements will be filed. In addition, on February 24, 2023, the CSRC released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises, or, the Confidentiality Provisions, which came into effect on March 31, 2023. Pursuant to the Confidentiality Provisions, any future inspection or investigation conducted by overseas securities regulator or the relevant competent authorities on our PRC domestic companies with respect to our overseas issuance and listing shall be carried out in the manner in compliance with PRC laws and regulations. As the Trial Measures and Confidentiality Provisions have only been recently published, there are significant uncertainties as to their implementation, interpretation and impact on our current listing and any future offerings or financings. We may not be able to complete the filing described above if the filing materials are incomplete or do not meet the requirements of the CSRC. Any failure to obtain or delay in obtaining the CSRC permission and approval for any of our offshore offerings, or a rescission of such permission and approval if obtained, may subject us to sanctions imposed by the CSRC or other PRC regulatory authorities, which may materially and adversely affect our business, financial condition, and results of operations.

As further advised by our PRC counsel, Guangdong Shenmou Law Firm , as of the date of the registration statement, no effective laws or regulations in the PRC explicitly require Boqii Holding Limited or our subsidiaries to seek approval from the CSRC or any other PRC governmental authorities for this offering by our selling shareholders, nor has Boqii Holding Limited or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding this offering by our selling shareholders to foreign investors from the CSRC or any other PRC governmental authorities. We have filed the legal opinion of our PRC counsel as part of this registration statement filing on Form F-1 as exhibit 5.2. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain what the potential impact such modified or new laws and regulations will have on us. The Standing Committee of the National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires Boqii Holding Limited or any of our subsidiaries to obtain regulatory approval from Chinese authorities before selling shareholders may conduct securities offerings in the U.S. It is possible that formal regulation will require companies listed outside the PRC which have/had PRC interests to submit registration or filings to CSRC retrospectively. If any of our subsidiaries or Boqii Holding Limited were required to obtain approval in the future and were denied permission from PRC authorities to conduct securities offerings in the U.S., our ability to conduct our business may be materially impacted, Boqii Holding Limited will not be able to continue listing on any U.S. exchange, continue to offer securities to investors, the interest of the investors may be materially adversely affected and our ordinary shares may significantly decrease in value or become worthless.

PRC laws and regulations regarding data security and cybersecurity are evolving. These laws and regulations could have a material impact on our business operation.

PRC regulators, including the SCNPC, the Ministry of Industry and Information Technology of the PRC, or the MIIT and the CAC, have been increasingly focused on regulation in the areas of data security and cybersecurity. A series of laws and regulations relating to the protection of privacy, date security and cyber security have been enacted. However, such laws and regulations are currently evolving and are likely to remain uncertain for the foreseeable future.

On July 1, 2015, the SCNPC, promulgated the National Security Law, or the New National Security Law, which took effect on the same date and replaced the former National Security Law promulgated in 2009. The New National Security Law covers various types of national security including technology security and information security. According to the New National Security Law, the state shall ensure that the information system and data in important areas are secure and controllable. In addition, according to the New National Security Law, the state shall establish national security review and supervision policies and mechanisms, and conduct national security reviews of key technologies and IT products and services that affect or may affect national security. In particular, we are obligated under the New National Security Law to safeguard national security by, for example, providing evidence related to activities endangering national security, providing convenience and assistance for national security work, and providing necessary support and assistance for national security institutions, public security institutions as well as military institutions. As such, we may have to provide data to PRC government authorities and military institutions for compliance with the New National Security Law, which may result in additional expenses to us and subject us to negative publicity which could harm our reputation with users and negatively affect the trading price of our ADSs.

On November 7, 2016, the SCNPC promulgated the Cybersecurity Law, which took effect on June 1, 2017. The Cybersecurity Law specifies requirements on user information protection applicable to network operators, who are prohibited from collecting or disclosing without permission or selling individual information with limited exceptions. When network operators become aware of any information of which the release or transmission is prohibited by any law or administrative regulation, they are required to immediately cease transmission of such information and take measures such as deletion of relevant information to prevent its dissemination. In addition, according to the Cybersecurity Law and relevant regulations, network operators, are obligated to take technical and other necessary measures to ensure the security and stable operation of network, maintain the integrity, confidentiality and availability of network data, and furthermore provide assistance and support in accordance with the law for public security and national security authorities to protect national security or assist with criminal investigations. In addition, the PRC Cybersecurity Law provides that personal information and important data collected and generated by operators of critical information infrastructure in the course of their operations in the PRC should be stored in the PRC, and the law imposes heightened regulation and additional security obligations on operators of critical information infrastructure. On September 12, 2022, the CAC proposed a series of draft amendments to the Cybersecurity Law, including raising the size of fines for some violations. Such draft amendments are released for soliciting public comments until September 29, 2022, and its final form, interpretation and implementation remain substantially uncertain.

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which became effective in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information. On December 28, 2021, the CAC, together with other authorities, jointly promulgated the Revised Cybersecurity Review Measures, effective on February 15, 2022 and repeal the Cybersecurity Review Measures promulgated on April 13, 2020. The Revised Cybersecurity Review Measures provide that a critical information infrastructure operator purchasing network products and services, and platform operators carrying out data processing activities, which affect or may affect national security, shall apply for cybersecurity review and that a platform operator with more than one million users’ personal information aiming to list abroad must apply for cybersecurity review. Such measures further restate and expand the applicable scope of the cybersecurity review.

On July 30, 2021, the State Council promulgated the Regulations on Protection of Critical Information Infrastructure, which became effective on September 1, 2021. On December 31, 2021, the CAC together with other relevant administrative departments published the Administrative Provisions on Internet Information Service Algorithm Recommendation, which became effective on March 1, 2022. This recommendation provides that, among others, that algorithm recommendation service providers shall (i) establish and improve the management systems and technical measures for algorithm mechanism and principle review, scientific and technological ethics review, user registration, information release review, data security and personal information protection, anti-telecommunications and Internet fraud, security assessment and monitoring, and security incident emergency response, formulate and disclose the relevant rules for algorithm recommendation services, and be equipped with professional staff and technical support appropriate to the scale of the algorithm recommendation service; (ii) regularly review, evaluate and verify the principle, models, data and application results of algorithm mechanisms, (iii) strengthen information security management, establish and improve a feature database for identifying illegal and bad information, and improve entry standards, rules and procedures; (iv) strengthen the management of user models and user labels, and improve the rules on points of interest recorded into user models and user label management, and shall not record illegal and harmful information keywords into the points of interest of users or use them as user labels to push information.

On November 14, 2021, the CAC released the Regulations on the Network Data Security (Draft for Comments), or the Draft Regulations. The Draft Regulations provide that data processors refer to individuals or organizations that have autonomy over the purpose and the manner of data processing activities such as data collection, storage, utilization, transmission, publication and deletion. In accordance with the Draft Regulations, data processors shall apply for a cybersecurity review for certain activities, including, among other things, (i) the listing abroad of data processors that process the personal information of more than one million users and (ii) any data processing activity that affects or may affect national security. However, there have been no clarifications from the relevant authorities as of the date of this prospectus as to the standards for determining whether an activity is one that “affects or may affect national security.” In addition, the Draft Regulations requires that data processors that process “important data” or are listed overseas must conduct an annual data security assessment by itself or commission a data security service provider to do so, and submit the assessment report of the preceding year to the municipal cybersecurity department by the end of January each year. The Draft Regulations was released for public comments until December 13, 2021, and their respective provisions and anticipated adoption or effective date may be subject to change with substantial uncertainty.

On September 30, 2024, the State Council promulgated the Network Data Security Management Regulations, which will come into effect on January 1, 2025. The Network Data Security Management Regulations provide that network data processors whose network data processing activities affect or may affect national security shall be subject to national security review. As of the date of this prospectus, the Network Data Security Management Regulations has not come into effect.

On July 7, 2022, the CAC promulgated the Data Outbound Transfer Security Assessment Measures or the Security Assessment Measures, which came into effect on September 1, 2022. The Security Assessment Measures provides that, among others, data processors shall apply to competent authorities for security assessment when transferring important data abroad or when, in the case of a critical information infrastructure operator, or a personal information processor that has processed personal information of more than one million individuals, transferring personal information abroad.

We are making efforts to comply with the applicable laws, regulations and standards relating to the protection of privacy, date security and cybersecurity. As there remains high uncertainty in the interpretation and enforcement of relevant laws and regulations (including whether the Draft Regulations will be implemented in the proposed form and when they will be implemented), there can be no assurance that our measures will be effective and sufficient, or we would be able to comply with the requirements therein in a timely manner. In addition, we procure server and system for storage, process and other aspects of business operation from time to time. It remains unclear whether such server and system will fall into the category of the so-called “critical network equipment” or “dedicated network security products” due to lack of specific criteria or standards in the Cybersecurity Law. As such, we cannot assure you that the server and system we have procured or may procure in the future comply with relevant requirements, and we may incur additional costs to comply with such requirements. Also, as the scope of operator of critical information infrastructure is not completely clear, certain parties involved in our business operation (such as, our customers or suppliers) may be deemed as an operator of critical information infrastructure where the cybersecurity review could be required before we enter into relevant business relationships with them which may have a material adverse effect on our business and prospects. Failure to comply with such laws and regulations may lead to fines, suspension of business operation, revocation of business permits or licenses and other sanctions, which may have material impact on our business operation. Newly promulgated laws and regulations reflect PRC government further attempts to strengthen the legal protection for the national network security, data security, the security of critical information infrastructure and the security of personal information protection. For details on regulations over data protection and privacy in the PRC, see “Regulation - Regulations on Cyber Security and Privacy” for details on regulations over data protection and privacy in the PRC.

Furthermore, according to relevant PRC laws and regulations, no entities or individuals may provide internet audio-visual program services, which includes making and editing of audio-visual programs and broadcasting such content to the general public online, without a License for Online Transmission of Audio-Visual Programs issued by the State Administration of Press, Publication, Radio, Film and Television, or the SAPPRFT (currently known as National Radio and Television Administration), or its local bureaus or completing the relevant registration procedures. In general, only state-owned or state-controlled entities are eligible to apply for such license. Shanghai Guangcheng may be required to obtain an Internet audio-visual program transmission license for video interaction or recorded video functions in our Boqii Pet app offered by Shanghai Guangcheng. Shanghai Guangcheng, however, is not eligible to apply for such license since we are not a state-owned or state-controlled entity. See “Regulation - Regulations on Online Transmission of Audio-Visual Program.” As of the date of this prospectus, we have not filed any application for such license, nor have we received any written notice of warning from, or been subject to penalties imposed by, the relevant government authorities for alleged failure by us to comply with the Audio-Visual Program Provisions. In the event that the authorities find us in violation of the relevant laws and regulations, we may be subject to warnings, fines or orders to rectify such non-compliance. In severe cases, we may be ordered to disable the video interaction or recorded video functions in our app and subject to a penalty equal to one to two times our total investment in the affected business, and the devices we used for such operation may be confiscated. Furthermore, the competent authorities may order us to close our platform, revoke the relevant license or filings for the provision of Internet information services and order the relevant network operation entity to stop providing us with signal access services, which could adversely affect our business, financial condition and results of operations.

As the internet industry in China is still at a relatively early stage of development, new laws and regulations may be adopted from time to time to address new issues that come to the authorities’ attention. Considerable uncertainties still exist with respect to the interpretation and implementation of existing and future laws and regulations governing our business activities. We cannot assure you that we will not be found in violation of any future laws and regulations or any of the laws and regulations currently in effect due to changes in or discrepancies with respect to the relevant authorities’ interpretation of these laws and regulations. Any failure to comply with such laws and regulations or obtain such license or approvals may subject us to potential administrative penalties, fine and even suspension of our business. See “Regulation.” We cannot assure you that we will be able to timely obtain or maintain all the required licenses or approvals or make all the necessary filings in the future.

Should we be required to obtain additional licenses or approvals, we may not be able to do so in a timely manner or at all. If we fail to obtain or maintain any of the required licenses or approvals or make the necessary filings, or fail to obtain required licenses or approvals in a timely manner, we may be subject to various penalties, such as confiscation of the revenues that were generated through the unlicensed activities, the imposition of fines and the termination or restriction of our operations. Any such penalties may disrupt our business operations or materially and adversely affect our business, financial condition and results of operations.

Any failure or perceived failure by us to comply with Anti-monopoly Guidelines for Internet Platforms and other Anti-monopoly laws and regulations may result in governmental investigations or enforcement actions, litigation or claims against us and could have an adverse effect on our business, financial condition and results of operations.

In recent years, PRC Anti-monopoly enforcement agencies have strengthened enforcement under the PRC Anti-monopoly Law. In March 2018, the State Administration for Market Regulation, or the SAMR was formed as a new governmental agency to take over, among other things, the anti-monopoly enforcement functions from the relevant departments under the Ministry of Commerce of the People’s Republic of China, or the MOFCOM, the National Development and Reform Commission, or the NDRC and the State Administration for Industry and Commerce, or the SAIC (the predecessor of the SAMR), respectively. Since its inception, the SAMR has continued to strengthen anti-monopoly enforcement. In December 2018, the SAMR issued the Notice on Anti-monopoly Enforcement Authorization, which grants authorities to its province-level branches to conduct anti-monopoly enforcement within their respective jurisdictions. In November 2021, the National Anti-monopoly Bureau was inaugurated by the State Council, which aims to further implement the fair competition policies, and strengthen anti-monopoly supervision in the PRC, especially to strengthen oversight and law enforcement in areas involving platform economy, innovation, science and technology, information security and people’s livelihood.

The PRC anti-monopoly regulators may also issue implementation rules or guidelines from time to time to reinforce their regulation on certain industrial sectors. In February 2021, the Anti-monopoly Committee of the State Council published the Anti-monopoly Guidelines for Internet Platforms. This guideline prohibits monopolistic conduct such as entering into monopoly agreements, abusing market dominance and concentration of undertakings that may have the effect to eliminate or restrict competition in the field of platform economy. More specifically, the Anti-monopoly Guidelines for Internet Platforms outlines certain practices that may, if without justifiable reasons, constitute abuse of a dominant position, including without limitation, discriminating customers in terms of pricing and other transactional conditions using big data and analytics, coercing counterparties into exclusivity arrangements, using technology means to block competitors’ interface, using bundle services to sell services or products, and compulsory collection of users’ unnecessary data. The Anti-monopoly Guidelines for Internet Platforms further expressly states that concentration involving VIE will also be subject to antitrust filing requirements, and therefore will also fall within the scope of the antitrust review. In addition, Anti-monopoly Guidelines for Internet Platforms reinforces antitrust merger review for internet platform related transactions to safeguard market competition. Since the Anti-monopoly Guidelines for Internet Platforms is relatively new and may be subject to interpretation by the regulators in the process of implementing such guidelines, we cannot assure you that our business operations will comply with such regulation in all respects, and any failure or perceived failure by us to comply with such regulation may result in governmental investigations, fines and/or other sanctions on us. Furthermore, on October 23, 2021, the SCNPC issued a discussion draft of the amended Anti-monopoly Law. On June 24, 2022, the Decision of the Standing Committee of the National People’s Congress on Revising the Anti-monopoly Law of the People’s Republic of China, or the Revised Anti- monopoly Law was released, which became effective on August 1, 2022. According to the Revised Anti-monopoly Law, the fines for illegal concentration of business operators have been increased to no more than ten percent of its last year’s sales revenue if the concentration of business operator has or may have an effect of excluding or limiting competitions; or a fine of up to RMB5 million if the concentration of business operator does not have an effect of excluding or limiting competition. The Revised Anti-monopoly Law also stipulates that the relevant authority shall investigate a transaction where there is any evidence that the concentration has or may have the effect of eliminating or restricting competitions, even if such concentration does not reach the filing threshold. And in order to adapt the Revised Anti-monopoly Law, on March 10, 2023, the SAMR issued the Provisions on Prohibition of the Abuse of Market Dominance, which took effect on April 15, 2023. See “Regulation - Regulations on Anti-Monopoly.”

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us, our directors or our management named in this prospectus based on foreign laws, and the ability of U.S. authorities to bring actions in China may also be limited.

Boqii is an exempted company with limited liability incorporated under the laws of the Cayman Islands. We conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, all our senior executive officers and directors reside within China for a significant portion of their time and most are PRC nationals. There are also uncertainties regarding the status of the rights of Boqii, with respect to our contractual arrangements with the VIEs, our founders and shareholders. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside China.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws, regulations and interpretations based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the U.S. and many other jurisdictions that provide for the reciprocal recognition and enforcement of judgments from the U.S. and many other jurisdictions. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S and many other jurisdictions. Moreover, the SEC, the U.S. Department of Justice and other U.S. authorities and the comparable authorities from many other jurisdictions may also have difficulties in bringing and enforcing actions against us or our directors or officers in the PRC.

You may have difficulty enforcing judgments in Hong Kong.

Judgment of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, subject to certain conditions, including but not limited to when the judgment is for a fixed sum in a civil matter and not in respect of taxes, fines, penalties or similar charges, the judgment is final and conclusive upon the merits of the claim and has not been stayed or satisfied in full, the proceedings in which the judgment was obtained were not contrary to natural justice, were not procured by fraud and the enforcement of the judgment is not contrary to public policy of Hong Kong, Hong Kong courts may accept such judgment obtained from a United States court as a debt due under the rules of common law enforcement. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

Boqii is a Cayman Islands holding company and relies principally on dividends and other distributions on equity from our PRC subsidiaries for its cash requirements, including for services of any debt it may incur. The ability of our PRC subsidiaries to pay dividends and other distributions on equity, in turn, depends on the payment they receive from the VIEs as service fees pursuant to certain contractual arrangements among our PRC subsidiaries, the VIEs and the VIEs’ shareholders entered into to comply with certain restrictions under PRC law on foreign investment. For more information about such contractual arrangements, see “Contractual Arrangements with the VIEs and Their Respective Shareholders.”

Our PRC subsidiaries’ ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries, the VIEs and their subsidiaries are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. These reserves are not distributable as cash dividends. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business. For example, the funds in our PRC subsidiaries or the variable interest entities in mainland China may not be available to fund operations or for other use outside of mainland China due to interventions in or the imposition of restrictions and limitations on the ability of our holding company, our subsidiaries, or the VIEs by the PRC government on cash transfers. While we are not aware of any similar restrictions under current Hong Kong laws, there is no assurance that such restrictions will not be introduced in the future or that the Hong Kong government will not intervene in or impose restrictions on the ability of a Hong Kong entity to transfer cash or assets out of Hong Kong in the future.

To address the persistent capital outflow and the Renminbi’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, or the SAFE Circular 3, issued on January 26, 2017, provides that the banks shall, when dealing with dividend remittance transactions from domestic enterprise to its offshore shareholders of more than US$50,000, review the relevant board resolutions, original tax filing form and audited financial statements of such domestic enterprise based on the principal of genuine transaction. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are tax resident.

The custodians or authorized users of our controlling nontangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

Under the PRC law, legal documents for corporate transactions, including agreements and contracts are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with relevant PRC industry and commerce authorities.

In order to secure the use of our chops and seals, we have established internal control procedures and rules for using these chops and seals. In any event that the chops and seals are intended to be used, the responsible personnel will submit the application which will then be verified and approved by authorized employees in accordance with our internal control procedures and rules. In addition, in order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to authorized employees. Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees could abuse their authority, for example, by entering into a contract not approved by us or seeking to gain control of one of our subsidiaries or VIEs. If any employee obtains, misuses or misappropriates our chops and seals or other controlling nontangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve and divert management from our operations.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies has in the past fluctuated significantly and may in the future continue to do so. Since October 1, 2016, the Renminbi has joined the International Monetary Fund’s basket of currencies that make up the Special Drawing Right, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and there is no guarantee that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

A majority of our revenue is denominated in Renminbi. Vast majority of our costs are denominated in Renminbi and a portion of them are denominated in U.S. dollars and Hong Kong dollars as we import certain products from overseas. Boqii is a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable on, the ADSs in U.S. dollars.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiaries in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiaries and the VIEs to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

The PRC government has imposed more restrictive foreign exchange policies and scrutiny of major outbound capital movement including overseas direct investment. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. See “Regulation - Regulations on Foreign Exchange” and “Regulation - Regulations on Outbound Direct Investment.”

We have notified all PRC entities who directly or indirectly hold shares in our Cayman Islands holding company to complete the overseas direct investment registrations and filings. However, we may not be informed of the identities of all the PRC entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with overseas direct investment registration or filing requirements as required by SAFE, NDRC and MOC regulations. As a result, we cannot assure you that all of our shareholders or beneficial owners which are PRC entities have complied with, and will in the future make, obtain or update any applicable overseas direct investment registrations or approvals. If any of our shareholders regulated by such policies fails to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant PRC authorities, and our PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be further restricted in our ability to contribute additional capital to our PRC subsidiaries. The PRC government may at its discretion further restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the ADSs. In addition, our shareholders may be required to suspend or stop the investment and complete the registration within a specified time, and may be warned or prosecuted for criminal liability if a crime is constituted. Moreover, failure to comply with the SAFE registration could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council in 2008 and amended in 2018, are triggered. Moreover, the Anti-monopoly Law promulgated by the SCNPC was newly amended on June 24, 2022, which took effect on August 1, 2022. Pursuant to the Revised Anti-monopoly Law, the relevant authority shall investigate a transaction where there is any evidence that the concentration has or may have the effect of eliminating or restricting competitions, even if such concentration does not reach the filing threshold. On February 7, 2021, the Anti-monopoly Commission of the State Council promulgated the Anti-Monopoly Guidelines for the Internet Platform Economy Sector that aims at specifying some of the circumstances under which an activity of internet platforms may be identified as monopolistic act as well as clarifying that concentration of undertakings involving VIE structure shall be subject to anti-monopoly review. In addition, the Rules of the MOFCOM on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by MOFCOM, which became effective in September 2011 require acquisitions by foreign investors of PRC companies engaged in military related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. Further, the Measures for the Security Review of Foreign Investments promulgated by the NDRC and MOFCOM which became effective from January 2021 requires that security review by relevant governmental authorities shall be conducted in accordance with the provisions of the Measures for foreign investments that affect or may affect national security. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from making loans or additional capital contributions to our PRC subsidiaries and to make loans to the VIEs, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We conduct our operations in China through our PRC subsidiaries, VIEs and their subsidiaries. We may make loans to our PRC subsidiaries, VIEs and their subsidiaries, or we may make additional capital contributions to our PRC subsidiaries, or we may establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction.

Most of these ways are subject to PRC regulations and approvals. For example, loans by us to our wholly owned PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. If we decide to finance our wholly owned PRC subsidiaries by means of capital contributions, these capital contributions are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System and registration with other governmental authorities in China. Due to the restrictions imposed on loans in foreign currencies extended to any PRC domestic companies, we are not likely to make such loans to our consolidated affiliated entities, which are PRC domestic company. Further, we are not likely to finance the activities of our consolidated affiliated entities by means of capital contributions due to regulatory restrictions relating to foreign investment in PRC domestic enterprises engaged in value-added telecommunication services and certain other businesses.

SAFE promulgated Circular on the Reforming of the Management Method of the Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective on June 1, 2015 and recently amended on March 23, 2023, in replacement of the Circular on the Relevant Issues Concerning the Launch of Reforming Trial of the Administration Model of the Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the Renminbi capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that Renminbi capital may not be used for the issuance of Renminbi entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although SAFE Circular 19 allows Renminbi capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within China, it also reiterates the principle that Renminbi capital converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in China in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using Renminbi capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue Renminbi entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from our overseas offerings, to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in China.

On October 23, 2019, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Convenience of Cross-border Trade and Investment, or SAFE Circular 28, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry this out in practice.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received from our initial public offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

SAFE promulgated the Circular on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or SAFE Circular 37, in July 2014. SAFE Circular 37 requires PRC residents or entities to register with SAFE or its local branches in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents or entities’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. According to the Circular of Further Simplifying and Improving the Policies of Foreign Exchange Administration Applicable to Direct Investment released in February 2015 by SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 2015. See “Regulation - Regulations on Foreign Exchange” and “Regulation - Regulations on Offshore Special Purpose Companies Held by PRC Residents.”

If our shareholders who are PRC residents or entities do not complete their registration with the local SAFE, NDRC or MOC branches, our PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries. In addition, our shareholders may be required to suspend or stop the investment and complete the registration within a specified time, and may be warned or prosecuted for criminal liability if a crime is constituted. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

We have notified all PRC residents or entities who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents to complete the foreign exchange registrations. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, replacing earlier rules promulgated in 2007 and 2008. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options have become subject to these regulations when our company became an overseas-listed company. As of the date of this prospectus, we and some of our executive officers and employees who are subject to the registration requirements have not completed the required registrations. We are in the process to complete and will assist such PRC option grantees to complete the required registrations and procedures. If we or any of the PRC option grantees fail to complete the SAFE registrations, we or the PRC option grantee may be subject to fines and other legal or administrative sanctions. Also, there may be additional restrictions on the ability of them to exercise their stock options or remit proceeds gained from sale of their stock into the PRC. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See “Regulation - Regulations on Stock Incentive Plans.”

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Taxation Administration, or STA, issued a circular, known as STA Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the STA’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to STA Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in mainland China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe our company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we will be subject to PRC enterprise income tax on our worldwide income at the rate of 25%. Furthermore, we will be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are nonresident enterprises, including the holders of the ADSs. In addition, nonresident enterprise shareholders (including our ADS holders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or ordinary shares, if such gain is treated as derived from a PRC source. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including our ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty. For example, PRC Enterprise Income Tax Law imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise, or an FIE, to its immediate holding company outside of mainland China. A lower withholding income tax rate of 5% is applied if the FIE’s immediate holding company is registered in Hong Kong or other jurisdictions that have a tax treaty arrangement with mainland China, subject to a qualification review at the time of the distribution. But it is unclear whether non-PRC shareholders of our company would, in practice, be able to obtain the benefits of any tax treaties between their country of tax residence and the mainland China in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs or ordinary shares.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the State Tax Administration, or the STA, issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or STA Bulletin 7. STA Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, STA Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. STA Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets.

On October 17, 2017, the STA issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Nonresident Enterprise Income Tax at Source, or STA Bulletin 37, which came into effect on December 1, 2017 and amended on June 15, 2018. The STA Bulletin 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax.

Where a nonresident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the nonresident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is the transferor in such transactions, and may be subject to withholding obligations if our company is the transferee in such transactions, under STA Bulletin 7 and/or STA Bulletin 37. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under STA Bulletin 7 and/or STA Bulletin 37. As a result, we may be required to expend valuable resources to comply with STA Bulletin 7 and/or STA Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Trading in our securities will be prohibited under the HFCAA if the PCAOB determines that it is unable to inspect or investigate completely our registered public accounting firm and as a result, U.S. national securities exchanges, such as the NYSE American, may determine to delist our securities.

U.S. legislators and regulators have in recent years voiced concerns about risks associated with investing in companies that are based in or have substantial operations in emerging markets, including China. In particular, lawmakers have highlighted the increased risks associated with companies whose independent auditors are unable to be inspected or investigated completely by the PCAOB.

As part of this continued focus in the United States on access to audit and other information currently protected by national law, in particular China’s, on December 18, 2020, the U.S. president signed the HFCAA into law. Among other things, the HFCAA requires the SEC to identify public companies that have retained a registered public accounting firm to issue an audit report where the firm has a branch or office that: (i) is located in a foreign jurisdiction, and (ii) the Public Company Accounting Oversight Board, or the PCAOB, has determined that it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction. On December 29, 2022, the U.S. President signed the “Consolidated Appropriations Act, 2023” into law, which, among other things, amended the HFCAA to reduce the number of consecutive years an issuer can be identified as a Commission-Identified Issuer before the SEC must impose an initial trading prohibition on the issuer’s securities from three years to two years. Therefore, if we are identified as a Commission-Identified Issuer for two consecutive years, the SEC is required under the HCFAA to prohibit the trading of our securities on a U.S. national securities exchange and in the over-the-counter market.

On December 16, 2021, the PCAOB issued the HFCAA Determination Report, according to which registered public accounting firms headquartered in mainland China and Hong Kong, including PricewaterhouseCoopers Zhong Tian LLP(“PwC”), our former auditor, are subject to the determinations that the PCAOB is unable to inspect or investigate completely. On August 22, 2022, we were conclusively identified by the SEC under the HFCAA as having filed audit reports issued by a registered public accounting firm that cannot be inspected or investigated completely by the PCAOB in connection with the filing of our annual report on the Form 20-F for the year ended March 31, 2022. The inability of the PCAOB to conduct inspections in the past also deprived our investors of the benefits of such inspections.

Our auditor, Assentsure PAC (“Assentsure”), the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in Singapore, and is subject to inspection by the PCAOB on a regular basis with the latest inspection in September 2024. As of the date of this prospectus, our auditor is not among the firms listed on the PCAOB Determination List issued in December 2021.

On August 26, 2022, the PCAOB signed a Statement of Protocol with China Securities Regulatory Commission, or the CSRC, and the Ministry of Finance of the People’s Republic of China, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to conduct inspections and investigations completely of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022. The PCAOB vacated its previous 2021 determinations accordingly. While vacating those determinations, each year, the PCAOB will determine whether it can inspect and investigate completely accounting firms headquartered in mainland China and Hong Kong. Uncertainties exist with respect to the implementation of this framework and there is no assurance that the PCAOB will be able to have continued access for complete inspections and investigations in 2023 and beyond. If the PCAOB determines in the future that it no longer has full access to inspect and investigate completely accounting firms in mainland China and Hong Kong and we use an accounting firm headquartered in one of these jurisdictions to issue an audit report on our financial statements filed with the SEC, our securities would be prohibited from being traded on a national securities exchange or in the over-the-counter trading market in the United States. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. The HFCAA or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the market price of our ADSs could be adversely affected.

If our ADSs are delisted from the NYSE American and are prohibited from trading in the over-the-counter market in the United States, there is no certainty that we will be able to list our securities on a non-U.S. securities exchange or that a market for our securities will develop outside of the United States. Such a delisting would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, results of operations and prospects.

Changes in U.S. and international policies, particularly with regard to China, may adversely impact our business and operating results.

Recently there have been changes in international trade policies and rising political tensions, particularly between the U.S. and China, but also as a result of the war in Ukraine and sanctions on Russia. For instance, the U.S. government has in the past imposed, additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing additional, new, or higher tariffs on certain products imported from the United States. Although the United States and China entered into the Economic and Trade Agreement between the United States of America and the People’s Republic of China as a phase one trade deal, effective on February 14, 2020, it is uncertain whether there will be any further material changes to tariff policies. Any unfavorable government policies on international trade, such as capital controls or tariffs, may affect our business, financial condition and results of operations. If any new tariffs, legislation and/or regulations are implemented, or if existing trade agreements are renegotiated or, in particular, if the U.S. government takes retaliatory trade actions due to the recent U.S.-China trade tension, such changes could have an adverse effect on our business, financial condition and results of operations.

In addition to the proposed U.S. legislation and policies relating to Chinese companies’ compliance with applicable U.S. securities laws, our business and prospect may also be negatively affected by other changes in governmental policies including sanctions and export controls administered by U.S. government authorities, including those imposed as a result of a material deterioration of the political or economic relations between China and the United States and other geopolitical challenges. There is no assurance that the governmental authorities in the United States will not take any such actions against us or affiliates in the event the tensions between China and the United States escalate, which could result in a material and adverse impact on our business and prospect.

Risks Related to our Class A Ordinary Shares and our ADSs

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

●	actual or anticipated fluctuations in our results of operations, e.g., net revenues, earnings and cash flows;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	announcements of significant technical innovations, new investments, acquisitions, strategic partnerships, joint ventures, results of operations or capital commitments by us or our competitors;

●	announcements of new offerings, solutions and expansions by us or our competitors;

●	failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates or ratings by any securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;

●	detrimental adverse publicity about us, our services or our industry;

●	announcements of new regulations, rules or policies relevant to our business;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

●	potential litigation or regulatory investigations; and

●	other events or factors, including those resulting from war, epidemics, incidents of terrorism or responses to these events.

Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade.

In addition, the stock market in general, and the performance and fluctuation of the market prices for internet-related companies and other companies with operations mainly in China in particular, may affect the volatility in the prices of and trading volumes for our ADSs. The securities of some China-based companies that have listed their securities in the United States have experienced significant volatility that often has been unrelated to the operating performance of such companies, including, in some cases, substantial declines in the trading prices of their securities. The trading performances of these companies’ securities may affect the attitudes of investors towards Chinese companies listed in the United States in general, which consequently may impact the trading performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have engaged in any inappropriate activities. In particular, the global financial crisis, the ensuing economic recessions and deterioration in the credit market in many countries have contributed and may continue to contribute to extreme volatility in the global stock markets. These broad market and industry fluctuations may adversely affect the market price of our ADSs. Volatility or a lack of positive performance in our ADS price may also adversely affect our ability to retain key employees, most of whom have been granted options or other equity incentives.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and the ADSs may view as beneficial.

We have adopted a dual-class share structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 20 votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any person who is not a Founder (as such term is defined under our MAA) or an affiliate of a Founder, or upon a change of ultimate beneficial ownership of any Class B ordinary share to a person who is not a Founder or an affiliate of a Founder, each of such Class B ordinary shares will be automatically and immediately converted into one Class A ordinary share. There is no limit on the circumstances where holders of Class B ordinary shares may transfer or otherwise dispose of their Class B ordinary shares. Mr. Hao (Louis) Liang, Ms. Yingzhi (Lisa) Tang and a former director beneficially owns all of our issued Class B ordinary shares. As of March 31, 2024, the Class B ordinary shares they held in the aggregate accounted for approximately 8.1% of our total issued and outstanding share capital and 63.8% of the aggregate voting power of our total issued and outstanding shares.

As a result of this dual-class share structure, the holders of our Class B ordinary shares will have complete control over the outcome of matters put to a vote of shareholders and have significant influence over our business, including decisions regarding mergers, consolidations, liquidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. The holders of Class B ordinary shares control the outcome of a shareholder vote (i) with respect to matters requiring an ordinary resolution which requires the affirmative vote of a simple majority of shareholder votes, to the extent that the Class B ordinary shares represent at least 4.8% of our total issued and outstanding share capital; and (ii) with respect to matters requiring a special resolution which requires the affirmative vote of no less than two-thirds of shareholder votes, to the extent that the Class B ordinary shares represent at least 9.1% of our total issued and outstanding share capital. The holders of Class B ordinary shares may take actions that are not in the best interest of us or our other shareholders or holders of the ADSs. It may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

Future issuances of our Class B ordinary shares, which can be approved by the Board, could result in dilution to existing holders of our Class A ordinary shares. Such issuances, or the perception that such issuances may occur, could depress the market price of our ADSs. We may issue additional equity securities from time to time, including Class B ordinary shares. As a result, holders of ADSs bear the risk that future issuances of equity securities may reduce the value of their ADSs and dilute their ownership interests. In addition, any conversion of any Class B ordinary shares into Class A ordinary shares, at the option of any holder of Class B ordinary shares, would dilute holders of Class A ordinary shares in terms of voting power and beneficial ownership and as a result, the market price of our ADSs could be adversely affected. Furthermore, the conversion of Class B ordinary shares to Class A ordinary shares, while increasing the absolute voting power of holders of our Class A ordinary shares, may have the effect of increasing the relative voting power of the holders of Class B ordinary shares who retain their shares in the long term. As a result, the relative voting power of holders of Class A ordinary shares may remain limited for a significant period of time.

The dual-class structure of our ordinary shares may adversely affect the trading market for our ADSs.

S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of our ADSs representing Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our ADSs.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business, our market and our competitors. We do not have any control over these analysts. If one or more analysts who cover us downgrade the ADSs or change their opinion on the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the ADSs to decline.

The sale or availability for sale of substantial amounts of ADSs could adversely affect their market price.

Sales of substantial amounts of ADSs in the public market, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs.

Techniques employed by short sellers may drive down the market price of the ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third-party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in the ADSs could be greatly reduced or even rendered worthless.

Because we will not pay dividends in the foreseeable future, you must rely on a price appreciation of the ADSs for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we will not pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.

Our Board has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our Board. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may pay a dividend out of either profit or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our Board decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our Board. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in the ADSs.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

Boqii is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, as amended from time to time, the Companies Act (As Revised), or the Companies Act, of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have a standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies (other than the memorandum and articles of association, the register of mortgages and charges and any special resolutions passed by shareholders). The Registrar of Companies of the Cayman Islands shall make available the list of the names of our current directors of (and where applicable the current alternate directors of the Company) for inspection by any person upon payment of a fee by such person. Our directors have discretion under our thirteenth amended and restated memorandum and articles of association currently in effect, or the MAA, to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. If we choose to follow home country practice, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management or members of the Board than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders.

Certain judgments obtained against us by our shareholders may not be enforceable.

Boqii is an exempted company limited by shares incorporated under the laws of the Cayman Islands. As of the date of this prospectus, substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, all of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. However, the deposit agreement gives you the right to submit claims against us to binding arbitration, and arbitration awards may be enforceable against us and our assets in China even when court judgments are not.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial for any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial based on this waiver, the court would have to determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, or by a federal or state court in the City of New York, which has nonexclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this would be the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs, including purchasers of ADSs in secondary market transactions, bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of increasing the cost of bringing a claim and limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against either or both of us and the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including outcomes that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or the ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of the Class A ordinary shares underlying your ADSs.

We may, but are not obliged by the Companies Act to, call shareholders’ annual general meetings. Our MAA provide that we may (but are not obliged to) each year hold a general meeting as our annual general meeting. As a holder of ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights which attach to the Class A ordinary shares underlying your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary, as holder of the Class A ordinary shares underlying your ADSs. Upon receipt of your voting instructions, the depositary may try to vote the Class A ordinary shares underlying your ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with those instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise any right to vote with respect to the underlying Class A ordinary shares unless you withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to enable you to withdraw the shares underlying your ADSs and become the registered holder of such shares prior to the record date for the general meeting to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our MAA, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the Class A ordinary shares underlying your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, the depositary will notify you of the upcoming vote and to deliver our voting materials to you, if we ask it to. We cannot assure you that you will receive the voting material in time to ensure you can direct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the shares underlying your ADSs are voted and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

You may experience dilution of your holdings due to the inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. However, we cannot make such rights available to you in the United States unless we register both the rights and the securities to which the rights relate under the Securities Act of 1933, as amended, or Securities Act, or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of the ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on the transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems it expedient in connection with the performance of its duties. The depositary may close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our register of members or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We are an “emerging growth company” within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a semi-annual basis as press releases, distributed pursuant to the rules and regulations of the NYSE American. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

In addition, the NYSE American rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE American corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE American corporate governance listing standards.

We currently intend to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the NYSE American that listed companies must (i) have a majority of independent directors, (ii) have a minimum of three members at its audit committee, (iii) have a nominating committee and a compensation committee each composed entirely of independent directors, (iv) hold an annual meeting of shareholders no later than one year after the fiscal year end and (v) obtain shareholder approval with respect to the establishment of (or material amendment to) a stock option or equity compensation plans and (vi) obtain shareholder approval prior to an issuance of securities in any transaction or series of related transactions under Sections 712 and 713 of the NYSE American LLC Company Guide. As we have chosen to follow home country practice as described above, our shareholders may be afforded less protection than they otherwise would enjoy under the NYSE American corporate governance listing standards applicable to U.S. domestic issuers.

Due to our ADS’s price fluctuations, our passive foreign investment company, or PFIC, status for the year ended March 31, 2024 is uncertain, and there is a significant risk that we will be a PFIC for the current or any future taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in the ADSs or our Class A ordinary shares.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income (the “asset test”), or (ii) 75% or more of its gross income consists of passive income. For purposes of the above calculations, a non-U.S. corporation that owns (or is treated as owning for U.S. federal income tax purposes), directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and gains from financial investments. Cash is generally a passive asset for these purposes. Depending on the amount of cash we hold, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or any subsequent year, more than 50% of our assets may be assets which produce passive income. Our status as a PFIC is a fact-intensive determination made on an annual basis. We will make this determination following the end of any particular tax year. Taking into account the composition of our income and assets, we believe it is reasonable to take the position that we were not a PFIC for our taxable year ended on March 31, 2024. However, due to the uncertainty described above, as well as uncertainties regarding the characterization and value of certain of our assets for purposes of the asset test, our PFIC status for our taxable year ended on March 31, 2024 is not entirely clear and the U.S. Internal Revenue Service may assert that we were a PFIC for that year. Moreover, it is not entirely clear how the contractual arrangements between us, the VIEs and their nominal shareholders will be treated for purposes of the PFIC rules, and we may be or become a PFIC if the VIEs are not treated as owned by us for these purposes.

If we are a PFIC for any taxable year during which a U.S. taxpayer holds ADSs or Class A ordinary shares, the U.S. taxpayer generally will be subject to adverse U.S. federal income tax consequences, including increased tax liability on disposition gains and “excess distributions” and additional reporting requirements. This will generally continue to be the case even if we ceased to be a PFIC in a later taxable year, unless certain elections are made. See “Passive Foreign Investment Company Rules.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to of various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus. These risks and uncertainties include factors relating to:

●	our mission and strategies;

●	our future business development, financial conditions and results of operations;

●	the expected growth of the online retail and pet industries in China;

●	our expectations regarding demand for and market acceptance of our products and services;

●	our expectations regarding keeping and strengthening our relationships with customers, users, KOLs, brand partners, manufacturers, strategic partners, offline pet stores and pet hospitals and other stakeholders;

●	competition in our industry;

●	general economic and business condition in China; and

●	relevant government policies and regulations relating to our industry.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our ADSs. In addition, the rapidly changing nature of pet industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ADSs by the Selling Shareholders.

DIVIDEND POLICY

We have not previously declared or paid any cash dividend or dividend in kind and we have no plan to declare or pay any dividends in the foreseeable future on our shares or the ADSs representing our Class A ordinary shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Regulation—Regulations on Foreign Exchange” and “Risk Factors—Risks Related to Doing Business in China—Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.”

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may pay a dividend out of either profit or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying the ADSs to the Depositary, as the registered holder of such Class A ordinary shares, and the Depositary then will pay such amounts to the ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.”

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and a significant portion of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Commerce & Finance Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by our Cayman Islands legal counsel, Maples and Calder (Hong Kong) LLP, that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, there is uncertainty with regard to Cayman Islands law on whether judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands.

PRC

We have been advised by Commerce & Finance Law Offices, our PRC legal counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman Islands courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Commerce & Finance Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding the ADSs or ordinary shares.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statements of operations for the fiscal years ended March 31, 2023 and 2024, selected consolidated balance sheet data as of March 31, 2023 and 2024 and selected consolidated cash flow data for the fiscal years ended March 31, 2023 and 2024 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of operations for the six months ended September 30, 2023 and 2024, selected consolidated balance sheet data as of December 31, 2024 and selected consolidated cash flow data for the six months ended September 30, 2023 and 2024 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our selected consolidated statement of operation for the fiscal years ended March 31, 2023 and 2024 and the six months ended September 30, 2023 and 2024.

	For the Fiscal Year Ended March 31,					For the Six months Ended September 30,
	2023		2024			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
						(unaudited)		(unaudited)
Selected Consolidated Statements of Operations:
Net revenues:
Product sales	1,048,491	96.0	680,143	94,199	95.9	374,102	96.1	232,713	33,161	93.2
Online marketing and information services	43,603	4.0	29,209	4,045	4.1	15,269	3.9	16,942	2,414	6.8
Total net revenues	1,092,094	100.0	709,352	98,244	100	389,371	100.0	249,655	35,575	100.0
Total cost of revenues	(858,608)	(78.6)	(568,615)	(78,752)	(80.2)	(311,435)	(80.0)	(197,961)	(28,209)	(79.3)
Gross profit	233,486	21.4	140,737	19,492	19.8	77,936	20.0	51,694	7,366	20.7
Operating expenses:
Fulfillment expenses	(126,295)	(11.6)	(59,506)	(8,241)	(8.4)	(34,499)	(8.9)	(18,614)	(2,652)	(7.5)
Sales and marketing expenses	(124,007)	(11.4)	(85,091)	(11,785)	(12.0)	(45,370)	(11.7)	(35,726)	(5,091)	(14.3)
General and administrative expenses	(46,554)	(4.3)	(59,265)	(8,208)	(8.4)	(32,169)	(8.3)	(24,919)	(3,551)	(10.0)
Impairment of goodwill	(40,684)	(3.7)	-	-	-	-	-	-		-
Other income, net	286	0.0	2,966	411	0.4	2,401	0.6	523	75	0.2
Loss from operations	(103,768)	(9.5)	(60,159)	(8,331)	(8.5)	(31,701)	(8.3)	(27,042)	(3,853)	(10.9)
Interest income	7,420	0.7	2,638	366	0.4	2,008	0.5	730	104	0.3
Interest expense	(13,350)	(1.2)	(7,326)	(1,015)	(1.0)	(3,079)	(0.8)	(3,163)	(451)	(1.3)
Other gains (losses), net	5,159	0.5	(3,994)	(553)	(0.6)	(2,283)	(0.6)	(447)	(64)	(0.2)
Fair value change of derivative liabilities	(2,266)	(0.2)	(1,034)	(143)	(0.1)	(3,216)	(0.8)	-	-	-
Loss before income tax expenses	(106,805)	(9.8)	(69,875)	(9,676)	(9.8)	(38,271)	(10.0)	(29,922)	(4,264)	(12.1)
Income tax expenses	911	0.1	927	128	0.1	482	0.1	445	63	0.2
Share of result of equity investee	(82)	0.0	50	7	0.0	67	0.0	(100)	(14)	(0.0)
Net loss	(105,976)	(9.7)	(68,898)	(9,541)	(9.7)	(37,722)	(9.9)	(29,577)	(4,215)	(11.9)
Less: Net income attributable to the non-controlling interest shareholders	(3,177)	(0.3)	(5,234)	(724)	(0.7)	(677)	(0.2)	(2,251)	(321)	(0.9)
Net loss attributable to Boqii Holding Limited	(102,799)	(9.4)	(63,664)	(8,817)	(9.0)	(37,045)	(9.7)	(27,326)	(3,894)	(11.0)
Accretion on the preferred shares to redemption value	(675)	(0.1)	(766)	(106)	(0.1)	(371)	(0.1)	(410)	(58)	(0.2)
Less: Deemed dividend to preferred shareholders	-
Net loss attributable to Boqii Holding Limited’s ordinary shareholders	(103,474)	(9.5)	(64,430)	(8,923)	(9.1)	(37,416)	(9.8)	(27,736)	(3,952)	(11.2)
Net loss per share attributable to Boqii Holding Limited’s ordinary shareholders
Basic	(1.50)		(0.64)	(0.09)		(0.52)		(0.28)	(0.04)
Diluted	(1.50)		(0.64)	(0.09)		(0.52)		(0.28)	(0.04)
Weighted average number of ordinary shares
Basic	68,858,823		100,637,760	100,637,760		72,332,794		100,637,760.00	100,637,760.00
Diluted	68,858,823		100,637,760	100,637,760		72,332,794		100,637,760.00	100,637,760.00

The following table presents our selected consolidated balance sheet data as of March 31, 2023 and 2024, September 30, 2024.

	As of March 31,			As of September 30,
	2023	2024		2024
	RMB	RMB	US$	RMB	US$
	(in thousands)
				(unaudited)
Selected Consolidated Balance Sheet Data:
Total current assets
Cash and cash equivalents	89,850	72,722	10,072	46,244	6,590
Short-term investments	69,797	-	-	-	-
Accounts receivable, net	76,742	50,118	6,941	47,133	6,716
Inventories, net	81,052	55,189	7,644	45,122	6,430
Prepayments and other current assets	79,359	94,518	13,090	110,604	15,762
Amounts due from related parties	9,379	5,704	790	19,692	2,806
Total non-current assets	134,621	104,964	14,540	98,554	14,044
Total assets	540,800	383,215	53,077	367,349	52,348
Total current liabilities	196,140	72,044	9,978	86,139	12,275
Total non-current liabilities	119,709	50,290	6,965	44,868	6,394
Total liabilities	315,849	122,334	16,943	131,007	18,669

The following table presents our selected consolidated cash flow data for the fiscal years ended March 31, 2023 and 2024 and the six months ended September 30, 2023 and 2024.

	For the Fiscal Year Ended March 31,			For the Six months Ended September 30,
	2023	2024		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
				(unaudited)	(unaudited)
Selected Consolidated Cash Flow Data:
Net cash flows used in operating activities	(54,069)	(25,428)	(3,523)	(8,279)	(53,060)	(7,561)
Net cash flows generated from investing activities	46,496	47,814	6,624	66,536	28,787	4,102
Net cash flows used in financing activities	(76,656)	(33,132)	(4,589)	(61,350)	(2,187)	(312)
Net decrease in cash and cash equivalents	(84,229)	(10,746)	(1,488)	(3,093)	(26,460)	(3,771)
Cash and cash equivalents at beginning of the year	162,855	89,850	12,444	89,850	72,722	10,364
Effects of foreign exchange rate changes on cash and cash equivalents	11,224	(6,382)	(884)	54	(18)	(3)
Cash and cash equivalents at the end of the period	89,850	72,722	10,072	86,811	46,244	6,590

Non-GAAP Financial Measure

We use non-GAAP financial measures, including adjusted net loss, EBITDA and EBITDA margin, in evaluating our operating results and for financial and operational decision-making purposes. We define adjusted net loss as net loss excluding fair value change of derivative liabilities. We define EBITDA as net loss excluding income tax expenses, interest expense, interest income, depreciation and amortization expenses, and define EBITDA margin as EBITDA as a percentage of total revenues. We believe adjusted net loss, EBITDA and EBITDA margin enhance investors’ overall understanding of our financial performance and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

These non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. As these non-GAAP financial measures have limitations as analytical tools and may not be calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies. We encourage investors and others to review our financial information in its entirety and not rely on any single financial measure.

The table below sets forth a reconciliation of adjusted net loss, EBITDA and EBITDA margin to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP, which are net loss and net loss margin, for the periods indicated:

	For the Fiscal Year Ended March 31,			For the Six Months Ended September 30,
	2023	2024		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
					(unaudited)	(unaudited)
Net loss	(105,976)	(68,898)	(9,541)	(37,722)	(29,577)	(4,215)
Less:
Fair value change of derivative liabilities	2,266	1,034	143	3,216	-	-
Share-based compensation expenses	(7,677)	679	94	290	52	7
Impairment of goodwill	40,684	-	-	-	-	-
Non-GAAP net loss	(70,703)	(67,185)	(9,304)	(34,216)	(29,525)	(4,208)

	For the Fiscal Year Ended March 31,			For the Six Months Ended September 30,
	2023	2024		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
					(unaudited)	(unaudited)
Net loss	(105,976)	(68,898)	(9,541)	(37,722)	(29,577)	(4,215)
Adjustments:
Income tax expenses	(911)	(927)	(128)	(482)	(445)	(63)
Interest expenses	13,350	7,326	1,015	3,079	3,163	451
Interest income	(7,420)	(2,638)	(366)	(2,008)	(730)	(104)
Depreciation and amortization	7,844	6,355	880	3,641	2,617	373
EBITDA	(93,113)	(58,782)	(8,140)	(33,492)	(24,972)	(3,558)

	For the Fiscal Year Ended March 31,		For the Six Months Ended September 30,
	2023	2024	2023	2024
	%
			(unaudited)	(unaudited)
Net loss margin	(6.5)	(9.5)	(8.8)	(11.8)
EBITDA margin	(8.5)	(8.3)	(8.6)	(10.0)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are the largest pet-focused platform in China, in terms of revenue in 2019 and number of customers as of December 31, 2019, according to Frost & Sullivan.

We operate a leading pet-focused online retail business in China’s pet market in terms of GMV. During the three years ended March 31, 2022, 2023, 2024 and the six months end September 30,2024, we connected a total of 766 brand partners with pet parents in China. We are redefining e-commerce for pet parents by providing an accessible, personalized and enjoyable shopping experience based on a deep understanding of our users and customers and their pets by leveraging extensive user interactions and transactional behaviors we have observed over the years. We create and continue to develop our private brands, including Yoken, Mocare and two “D-cat” labels, with compelling quality and prices. Users and customers come to shop on Boqii because we offer them a high-quality, high-touch experience with access to approximately 19,842 SKUs as of March 31, 2024. During the three years ended 2022, 2023, March 31, 2024 and the six months end September 30,2024, we delivered an aggregate of approximately 29.2 million orders to our users and customers.

We have a large pet-focused online community in China’s pet market. For the year ended March 31, 2024 and the six months end September 30, 2024, we had approximately 5.3 million and 2.0 million active buyers, respectively. We deeply understand and care about our users and customers and their pets. We engage with our users and customers through shopping, content, social media, and offline events, spurring interactions in a way that traditional retailers do not. On top of extensive interactions and transactional behaviors we have observed, we have developed a profound understanding of who our users and customers are, what they are keen to buy for their pets, how they communicate with other pet parents, and what content they resonate with. Our rich content not only guides users and customers along their shopping journey, but also becomes a trusted source for discovery and inspiration for all pet lovers.

We generate revenues primarily from transactions completed on our online sales platforms and by supplying products to physical pet stores and pet hospitals we cooperate with. For the fiscal years ended March 31, 2023 and 2024, net revenues generated from the sale of products were RMB1,048.5 million and RMB680.1 million (US$94.2 million), respectively, accounting for 96.0% and 95.9% of the total net revenues for the corresponding periods, respectively. For the Six Months Ended September 30, 2023 and 2024, net revenues generated from the sale of products were RMB374.1 million and RMB232.7 million (US$33.2 million), respectively, accounting for 96.1% and 93.2% of the total net revenues for the corresponding periods, respectively. We also generate revenues from provision of our online marketing and information services, such as online and offline advertisement and promotional activities, to brand partners. For the fiscal years ended March 31, 2023 and 2024, net revenues generated from the provision of online marketing and information services were RMB43.6 million and RMB 29.2 million (US$4.0 million), respectively, accounting for 4.0% and 4.1% of the total net revenues for the corresponding periods, respectively. For the Six Months Ended September 30, 2023 and 2024, net revenues generated from the provision of online marketing and information services were RMB15.3 million and RMB16.9 million (US$2.4 million), respectively, accounting for 3.9% and 6.8% of the total net revenues for the corresponding periods, respectively. Our total net revenues were RMB1092.1 million and RMB709.4 million (US$98.2 million) for the fiscal years ended March 31, 2023 and 2024, respectively. Our total net revenues were RMB389.4 million and 249.7 million (US$35.6 million) for the Six Months Ended September 30, 2023 and 2024, respectively. We recorded net loss of RMB37.7 million and RMB29.6 million (US$4.2 million) for the Six Months Ended September 30, 2023 and 2024, respectively, and RMB106.0 million and RMB68.9 million (US$9.5 million) for the fiscal years ended March 31, 2023 and 2024, respectively.

General Factors Affecting Our Results of Operations

Our business and operating results are affected by a number of general factors in China’s pet industry, including:

●	China’s overall economic growth, level of urbanization and level of per capita disposable income;

●	China’s demographic shift in terms of rising numbers of no-kid families and aging population;

●	Development of China’s online retail market, such as the growing number of online shoppers, improved logistics infrastructure and increasing adoption of mobile payment;

●	Seasonality of China’s online retail market with increasing sales during the fourth quarter of each year;

●	Growing population of pets and pet parents and demand for quality pet products and services;

●	Increase in pet parents’ expenditure on pets, pet products and pet services; and

●	Market competition.

Unfavorable changes in any of these general factors could materially and adversely affect our business and our results of operations.

Specific Factors Affecting Our Results of Operations

Our ability to diversify product offerings and promote private label products

We will continue to diversify our product offerings and optimize our product mix catering to customers’ demands and drive profitability. For the year ended March 31, 2024, our GMV from sales of (i) pet staple food, (ii) snacks and wet food, (iii) supplies and (iv) heath care products accounted for 32.5%, 11.6%, 21.4% and 34.5% of our total GMV, compared to 36.8%, 9.3%,19.4% and 34.5% for the year ended March 31, 2023. For the six months end September 30, 2024, our GMV from sales of (i) pet staple food, (ii) snacks and wet food, (iii) supplies and (iv) heath care products accounted for 44.5%, 9.9%,17.2% and 28.4% of our total GMV, compared to 29.3%, 9.8%, 19.9% and 41.0% for the six months end September 30, 2023.

Through diversifying our product source, we will continue to support the growth of emerging brands with attractive margin profiles, providing them with access to our broad user base and reliable fulfillment infrastructure. At the same time, we tend to have greater pricing power over these emerging brands compared to more established brands. During the three years ended March 31, 2022, 2023, 2024 and the six months end September 30,2024, we connected a total of 766 brand partners with pet parents in China, and realized a GMV of RMB 7,063.0 million from sales of branded products at the same period.

In addition to third-party brands, we will further promote private label products and expand our product portfolio, from which we can realize higher gross margin compared to third-party brands. We have launched a number of private labels, including Yoken, Mocare, and two “D-cat” labels, and will continue to accumulate data insights on customer behavior and tailor our private label product offerings accordingly. On September 30, 2024, approximately 3,746 SKUs of private label products were offered, accounting for approximately 18.8% of our total SKUs, compared to approximately 3,433 private label SKUs, accounting for approximately 17.3% of our total SKUs on March 31, 2024. For the year ended March 31, 2024, we realized a GMV of RMB 396.5 million from sales of our private label products, accounting for 24.9% of our total GMV, compared to a GMV of RMB 442.3 million from sales of our private label products, accounting for 17.3% of our total GMV for the year ended March 31, 2023. For six months ended September 30, 2024, we realized a GMV of RMB 127.6 million from sales of our private label products, accounting for 23.7% of our total GMV, compared to a GMV of RMB 212.9 million from sales of our private label products, accounting for 23.6% of our total GMV for six months ended September 30, 2023. Through working closely with our manufacturing partners, we expect to further improve the profitability of our private label products.

Our ability to diversify our service offerings through strategic acquisitions and investments

We envision fostering a pet ecosystem around online sales platforms and expanding offline network, and have made strategic acquisitions and investments to expand our product and service offerings. Through our acquisition of Xingmu, a veterinary drug distributor in China, we have entered into China’s pet healthcare industry. We have also invested in PetDog, the largest pet store franchise in terms of number of pet stores and the largest training center for pet service professionals in terms of training service revenue in China, according to Frost & Sullivan, to expand the outreach of professional pet service trainings to offline stores to improve the quality of their services. The business or financial performance of the companies we have acquired or invested in as well as our ability to successfully integrate these acquired businesses or investments with our existing business would impact our results of operations and financial conditions. See “Risk Factors—Risks Related to Our Business and Industry—We have and may continue to invest in or acquire complementary assets, technologies and businesses, or enter into strategic alliances. Such efforts may fail and have in the past, and may continue to, result in equity or earnings dilution and materially and adversely affect our results of operations and financial condition.”

Our ability to expand and engage our user base

We will continue to expand our user base and strengthen user engagement to achieve sustainable growth. We aim to attract more users and maintain our vibrant community with rich and informative content offerings, intelligent content recommendation, and superior user experience. For example, we continuously attract more KOLs and produce more professionally generated pet-related content to diversify our content offerings. In addition, our users may interact with one another with the support of our platform’s wide array of innovative and appealing social functions. Such real-time interactions on our platform cultivate a strong sense of belonging, which we believe effectively increases our user stickiness. A large, engaging and loyal user base not only contributes to our diverse content offerings, but also brings us more business opportunities. Through diverse and informative content and interesting social interactions, we are able to incentivize more users to shop on our online sales platforms.

Our ability to use content to drive sales

We focus on developing our user-centric content-driven “discover and buy” model, and our results of operations in part depend on our ability to educate our users and convert users to buyers. With the help of social media tools and advanced data analytics, we are able to identify user preferences, new trends, unmet demands, and emerging brands, and create curated content accordingly. We then make customized product recommendations by linking the curated content to the relevant product page. We believe this content-driven approach will allow us to drive buyer engagement and recurring purchases.

Our ability to diversify our service offerings through strategic acquisitions and investments

We envision fostering a pet ecosystem around online sales platforms and expanding offline network and have made strategic acquisitions and investments to expand our product and service offerings. Through our acquisition of Xingmu, a veterinary drug distributor in China, we have entered into China’s pet healthcare industry. In 2019, we invested in PetDog, a large pet store franchise in China, to expand the outreach of professional pet service trainings to offline stores to improve the of their services. The business or financial performance of the companies we have acquired or invested in as well as our ability to successfully integrate these acquired businesses or investments with our existing business would impact our results of operations and financial conditions.

Key Components of Results of Operations

Net Revenues

The following table sets forth a breakdown of our net revenues, in absolute amounts and as percentages of total net revenues, for the periods indicated.

	For the Fiscal Year Ended March 31,					For the Six Months Ended September 30,
	2023		2024			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
						(unaudited)		(unaudited)
Net revenues:
Product sales	1,048,491	96.0	680,143	94,199	95.9	374,102	96.1	232,713	33,161	93.2
Online marketing and information services	43,603	4.0	29,209	4,045	4.1	15,269	3.9	16,942	2,414	6.8
Total net revenues	1,092,094	100.0	709,352	98,244	100.0	389,371	100.0	249,655	35,575	100.0

Product Sales. We offer a diverse selection of branded and private label pet food and other pet products. Net revenues from product sales are recognized upon customers’ receipt of the products. We generate a substantial majority of product sales revenues from sales of branded products. We also generate product sales revenues from sales of our private label products, including Yoken , Mocare, Dokete and D-cat. We generated a substantial majority of our product sales revenues from sales to retail customers. As we continued to expand our offline network, we also generated an increasing portion of our total product sales revenues from sales to offline pet stores and pet hospitals.

Online marketing and information services. We generate net revenues of online marketing and information services through the provision of online marketing and information services to brand owners. We help brand owners place advertisements and organize online and offline marketing campaigns featuring KOLs. We primarily charge our brand owners service fees for our online marketing and information services. Net revenues from online marketing and information services are recognized over the service period.

Cost of revenue

Our cost of revenue consists of cost of product sales and cost of online marketing and information services. Cost of product sales comprises procurements of products, brand partner rebates and inventory write-downs, which together accounted for 98.2% and 98.5% and 98.0% of our total cost of revenue for the fiscal years ended March 31, 2023 and 2024 and the six Months ended September 30, 2024, respectively. Cost of online marketing and information services consists of advertising and promotion costs, employee wages and benefits in connection with our services to brand owners.

Gross profit and gross margin

We recorded gross profit of RMB77.9 million and RMB51.7 million (US$7.4 million) for the six months ended September 30, 2023 and 2024, respectively. We recorded gross profit of RMB233.5 million and RMB140.7 million (US$19.5 million) for the fiscal year ended March 31, 2023 and 2024, respectively.

For the six months ended September 30, 2023 and 2024, our overall gross margin was 20.0% and 20.7%, respectively. During the same period, the gross margin of product sales was 19.0% and 16.7%, respectively, and the gross margin of online marketing and information services was 45.6% and 76.3%, respectively. In the fiscal years ended March 31, 2023 and 2024, our overall gross margin was 21.4% and 19.8%. During the same period, the gross margin of product sales was 19.6% and 17.6%, and the gross margin of online marketing and information services was 63.6% and 71.0%.

We have endeavored to diversify our product offerings and promote private label products, which we believe generally had higher gross margin compared to that of branded products. Moreover, we plan to further improve the gross margin of private label products as our private label brands become more established. We are gradually making strategic adjustments to our product mix by reducing sales of certain products with high fulfillment expenses, such as the branded ones, to improve our net profit margin, and have offered private label products at discount to promote brand awareness and cultivate customer loyalty. Last but not least, as we continue to expand our pet-based ecosystem by driving sales to small and medium pet businesses, our gross margin may experience a short-term downward pressure as sales to such businesses typically carry a bigger ticket size per order and a lower gross margin profile.

Operating expenses

The following table sets forth a breakdown of our operating expenses, in absolute amounts and as percentages of our total operating expenses and as percentages of our total net revenues, for the periods indicated.

	For the Fiscal Year Ended March 31,							For the Six Months Ended September 30,
	2023			2024				2023			2024
	RMB	% of total operating expenses	% of total revenues	RMB	US$	% of total operating expenses	% of total revenues	RMB	% of total operating expenses	% of total revenues	RMB	US$	% of total operating expenses	% of total revenues
	(in thousands, except for percentages)
								(unaudited)			(unaudited)
Operating expenses:
Fulfillment expenses	126,295	42.5	11.6	59,506	8,241	29.2	8.4	34,499	30.8	8.9	18,614	2,652	23.5	7.5
Sales and marketing expenses	124,007	41.8	11.4	85,091	11,785	41.7	12.0	45,370	40.5	11.7	35,726	5,091	45.1	14.3
General and administrative expenses	46,554	15.7	4.3	59,265	8,208	29.1	8.4	32,169	28.7	8.3	24,919	3,551	31.4	10.0
Total Operating expenses	296,856	100.0	27.3	203,862	28,234	100.0	28.8	112,038	100.0	28.9	79,259	11,294	100.0	31.8

Fulfillment expenses. Our fulfillment expenses consist primarily of warehousing, shipping and handling expenses for dispatching and delivering products to consumers, employee wages and benefits for the relevant personnel, customs clearance expenses and other related transaction costs. We will continue to improve our fulfillment and warehousing capabilities and reduce sales of certain products with high fulfillment expenses to improve our net profit margin. Moreover, with our increasing scale, we are able to gain more bargaining power with our brand partners, warehouses and delivery service providers, which will further improve the cost efficiency of our fulfillment process.

Sales and marketing expenses. Our sales and marketing expenses consist primarily of advertising expenses, third-party platforms commission fee, employee wages, rental expenses and benefits for sales and marketing staff, depreciation expenses and other daily expenses which are related to the sales and marketing functions. We expect to explore and leverage new cost-effective sales and marketing channels with high conversion rate, such as Red and Tiktok.

General and administrative expenses. Our general and administrative expenses consist primarily of employee wages and benefits for corporate employees and other expenses which are related to the general corporate functions. We expect to incur additional costs as a result of operating as a public company.

Taxation

Cayman Islands

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty.

There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

British Virgin Islands

Under the current laws of the British Virgin Islands, entities incorporated in the British Virgin Islands are exempted from income tax on their foreign-derived incomes in the British Virgin Islands. There are no withholding taxes in the British Virgin Islands.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, our subsidiaries incorporated in Hong Kong are subject to a two-tiered profits tax rate of 8.25% and 16.5% on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the us are not subject to any Hong Kong withholding tax.

PRC

Generally, our PRC subsidiaries, our VIEs and their subsidiaries are subject to enterprise income tax on their taxable income in the PRC at a rate of 25%. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. Boqii (Shanghai) Information Technology Co., Ltd. obtained High and New Technology Enterprises, or HNTE, status in 2019 and is thus eligible to enjoy a preferential tax rate of 15% from 2019 to 2022, to the extent it has taxable income under the Enterprise Income Tax Law of the PRC, or EIT Law. On July 25, 2018, Boqii (Shanghai) Information Technology Co., Ltd. (“Shanghai Boqii”) was entitled to be “Software Enterprises.” According to the Enterprise Income Tax (“EIT”) Law and relevant regulations in the PRC, from the year of 2018, Shanghai Boqii could enjoy a tax holiday of 2-year EIT exemption and subsequently 3-year 12.5% preferential tax rate and the certificate expired until October 2023. For the years ended March 31, 2023 and 2024, Shanghai Boqii was subject to EIT rate at 12.5% and 25%, respectively.

Since April 1, 2019, our pet product sales revenues have been subject to value-added tax at a rate of 13% and our pet foods sales revenues have been subject to value-added tax at a rate of 9%. Our services revenues are subject to value-added tax at a rate of 6%.

Under the EIT Law and its Implementation Rules, subject to any applicable tax treaty or similar arrangement between the PRC and the jurisdiction where the shareholders of our PRC subsidiaries reside that provides for a different income tax arrangement, PRC withholding tax at the rate of 10% is normally applicable to dividends from PRC sources payable to the shareholders that are non-PRC resident enterprises, which do not have an establishment or place of business in the PRC, or which have such establishment or place of business if the relevant income is not effectively connected with the establishment or place of business. Under the PRC Individual Income Tax Law and its implementation rules, dividends from sources within the PRC paid to foreign individual shareholders who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties and PRC laws. Although majority of our business operations are based in the PRC, it is unclear whether dividends we pay with respect to our ordinary shares or ADSs would be treated as income derived from sources within the PRC and as a result be subject to PRC income tax if we were considered a PRC resident enterprise, as described below. See “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.”

If we or any of our subsidiaries outside of the PRC was deemed to be a “resident enterprise” under the EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. See “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.”

Critical Accounting Policies, Judgments and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the balance sheet dates and revenues and expenses during the reporting periods. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following description of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Basis of Consolidation

Our consolidated financial statements include the financial statements of us, our subsidiaries, the consolidated VIEs and VIEs’ subsidiaries for we are the primary beneficiary.

A subsidiary is an entity in which we, directly or indirectly, control more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A consolidated VIE is an entity in which we, or our subsidiaries, through a series of contractual arrangement, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore we or our subsidiaries are the primary beneficiary of the entity.

All transactions and balances among us, our subsidiaries, the consolidated VIEs and VIEs’ subsidiaries have been eliminated upon consolidation.

Business Combination and Non-Controlling Interests

We account for our business combinations using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. The cost of an acquisition is measured as the aggregate of the acquisition date fair values of the assets transferred and liabilities incurred by us to the sellers and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total costs of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statements of comprehensive loss as a bargain purchase gain. During the measurement period, which can be up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill or bargain purchase gain. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of comprehensive loss.

In a business combination achieved in stages, we re-measure the previously held equity interest in the acquiree immediately before obtaining control at its acquisition-date fair value and the re-measurement gain or loss, if any, is recognized in the consolidated statements of comprehensive loss.

When there is a change in ownership interests or a change in contractual arrangements that results in a loss of control of a subsidiary or consolidated VIE, we deconsolidate the subsidiary or consolidated VIE from the date control is lost. Any retained non-controlling investment in the former subsidiary or consolidated VIE is measured at fair value and is included in the calculation of the gain or loss upon deconsolidation of the subsidiary or consolidated VIE.

For our consolidated subsidiaries, VIEs and VIEs’ subsidiaries, non-controlling interests are recognized to reflect the portion of their equity that is not attributable, directly or indirectly, to us as the controlling shareholder. Non-controlling interests are classified as a separate line item in the equity section of our consolidated balance sheets and have been separately disclosed in our consolidated statements of comprehensive loss to distinguish the interests from ours.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost elements of our inventories comprise the purchase price of products, brand partner rebates, shipping charges for product delivery from the brand partners when they are embedded in the purchase price. Cost is determined using the first-in first-out method. Provisions are made for excessive, slow moving, expired and obsolete inventories as well as for inventories with carrying values in excess of market. Certain factors could impact the realizable value of inventory, so we continually evaluate the recoverability based on assumptions about customer demand and market conditions. The evaluation may take into consideration historical usage, inventory aging, expiration date, expected demand, anticipated sales price, new product development schedules, the effect new products might have on the sale of existing products, product obsolescence, customer concentrations, and other factors. The reserve or write-down is equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write-downs may be required that could negatively impact our gross margin and operating results. If actual market conditions are more favorable, we may have higher gross margin when products that have been previously reserved or written down are eventually sold.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”) and subsequently, the FASB issued several amendments which amends certain aspects of the guidance in ASC 2014-09 (ASU No. 2014-09 and the related amendments are collectively referred to as “ASC 606”). According to ASC 606, revenue is recognized when control of the promised good or service is transferred to the customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

We adopted ASC 606 for all periods presented. Consistent with the criteria of Topic 606, we follow five steps for its revenue recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Revenue arrangements with multiple performance obligations are divided into separate distinct goods or services. We allocate the transaction price to each performance obligation based on the relative standalone selling price of the goods or services provided. Our revenues are primarily derived from (i) product sales and (ii) online marketing and information services.

When either party to a contract has performed, we present the contract in the statement of financial position as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment. A receivable is recorded when we have an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due. A contract asset is recorded when we have transferred products or services to the customer before payment is received or is due, and our right to consideration is conditional on future performance or other factors in the contract. No contract asset was recorded as of March 31, 2023, 2024 and September 30,2024. Our contract liabilities consist of payments received or awards to customers (in the form of Boqii Beans) related to unsatisfied performance obligations at the end of the period. As of April 1, 2022 and 2023, the Company’s total contract liabilities were RMB7.0 million and RMB4.5 million, respectively, of which RMB3.0 million and RMB3.7 million were recognized as revenue for the years ended March 31, 2023 and 2024. As of April 1, 2024, the Company’s total contract liabilities were 1.6 million, of which RMB1.2 million were recognized as revenue for the six months ended September 30,2024. Our total unearned revenue was RMB0.1 million as of September 30,2024.

Revenue is recorded net of value-added tax.

Revenue recognition policies for each type of revenue steam are as follows:

Sales of merchandise

We primarily sell pet products through online stores to individual online customers and small and medium pet businesses. Besides online sales, we also sell products through offline channels to pet stores and hospitals across the country. We recognize the product revenues from products sales on a gross basis as we are acting as a principal in these transactions. We have obtained control of the products before they are transferred to customers. We are primarily obligated in these transactions, is subject to inventory risk or has the ability to direct the use of inventory, and has latitude in establishing prices and selecting suppliers. Revenue is recognized when consumers physically accept the products after delivery, which is when the control of products is transferred, and is recorded net of return allowances and rebates to pet stores.

We also enter into arrangement with its business partners to sell their products on our online stores. We consider the arrangement meet the indicators of consignment arrangement under ASC 606-10-55-80, because (i) the business partners do not relinquish control of the products, even though we have physical possession of the goods. We do not control the underlying products, which are considered to be the business partners’ inventory until they are sold to the end consumers; (ii) the business partner retains the right to require the return of the goods held by us; (iii) we have no obligation to pay for the products that are in its physical possession; and (iv) we have no discretion in establishing prices of the products provided by its business partners. Upon successful sales, we will charge the business partners a negotiated amount or a fixed rate commission fee based on the sales amount. Commission revenues are recognized on a net basis at the point of consumers’ acceptance of products, net of return allowance.

Services revenues

Services revenues are mainly comprised of the revenues from online marketing and information services. We provide online marketing and information services to third-party on our various channels and third-party platforms, including but not limited to advertising placements, organizing online and offline marketing campaigns featuring social media influencers and circulating marketing messages to end consumers. With respect to our marketing services, length of the periods over which services are provided are generally within months or less, revenue from such arrangements is recognized ratably over the service period, as the third-party simultaneously consumes the benefits when the advertisement is displayed or the campaign is ongoing.

Share-Based Compensation

We follow ASC 718 to determine whether a share option should be classified and accounted for as a liability award or equity award. All grants of share-based awards to employees, management and nonemployees classified as equity awards are recognized in the financial statements based on their grant date fair values which are calculated using an option pricing model.

Employees’ share-based compensation awards are measured at the grant date fair value of the awards and recognized as expenses a) immediately at the grant date if no vesting conditions are required; or b) for share-based awards granted with only service conditions, using the graded vesting method, net of estimated forfeitures, over the vesting period; or c) for share-based awards granted with service conditions and the occurrence of an initial public offering (“IPO”) as performance condition, cumulative share-based compensation expenses for the options that have satisfied the service condition should be recorded upon the completion of the IPO, using the graded vesting method.

Under ASC 718, we apply the Binominal option pricing model in determining the fair value of options granted. ASC 718 requires forfeiture rates to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Share-based compensation expense is recorded net of estimated forfeitures such that expense is recorded only for those share-based awards that are expected to vest.

Share-Based Compensation

We follow ASC 718 to determine whether a share option should be classified and accounted for as a liability award or equity award. All grants of share-based awards to employees, management and nonemployees classified as equity awards are recognized in the financial statements based on their grant date fair values which are calculated using an option pricing model.

Employees’ share-based compensation awards are measured at the grant date fair value of the awards and recognized as expenses a) immediately at the grant date if no vesting conditions are required; or b) for share-based awards granted with only service conditions, using the graded vesting method, net of estimated forfeitures, over the vesting period; or c) for share-based awards granted with service conditions and the occurrence of an initial public offering (“IPO”) as performance condition, cumulative share-based compensation expenses for the options that have satisfied the service condition should be recorded upon the completion of the IPO, using the graded vesting method.

Under ASC 718, we apply the Binominal option pricing model in determining the fair value of options granted. ASC 718 requires forfeiture rates to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Share-based compensation expense is recorded net of estimated forfeitures such that expense is recorded only for those share-based awards that are expected to vest.

Amended and Restated 2018 Global Share Plan

In August 2018, we adopted a share incentive plan, which we refer to as the 2018 Global Share Plan. On September 1, 2020, we amended and restated the 2018 Global Share Plan and increased the authorized reserved shares from 5,987,836 to 8,987,836. In May,2022, we amended and restated the 2018 Global Share Plan and increased the authorized reserved shares from 8,987,836 to 12,987,836.

As of the date of this prospectus, the maximum aggregate number of ordinary shares which may be issued pursuant to all awards under the Amended and Restated 2018 Global Share Plan is 12,987,836. As of the date of this prospectus, options to purchase 12,966,688 ordinary shares, excluding those having been forfeited, have been issued by us, of which options to purchase 11,984,907 shares have been exercised. Such ordinary shares will be redesignated as Class A ordinary shares on a one-on-one basis immediately prior to the completion of this offering. For key terms of the Amended and Restated 2018 Global Share Plan, see “Management—Share Incentive Plan.”

For the purpose of determining the estimated fair value of our share options, we believe the expected volatility and the estimated fair value of our ordinary shares are the most critical assumptions. Changes in these assumptions could significantly affect the fair value of share options and the amount of stock-based compensation we recognize in our consolidated financial statements.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable assets and liabilities acquired in a business combination. Goodwill is not amortized but is tested for impairment on an annual basis as of March 31, and in between annual tests when an event occurs, or circumstances change that could indicate that the asset might be impaired.

In accordance with ASU No. 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step 2 of the goodwill impairment test. Management conducts its goodwill impairment assessment as of March 31 annually or more frequently if events or changes in circumstances indicate that it may be impaired. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, so as to perform the quantitative goodwill impairment test. If determined to be necessary, the quantitative impairment test is used to identify goodwill impairment by comparing the fair value of a reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. There is only one reporting unit in the Company. Therefore, the goodwill assessment was performed for the Company on consolidated level as one reporting unit.

Results of Operations

The following table summarizes our consolidated results of operations both in absolute amounts and as percentages of our total net revenues for the periods presented. The operating results in any historical period are not necessarily indicative of the results that may be expected for any future period.

	For the Fiscal Year Ended March 31,					For the Six Months Ended September 30,
	2023		2024			2023		2024
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
						(unaudited)		(unaudited)
Net revenues:
Product sales	1,048,491	96.0	680,143	94,199	95.9	374,102	96.1	232,713	33,161	93.2
Online marketing and information services	43,603	4.0	29,209	4,045	4.1	15,269	3.9	16,942	2,414	6.8
Total net revenues	1,092,094	100.0	709,352	98,244	100	389,371	100.0	249,655	35,575	100.0
Total cost of revenues	(858,608)	(78.6)	(568,615)	(78,752)	(80.2)	(311,435)	(80.0)	(197,961)	(28,209)	(79.3)
Gross profit	233,486	21.4	140,737	19,492	19.8	77,936	20.0	51,694	7,366	20.7
Operating expenses:
Fulfillment expenses	(126,295)	(11.6)	(59,506)	(8,241)	(8.4)	(34,499)	(8.9)	(18,614)	(2,652)	(7.5)
Sales and marketing expenses	(124,007)	(11.4)	(85,091)	(11,785)	(12.0)	(45,370)	(11.7)	(35,726)	(5,091)	(14.3)
General and administrative expenses	(46,554)	(4.3)	(59,265)	(8,208)	(8.4)	(32,169)	(8.3)	(24,919)	(3,551)	(10.0)
Impairment of goodwill	(40,684)	(3.7)	-	-	-	-	-	-		-
Other income, net	286	0.0	2,966	411	0.4	2,401	0.6	523	75	0.2
Loss from operations	(103,768)	(9.5)	(60,159)	(8,331)	(8.5)	(31,701)	(8.3)	(27,042)	(3,853)	(10.9)
Interest income	7,420	0.7	2,638	366	0.4	2,008	0.5	730	104	0.3
Interest expense	(13,350)	(1.2)	(7,326)	(1,015)	(1.0)	(3,079)	(0.8)	(3,163)	(451)	(1.3)
Other gains (losses), net	5,159	0.5	(3,994)	(553)	(0.6)	(2,283)	(0.6)	(447)	(64)	(0.2)
Fair value change of derivative liabilities	(2,266)	(0.2)	(1,034)	(143)	(0.1)	(3,216)	(0.8)	-	-	-
Loss before income tax expenses	(106,805)	(9.8)	(69,875)	(9,676)	(9.8)	(38,271)	(10.0)	(29,922)	(4,264)	(12.1)
Income tax expenses	911	0.1	927	128	0.1	482	0.1	445	63	0.2
Share of result of equity investee	(82)	0.0	50	7	0.0	67	0.0	(100)	(14)	(0.0)
Net loss	(105,976)	(9.7)	(68,898)	(9,541)	(9.7)	(37,722)	(9.9)	(29,577)	(4,215)	(11.9)
Less: Net income attributable to the non-controlling interest shareholders	(3,177)	（0.3）	(5,234)	(724)	(0.7)	(677)	(0.2)	(2,251)	(321)	(0.9)
Net loss attributable to Boqii Holding Limited	(102,799)	(9.4)	(63,664)	(8,817)	(9.0)	(37,045)	(9.7)	(27,326)	(3,894)	(11.0)
Accretion on the preferred shares to redemption value	(675)	(0.1)	(766)	(106)	(0.1)	(371)	(0.1)	(410)	(58)	(0.2)
Less: Deemed dividend to preferred shareholders
Net loss attributable to Boqii Holding Limited’s ordinary shareholders	(103,474)	(9.5)	(64,430)	(8,923)	(9.1)	(37,416)	(9.8)	(27,736)	(3,952)	(11.2)

Six Months Ended September 30, 2023, Compared to Six Months Ended September 30, 2024

Net revenues

Our net revenues were RMB249.7 million (US$35.6 million) for the six months ended September 30, 2024, compared from RMB389.4 million for the six months ended September 30, 2023. The decrease was a result of our business strategy to focus more on increasing profitability instead of volume of sales.

Cost of revenue

Our cost of revenue was at RMB198.0 million (US$28.2 million) for the six months ended September 30, 2024, decreasing by 36.4% from RMB311.4 million for the six months ended September 30, 2023, which was in line with the decrease in revenues.

Gross profit

As a result of our strategic shifts, our overall gross profit decreased by 33.7% from RMB77.9 million for the six months ended September 30, 2023 to RMB51.7 million (US$7.4 million) for the six months ended September 30, 2024, and our overall gross margin increased from 20.0% for the six months ended September 30, 2023 to 20.7% for the six months ended September 30, 2024. The increase in gross margin was primarily attributed to an increase in service revenues, which traditionally carry higher gross margins. For additional information about our different inventory models including the consignment model, see “Business—Supply Chain Management.” We believe this strategic shift allowed us to further optimize our product mix and focus on developing long-term relationships with our brand partners to drive sustainable growth and profitability in the future.

Operating expenses

Our operating expenses decreased by 29.3% from RMB112.0 million for the six months ended September 30, 2023 to RMB79.3 million (US$11.3 million) for the six months ended September 30, 2024 for the following reasons:

Fulfillment expenses

Our fulfillment expenses decreased by 46.0% from RMB34.5 million for the six months ended September 30, 2023 to RMB18.6 million (US$2.7 million) for the six months ended September 30, 2024, which is primarily due to the decrease in shipping and warehousing expenses, resulting from more utilization of fulfillment centers.

Sales and marketing expenses

Our sales and marketing expenses slightly decreased by 21.3% from RMB45.4 million for the six months ended September 30, 2023 to RMB35.8 million (US$5.1 million) for the six months ended September 30, 2024. The decrease was primarily due to (i) the decrease in advertising expenses of RMB1.0 million, as a result of cost-saving efforts; (ii) the decrease in third-party commissions of RMB3.2 million as a result of decline in revenues; and (iii) the decrease in staff costs of RMB4.4 million related to the employee layoffs.

General and administrative expenses

Our general and administrative expenses decreased by 22.5% from RMB32.2 million for the six months ended September 30, 2023 to RMB24.9 million (US$3.6 million) for the six months ended September 30, 2024, The decrease was primarily due to (i) the decrease in professional fees amount to RMB2.1 million, resulting from less financing transactions in the first half of fiscal 2025, (ii) the decrease in allowance for expected credit losses of RMB2.5 million, and (iii) the decrease in staff costs of RMB2.0 million related to the employee layoffs.

Other Income, net

We had other income, net of RMB0.5 million for the six months ended September 30, 2024 which was mainly attributable to government subsidies for the period therein.

Loss from operations

As a result of the foregoing, our loss from operations decreased by 14.7% from RMB31.7 million for the six months ended September 30, 2023 to RMB27.0 million (US$3.9 million) for the six months ended September 30, 2024.

Interest income

Our interest income was RMB0.7 million (US$0.1 million) for the six months ended September 30, 2023, compared to RMB2.0 million for the six months ended September 30, 2023, The decrease was primarily attributable to a lower balance of bank deposits and decreased amount of receivable for issuance of ordinary shares.

Interest expense

Our interest expense were 3.2 million (US$0.5 million) and 3.1 million for the six months ended September 30, 2024 and 2023,respectively.

Other gains (losses), net

We recorded other gains, net of RMB0.4 million (US$0.06 million) for the six months ended September 30, 2024 compared from 2.3 million for the six months ended September 30, 2023, the increase was primarily due to the net loss related to the discount on the ordinary shares issued in a public offering.

Net loss

As a result of the foregoing, our net losses decreased by 21.4% to RMB29.6 million (US$4.2 million) for the six months ended September 30, 2024 from RMB37.7 million for the six months ended September 30, 2023.

Fiscal Year Ended March 31, 2023 Compared to Fiscal Year Ended March 31, 2024

Net revenues

Our net revenues decreased by 35% from RMB1,092.1 million for the year ended March 31, 2023 to RMB RMB709.4 million (US$98.2 million) for the year ended March 31, 2024. Net revenues generated from product sales decreased by 35.1% from RMB1,048.5 million for the year ended March 31, 2023 to RMB680.1 million (US$94.2 million) for the year ended March 31,2024. Net revenues generated from our online marketing and information services decreased by 33.0% from RMB43.6 million for the year ended March 31, 2023 to RMB29.2 million (US$4.0million) for the year ended March 31, 2024. The decrease was a result of our business strategy to focus more on increasing profitability instead of volume of sales.

Cost of revenue

Our cost of revenue was RMB568.6 million (US$78.8 million) for the year ended March 31, 2024, representing a decrease of 33.8% from RMB858.6 million for the year ended March 31,2023, in line with our decreased revenue.

Gross profit

Our overall gross profit decreased by 39.7% from RMB233.5 million for the year ended March 31, 2023 to RMB140.7 million (US$19.5 million) for the year ended March 31, 2024. Our overall gross margin decreased from 21.4 % for the year ended March 31, 2023 to 19.8 % for the year ended March 31, 2024. The decrease in gross margin was primarily attributed to a decline in service revenues, which traditionally carry higher gross margins, for additional information about our different inventory models including the consignment model, see “Business—Supply Chain Management.” We believe this strategic shift allowed us to further optimize our product mix and focus on developing long-term relationships with our brand partners to drive sustainable growth and profitability in the future.

Operating expenses

Our operating expenses decreased by 31.3% from RMB296.9 million for the year ended March 31, 2023 to RMB203.9 million (US$28.2 million) for the year ended March 31, 2024, for the following reasons:

Fulfillment expenses

Our fulfillment expenses decreased by 52.9 % from RMB126.3 million for the year ended March 31, 2023 to RMB59.5 million (US$ 8.2 million) for the year ended March 31, 2024. Fulfillment expenses as a percentage of total revenues were 8.4%, down from 11.6% in the year ended March 31, 2023, which is primarily due to the decrease in shipping and warehousing expenses, resulting from more utilization of fulfillment centers.

Sales and marketing expenses

Our sales and marketing expenses decreased by 31.4% from RMB124.0 million for the year ended March 31, 2023 to RMB85.1 million (US$11.8 million) for the year ended March 31,2024. The decrease was primarily due to (i) the decrease in advertising expenses of RMB18.7 million, as a result of our cost-saving efforts; (ii) the decrease in salary and benefits of RMB11.4 million due to employee layoffs; and (iii) the decrease in third-party platform commission fees of RMB8.2 million due to decrease in revenues.

General and administrative expenses

Our general and administrative expenses were RMB59.3 million (US$8.2 million), increased by 27.3%, as compared to RMB46.6 million in the fiscal year 2023. The increase was primarily due to (i) the increase in professional fees of RMB3.3 million, compared to the fiscal year 2023, related to our financing transactions in the fiscal year 2024; and (ii) the increase in share-based compensation expenses of RMB9.5 million, resulting from the grant of options to employees in the fiscal year 2024, and cancellation of options due to employee departures in the fiscal year 2023.

Impairment of goodwill

We had a full impairment charge of goodwill of RMB40.7 million for the year ended March 31, 2023, caused by the difference between the fair value of our reporting unit of RMB119.8 million and the carrying value of our net assets of RMB217.8 million as of March 31, 2023, based on a quantitative goodwill impairment test. As of March 31, 2023 and 2024, the carrying amount of goodwill is nil.

Other income, net

We had other income, net of RMB0.29 million and RMB3.0 million (US$0.41 million) for the year ended March 31, 2023 and 2024, respectively, which was mainly attributable to government subsidies received in the respective periods.

Loss from operations

As a result of the foregoing, our loss from operations decreased by 42.0% from RMB103.8 million for the year ended March 31, 2023 to RMB60.2 million (US$8.3 million) for the year ended March 31, 2024.

Interest income

Our interest income was RMB2.6 million (US$0.4 million) for the year ended March 31, 2024, compared to RMB7.4 million for the year ended March 31, 2023. The decrease was primarily attributable to a lower balance of bank deposits and decreased amount of receivable for issuance of ordinary shares.

Interest expense

Our interest expense was RMB7.3 million (US$1.0 million) for the year ended March 31, 2024, compared to RMB13.4 million for the year ended March 31, 2023. The decrease was primarily attributable to a decrease in the amortization charges on promissory notes of RMB5.6 million.

Other gains (losses), net

We recorded other losses, net of RMB4.0 million (US$0.55 million) for the year ended March 31, 2024, primarily due to (i) a net gain on foreign exchange of RMB1.1 million (US$0.2 million), (ii) a net loss of RMB5.9 million (US$0.8 million) related to the discount on the ordinary shares issued in a public offering, (iii) a net loss of RMB1.4 million (US$0.2 million), resulting from the disposal of other debts, and (iv) a net gain of RMB1.8 million (US$0.3 million) corresponding with the disposal of our long term investment. We recorded other gains, net of RMB5.2 million for the year ended March 31, 2023, due to a net gain on foreign exchange of RMB2.7 million.

Net loss

As a result of the foregoing, our net loss decreased by 35.0% from RMB106.0 million for the year ended March 31, 2023 to RMB68.9 million (US$9.5 million) for the year ended March 31, 2024.

Non-GAAP Financial Measure

We use non-GAAP financial measures, including adjusted net loss, EBITDA and EBITDA margin, in evaluating our operating results and for financial and operational decision-making purposes. We define adjusted net loss as net loss excluding fair value change of derivative liabilities. We define EBITDA as net loss excluding income tax expenses, interest expense, interest income, depreciation and amortization expenses, and define EBITDA margin as EBITDA as a percentage of total revenues. We believe adjusted net loss, EBITDA and EBITDA margin enhance investors’ overall understanding of our financial performance and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

These non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. As these non-GAAP financial measures have limitations as analytical tools and may not be calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies. We encourage investors and others to review our financial information in its entirety and not rely on any single financial measure.

The table below sets forth a reconciliation of adjusted net loss, EBITDA and EBITDA margin to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP, which are net loss and net loss margin, for the periods indicated:

	For the Fiscal Year Ended March 31,			For the Six Months Ended September 30,
	2023	2024		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
				(unaudited)	(unaudited)
Net loss	(105,976)	(68,898)	(9,541)	(37,722)	(29,577)	(4,215)
Less:
Fair value change of derivative liabilities	2,266	1,034	143	3,216	-	-
Share-based compensation expenses	(7,677)	679	94	290	52	7
Impairment of goodwill	40,684	-	-	-	-	-
Non-GAAP net loss	(70,703)	(67,185)	(9,304)	(34,216)	(29,525)	(4,208)

	For the Fiscal Year Ended March 31,			For the Six Months Ended September 30,
	2023	2024		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
				(unaudited)	(unaudited)
Net loss	(105,976)	(68,898)	(9,541)	(37,722)	(29,577)	(4,215)
Adjustments:
Income tax expenses	(911)	(927)	(128)	(482)	(445)	(63)
Interest expenses	13,350	7,326	1,015	3,079	3,163	451
Interest income	(7,420)	(2,638)	(366)	(2,008)	(730)	(104)
Depreciation and amortization	7,844	6,355	880	3,641	2,617	373
EBITDA	(93,113)	(58,782)	(8,140)	(33,492)	(24,972)	(3,558)

	For the Fiscal Year Ended March 31,		For the Six Months Ended September 30,
	2023	2024	2023	2024
	%
			(unaudited)	(unaudited)
Net loss margin	(6.5)	(9.5)	(8.8)	(11.8)
EBITDA margin	(8.5)	(8.3)	(8.6)	(10.0)

Liquidity and Capital Resources

Cash flows and working capital

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Fiscal Year Ended March 31,			For the Six Months Ended September 30,
	2023	2024		2023	2024
	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
				(unaudited)	(unaudited)
Net cash flows used in operating activities	(54,069)	(25,428)	(3,523)	(8,279)	(53,060)	(7,561)
Net cash flows generated from investing activities	46,496	47,814	6,624	66,536	28,787	4,102
Net cash flows used in financing activities	(76,656)	(33,132)	(4,589)	(61,350)	(2,187)	(312)
Net decrease in cash and cash equivalents	(84,229)	(10,746)	(1,488)	(3,093)	(26,460)	(3,771)
Cash and cash equivalents at beginning of the year	162,855	89,850	12,444	89,850	72,722	10,364
Effects of foreign exchange rate changes on cash and cash equivalents	11,224	(6,382)	(884)	54	(18)	(3)
Cash and cash equivalents at the end of the period	89,850	72,722	10,072	86,811	46,244	6,590

Historically, we have not been profitable or generated positive operating cash flows. Our principal source of liquidity has been cash generated from financing activities. As of March 2023 and 2024 and September 30, 2024, we had RMB89.9 million, RMB72.7 million and RMB46.2 million(US$6.6 million) in cash and cash equivalents, respectively. Our cash and cash equivalents consist primarily of cash on hand and demand deposits placed with banks and third-party payment processors, which are unrestricted as to withdrawal or use, have original maturities of three months or less at the time of purchase and are readily convertible to known amounts of cash. Our cash and cash equivalents are primarily denominated in Renminbi.

We had a positive working capital, representing the difference between total current assets and total current liabilities, of RMB206.2 million and RMB182.6 million(US$26 million) as of March 31, 2024 and September 30, 2024, respectively. As of September 30, 2024, our total current liabilities were RMB86.1 million (US$12.3 million), which primarily included short-term borrowings, accounts payable, accrued liabilities and other current liabilities and derivative liabilities. We recorded RMB13.1 million (US$1.9 million) in short-term borrowings as of September 30, 2024. Our short-term borrowings are generally repayable within one year and are used to provide working capital for our daily operations. We recorded RMB42.7 million (US$6.1 million) in accounts payable as of September 30, 2024. A substantial majority of our accounts payable is due to brand partners, with a credit period between 30 to 60 days. We recorded RMB17.0 million (US$2.4 million) in accrued liabilities and other current liabilities as of September 30, 2024, which primarily included logistics expenses payable, refund obligation of sales returns, advances from customers and payable for investment. We recorded RMB5.7 million (US$0.8 million) in derivative liabilities as of September 30, 2024. We assessed the embedded warrants along with the conversion features of Yoken Series A-1 Warrant, and concluded that this is required to be bifurcated and accounted for separately as derivative liabilities.

Despite the fact that we had a positive working capital as of September 30, 2024, working capital constraints have in the past limited, and may continue to limit, our ability to grow revenues, especially with emerging brands that generally require larger inventory investments during their early commercial development. Working capital deficits will restrict our liquidity position and have a negative impact on our ability to repay current liabilities. Our inability to take actions that address our working capital deficit in a timely and efficient manner, including prudently managing our working capital, or raising additional equity or debt financing on terms that are acceptable to us, when necessary, could materially adversely affect our liquidity, results of operations, financial condition and ability to operate. We believe that our current cash, cash equivalents and short-term investments and borrowings will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures, for at least the next 12 months.

We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may seek to issue debt or equity securities or obtain additional credit facilities. Financing may be unavailable in the amounts we need or on terms acceptable to us, if at all. Issuance of additional equity securities, including convertible debt securities, would dilute our earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer.

As a holding company with no material operations of our own, we conduct a substantial majority of our operations through our PRC subsidiaries and our VIEs in China. We are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries in China through capital contributions or loans, subject to the approval of government authorities and limits on the amount of capital contributions and loans. In addition, our subsidiaries in China may provide Renminbi funding to our VIEs only through loans. See “Regulation—Regulations on Foreign Exchange,” “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and to make loans to our VIEs, which could materially and adversely affect our liquidity and our ability to fund and expand our business” and “Use of Proceeds.” The ability of our subsidiaries in China to make dividends or other cash payments to us is subject to various restrictions under PRC laws and regulations. See “Risk Factors—Risks Related to Doing Business in China—We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” and “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.”

Operating activities

Net cash used in operating activities was RMB53.1 million (US$7.6 million) for the six months ended September 30, 2024. The difference between our net loss of RMB29.6 million (US$4.2 million) and the net cash used in operating activities for the six months ended September 30, 2024 was primarily attributable to (i) an increase in accounts payable of RMB18.3 million (US$2.6 million), (ii) a decrease in inventories of RMB9.8 million (US$1.4 million), partially offset by (i) an increase in prepayments and other current assets of RMB46.5 million (US$6.6 million), (ii) an increase in Amounts due from related parties of RMB13.1 million (US$1.9 million) in the six months ended September 30, 2024.

Net cash used in operating activities was RMB25.4 million (US$3.5 million) for the year ended March 31, 2024. The difference between our net loss of RMB68.9 million (US$9.5 million) and the net cash used in operating activities for the year ended March 31, 2024 was primarily attributable to (i) a decrease in accounts payable of RMB31.5 million (US$4.4 million), and (ii) a decrease in operating lease liabilities of RMB18.0 million (US$2.5 million), partially offset by (i) a decrease in prepayments and other current assets of RMB11.5 million (US$1.6 million), (ii) a decrease in accounts receivable of RMB27.2 million (US$3.8 million), (iii) a decrease in inventories of RMB26.5 million (US$3.7 million), and (iv) amortization of right-of-use assets of RMB17.9 million (US$2.5 million) in the year ended March 31, 2024.

Net cash used in operating activities was RMB54.1 million (US$7.9 million) for the year ended March 31, 2023. The difference between our net loss of RMB106.0 million (US$15.4 million) and the net cash used in operating activities for the year ended March 31, 2023 was primarily attributable to (i) a decrease in accounts payable of RMB36.3 million (US$5.3 million), (ii) a decrease in operating lease liabilities of RMB26.4 million (US$3.8 million), and (iii) an increase in accounts receivable of RMB27.5 million (US$4.0 million), partially offset by (i) a decrease in prepayments and other current assets of RMB47.8 million (US$7.0 million), (ii) impairment of goodwill of RMB40.7 million (US$5.9 million) in the year ended March 31, 2023 and (iii) amortization of right-of-use assets of RMB24.6 million (US$3.6 million) in the year ended March 31, 2023.

Investing activities

Net cash generated from investing activities was RMB28.8 million (US$4.1 million) for the six months ended September 30, 2024, which was primarily attributable to collection of deposits to be used in connection with future acquisitions of RMB29.1 million (US$4.0 million).

Net cash generated from investing activities was RMB47.8 million (US$6.6 million) for the year ended March 31, 2024, which was primarily attributable to a decrease in short-term investments of RMB69.8 million (US$9.7 million), partially offset by deposits to be used in connection with future acquisitions of RMB29.1 million (US$4.0 million).

Net cash generated from investing activities was RMB46.5 million (US$6.8 million) for the year ended March 31, 2023, which was primarily attributable to an increase in short-term investments of RMB58.3 million (US$8.5 million), partially offset by loan receivables advanced to a third party of RMB7.9 million (US$1.1 million).

Financing activities

Net cash used in financing activities was RMB2.2 million (US$0.3 million) for the six months ended September 30, 2024, which was attributable to repayments of short-term borrowings of RMB15.1 million (US$2.2 million), partially offset by proceeds from short-term borrowings of RMB13.0 million (US$1.9 million).

Net cash used in financing activities was RMB33.1 million (US$4.6 million) for the year ended March 31, 2024, which was primarily attributable to repayments of short-term and long- term borrowings of RMB86.0 million (US$11.9 million), partially offset by proceeds from issuance of ADSs and ordinary shares, net of issuance costs of RMB35.9 million (US$5.0 million). See “Description of Share Capital—History of Securities Issuances.”

Net cash used in financing activities was RMB76.7 million (US$11.2 million) for the year ended March 31, 2023, which was primarily attributable to repayments of short-term and long- term borrowings of RMB187.2 million (US$27.3 million), partially offset by proceeds from short-term and long-term borrowings of RMB110.6 million (US$16.1 million). See “Description of Share Capital—History of Securities Issuances.”

Capital Expenditures

Our capital expenditures are incurred primarily in connection with purchase of fixed assets, including electronic equipment, office equipment and vehicles, and intangible assets. Our capital expenditures were RMB1.9 million, RMB0.6 million and RMB1.6 million(US$0.2 million) for the years ended March 31, 2023 and 2024 and six months ended September 30, 2024, respectively. We intend to fund our future capital expenditures with our existing cash balance and proceeds from our bank loans and equity or debt offerings.

Contractual Obligations

As of September 30, 2024, we had borrowings of RMB13.1 million (US$1.9 million), interest payable of RMB0.05 million (US$0.008 million), which are to be paid within one year. The borrowings and interest payable represent our borrowings from commercial banks or other financial institutions for our working capital and the corresponding interests payable.

As of the same date, we also had operating lease commitments of RMB6.1 million  (US$0.9 million) and RMB1.4million (US$0.2 million), which are to be paid within one year and between one to three years, respectively. Our operating lease commitments relate to our leases of offices and warehouses.

We intend to fund our existing and future material cash requirements with our existing cash balance and other financing alternatives. We will continue to make cash commitments, including capital expenditures to support the short-term and/or long-term growth of our business.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Holding Company Structure

Boqii Holding Limited is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries and our VIEs in the PRC. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries and our VIEs. If our subsidiaries and VIEs or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

In addition, our subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance of the PRC, or PRC GAAP. Under PRC law, each of our WFOEs and our VIEs is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our WFOEs and our VIEs may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

As an offshore holding company, we are permitted under PRC laws and regulations to provide funding from the proceeds of our offshore fund raising activities to our PRC subsidiaries only through loans or capital contributions, and to our VIEs only through loans, in each case subject to the satisfaction of the applicable government registration and approval requirements. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and to make loans to our VIEs, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” As a result, there is uncertainty with respect to our ability to provide prompt financial support to our PRC subsidiaries and VIEs when needed. Notwithstanding the foregoing, our PRC subsidiaries may use their own retained earnings (rather than Renminbi converted from foreign currency denominated capital) to provide financial support to our VIEs either through loans from our PRC subsidiaries or direct loans to our VIEs’ nominee shareholders, which would be contributed to the VIEs as capital injections. Such direct loans to the nominee shareholders of our VIEs would be eliminated in our consolidated financial statements against such VIEs’ share capital.

Internal Control over Financial Reporting

In preparing our consolidated financial statements for the year ended March 31, 2024, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified are (i) our company’s lack of sufficient and competent financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements; (ii) lack of sufficient documented financial closing policies and procedures, specifically those related to period end logistics expenses cut-off and accruals and vendor rebate accruals and (iii) lack of adequate loan approval requirements and process.

We are in the process of implementing a number of measures to address these material weaknesses identified, including: (i) hiring more qualified resources, equipped with relevant U.S. GAAP and SEC reporting experiences and qualifications to strengthen the financial reporting function and to set up financial and system control framework, (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for accounting and financial reporting personnel, (iii) establishing effective oversight and clarifying reporting requirements for non-recurring and complex transactions to ensure consolidated financial statements and related disclosures are accurate, complete and in compliance with U.S. GAAP and SEC reporting requirements, and (iv) continuing to enhance accounting policies and closing procedures to improve the quality and accuracy of our period end financing closing process with respect to the preparation of U.S. GAAP financial statements. (v) improving loan approval requirements and procedures to ensure that all loans, regardless of amount, are subject to appropriate due diligence, including credit assessments, business purpose evaluations, and approval by multiple levels of management and (vi) enhancing segregation of responsibilities in financial decision-making processes so that no single executive will have unilateral authority to approve transactions that pose potential risks to the Company’s financial health or governance standards.

The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. See “Risk Factors—Risks Relating to Our Business and Industry— If we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected to take advantage of such exemptions.

Quantitative and Qualitative Disclosure about Market Risk

Foreign currency exchange rate risk

The depreciation of RMB against US$ was approximately 2.3% in 2022. The appreciation of RMB against US$ was approximately 8.5% in 2023. The depreciation of RMB against US$ was approximately 1.7% in 2024. It is difficult to predict how market forces or the PRC or the U.S. government policy may impact the exchange rate between RMB and US$ in the future.

To the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of RMB against the U.S. dollar would reduce the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs, servicing our outstanding debt, or for other business purposes, appreciation of the U.S. dollar against the RMB would reduce the U.S. dollar amounts available to us.

As of September 30, 2024, we had RMB-denominated cash and cash equivalents of approximately RMB46.2 million (US$6.6 million). A 10% depreciation of RMB against U.S. dollar based on the foreign exchange rate on September 30, 2024 would result in a decrease of approximately US$0.7 million in cash and cash equivalents. A 10% appreciation of RMB against U.S. dollar based on the foreign exchange rate on September 30, 2024 would result in an increase of approximately US$0.7 million in cash and cash equivalents.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Our interest rate risk arises primarily from long-term borrowings. As of September 30, 2024, we had not obtained long-term bank borrowings. Borrowings issued at variable rates and fixed rates expose us to cash flow interest rate risk and fair value interest rate risk respectively. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.

Concentration of credit risk

Financial instruments that potentially subject us to the concentration of credit risks consist of cash and cash equivalents, restricted cash, accounts receivable and amounts due from related parties. The maximum exposures of such assets to credit risk is their carrying amounts as of the balance sheet dates. We deposit our cash and cash equivalents and restricted cash with financial institutions located in jurisdictions where the subsidiaries are located. We believe that no significant credit risk exists as these financial institutions have high credit quality.

Accounts receivable are typically unsecured and are derived from revenue earned through third-party consumers. We conduct credit evaluations of third-party customers and related parties, and generally do not require collateral or other security from its third-party customers and related parties. We establish an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific third-party customers and related parties.

Concentration of customers and suppliers

Substantially all revenue was derived from customers located in China. There are no customers from whom revenues individually represent greater than 10% of the total revenues of the Company for the years ended March 31, 2023. Revenues from Zhejiang HaoChao Network Technology Co., Ltd accounts for 11.4% and 25.9% of the total revenues of the Company for the years ended March 31,2024 and six months ended September 30, 2024, respectively. Royal Canin China Co., Ltd. contributed to 22%, 26% and 32% of our total purchases as for the year ended March 31, 2023 and 2024 and six months ended September 30, 2024, respectively.

Recent Accounting Pronouncements

For detailed discussion on recent accounting pronouncements, see Note 2(af) to our consolidated financial statements.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of the Company

The following table sets forth the information regarding the beneficial ownership of the ordinary shares as of March 28, 2025:

●	each person known by the company to be the beneficial owner of more than 5% of the company’s ordinary shares; and

●	each of the company’s current executive officers and directors and all of the company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, and includes shares underlying warrants and options, as applicable, that are currently exercisable or convertible or exercisable or convertible within 60 days. Ordinary shares that may be acquired within 60 days of March 6, 2025, pursuant to the exercise of warrants or options are deemed to be outstanding for the purpose of computing the percentage ownership of such holder but are not deemed to be outstanding for computing the percentage ownership of any other person or entity shown in the table.

Unless otherwise indicated, we believe that all people named in the table below have sole voting and investment power with respect to the ordinary shares beneficially owned by them.

The percentage of ordinary shares beneficially owned is computed on the basis of 460,729,482 ordinary shares outstanding on March 28, 2025.

Name and Address of Beneficial Owners	Number of Bogii ordinary shares	%

Five Percent Holders of the Company
Hao (Louis) Liang	9,411,810	5.9
Yingzhi (Lisa) Tang	4,885,062	3.0
Guangyu Luo	-	-
Su Zhang	-	-
Chao Guo	280,756	*
All Directors and Executive Officers of the Company as a Group (6 Individuals)	14,577,628	9.1

SELLING SHAREHOLDERS

This prospectus relates to the resale of 2,000,000 ADSs, representing 300,000,000 Class A ordinary shares by the Selling Shareholders. We are registering the ADSs in order to permit the Selling Shareholders to offer the ADS for resale from time to time. Except for the ownership of the ADSs, the Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the ordinary shares, which are represented by the ADSs of each of the Selling Shareholders. The second column lists the number of ordinary shares beneficially owned by each Selling Shareholder, based on its ownership of the ADSs, as of March 28, 2025.

The third column lists the ordinary shares, represented by the ADSs, that are being offered by this prospectus by the Selling Shareholders.

In accordance with the terms of a registration rights agreement with the Selling Shareholders, this prospectus generally covers the resale of the sum of the number of ordinary shares issued to the Selling Shareholders.

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering	Number of ADSs to be Sold Pursuant to this Prospectus	Number of Ordinary Shares Owned After Offering	Percentage Ownership after Offering
Hua Wang	18,750,000	125,000	0	0.0
Mingming Tu	18,750,000	125,000	0	0.0
Weiwei Kang	18,750,000	125,000	0	0.0
Wenge Chen	18,750,000	125,000	0	0.0
Xuelei Mo	18,750,000	125,000	0	0.0
Yiting Lu	18,750,000	125,000	0	0.0
Zeyu An	18,750,000	125,000	0	0.0
Zichen Zhao	18,750,000	125,000	0	0.0
Haiyao Huang	22,935,000	152,900	0	0.0
Jian He	22,927,000	152,850	0	0.0
Kunlun Chen	22,927,000	152,850	0	0.0
Linlin Li	22,927,000	152,850	0	0.0
Suping Wu	22,927,000	152,850	0	0.0
Wanzhao Yang	22,927,000	152,850	0	0.0
Yonghua Cheng	17,677,500	117,850	0	0.0

BUSINESS

Our Vision

Our vision is to connect people and pets.

Our Mission

Boqii was founded for the love of pets. With this belief, we are inspired to empower the pet ecosystem and instill love and trust into pet parenting.

Boqii at a Glance

Boqii is a leading pet-focused platform in China. We offer a truly one-stop destination that pet parents in China may go to get everything they need for their pets and share their passion for pet parenting. They come to Boqii to discover the best pet products for their pets, share their most memorable pet raising stories, and find ways to make their pets healthier and happier. With our purpose-built platforms, we are reshaping how pet parents in China engage with their pets-by educating and inspiring them to become better pet parents, helping them find what their pets need, and bringing them a unique shopping experience. We believe you will love Boqii if you love pets. With online sales platforms at its core, we extend our reach offline to connect and empower other participants in the pet value chain, including brand partners, manufacturers of pet products, physical pet stores and pet hospitals, and pet-related content providers.

We operate a leading pet-focused online retail business in China’s pet market in terms of GMV. During the three years ended March 31, 2022, 2023, 2024 and the six months end September 30,2024, we connected a total of 766 brand partners with pet parents in China. We are redefining e-commerce for pet parents by providing an accessible, personalized and enjoyable shopping experience based on a deep understanding of our users and customers and their pets by leveraging extensive user interactions and transactional behaviors we have observed over the years. We create and continue to develop our private brands, including Yoken, Mocare and two “D-cat” labels, with compelling quality and prices. Users and customers come to shop on Boqii because we offer them a high-quality, high-touch experience with access to approximately 19,842 SKUs as of March 31, 2024. During the three years ended 2022, 2023, March 31, 2024 and the six months end September 30,2024, we delivered an aggregate of approximately 29.2 million orders to our users and customers.

We have a large pet-focused online community in China’s pet market. or the year ended March 31, 2024 and the six months end September 30, 2024, we had approximately 5.3 million and 2.0 million active buyers, respectively. We deeply understand and care about our users and customers and their pets. We engage with our users and customers through shopping, content, social media, and offline events, spurring interactions in a way that traditional retailers do not. On top of extensive interactions and transactional behaviors we have observed, we have developed a profound understanding of who our users and customers are, what they are keen to buy for their pets, how they communicate with other pet parents, and what content they resonate with. Our rich content not only guides users and customers along their shopping journey, but also becomes a trusted source for discovery and inspiration for all pet lovers.

We generate revenues primarily from transactions completed on our online sales platforms and by supplying products to physical pet stores we cooperate with. Our total net revenues were RMB1,092.1 million and RMB 709.4 million (US$98.2 million) in the years ended March 31, 2023 and 2024, respectively. Net revenues generated from the sale of products were RMB1,048.5 million and RMB 680.1 million (US$94.2 million), accounting for approximately 96.0%, and 95.9% of our total net revenues in the years ended March 31, 2023 and 2024, respectively. We recorded net loss of RMB106.0 million and RMB68.9 million (US$9.5 million) in the years ended March 31, 2023 and 2024, respectively. Our total net revenues decreased by 35.9% from RMB389.4 million for the six months ended September 30, 2023 to RMB249.7 million (US$35.6 million) for the six months ended September 30, 2024. For the six months ended September 30, 2023 and 2024, net revenues generated from the sale of products were RMB374.1 million and RMB232.7 million (US$33.2 million), respectively, accounting for 96.1% and 93.2% of the total net revenues for the corresponding periods, respectively. We recorded net loss of RMB37.7 million and RMB29.6 million (US$4.2 million) for the six months ended September 30, 2023 and 2024, respectively.

Our Business Model

Focusing on the needs of pet parents and their pets, we have established a large pet ecosystem in China in terms of revenue and the number of customers. Through Boqii, we offer a truly one-stop destination that pet parents in China may go to for everything they need for their pets, from pet products and services to pet knowledge and parenting advice. Our online sales platforms, comprised of Boqii Mall and our flagship stores on third-party e-commerce platforms, provides customers with convenient access to a wide selection of high-quality pet products and an engaging and personalized shopping experience. Our informative and interactive content platform, Boqii Community, allows users to share their pet parenting experience and discover new products and ways to make their pets healthier and happier. We had cooperated with over 15,000 physical pet stores and pet hospitals as of September 30, 2024 to further extend our product and service offerings to connect with users and customers in their neighborhoods.

We have a large pet-focused online community in China’s pet market. or the year ended March 31, 2024 and the six months end September 30, 2024, we had approximately 5.3 million and 2.0 million active buyers, respectively. We take pride in building a vibrant online community where we lead our users through a content and product discovery journey, developing a user-centric content-driven “discover and buy” model.

Our Users

Our dynamic and growing user base consists of pet lovers, pet parents, and KOLs. Our users come from towns and cities all over China, but are primarily concentrated in economically developed provinces and cities. Based on information voluntarily provided by our users, we believe that a majority of our users own pets, mostly cats and dogs. We have acquired our users mainly through third-party e-commerce platforms, social media marketing, word-of-mouth referral and physical pet stores. Our users primarily access our pet-focused platform through our online sales platforms.

Mobile App

When users and customers open our mobile app, they will immediately see the homepage of our vibrant user community with featured pet-related content, and may switch to our self-operated online sales platform, Boqii Mall, and offline pet services homepage with the navigation bar on the bottom. Users and customers can directly browse and search for contents by topics, products by brand and category, and services by location on the respective homepages.

Weixin/WeChat Mini-programs

Mini-program is an innovative platform built into Weixin/WeChat, facilitating discovery and consumption of services and products. Our mini-programs on Weixin/WeChat include Boqii Flagship Store, Mini Boqii Mall, Boqii Group Buy and Mengchong Haowuguan, and they feature similar interfaces and functions as our mobile app. Users and customers can also access our mini-programs through Weixin/WeChat. These mini-programs serve as additional access points to our pet-focused platform and complement our full-function native mobile app.

Monetization Channels

Through diverse product selections, informative content offerings and fun social interactive features, we have engaged a dynamic and growing user base and developed various models of monetization.

●	Self-operated online sales platform. Our self-operated online sales platform can be accessed by users through Boqii Mall, our mobile app and Weixin/WeChat mini-programs. We sell both branded products and private label products through our online sales platforms. We acquire branded products from our branded partners and private label products from our manufacturing partners before we sell them to our customers. We typically recognize the sales income as our revenue and product procurement costs as our cost of revenue.

●	Flagship stores on third-party e-commerce platforms. We also sell branded products and private label products on our flagship stores on third-party e-commerce platforms, including Tmall, JD.com and Pinduoduo. We typically pay marketing and promotion service fees and annual service fees to these third-party platforms and account for such fees as sales and marketing expenses.

●	Offline distribution network. We supply branded products and private label products, mostly in bulk, to physical pet stores and pet hospitals at discounted prices.

●	Membership programs. To cultivate customer stickiness, we offer prepaid membership to users of Boqii Mall. Our prepaid membership card, Magic Black Card, requires a deposit of at least RMB500, which can be used for future purchases on Boqii Mall. We do not recognize the deposit payment as revenue, and instead we recognize revenue only upon successful sales to our customers.

●	Online marketing and information services. We provide online marketing and information services to pet product brand owners, including helping them place advertisements on our online platforms and third-party platforms and organize marketing campaigns to promote their products and brands. We recognize revenue for provision of online marketing and information services over the service period pursuant to our service contracts with the brand owners. For the six months ended September 30, 2023 and 2024, we generated net revenues of RMB15.3 million and RMB 16.9 million (US$2.4 million) from provision of online marketing and information services. For the years ended March 31, 2023 and 2024, we generated net revenues of RMB43.6 million and RMB 29.2 million (US$4.0 million) from provision of online marketing and information services.

●	Content offerings. We provide users with informative, fun and interactive content. While our content offerings are free of charge, they provide us with a multitude of monetization opportunities. We engage KOLs to recommend products to our users, and integrate our curated content with relevant products to guide users along their shopping journey. Specifically, we place links to products on Boqii Mall within content to capture purchase impulse and meet user demands, delivering a seamless user experience.

●	SaaS solution. We have introduced our proprietary SaaS solution, which provides inventory management, membership management, price information and other services, to offline stores. We currently provide the SaaS solution to pet stores for free. Our free SaaS solution serves as our initial contact with physical pet stores and we expect that it will open up more business opportunities with these stores.

Our Online Sales Platforms

We operate a leading pet-focused online retail business in China in terms of GMV. During the three years ended March 31, 2022, 2023, 2024 and the six months end September 30,2024, we connected a total of 766 brand partners with pet parents in China. We offer branded products and private label products primarily through our self-operated online sales platform, Boqii Mall, as well as major third-party e-commerce platforms, such as Tmall, JD.com and Pinduoduo.

Our Pet Product Offerings

We offer our customers, which include both pet parents and small and medium pet businesses, a diverse selection of high-quality pet products at competitive prices, including food, treats, shampoos, cages, toys, apparel, OTC veterinary drugs and many more. As of September 30, 2024, we offered approximately 19,946 SKUs from approximately 588 brands, including approximately 63 international brands. We are committed to offering a comprehensive and relevant selection of product inventory so that pet parents can get everything they need for their pets at one destination.

Branded products

During the three years ended March 31, 2022, 2023, 2024 and the six months end September 30,2024, we connected a total of 766 brand partners with pet parents in China, such as Royal Canin and Pedigree. Our brand partners together contributed approximately 16,200 SKUs to our online sales platforms, accounting for approximately 81.2% of our total SKUs as of September 30, 2024. In addition to branded pet food and other daily supplies, we cooperate with certain brand partners to offer OTC veterinary drugs, such as dermatology drugs and worm medications. We have designated a team with backgrounds in veterinary pharmacy to oversee the procurement of OTC veterinary drugs on our online sales platforms.

We select our brand partners based on their brand reputation, product quality, manufacturing capability and prices. Before engaging a brand partner, we inspect its business licenses, permits and trademarks, perform background checks, sample products, and in certain cases conduct on-site visits.

We normally enter into one-year nonexclusive framework agreements with our brand partners or, in most cases of foreign brand partners, their agents and renew them annually if we are satisfied with their performance. The key terms of our supply contracts are as follows.

●	Delivery and acceptance. Our brand partners are responsible for delivering products to our warehouses, and the products delivered shall conform, in form and substance, to the samples we have accepted.

●	Quality. The products shall satisfy all applicable quality requirements under relevant laws and regulations, industry standards and our quality standards specified in the agreements. We may reject or return any substandard products.

●	Purchase commitment. A few brand partners specify minimum purchase requirements in our supply agreements.

Private label products

Complementary to our extensive selection of branded products, we also offer high-quality private label products at compelling prices. Leveraging our wealth of expertise in the pet industry and deep understanding of customer needs, we have developed our private label brands, Yoken and Mocare in 2015 and 2018, respectively. We launched two “D-cat” label brands in 2022. We achieved significant growth in the sales of private label products. On September 30, 2024, approximately 3,746 SKUs of our private label products were offered, accounting for approximately 18.8% of our total SKUs. Moreover, as we introduce our high-quality competitively priced private label products to physical pet stores and pet hospitals, we are able to develop close relationships with them that provide for additional business opportunities.

We had approximately 1,468 SKUs under our Yoken brand for the six months ended September 30, 2024. We operate two business lines under our Yoken brand, Yiqin and Youbeizi. We mainly offer competitively priced cat litter, liners, bath products, dog food, cat food, canned food, pet clothes and pet toys under Yiqin, and value-for-money pet food under Youbeizi. Yoken was awarded 2020 and 2021 Annual Horse Brand, 2020 Consumers’ Favorite Cat Litter Brand and 2021 Annual Cat Litter at the Tmall Golden Cosmetics Festival.

We had approximately 56 SKUs under our Mocare brand for the six months ended September 30, 2024. Mocare focuses on premium freeze-dry cat and dog food, which is made from cooked fresh foods with nearly all of the water content removed through a special process. Freeze-dried cat and dog food is known to preserve more nutritional content compared to conventional dry food, has longer shelf life than wet food, and allows for more convenient transportation and storage than frozen food. Mocare was awarded Annual Top 10 Dark Horse Brand by Shenzhen International Pet Product Fair in 2019.

In 2022, we launched two “D-cat” label brands, under which we offer (i) pet snacks and pet supplies and (ii) pet pharmaceuticals and medical care products, respectively.

We adopt a “customer-to-manufacturer” model in developing our private label products. We identify customer needs by analyzing the massive trove of customer and transactional behaviors we have observed, evaluating the feasibility and profitability of developing the products that satisfy such needs and engaging manufacturing partners to bring the products to market. For example, since 2020, we identified rapidly growing demands for pet supplies and expand our offerings of pet suppliers catering to customer needs, such as cat litter and cat litter boxes, pet beddings, cat scratchers, and airline-compliant crates. These have achieved significant popularity in the pet supplies market.

We have implemented strict quality control procedures on our private label products. Manufacturing factories for our private labels conduct pre-delivery inspection for each batch of products. In the case of newly developed products, our own personnel will conduct on-site inspections at manufacturing factories to ensure the compliance with our stringent quality standards. Meanwhile, we will conduct spot checks when each batch of products are delivered to our own warehouses. Irregular inspections will also be made on site to our cooperated manufacturing factories and products, and we have the right to demand manufacturers to rectify, impose a fine thereon or request a refund or exchange of products if they fail any of such inspections.

We carefully select manufacturers based on their ability to ensure timely delivery of quality products at competitive prices. Before engaging a manufacturer, we examine its business licenses, permits and operating history, sample products and evaluate its quality control effectiveness, assess its production capacity and conduct on-site visits. Our manufacturing agreement generally sets out a price cap for each product category will be set out in the agreement. We normally make a lump-sum payment within an agreed timeframe following our acceptance of the products. To strengthen our relationship with Qingdao Shuangan Biotechnology Co., Ltd. (“Shuangan”), a leading pet food manufacturer in China, we made an equity investment in it in 2017. We outsource the manufacturing of the rest of our private label products to various other high-quality manufacturers in China.

Boqii Mall

Boqii Mall, our self-operated online sales platform, has transformed shopping for pet products from a traditional search-based experience to a personalized discovery journey. Users and customers can easily navigate Boqii Mall through our mobile app, website or Weixin/WeChat mini-programs.

Our users and customers may browse through our extensive catalog of pet products by pet species and age, and product type, flavor and brand. For example, users and customers may choose specialty dog food for 15 dog breeds, such as golden retrievers, Labradors, poodles and huskies, and specialty cat food for cat breeds of all ages. Such detailed search categories allow users and customers to quickly identify the most suitable product for their pets.

When registering on our mobile app, pet parents may create their pet profiles, entering the names, species, age and sex of their pets. Pet profiles help us better understand the needs of pet parents and connect them with the right product at the right time throughout their pets’ lives. As we personalize pet parents’ shopping experience, we are able to further enhance customer loyalty.

Through our automated recommendation algorithm, we study and analyze customers’ browsing and purchase history and their pet profiles to identify their needs and preferences and recommend products of interest to them. Furthermore, we integrate our content offerings on our online community with the most relevant products and make customized recommendation, which create a unique and engaging experience for our users and customers. We have been constantly improving our algorithms to more precisely target customers with smart recommendations.

We engage various third parties to provide payment and delivery services for our customers on Boqii Mall. We require our customers to make full payment before we ship out their orders. We collaborate with YeePay, WeChat Pay, Alipay and Union Pay to offer convenient and secure payment options. We have engaged STO Express, Yuantong and Yunda to provide fast and reliable delivery services to our customers.

Flagship Stores on Third-party E-commerce Platforms

We operate flagship stores on major third-party e-commerce platforms, including Tmall, JD.com, Pinduoduo and Douyin. These third-party e-commerce platforms expand our customer reach and serve as our initial contact with customers, especially first-time pet parents who have yet to develop brand loyalty. For the six months ended September 30, 2023 and 2024, we generated revenue of approximately RMB224.2 million and RMB120.2 million (US$17.1 million), respectively, from sales on our flagship stores on third-party e-commerce platforms. For the years ended March 31, 2023 and 2024, we generated revenue of RMB614.5 million and RMB 403.2 million (US$55.8 million), respectively, from sales on our flagship stores on third-party e-commerce platforms.

According to our arrangement with third-party e-commerce platforms, we are responsible for product selection and display, product delivery, warehousing and customer support services, while e-commerce platforms provide online marketing and information services, payment processing services and customer relationship management system. We typically pay annual fees for basic store operations on third-party e-commerce platforms, and we also need to pay for additional services, such as technical service surcharges, online marketing and information services, and payment processing services.

Offline Distribution Network

We have developed a proprietary SaaS solution which provides inventory management, membership management, price information and other services to offline pet stores. We first introduced this SaaS solution to pet stores for free in December 2015. Our free SaaS solution serves as our initial contact with physical pet stores.

With our SaaS system, pet store owners may access their inventory status, view real-time analysis of sales status, keep tabs on upcoming re-order needs, and track shipping status anytime and anywhere. They may also easily replenish their stock with our products at competitive prices and manage their business more efficiently. Our SaaS system reminds pet store owners to re-order when their stock level is low and offers them an easy ordering process. Additionally, pet store owners may integrate their membership program with our SaaS system for easy management of their member profiles and interactions.

We supply a variety of branded products and private label products to physical pet stores and pet hospitals in bulk at discounted prices, which diversify their store product portfolio. With our valuable data insights, we identify unique needs of local pet stores, and recommend high-quality and value-for-money products to them accordingly. In certain cases, we coordinate with our brand partners to offer free samples to pet stores before they decide to make bulk purchases. We enter into customary supply agreements with physical pet stores and pet hospitals, pursuant to which the physical pet stores or pet hospitals may not sell our products at a price lower than specified in the agreements unless otherwise agreed. For the six months ended September 30, 2023 and 2024, we generated revenue of RMB 87.0 million, and RMB 34.0 million (US$4.9 million) from sales through our offline distribution network, accounting for approximately 22.3%, and 13.6 % of our total net revenues during the same periods, respectively. For the years ended March 31, 2023 and 2024, we generated revenue of RMB190.4 million and RMB 178.0 million (US$24.6 million) from sales through our offline distribution network, accounting for approximately 17.4% and 25.1% of our total net revenues during the same periods, respectively.

Our offline distribution network also extends our brand partners’ customer reach to pet parents who frequently visit physical pet stores and pet hospitals. We help our brand partners design tailored offline marketing strategies. For example, we promote their branded products to and display their marketing campaigns at physical pet stores we cooperate with and during trade fairs.

Customer Services

Our professional customer services distinguish us from generic retailers and adds a personal touch to the customer shopping experience. Unlike shopping for personal goods, shopping for pet products can be more challenging and requires professional guidance. We maintain a dedicated team of customer services staff, including our nine employees and other outsourced customer service stuff. Pet parents can reach our knowledgeable customer services staff and our intelligent customer service system every day. Our responsive and experienced customer services team has achieved an average satisfaction rate of approximately 4.72 points out of five points with respect to service attitude for the six months  ended September 30, 2024.

Most of the products offered on our platform can be returned with full refund or exchanged for within seven days of receipt of shipment, and we provide full refund to our customers if there is a product quality issue. We normally pay for shipping expenses to facilitate successful return or exchange of defective products. Meanwhile, we cooperate with third-party insurance companies which provide our customers with shipping return and exchange insurance that cover their return or exchange shipping expenses incurred by the orders with our stores at Tmall and JD.com.

Supply Chain Management

We have an integrated supply chain management system covering from inventory management to order fulfillment. Our integrated system aims to ensure that we maintain appropriate inventory levels at our warehouses and that we can optimize order routing, which helps us reduce inventory risks, shipping time and transportation costs.

We have adopted three inventory models-distribution model, consignment model and drop shipping model-and had an average inventory turnover days of approximately 46 days for six months ended September 30, 2024. Average half year inventory turnover days are calculated by dividing the ending inventory balance by cost of product sales and multiplying by 180.

●	Distribution model. Distribution model is the most common inventory model in our operations. Under this model, we purchase products from our brand partners before selling them to customers and take inventory.

●	Consignment model. We initially partnered with some emerging brand partners, using a consignment model where ownership of the products remained with such brand partners until the products were sold. We believed this model allowed us to minimize inventory and working capital risks. Since early 2019, we have started to substantially reduce product sales through consignment model as we strategically reduced the sales volume of certain long-tail, less popular products offered by emerging brand partners.

●	Drop shipping model. Only a few of our manufacturers have chosen drop shipping model. Under this model, we take inventory although our manufacturers ship the products directly to the customers under this model.

As of September 30, 2024, we operated one warehouse and utilized four fulfillment centers across China, and maintained a team of 4 employees and 24 outsourced staff. We store our inventories, and sort, package and ship products to customers from our warehouses. We also utilize fulfillment centers at free trade-zones where certain brand partners we cooperate with ship their products to us or our customers directly. As of September 30, 2024, we also partnered with six delivery service providers to ensure fast and reliable delivery to our customers. Our expansive fulfillment network enables us to reach certain parts of China in 24 hours or less, providing customers with a convenient click-to-door shopping experience.

Membership Programs

We have established prepaid and free membership programs to enhance customer loyalty. As of September 30, 2024, we had approximately 44,389 prepaid members. Our prepaid members on average deposited approximately RMB1,055 in their membership cards for the six months end September 30,2024.

●	Prepaid membership. Prepaid membership is only available to users of Boqii Mall. Our prepaid membership card, Magic Black Card, requires a deposit of at least RMB500, which can be used for purchases on Boqii Mall. Our Magic Black Card holders receive discounts on all purchases made on Boqii Mall, access to limited-time offers, birthday coupons, free shipping twice a month, VIP customer service and other value-added services.

●	Free membership. Free membership is only available to users of our flagship stores on Tmall, JD.com and Pinduoduo. Users earn points for visiting, making purchases or drawing lotteries on our flagship stores, and points can be then used for deducting the order amounts in future purchases on these stores. Free members enjoy discount offers at our flagship stores from time to time and one-to-one customer service.

Our Content Platform

Boqii Community provides an interactive content platform for users to share their knowledge and love for pets. We strive to provide our users with a variety of high-quality and engaging original content.

When users open the “Community” feature on our mobile app, they will immediately see our recommended content based on their initial indication of interests upon registration and their reading, social and purchase behavior. They may browse posts from other community members they follow, latest updates, videos and news by sliding through the top navigation bar. By clicking on the navigation buttons in the middle of the page, users can explore hot topics, KOLs, Q&As and product reviews. Users may also post questions and share their informative pet parenting experience, memorable pet raising stories, favorite pet photos and short videos on our mobile app.

Content Creation

Our users and customers constantly contribute to our diverse, high-quality and engaging content. Among them, some have attracted a significant number of followers and grown to become KOLs. We have also engaged a number of KOLs, who are particularly active in creating and sharing content on pet parenting and pet products. They encourage social interactions among our users and customers and help shape their purchasing decisions. As of September 30, 2024, we had over approximately 450 KOLs on our platform and approximately 1200 KOL accounts on social media platforms. We continuously monitor user activities and original content creation on our platform to discover potential KOLs and encourage them to partner with us.

We offer KOLs access to broad user base, and help them monetize their content offerings. KOLs earn commissions from us for actively promoting branded products and our private label products. At the same time, we depend on KOLs’ content creation capabilities to invigorate Boqii Community, and capitalize on their marketing skills which lead to enhanced product sales on our online sales platforms. We typically pay KOLs a fee for each piece of their advertising post or video on per case basis.

Our diverse, engaging and original content is available in various formats, including articles, photographs, and short videos.

Content Monitoring

We place strong emphasis on content screening and monitoring content posted on our platform to ensure that they do not infringe copyright and other intellectual property rights, and that they fully comply with applicable laws and regulations. Our online content screening and monitoring procedures consist of automated screening performed by an automated filtering system as well as a set of manual review procedures conducted by our editors. We maintain a dedicated team of content editors and hold regular internal trainings on latest compliance requirements and development.

Monetization through Content Offerings

Our rich and informative content provides us with a multitude of monetization opportunities. We recommend relevant content to users and customers based on their pet profiles, initial indication of interests upon registration and their reading, social and purchase behavior. In addition to facilitating users and customers in content discovery, we also leverage our automated recommendation algorithm to integrate our curated content with relevant products and make customized product recommendations. We place links to products on Boqii Mall within content to capture purchase impulse and meet user demands, delivering a seamless user experience. From time to time, our customer service staff mail free samples and make phone calls to our users and customers to provide offer updates and promote our products.

Social Media

Through interactive social network platforms, we bring our dynamic community and their diverse and engaging content offerings to life. We distribute content through substantially all major social communications and social media platforms in China, including Weixin/WeChat, Weibo, Red and Douyin. Our content offerings on these platforms have attracted a large number of loyal fans. As of September 30, 2024, we managed over 750 Weixin/WeChat groups, most of which are under our direct management.

We leverage these major social media platforms for viral and interactive marketing. Such platforms enable our users and customers to make purchases as part of their social networking and entertainment, boosting the frequency and value of their purchases.

Our Offline Network

Despite the convenience of online sales platforms, we believe physical pet stores and pet hospitals are still an integral part to the pet industry. Certain services, such as pet care, training and grooming, are only available offline. Offline store settings provide us with an opportunity to interact with pet parents face-to-face and offer more value-added products and services.

We began cooperating with physical pet stores and pet hospitals in 2013. As of September 30, 2024, we had cooperated with over 15000 physical pet stores and pet hospitals, spanning over 250 cities in China. Our offline network increases our brand awareness and presents a complementary source of user traffic. By making pet products and services more accessible and appealing to pet parents, we are able to drive customer acquisition and customer loyalty in a more cost-effective manner. Through our brand influence and proprietary technology, we have also begun to digitally connect and empower an extensive, growing network of physical pet stores and pet hospitals through our SaaS solutions.

Our mobile app allows users and customers to quickly and accurately locate nearby pet stores and pet hospitals we cooperate with. We host a homepage for each store we cooperate with on our mobile app, where users and customers may view store photos, browse the type of services provided, review staff backgrounds and access and provide store reviews.

Acquisition of Xingmu International

To further our presence in the pet healthcare market, we acquired 51% equity ownership in Xingmu International in November 2019 and have since consolidated results of Xingmu International. As a competitive veterinary drug distributor in China, Xingmu has regional exclusive distribution rights to 8 veterinary drug brands and close relationships with approximately 1,300 pet hospitals in China as of September 30, 2024. Our acquisition of Xingmu allows us to leverage Xingmu’s extensive pet hospital network to develop our pet healthcare business. We are a leading online UGC audio community, interactive audio entertainment platform and online audio platform in China.

Partnership with PetDog

In an effort to expand our offline presence and enhance pet service offerings, we made an approximately 23.6% equity investment in Beijing PetDog Technology Development Co., Ltd. (“PetDog”) in 2019. PetDog offers a variety of courses on pet beauty, pet training, pet store management and pet nutrition management to train and prepare students to become licensed pet professionals, expanding the talent pool in the pet industry. According to Frost & Sullivan, PetDog is the largest pet store franchise in terms of number of pet stores and the largest training center for pet service professionals in terms of training service revenue in China as of 2019. We equip PetDog stores with smart inventory management through our SaaS solution, and diversify its product portfolio with our wide selection of high-quality and value-for-money pet products.

Through our investment in PetDog, we have also successfully expanded the outreach of professional trainings to more offline pet stores to improve the quality of their services. With more licensed pet professionals available, pet stores are able to offer more varieties of high-quality services to pet parents.

Our Marketing Services

We offer our brand partners as well as other brand owners tailored marketing and information services and distribution support to promote their brands and increase product sales. We charge our marketing service clients a service fee for our online marketing and information services, which was settled according to the overall service price in the contracts. Our vibrant online community and extensive offline network give our brand partners and brand owners wide access to targeted and high-quality user traffic.

With valuable data insights on user behavior, we also help our brand partners and brand owners design and implement effective marketing strategies, and guide them in offering more relevant products and optimizing pricing strategies. In 2013, we started to provide online marketing and information services to Chuncui Pet Products (Shanghai) Co., Ltd, a new Chinese pet product brand.

Sales and Marketing

Our diverse and high-quality product offerings, rich and engaging content, and personalized user experience have contributed to our expanding user base and increasing user engagement, leading to a strong word-of-mouth effect that strengthens our brand awareness.

Additionally, we promote our platform and enhance our brand awareness through a variety of online and offline marketing activities. We cooperate with third-party e-commerce platforms, social media platforms, and popular search engines for online and mobile marketing. We also conduct offline marketing by attending leading trade fairs and exhibits in the industry, such as Chengdu International Pet Fair and China Pet Fair.

Competition

The pet industry is highly competitive in China. We mainly compete with online and physical pet product retail stores, pet product sections in supermarkets, general e-commerce platforms and other pet-focused online retail platforms.

We have a large pet ecosystem in China in terms of revenue and the number of customers. We believe we differentiate ourselves from our competitors by our significant brand awareness, transformative retail model, content-driven marketing approach, diverse and high-quality product offerings, rich and engaging content offerings, smart recommendations, personalized customer service and reliable fulfillment services.

Licenses and Approvals

The following table sets forth a list of material licenses and approvals, subject to further renewal, that our PRC subsidiaries and the VIEs are required to obtain to carry out our operations in China, in addition to business licenses that are required for each company operating in the PRC.

License	Entity Holding the License	Type of the Entity	Regulatory Authority
ICP License	Shanghai Guangcheng	VIE	Shanghai Communication Administration
Veterinary Drug Operation Permit	Shanghai Guangcheng	VIE	Shanghai Pudong Agricultural Committee
Veterinary Drug Operation Permit	Shanghai Xincheng	WFOE	Shanghai Pudong Agricultural Committee
Veterinary Drug Operation Permit	Shanghai Guangcheng Wuhu Branch	Branch of VIE	Wuhu Economic Technology Development District Social Affair Bureau
Veterinary Drug Operation Permit	Suzhou Taicheng	VIE	Suzhou Agriculture and Country Bureau
Veterinary Drug Operation Permit	Nanjing Xingmu	VIE	Nanjing Yuhua District Agricultural Bureau
Veterinary Drug Operation Permit	Taizhou Xinmu Biotechnology Co., Limited	Subsidiary of VIE	Taizhou Hailing District Agriculture and Country Bureau

Our Technology

Our strong technology and data capabilities enable us to deliver superior user experience and increase our operational efficiency. As of September 30, 2024, we had a four-member research and development team dedicated to the design and development of algorithm and the upgrades and maintenance of our technology infrastructure.

Data Analytics

With access to a massive trove of customer and transaction data, we have built our big data analytics capabilities upon detailed user tagging and third-party computing infrastructure that can efficiently process complex analytical computing tasks. We have created approximately 16 different user purchase behavior tags by studying user interactions and purchase behaviors. With such user and transactional behaviors we have observed, we leverage big data analytics and artificial intelligence technology to enhance the accuracy of user behavior predictions and user profiling, and hence customize our content and product recommendation to optimize user experience.

Data Privacy and Security

We believe data security is critical to our business operation. Users must acknowledge the terms and conditions of the user agreement before registering an account with us, pursuant to which they consent to our collection, use and disclosure of their data in compliance with applicable laws and regulations. To protect users’ information, we have internal rules and policies governing how we may use and share personal information, and protocols, technologies and systems guarding against improper access or disclosure of personal information. We collect personal information and data only with users’ prior consent. We have also adopted strict data protection policy to ensure the security of our proprietary data, and back up the important information we gather from our platform. The use of data within our various departments is under our strict supervision and management. We have outsourced some of our data security work, including cloud storage and anti-hacking, to certain third-party technological service providers.

To ensure data security and avoid data leakage, we limit access to our servers that store our user information and internal data on a “need-to-know” basis by establishing stringent internal protocols under which we grant classified access to confidential personal data only to limited employees with strictly defined and layered access authority. We have also adopted a data encryption system intended to ensure secure storage and transmission of data, and to prevent any unauthorized access to use of our data. Furthermore, we implement comprehensive data masking to fend off potential hacking and security attacks.

In addition, we back up our data on a daily basis in various separate secured data back-up systems to minimize the risk of data loss. We also conduct frequent reviews of our back-up systems to ensure that they are well maintained and function properly.

Inventory Management

We have adopted a smart ERP inventory management system that enables real-time inventory tracking and sales analysis, which helps us monitor and administer warehouse operations and forecast demand. In addition, our drop shipping system is able to connect our manufacturers to the third-party delivery service providers to ensure efficient order shipment.

Moreover, we provide our inventory management system to physical pet stores and pet hospitals as a SaaS solution and help them manage their business more efficiently.

Intellectual Property

Our trademarks, copyrights, domain names, trade names, trade secrets, patents and other proprietary rights are critical to our success. As of September 30, 2024, we had five registered patents, 152 registered trademarks, 49 registered copyrights and 23 registered domain names in China. We rely on patent, trademark, copyright and trade secret protection laws in China and enter into standard confidentiality agreements with all of our employees to protect our intellectual properties.

Seasonality

We experience seasonality in our business, primarily as a result of seasonal fluctuations in personal consumption needs and patterns. We typically record higher net revenues in the fourth calendar quarters, primarily because consumers tend to increase their purchases during e-commerce festivals in China, such as the periods around Double Eleven Shopping Festival (which is an online sales promotion event that falls on November 11 of each year) and Double Twelve (which is another online sales promotion event that falls on December 12 of each year). In addition, we typically experience a lower level of sales activity in the first calendar quarters due to the Chinese New Year holiday, during which the volumes of online purchases and logistical operations may drop significantly due to vacations and business closures. As a result, we generally generate higher net revenues in quarters ended December 31. Similar to the trends in our net revenues, our cost of revenues and to a lesser extent, fulfillment expenses, sales and marketing expenses, and general and administrative expenses generally also experience seasonal fluctuations. Due to our limited operating history, the seasonal trends that we have experienced in the past may not apply to, or be indicative of, our future operating results. See “Risk Factors-Risks Related to Our Business and Industry-Our results of operations are subject to fluctuations due to the seasonality of our business and other events.”

REGULATION

Regulations

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

Regulations on Foreign Investment

The Foreign Investment Law of the PRC, or the Foreign Investment Law, was formally adopted by the National People’s Congress on March 15, 2019 and became effective on January 1, 2020. The Foreign Investment Law is formulated to further expand opening-up, vigorously promote foreign investment and protect the legitimate rights and interests of foreign investors. According to the Foreign Investment Law, foreign investments are entitled to pre-entry national treatment and are subject to negative list management system. The pre-entry national treatment means that the treatment given to foreign investors and their investments at the stage of investment access is not lower than that of domestic investors and their investments. The negative list management system means that the state implements special administrative procedures for access of foreign investment in specific fields. Foreign investors shall not invest in any forbidden fields stipulated in the negative list and shall meet the conditions stipulated in the negative list before investing in any restricted fields.

Foreign investors’ investment, earnings and other legitimate rights and interests within the territory of China shall be protected in accordance with the law, and all national policies on supporting the development of enterprises shall equally apply to foreign-invested enterprises. The state guarantees that foreign-invested enterprises participate in the formulation of standards in an equal manner. The state guarantees that foreign-invested enterprises participate in government procurement activities through fair competition in accordance with the law. The State shall not expropriate any foreign investment except under special circumstances. In special circumstances, the state may levy or expropriate the investment of foreign investors in accordance with the law for the needs of the public interest. The expropriation and requisition shall be conducted in accordance with legal procedures and timely and reasonable compensation shall be given. In carrying out business activities, foreign-invested enterprises shall comply with relevant provisions on labor protection, social insurance, tax, accounting, foreign exchange and other matters stipulated in laws and regulations.

On December 19, 2020, the NDRC and the MOFCOM jointly promulgated the Measures on the Security Review of Foreign Investment, effective on January 18, 2021, which sets forth provisions concerning the security review mechanism on foreign investment, including the types of investments subject to review, review scopes and procedures, among others. The Office of the Working Mechanism of the Security Review of Foreign Investment, or the Office of the Working Mechanism, will be established under the NDRC, who will carry out routine work of security review on foreign investment. Foreign investor or relevant parties in China must declare the security review to the Office of the Working Mechanism prior to (i) the investments in the military industry, military industrial supporting industry and other fields relating to the security of national defense, and investments in areas surrounding military facilities and military industry facilities; and (ii) investments in important agricultural products, important energy and resources, important equipment manufacturing, important infrastructure, important transport services, important cultural products and services, important information technology and internet products and services, important financial services, key technologies and other important fields relating to national security, and obtain control in the target enterprise. Control exists when the foreign investor (i) holds over 50% equity interests in the target, (ii) has voting rights that can materially impact on the resolutions of the board of directors or shareholders meeting of the target even when it holds less than 50% equity interests in the target, or (iii) has material impact on the target’s business decisions, human resources, accounting and technology, etc.

From January 1, 2020, the Wholly Foreign-Owned Enterprises Law of the PRC, together with the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures and the Law of the People’s Republic of China on Sino-Foreign Cooperative Joint Ventures shall be abolished. The organization form, organization and activities of foreign-invested enterprises shall be governed by the laws of the Company Law of the People’s Republic of China and the Partnership Enterprise Law of the People’s Republic of China. Foreign-invested enterprises established before the implementation of the Foreign Investment Law may retain the original business organization and so on within five years after the implementation of the Foreign Investment Law.

On December 26, 2019, the State Council promulgated the Implementation Regulations on the Foreign Investment Law, which came into effect on January 1, 2020, and it further requires that foreign-invested enterprises and domestic enterprises shall be treated equally with respect to policy making and implementation. Pursuant to the Implementation Regulations on the Foreign Investment Law, if the existing foreign-invested enterprises fail to change their original forms as of January 1, 2025, the relevant market regulation departments will not process other registration matters for the enterprises, and may disclose their relevant information to the public.

On December 30, 2019, the MOFCOM and the State Administration for Market Regulation jointly issued the Measures for Reporting of Foreign Investment Information, or the Foreign Investment Information Measures, which came into effect on January 1, 2020 and replaced the Interim Administrative Measures for the Record-filing of the Establishment and Modification of Foreign-invested Enterprises. Since January 1, 2020, for foreign investors carrying out investment activities directly or indirectly in the PRC, foreign investors or foreign-invested enterprises shall submit investment information through the Enterprise Registration System and the National Enterprise Credit Information Publicity System operated by the State Administration for Market Regulation. Foreign investors or foreign-invested enterprises shall disclose their investment information by submitting reports for their establishments, modifications and cancelations and their annual reports in accordance with the Foreign Investment Information Measures. If a foreign-invested enterprise investing in the PRC has finished submitting its reports for its establishment, modifications and cancelation and its annual reports, the relevant information will be shared by the competent market regulation department to the competent commercial department, and does not require such foreign-invested enterprise to submit the reports separately.

Foreign Investment Industrial Policy

Investment in the PRC conducted by foreign investors and foreign-owned enterprises shall comply with the Catalog for the Guidance of Foreign Investment Industries, or the Catalog, which was first issued in 1995 and amended from time to time. The most updated Catalog was promulgated by the MOFCOM and the NDRC, on June 28, 2017 and became effective on July 28, 2017, and contains specific provisions guiding market access of foreign capital and stipulates in detail the areas of entry pertaining to the categories of encouraged foreign investment industries, restricted foreign investment industries and prohibited foreign investment industries. On October 26, 2022, the MOFCOM and the NDRC promulgated the Catalog of Industries for Encouraged Foreign Investment (2022 Edition), or the Encouraging Catalog, which became effective on January 1, 2023, to replace the previous Encouraging Catalog. On December 27, 2021, the MOFCOM and the NDRC released the Special Administrative Measures for Access of Foreign Investments (2021 Edition), or the Negative List 2021, which became effective on January 1, 2022, to replace the previous Negative List. According to the current regulation, any industry not listed in the Negative List 2021 is a permitted industry and generally open to foreign investment unless specifically prohibited or restricted by PRC laws and regulations. According to the Negative List 2021, the foreign investment in value-added telecommunications services shall not exceed 50% (excluding e-commerce, domestic multi-party telecommunication, storage and forwarding business, and call center).

Regulations on Value-added Telecommunications Services

Foreign Investment in Value-Added Telecommunications

Foreign direct investment in telecommunications companies in China is regulated by the Administrative Provisions of Foreign-Invested Telecommunications Enterprises, or the FITE Regulation, which was issued by the State Council on December 11, 2001 and recently amended on March 29, 2022 and effective from May 1, 2022, respectively. The FITE Regulation stipulates that a foreign-invested telecommunications enterprise in the PRC, or the FITE, must be established as a sino-foreign equity joint venture for operations in the PRC. Under the FITE Regulation and in accordance with WTO-related agreements, the foreign party investing in a FITE engaging in value-added telecommunications services may hold up to 50% of the ultimate equity interests of the FITE. The FITE must obtain approvals from the MIIT and the MOFCOM or their authorized local counterparts, which retain considerable discretion in granting approvals. Furthermore, the foreign party investing in e-commerce business, as a type of value-added telecommunications services, has been allowed to hold up to 100% of the equity interests of the FITE based on the Circular of the Ministry of Industry and Information Technology on Removing the Restrictions on Shareholding Ratio Held by Foreign Investors in Online Data Processing and Transaction Processing (Operating E-commerce) Business issued on June 19, 2015 and the current effective Catalog of Telecommunications Services, or the Telecom Catalog.

On July 13, 2006, the Ministry of Information Industry of the PRC, or the MII (which is the predecessor of the MIIT) promulgated the Notice of the Ministry of Information Industry on Strengthening the Administration of Foreign Investment in Value-added Telecommunications Services, or the MII Notice, which reiterates certain requirements of the FITE Regulations and strengthens the administration by the MII. Under the MII Notice, if a foreign investor intends to invest in PRC value-added telecommunications business, the FITE must be established to apply for the relevant telecommunications business licenses. In addition, a domestic company that holds a license for the provision of value-added telecommunications services is prohibited from leasing, transferring or selling the license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors to conduct value-added telecommunications businesses illegally in China. Trademarks and domain names that are used in the provision of value-added telecommunications services must be owned by the license holder or its shareholders. The MII Notice also requires that each value-added telecommunications services license holder have appropriate facilities for its approved business operations and to maintain such facilities in the business regions covered by its license. The value-added telecommunications services license holder shall perfect relevant measures for safeguarding the network and information, establish relevant administrative system for information safety, set up the procedures for handling emergencies of network and information safety and implement the liabilities of information safety.

Telecommunications Regulations

The Telecommunications Regulations of the People’s Republic of China, or the Telecom Regulations, promulgated on September 25, 2000 and amended on July 29, 2014 and February 6, 2016 respectively, are the primary PRC laws governing telecommunications services, and set out the general framework for the provision of telecommunications services by domestic PRC companies. The Telecom Regulations require that telecommunications service providers shall obtain operating licenses prior to commencing operations. The Telecom Regulations draw a distinction between basic telecommunications services and value-added telecommunications services. The Telecom Catalog, promulgated by MII on February 21, 2003 and issued as an attachment to the Telecom Regulations and amended by the MIIT on December 28, 2015 and June 6, 2019, identifies Internet information services and online data processing and transaction processing as value-added telecommunications services.

On July 3, 2017, the MIIT issued the revised Administrative Measures for the Licensing of Telecommunications Business, or the Telecom License Measures, which became effective on September 1, 2017, to supplement the Telecom Regulations. The Telecom License Measures require that an operator of value-added telecommunications services obtain a value-added telecommunications business operating license from the MIIT or its provincial level counterparts. The term of a value-added telecommunications business license is five years and subject to annual inspection.

Internet Information Services

On September 25, 2000, the State Council promulgated the Measures for the Administration of Internet Information Services, or the ICP Measures, as amended on January 8, 2011. Under the ICP Measures, the internet information service is categorized into commercial internet information services and noncommercial internet services. The operators of noncommercial internet information services must file with relevant governmental authorities and operators of commercial internet information services in China must obtain a license for internet information provision, or the ICP License, from the relevant governmental authorities, and the provision of particular information services, such as news, publishing, education, healthcare, medicine and medical device must also comply with relevant laws and regulations and obtain the approval from competent governmental authorities.

Internet information service providers are required to monitor their websites. They may not post or disseminate any content that falls within prohibited categories provided by laws or administrative regulations and must stop providing any such content on their websites. The PRC government may order ICP License holders that violate the content restrictions to correct those violations and revoke their ICP Licenses under serious conditions.

The MIIT released the Circular on Regulating the Use of Domain Names in Internet Information Services on November 27, 2017, effective from January 1, 2018, which provides that the domain names used by the Internet information service provider in providing Internet information services shall be registered and owned by such Internet information service provider, and if the Internet information service provider is a legal entity, the domain name registrant shall be the legal entity (or any of its shareholders), or its principal or senior manager.

Mobile Internet Applications Information Services

On June 28, 2016, the CAC, promulgated the Administrative Provisions on Mobile Internet Applications Information Services, or the APP Provisions, which was amended on June 14, 2022 and took effect on August 1, 2022. Under the APP Provisions, mobile application providers are prohibited from engaging in any activity that may endanger national security, disturb the social order, or infringe the legal rights of third parties, and may not produce or disseminate through internet mobile applications any content prohibited by laws and regulations. The APP Provisions also require application providers to procure relevant qualifications required by laws and regulations to provide services through such applications and require application distribution platforms to file a record with local branches of the CAC within 30 days after their online operation.

Furthermore, on December 16, 2016, the MIIT promulgated the Interim Measures on the Administration of Pre-Installation and Distribution of Applications for Mobile Smart Terminals, which took effect on July 1, 2017 and requires, among others, that internet information service providers should ensure that a mobile application, as well as its ancillary resource files, configuration files and user data can be uninstalled by a user on a convenient basis, unless it is a basic function software, which refers to a software that supports the normal functioning of hardware and operating system of a mobile smart device.

Regulations on Online Transmission of Audio-Visual Program

On December 20, 2007, the State Administration of Radio, Film and Television, or the SARFT (which is the predecessor of State Administration of Press, Publication, Radio, Film and Television, or the SAPPRFT) and the MII, jointly promulgated the Administrative Provisions on Internet Audio-visual Program Service, or the Audio-visual Program Provisions, effective January 31, 2008 and amended on August 28, 2015. The Audio-visual Program Provisions apply to the provision of audio-visual program services to the public via internet (including mobile network) within China. Providers of internet audio-visual program services are required to obtain a License for Online Transmission of Audio-visual Programs issued by the SARFT or complete certain registration procedures with the SARFT. Providers of internet audiovisual program services are generally required to be either state-owned or state-controlled by the PRC government, and the business to be carried out by such providers must satisfy the overall planning and guidance catalog for internet audio-visual program service determined by the SARFT. In a press conference jointly held by the SARFT and MII in 2008, the SARFT and MII clarified that providers of internet audio-visual program services who had engaged in such services prior to the promulgation of the Audio-visual Program Provisions shall be eligible to register their businesses and continue their operations of internet audio-visual program services so long as those providers have not been in violation of the laws and regulations.

On April 8, 2008, the SARFT issued the Notice on Relevant Issues Concerning Application and Approval of License for Online Transmission of Audio-visual Programs, as amended on August 28, 2015, which further sets forth detailed provisions concerning the application and approval process regarding the License for Online Transmission of Audio-visual Programs. The notice also provides that providers of internet audio-visual program services who engaged in such services prior to the promulgation of the Audio-visual Program Provisions shall also be eligible to apply for the license so long as their violation of the laws and regulations is minor and can be rectified timely and they have no records of violation during the latest three months prior to the promulgation of the Audio-visual Program Provisions. The SARFT further issued the Notice on Strengthening the Administration of Television Drama and Films Transmitted via Internet on December 28, 2007 and the Notice on Further Implementing the Administration of Overseas Television Drama and Films Transmitted via Internet on September 2, 2014. According to these notices, the audio-visual programs of film and drama category published to the public through information network shall be television drama under the Permit for Issuance of Television Drama, films under the Permit for Public Projection of Films, cartoons under the Permit for Issuance of Cartoons or academic literature movies and television plays under the Permit for Public Projection of Academic Literature Movies and Television Plays. Providers of such services shall obtain the prior consents from copyright owners of all such audio-visual programs.

The Classified Categories of the Internet Audio-Video Program Services (for Trial Implementation), or the Audio-video Program Categories, promulgated by the SAPPRFT on March 10, 2017, classifies internet audio/video program services into detailed categories.

On October 31, 2018, the National Radio and Television Administration issued the Notice on Further Strengthening the Management of Radio and Television and Network Audiovisual Programs, or the Notice 60. According to Notice 60, all radio and television broadcasting institutes, network audiovisual program service institutes and program production institutes shall stick to the right political direction and strengthen value guidance; pursue people-centered creative orientation to curb bad tendencies such as pursuing celebrities, pan-entertainment and so on; persist in providing high-quality content, constantly innovate programs, and strictly control the remuneration of guests.

Regulations on Feeds and Feed Additives

The State Council promulgated the Administrative Regulations on Feed and Feed Additives on May 29, 1999, as amended on November 29, 2001, November 3, 2011, December 7, 2013, February 6, 2016 and March 1, 2017. Pursuant to the Administrative Regulations on Feed and Feed Additives, the operators of feed and feed additives shall inspect product labels, product quality inspection certificates and the corresponding licensing documents when purchasing such products and no operator of feed or feed additives may unpack or repack any feed or feed additives or reprocess or add any other substance into any feed or feed additives.

On April 27, 2018, the Ministry of Agriculture and Rural Affairs promulgated a series of announcements, including the Administrative Measures for Pet Feed, the Permit Conditions for Pet Feed Manufacturers, the Pet Feed Labeling Regulations, the Pet Feed Hygienic Regulations, the Requirements for Pet Compound Feed Production Licensing Application Materials and the Requirements for Pet Additive Premix Feed Production License Application Materials, which further set forth detailed provisions concerning the production, operation and usage of animal feed and feed additives.

Regulations on Veterinary Drugs

On April 9, 2004, State Council promulgated the Regulation on Veterinary Drug Administration, which was amended on July 29, 2014, February 6, 2016 and March 28, 2020. Pursuant to the Regulation on Veterinary Drug Administration, the distribution of veterinary drug requires a Veterinary Drug Distribution License. The Veterinary Drug Distribution License shall indicate such details as the scope of business, place of business, validity period, name of the legal representative, and domicile. The validity period of a Veterinary Drug Distribution License is five years.

The veterinary drug distributors in the PRC shall also comply with the Norms for the Business Operation and Quality Management of Veterinary Drugs, or the GSP, which was promulgated by the Ministry of Agriculture on January 15, 2010 and amended on November 30, 2017. GSP is a set of standards relating to the quality management in the distribution of veterinary drugs in the PRC. It sets standards regulating veterinary drug distributors with respect to distribution sites, equipment, personnel, bylaws, purchases, warehousing, distribution and freight.

On July 31, 2007, the Ministry of Agriculture and the General Administration of Customs promulgated the Administrative Measures for the Import of Veterinary Drugs, or the Veterinary Drugs Import Measures, which was amended on April 25, 2019 and January 7, 2022. Pursuant to the Veterinary Drugs Import Measures, the Customs Clearance Document for Imported Veterinary Drugs shall be obtained for the import of veterinary drugs. The Customs Clearance Document for Imported Veterinary Drugs shall be applied for by a Chinese domestic agent to the veterinary administrative department under the provincial people’s government at the locality of the veterinary drug import port. The Veterinary Drugs Import Measures also stipulates that no overseas enterprise may directly sell veterinary drugs within the territory of China. The imported veterinary biological products shall be sold by a veterinary drug enterprise within the territory of China as an agent; but no wholly foreign-invested enterprise, sino-foreign equity joint venture or sino-foreign contractual joint venture may sell the imported veterinary biological products.

Regulations on E-Commerce

On January 26, 2014, the SAIC (which is the predecessor of the State administration for Market Regulation) promulgated the Administrative Measures for Online Trading, or the Online Trading Measures, which became effective on March 15, 2014, to regulate all operating activities for product sales and services provision via the internet (including mobile internet). It stipulates the obligations of online products operators and services providers and certain special requirements applicable to third-party platform operators. On March 15, 2021, the State Administration for Market Regulation promulgated the Measures for the Supervision and Administration of Online Trading, which became effective on May 1, 2021 and totally replaced the Online Trading Measures. Furthermore, the MOFCOM promulgated the Provisions on the Procedures for Formulating Transaction Rules of Third-Party Online Retail Platforms (Trial) on December 24, 2014, which became effective on April 1, 2015, to guide and regulate the formulation, revision and enforcement of transaction rules by online retail third-party platforms operators. These measures impose more stringent requirements and obligations on third-party platform operators. For example, third-party platform operators are obligated to make public and file their transaction rules with MOFCOM or their respective provincial counterparts, examine and register the legal status of each third-party merchant selling products or services on their platforms and display on a prominent location on a merchant’s webpage the information stated in the merchant’s business license or a link to its business license. Where third-party platform operators also conduct self-operation of products or services on the platform, these third-party platform operators must make a clear distinction between their online direct sales and sales of third-party merchant products on their third-party platforms to avoid misleading the consumers.

On August 31, 2018, the SCNPC promulgated the E-Commerce Law of the People’s Republic of China, or the E-Commerce Law, which became effective on January 1, 2019. The promulgation of the E-Commerce Law established the basic legal framework for the development of China’s E-Commerce business and clarified the obligations of the operators of E-Commerce platforms and the possible legal consequences if operators of E-commerce platforms are found to be in violation of legally prescribed obligations. For example, pursuant to the E-Commerce Law, all e-commerce operators shall (i) register themselves as market subjects according to the law, except for individuals selling self-produced agricultural and sideline products or family handicrafts, applying their own skills in labor activities that are exempted from registration, or engaged in odd small-amount transaction activities that do not require any license under the law; (ii) fulfill their tax obligations and enjoy tax incentives in accordance with the law; (iii) always have information about its own business license, the administrative license issued for its business, and its status as a party that is not required to register itself as a market subject, or the link to a webpage with such information published in a prominent position on its homepage; (iv) bear the likely risks and responsibilities when commodities are in transit, except when consumers select separate express logistics service providers; and (v) provide clear notice to consumers for tie-in sales and shall not set tie-in commodities or services as the default option. Further, e-commerce operators that possess dominant market positions shall not abuse their market dominance to eliminate or restrict competition.

In addition, the E-commerce Law provides that platform operators shall (i) verify and register the identity, address, contact and administrative license of e-commerce operators applying to sell commodities or provide services on its platform, establish registration archives and have them verified and updated regularly; (ii) record and save information released on its platform about commodities and services and deals concluded for a period of three years (unless otherwise stipulated), and ensure the completeness, confidentiality and availability of such information; (iii) use noticeable labels to clearly identify any business that it conducts on its own platform. A platform operator shall not impose unreasonable restrictions over or add unjustified conditions to transactions concluded on its platform by e-commerce operators, nor shall a platform operator charge e-commerce operators on its platform any unreasonable fees.

Violation of the provisions of the E-Commerce Law may entail being ordered to make corrections within a prescribed period of time, confiscation of gains illegally obtained, fines, suspension of business, inclusion of such violations in the credit records and possible civil liabilities. If a platform operator knows, or should have known, that an e-commerce operator has conducted acts infringing on the legitimate rights and interests of consumers, but the platform operator fails to take any necessary measure, the platform operator shall be held jointly and severally liable with the e-commerce operator. Where a platform operator fails to examine the qualifications of the e-commerce operators on its platform or fails to protect the safety of its consumers in respect of goods or services that may affect the consumer’s health, the platform operator shall bear corresponding liability to the consumers. Where a platform operator fails to take necessary measures against violations of intellectual property rights by e-commerce operators on its platform, the relevant administrative departments of intellectual property may order the platform operator to make corrections within the required time limit; where it fails to make corrections within the required time limit, the platform operator may face administrative fines of up to RMB2,000,000.

Regulations on Product Quality

According to the Product Quality Law of the People’s Republic of China, which was effective as from September 1, 1993 and amended by the SCNPC on July 8, 2000, August 27, 2009 and December 29, 2018, respectively, products for sale must satisfy relevant safety standards and sellers shall adopt measures to maintain the quality of products for sale. Sellers may not mix impurities or imitations into products, or pass counterfeit goods off as genuine ones, or defective products as good ones or substandard products as standard ones. For sellers, any violation of state or industrial standards for health and safety or other requirements may result in civil liabilities and administrative penalties, such as compensation for damages, fines, confiscation of products illegally manufactured or sold and the proceeds from the sales of such products illegally manufactured or sold and even revoking business license; in addition, severe violations may subject the responsible individual or enterprise to criminal liabilities.

In addition to Product Quality Law of the People’s Republic of China, there are also other PRC laws that apply to the product liability. Under the Civil Code of the People’s Republic of China, which became effective on January 1, 2021, if a substandard product causes property damage or physical injury to others, the producer or seller shall bear civil liability according to Law. If the transporter or storekeeper is responsible for the matter, the producer or seller shall have the right to demand compensation for its losses.

Regulations on Consumer Protection

According to the Consumers Rights and Interests Protection Law of the People’s Republic of China, or the Consumers Rights and Interests Protection Law, which became effective on January 1, 1994 and was amended by the SCNPC on August 27, 2009 and October 25, 2013 respectively, business operators should guarantee that the products and services they provide satisfy the requirements for personal or property safety, and provide consumers with authentic information about the quality, function, usage and term of validity of the products or services. The consumers whose interests have been damaged due to the products or services that they purchase or accept on the internet trading platforms may claim damages to sellers or service providers. Where the operators of the online trading platforms are unable to provide the real names, addresses and valid contact details of the sellers or service providers, the consumers may also claim damages to the operators of the online trading platforms. Operators of online trading platforms that clearly knew or should have known that sellers or service providers use their platforms to infringe upon the legitimate rights and interests of consumers but fail to take necessary measures must bear joint and several liabilities with the sellers or service providers. Moreover, if business operators deceive consumers or knowingly sell substandard or defective products, they should not only compensate consumers for their losses, but also pay additional damages equal to three times the price of the goods or services.

On January 6, 2017, the SAIC issued the Interim Measures for Seven-day Unconditional Return of Online Purchased Goods, which became effective on March 15, 2017 and amended on October 23, 2020, further clarifying the scope of consumers’ rights to make returns without a reason, including exceptions, return procedures and online trading platform operators’ responsibility to formulate seven-day unconditional return rules and related consumer protection systems, and supervise the merchants for compliance with these rules.

Regulations on Pricing

In China, the prices of a small number of products and services are guided or fixed by the government. According to the Pricing Law of the People’s Republic of China, or the Pricing Law, promulgated by the SCNPC on December 29, 1997 and became effective on May 1, 1998, business operators must, as required by the government departments in charge of pricing, mark the prices explicitly and indicate the name, origin of production, specifications and other related particulars clearly. Business operators may not sell products at a premium or charge any fees that are not explicitly indicated. Business operators must not commit the specified unlawful pricing activities, such as colluding with others to manipulate the market price, using false or misleading prices to deceive consumers to transact, or conducting price discrimination against other business operators. Failure to comply with the Pricing Law may subject business operators to administrative sanctions such as warning, ceasing unlawful activities, compensation, confiscating illegal gains and fines. The business operators may be ordered to suspend business for rectification or have their business licenses revoked under severe circumstances.

Regulations on Advertising

In 1994, the SCNPC promulgated the Advertising Law of the People’s Republic of China, or the Advertising Law, which was recently revised on April 29, 2021 and became effective on the same date. The Advertising Law regulates commercial advertising activities in the PRC and sets out the obligations of advertisers, advertising operators, advertising publishers and advertisement endorser, and prohibits any advertisement from containing any obscenity, pornography, gambling, superstition, terrorism or violence-related content. Any advertiser in violation of such requirements on advertisement content will be ordered to cease publishing such advertisements and imposed a fine, the business license of such advertiser may be revoked, and the relevant authorities may revoke the approval document for advertisement examination and refuse to accept applications submitted by such advertiser for one year. In addition, any advertising operator or advertising publisher in violation of such requirements will be imposed a fine, and the advertisement fee received will be confiscated; in severe circumstances, the business license of such advertising operator or advertising publisher may be revoked.

The Measures for the Administration of Internet Advertising, or the Internet Advertising Measures, regulating the internet-based advertising activities were promulgated by the SAMR on February 25, 2023 and became effective on May 1, 2023. According to the Internet Advertising Measures, internet advertisers are responsible for the authenticity of the advertisements content and all online advertisements must be marked “Advertisement” so that viewers can easily identify them as such. Publishing and circulating advertisements through the Internet shall not affect the normal use of the Internet by users. It is not allowed to induce users to click on the content of advertisements by any fraudulent means, or to attach advertisements or advertising links in the emails without permission.

Regulations on Cyber Security and Privacy

The PRC Constitution states that the PRC laws protect the freedom and privacy of communications of citizens and prohibit infringement of such rights. PRC government authorities have enacted laws and regulations with respect to internet information security and protection of personal information from any abuse or unauthorized disclosure, and which includes the Decision of the Standing Committee of the National People’s Congress on Internet Security Protection enacted and amended by the SCNPC on December 28, 2000 and August 27, 2009, respectively, the Provisions on the Technical Measures for Internet Security Protection issued by the Ministry of Public Security on December 13, 2005 and took effect on March 1, 2006, the Decision of the Standing Committee of the National People’s Congress on Strengthening Network Information Protection promulgated by the SCNPC on December 28, 2012, the Several Provisions on Regulating the Market Order of Internet Information Services promulgated by the MIIT on December 29, 2011, and the Provisions on Protection of Personal Information of Telecommunication and Internet Users released by the MIIT on July 16, 2013. Internet information in China is regulated and restricted from a national security standpoint.

The Provisions on Protection of Personal Information of Telecommunication and Internet Users regulate the collection and use of users’ personal information in the provision of telecommunications services and Internet information services in the PRC. Telecommunication business operators and Internet service providers are required to institute and disclose their own rules for the collecting and use of users’ information. Telecommunication business operators and Internet service providers must specify the purposes, manners and scopes of information collection and uses, obtain consent of the relevant citizens, and keep the collected personal information confidential. Telecommunication business operators and Internet service providers are prohibited from disclosing, tampering with, damaging, selling or illegally providing others with, collected personal information. Telecommunication business operators and Internet service providers are required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Once users terminate the use of telecommunications services or Internet information services, telecommunications business operators and Internet information service providers shall stop the collection and use of the personal information of users and provide the users with services for deregistering their account numbers.

The Provisions on Protecting Personal Information of Telecommunication and Internet Users further define the personal information of user to include user name, birth date, identification number, address, phone number, account number, passcode, and other information that may be used to identify the user independently or in combination with other information and the timing, places, etc. of the use of services by the users. Furthermore, according to the Interpretations on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving Infringement of Citizens’ Personal Information, or the Interpretations, issued by the Supreme People’s Court and the Supreme People’s Procuratorate on May 8, 2017 and took effect on June 1, 2017, personal information means various information recorded electronically or through other manners, which may be used to identify individuals or activities of individuals, including but not limited to the name, identification number, contact information, address, user account number and passcode, property ownership and whereabouts.

On November 1, 2015, the Ninth Amendment to the Criminal Law of the People’s Republic of China issued by the SCNPC became effective, pursuant to which, any internet service provider that fails to comply with obligations related to internet information security administration as required by applicable laws and refuses to rectify upon order is subject to criminal penalty for (i) any large-scale dissemination of illegal information; (ii) any severe consequences due to the leakage of the user information; (iii) any serious loss of criminal evidence; or (iv) other severe circumstances. Furthermore, any individual or entity that (i) sells or distributes personal information in a manner which violates relevant regulations, or (ii) steals or illegally obtains any personal information is subject to criminal penalty in severe circumstances.

On June 1, 2017, the Cyber Security Law of the People’s Republic of China, or the Cyber Security Law, promulgated by SCNPC took effect, which is formulated to maintain the network security, safeguard the cyberspace sovereignty, national security and public interests, protect the lawful rights and interests of citizens, legal persons and other organizations, and requires that a network operator, which includes, among others, internet information services providers, take technical measures and other necessary measures to safeguard the safe and stable operation of the networks, effectively respond to the network security incidents, prevent illegal and criminal activities, and maintain the integrity, confidentiality and availability of network data. The Cyber Security Law reaffirms the basic principles and requirements set forth in other existing laws and regulations on personal information protections and strengthens the obligations and requirements of internet service providers, which include but are not limited to: (i) keeping all user information collected strictly confidential and setting up a comprehensive user information protection system; (ii) abiding by the principles of legality, rationality and necessity in the collection and use of user information and disclosure of the rules, purposes, methods and scopes of collection and use of user information; and (iii) protecting users’ personal information from being leaked, tampered with, destroyed or provided to third parties. Any violation of the provisions and requirements under the Cyber Security Law and other related regulations and rules may result in administrative liabilities such as warnings, fines, confiscation of illegal gains, revocation of licenses, suspension of business, and shutting down of websites, or, in severe cases, criminal liabilities. After the release of the Cyber Security Law, on April 13, 2020, the CAC together with other relevant administrative departments jointly promulgated Cybersecurity Review Measures, which was subsequently amended on December 28, 2021 and became effective on February 15, 2022.

The recommended national standard, Information Security Technology Personal Information Security Specification, puts forward specific refinement requirements on the collection, preservation, use and commission processing, sharing, transfer, public disclosure, etc. Although it is not mandatory, in the absence of clear implementation rules and standards for the law on Cyber security and other personal information protection, it will be used as the basis for judging and making determinations.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of People’s Republic of China, which became effective on November 1, 2021. It stipulates the scope of personal information and the ways of processing personal information, establishes rules for processing personal information and for transfer offshore, and clarifies the individual’s rights and the processor’s obligations in the processing of personal information.

On June 10, 2021, the SCNPC promulgated the Data Security Law of People’s Republic of China, which became effective on September 1, 2021. It is formulated so as to regulate the handling of data, ensure data security, promote the development and exploitation of data, protect the legitimate rights and interests of citizens and organizations, and preserve state sovereignty, security, and development interests. The law stipulates that the carrying out of data handling activities shall obey laws and regulations, respect social mores and ethics, comply with commercial ethics and professional ethics, be honest and trustworthy, perform obligations to protect data security, and undertake social responsibility; it must not endanger national security, the public interest, or individuals’ and organizations’ lawful rights and interests. Furthermore, the Opinions on Strictly Cracking Down on Illegal Securities Activities in Accordance with the Law, or the Opinions on Strictly Cracking Down on Illegal Securities Activities, which were issued by the General Office of the State Council and another authority on July 6, 2021, require the speedup of the revision of the provisions on strengthening the confidentiality and archives coordination between regulators related to overseas issuance and listing of securities, and improvement to the laws and regulations related to data security, cross-border data flow, and management of confidential information.

On November 14, 2021, the CAC released the Regulations for the Administration of Network Data Security (Draft for comments) for public opinions, pursuant to which, data processors shall adopt backup, encryption, access control or other necessary measures to protect data from leakage, theft, tampering with, damage, loss and illegal use, to respond to data security incidents, and to guard against illegal and criminal activities targeting or using data, in order to maintain the integrity, confidentiality and availability of data. On July 7, 2022, the CAC promulgated the Data Outbound Transfer Security Assessment Measures or the Security Assessment Measures, which took effect on September 1, 2022. The Security Assessment Measures provides that, among others, data processors shall apply to competent authorities for security assessment when transferring important data abroad or when, in the case of a critical information infrastructure operator, or a personal information processor that has processed personal information of more than one million individual, transferring personal information abroad.

Regulations on Intellectual Property

China has adopted comprehensive legislation governing intellectual property rights, including copyrights, trademarks, patents and domain names. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization on December 11, 2001.

Copyright

On September 7, 1990, the SCNPC promulgated the Copyright Law of the People’s Republic of China, or the Copyright Law, effective on June 1, 1991 and amended on October 27, 2001, February 26, 2010 and November 11, 2020, respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Center of China. According to the Copyright Law, Chinese citizens, legal persons, or other organizations shall, whether published or not, own copyright in their copyrightable works, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. Copyright owners enjoy certain legal rights, including right of publication, right of authorship and right of reproduction. An infringer of the copyrights shall be subject to various civil liabilities, which include ceasing infringement activities, apologizing to the copyright owners and compensating the loss of copyright owner. Infringers of copyright may also be subject to fines and/or administrative or criminal liabilities in severe situations.

Under the Regulations on the Protection of the Right to Network Dissemination of Information that took effect on July 1, 2006 and was amended on January 30, 2013, it is further provided that an Internet information service provider may be held liable under various situations, including that if it knows or should reasonably have known a copyright infringement through the Internet and the service provider fails to take measures to remove or block or disconnect links to the relevant content, or, although not aware of the infringement, the Internet information service provider fails to take such measures upon receipt of the copyright holder’s notice of such infringement.

In order to further implement the Regulations on Computer Software Protection, promulgated by the State Council on June 4, 1991 and recently amended on January 30, 2013, the National Copyright Administration issued the Measures for the Registration of Computer Software Copyright on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the People’s Republic of China promulgated by the SCNPC on August 23, 1982, and amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019 respectively, the Trademark Office of the SAIC is responsible for the registration and administration of trademarks in China. The SAIC under the State Council has established a Trademark Review and Adjudication Board for resolving trademark disputes. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within 12 months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. On April 29, 2014, the State Council issued the revised Implementing Regulations of the Trademark Law of the People’s Republic of China, which specified the requirements of applying for trademark registration and renewal.

Patent

According to the Patent Law of the People’s Republic of China, or the Patent Law, promulgated by the SCNPC on March 12, 1984 and amended on September 4, 1992, August 25, 2000, December 27, 2008 and October 17, 2020, respectively, and the Implementation Rules of the Patent Law of the People’s Republic of China, or the Implementation Rules of the Patent Law, promulgated by the State Council on June 15, 2001 and revised on December 28, 2002 and January 9, 2010, the patent administrative department under the State Council is responsible for the administration of patent-related work nationwide and the patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective administrative areas. The Patent Law and Implementation Rules of the Patent Law provide for three types of patents, namely “inventions,” “utility models” and “designs.” Invention patents are valid for twenty years, while utility model patents are valid for ten years, and design patents are valid for fifteen years, in each case from the date of application. The Chinese patent system adopts a “first come, first file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. An invention or a utility model must possess novelty, inventiveness and practical applicability to be patentable. Third Parties must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the unauthorized use constitutes an infringement on the patent rights.

Domain Names

On May 29, 2012, the China Internet Network Information Center, or the CNNIC, issued the Implementing Rules for Domain Name Registration, which took effect on May 29, 2012, setting forth the detailed rules for registration of domain names. On June 18, 2019, the CNNIC promulgated the Implementing Rules for the Registration of National Top-level Domain Names, which became effective on the same day and totally replaced the Implementing Rules for Domain Name Registration. On August 24, 2017, the MIIT promulgated the Administrative Measures for Internet Domain Names, or the Domain Name Measures, which became effective on November 1, 2017. The Domain Name Measures regulate the registration of domain names, such as the China’s national top-level domain name “.CN”. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide the true, accurate and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure. According to the Implementing Rules for the Registration of National Top-level Domain Names, if any entity or person considers that a domain name registered by any other person conflicts with its or his lawful rights or interests, it or he may file a complaint with a dispute resolution service provider.

Regulations on Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Administrative Regulations on Foreign Exchange of the People’s Republic of China, or the Foreign Exchange Administrative Regulation, which were promulgated by the State Council on January 29, 1996, became effective on April 1, 1996 and was subsequently amended on January 14, 1997 and August 5, 2008 and the Administrative Regulations on Foreign Exchange Settlement, Sales and Payment which was promulgated by the People’s Bank of China, or the PBOC, on June 20, 1996 and became effective on July 1, 1996. Under these regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from State Foreign Exchange Administration of the People’s Republic of China, or the SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital account items such as the repayment of foreign currency denominated loans, direct investment overseas and investments in securities or derivative products outside of the PRC. FIEs are permitted to convert their after tax dividends into foreign exchange and to remit such foreign exchange out of their foreign exchange bank accounts in the PRC.

On March 30, 2015, SAFE promulgated the Notice on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or the SAFE Circular 19, which took effect on June 1, 2015. According to SAFE Circular 19, the foreign currency capital contribution to an FIE in its capital account may be converted into RMB on a discretional basis.

On June 9, 2016, the SAFE promulgated the Circular on Reforming and Regulating Policies on the Management of the Settlement of Foreign Exchange of Capital Accounts, or the SAFE Circular 16. The SAFE Circular 16 unifies the discretional foreign exchange settlement for all the domestic institutions. The Discretional Foreign Exchange Settlement refers to the foreign exchange capital in the capital account which has been confirmed by the relevant policies subject to the discretional foreign exchange settlement (including foreign exchange capital, foreign loans and funds remitted from the proceeds from the overseas listing) can be settled at the banks based on the actual operational needs of the domestic institutions. The proportion of Discretional Foreign Exchange Settlement of the foreign exchange capital is temporarily determined as 100%. Violations of SAFE Circular 19 or SAFE Circular 16 could result in administrative penalties in accordance with the Foreign Exchange Administrative Regulation and relevant provisions.

Furthermore, SAFE Circular 16 stipulates that the use of foreign exchange incomes of capital accounts by FIEs shall follow the principles of authenticity and self-use within the business scope of the enterprises. The foreign exchange incomes of capital accounts and capital in RMB obtained by the FIE from foreign exchange settlement shall not be used for the following purposes: (i) directly or indirectly used for the payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or financial schemes other than bank guaranteed products unless otherwise provided by relevant laws and regulations; (iii) used for granting loans to nonaffiliated enterprises, unless otherwise permitted by its business scope; and (iv) used for the construction or purchase of real estate that is not for self-use (except for the real estate enterprises).

On October 23, 2019, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Convenience of Cross-border Trade and Investment, or the SAFE Circular 28. The SAFE Circular 28 stipulates that non-investment FIEs may use capital to carry out domestic equity investment in accordance with the law under the premise of not violating the Negative list and the projects invested are true and in compliance with laws and regulations.

On December 4, 2023, SAFE promulgated the Notice on Further Deepening the Reform to Facilitate Cross-border Trade and Investment, which relaxed restrictions on the scale of preliminary expenses for overseas direct investment, and facilitated the payment and use of funds obtained from equity transfers under domestic reinvestment and funds raised from overseas listing of foreign direct investment.

Regulations on Dividend Distributions

The principal regulations governing distribution of dividends of wholly foreign-owned enterprise, or the WFOE, include the PRC Company Law. Under these regulations, WFOEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with the PRC accounting standards and regulations. In addition, FIEs in the PRC are required to allocate at least 10% of their accumulated profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

Regulations on Foreign Debts

A loan made by foreign investors as shareholders in a foreign-invested enterprise is considered to be foreign debt in the PRC and is regulated by various laws and regulations, including the Foreign Exchange Administrative Regulation, the Interim Provisions on the Management of Foreign Debts promulgated by SAFE, the NDRC and the Ministry of Finance, or the MOF, and took effect on March 1, 2003 and the Administrative Measures for Registration of Foreign Debts promulgated by SAFE on April 28, 2013 and amended by the Notice of the SAFE on Abolishing and Amending the Normative Documents Related to the Reform of the Registered Capital Registration System on May 4, 2015. Under these rules, a shareholder loan in the form of foreign debt made to a Chinese entity does not require the prior approval of SAFE. However, such foreign debt must be registered with and recorded by local banks. The SAFE Circular 28 provides that a nonfinancial enterprise in the pilot areas may register the permitted amounts of foreign debts, which is as twice of the nonfinancial enterprise’s net assets, at the local foreign exchange bureau. Such nonfinancial enterprise may borrow foreign debts within the permitted amounts and directly handle the relevant procedures in banks without registration of each foreign debt. However, the nonfinancial enterprise shall report its international income and expenditure regularly.

Regulations on Offshore Special Purpose Companies Held by PRC Residents

SAFE promulgated Notice on Issues Relating to Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, on July 4, 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and term of operation), capital increase or capital reduction, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purposes Vehicles.

SAFE further enacted the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment, or the SAFE Circular 13, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary.

On January 26, 2017, SAFE issued the Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control, or the SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Regulations on Stock Incentive Plans

According to the Notice of the State Administration of Foreign Exchange on Issues Relating to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company, or the Share Option Rules, which was issued on February 15, 2012 and other regulations, directors, supervisors, senior management and other employees participating in any share incentive plan of an overseas publicly listed company who are PRC citizens or non-PRC citizens residing in China for a continuous period of not less than one year, subject to certain exceptions, are required to register with the SAFE. All such participants need to authorize a qualified PRC agent, such as a PRC subsidiary of the overseas publicly listed company to register with the SAFE and handle foreign exchange matters such as opening accounts, transferring and settlement of the relevant proceeds. The Share Incentive Rules further require an offshore agent to be designated to handle matters in connection with the exercise of share options and sales of proceeds for the participants of the share incentive plans. Failure to complete the said SAFE registrations may subject our participating directors, supervisors, senior management and other employees to fines and legal sanctions.

In addition, the STA, has issued certain circulars concerning employee stock options and restricted shares. Under these circulars, employees working in the PRC who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company are required to file documents related to employee stock options and restricted shares with relevant tax authorities and to withhold individual income taxes of employees who exercise their stock option or purchase restricted shares. If the employees fail to pay or the PRC subsidiaries fail to withhold income tax in accordance with relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC governmental authorities.

Regulations on Outbound Direct Investment

On December 26, 2017, the NDRC promulgated the Administrative Measures on Overseas Investments of Enterprises, or NDRC Order No. 11, which took effect on March 1, 2018. According to NDRC Order No. 11, non-sensitive overseas investment projects are required to make record filings with the local branch of the NDRC. On September 6, 2014, MOFCOM promulgated the revised Administrative Measures on Overseas Investments, which took effect on October 6, 2014. According to such regulations, overseas investments of PRC enterprises that involve non-sensitive countries and regions and non-sensitive industries must make record filings with a local branch of MOFCOM. The Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment was issued by SAFE on November 19, 2012 and amended on May 4, 2015, October 10, 2018, and December 30, 2019, respectively, under which PRC enterprises must register for overseas direct investment with local banks. The shareholders or beneficial owners who are PRC entities are required to be in compliance with the related overseas investment regulations. If they fail to complete the filings or registrations required by overseas direct investment regulations, the relevant authority may order them to suspend or cease the implementation of such investment and make corrections within a specified time.

Regulations on Taxation

Income tax

According to the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, which was promulgated on March 16, 2007, became effective as from January 1, 2008 and was amended on February 24, 2017 and December 29, 2018, an enterprise established outside the PRC with de facto management bodies within the PRC is considered a resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Implementing Rules of the Enterprise Income Law of the People’s Republic of China, or the Implementing Rules of the EIT Law, defines a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Non-PRC resident enterprises without any branches in the PRC pay an enterprise income tax in connection with their income originating from the PRC at the tax rate of 10%.

Enterprises that are recognized as high and new technology enterprises in accordance with the Administrative Measures for the Determination of High and New Tech Enterprises issued by the Ministry of Science, the Ministry of Finance and the STA are entitled to enjoy a preferential enterprise income tax rate of 15%. The validity period of the high and new technology enterprise qualification shall be three years from the date of issuance of the certificate. An enterprise can reapply for such recognition as a high and new technology enterprise before or after the previous certificate expires.

On February 3, 2015, the STA issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Nonresident Enterprises, or the STA Circular 7. The STA Circular 7 repeals certain provisions in the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Nonresident Enterprises, or the STA Circular 698, issued by STA on December 10, 2009 and the Announcement on Several Issues Relating to the Administration of Income Tax on Nonresident Enterprises issued by STA on March 28, 2011 and clarifies certain provisions in the STA Circular 698. The STA Circular 7 provides comprehensive guidelines relating to, and heightening the Chinese tax authorities’ scrutiny on, indirect transfers by a nonresident enterprise of assets (including assets of organizations and premises in PRC, immovable property in the PRC, equity investments in PRC resident enterprises) or the PRC Taxable Assets. For instance, when a nonresident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain PRC Taxable Assets and if the transfer is believed by the Chinese tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, the STA Circular 7 allows the Chinese tax authorities to reclassify the indirect transfer of PRC Taxable Assets into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the nonresident enterprise. The STA Circular 7 lists several factors to be taken into consideration by tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, regardless of these factors, the overall arrangements in relation to an indirect transfer satisfying all the following criteria will be deemed to lack a reasonable commercial purpose: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Assets; (ii) at any time during the one-year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is composed directly or indirectly of investments in the PRC, or during the one-year period before the indirect transfer, 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries and branches that directly or indirectly hold the PRC Taxable Assets are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Assets is lower than the potential PRC tax on the direct transfer of those assets. On the other hand, indirect transfers falling into the scope of the safe harbors under the STA Circular 7 may not be subject to PRC tax under the STA Circular 7. The safe harbors include qualified group restructurings, public market trades and exemptions under tax treaties or arrangements.

On October 17, 2017, STA issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Nonresident Enterprises, or the STA Circular 37, which took effect on December 1, 2017. Certain provisions of the STA Circular 37 were repealed by the Announcement of the State Administration of Taxation on Revising Certain Taxation Normative Documents. According to the STA Circular 37, the balance after deducting the equity net value from the equity transfer income shall be the taxable income amount for equity transfer income. Equity transfer income shall mean the consideration collected by the equity transferor from the equity transfer, including various income in monetary form and nonmonetary form. Equity net value shall mean the tax computation basis for obtaining the said equity. The tax computation basis for equity shall be: (i) the capital contribution costs actually paid by the equity transferor to a Chinese resident enterprise at the time of investment and equity participation, or (ii) the equity transfer costs actually paid at the time of acquisition of such equity to the original transferor of the said equity. Where there is reduction or appreciation of value during the equity holding period, and the gains or losses may be confirmed pursuant to the rules of the finance and tax authorities of the State Council, the equity net value shall be adjusted accordingly. When an enterprise computes equity transfer income, it shall not deduct the amount in the shareholders’ retained earnings such as undistributed profits etc., of the investee enterprise, which may be distributed in accordance with the said equity. In the event of partial transfer of equity under multiple investments or acquisitions, the enterprise shall determine the costs corresponding to the transferred equity in accordance with the transfer ratio, out of all costs of the equity.

Under the STA Circular 7 and the Law of the People’s Republic of China on the Administration of Tax Collection promulgated by the SCNPC on September 4, 1992 and newly amended on April 24, 2015, in the case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor shall act as withholding agents. If they fail to make withholding or withhold the full amount of tax payable, the transferor of equity shall declare and pay tax to the relevant tax authorities within seven days from the occurrence of tax payment obligation. Where the withholding agent does not make the withholding, and the transferor of the equity does not pay the tax payable amount, the tax authority may impose late payment interest on the transferor. In addition, the tax authority may also hold the withholding agents liable and impose a penalty of ranging from 50% to 300% of the unpaid tax on them. The penalty imposed on the withholding agents may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with the STA Circular 7.

Withholding tax on dividend distribution

The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other China-sourced income of non-PRC resident enterprises which have no establishment or place of business in the PRC, or if established, the relevant dividends or other China-sourced income are in fact not associated with such establishment or place of business in the PRC. However, the Implementing Rules of the EIT Law reduced the rate from 20% to 10%, effective from January 1, 2008. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies. For example, pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under the Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends that the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% upon receiving approval from the tax authority in charge.

Based on the Notice on Relevant Issues Relating to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the STA, if the relevant PRC tax authorities determine, at their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. The Announcement of the State Administration of Taxation on Issues concerning “Beneficial Owners” in Tax Treaties, which was promulgated by the STA on February 3, 2018 and took effect on April 1, 2018, further clarified the analysis standard when determining one’s qualification for beneficial owner status.

Value-Added Tax

Pursuant to the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the State Council on December 13, 1993 and amended on November 5, 2008, February 6, 2016 and November 19, 2017, and the Implementation Rules for the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the MOF, and STA on December 15, 2008 and became effective on January 1, 2009 and as amended on October 28, 2011, entities or individuals engaging in sale of goods, provision of processing services, repairs and replacement services or importation of goods within the territory of the PRC shall pay value-added tax, or the VAT. Unless provided otherwise, the rate of VAT is 17% on sales and 6% on services. On April 4, 2018, MOF and STA jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates, or the Circular 32, according to which (i) for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to tax rate of 11%, such tax rate shall be adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to tax rate of 16%, such tax shall be calculated at the tax rate of 12%; (iv) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate shall be adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate shall be adjusted to 10%. Circular 32 became effective on May 1, 2018 and shall supersede existing provisions which are inconsistent with Circular 32.

Since November 16, 2011, the MOF and the STA have implemented the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax, or the VAT Pilot Plan, which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nation-wide application in 2013. According to the Implementation Rules for the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax released by the MOF and the STA on the VAT Pilot Program, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. The Notice on Comprehensively promoting the Pilot Plan of the Conversion of Business Tax to Value-Added Tax, which was promulgated on March 23, 2016, became effective on May 1, 2016 and amended on July 11, 2017 and March 20, 2019, sets out that VAT in lieu of business tax be collected in all regions and industries.

On March 20, 2019, MOF, STA and the General Administration of Customs jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which became effective on April 1, 2019 and provides that (i) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (ii) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (iii) with respect to purchase of agricultural products for the purpose of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (iv) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%; and (v) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%.

Regulations on Employment and Social Welfare

According to the Labor Contract Law of the People’s Republic of China, or the Labor Contract Law, promulgated by the SCNPC on June 29, 2007 and amended on December 28, 2012, and the Implementation Rules of the Labor Contract Law of the People’s Republic of China, or the Implementation Rules of the Labor Contract Law, promulgated by the State Council on September 18, 2008, a written employment contract shall be concluded in the establishment of an employment relationship. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. The Labor Contract Law and its implementation rules also require compensation to be paid upon certain terminations. In addition, if an employer intends to enforce a non-compete provision in an employment contract or noncompetition agreement with an employee, it has to compensate the employee on a monthly basis during the term of the restriction period after the termination or expiry of the labor contract. Employers in most cases are also required to provide severance payment to their employees after their employment relationships are terminated.

Pursuant to the Social Insurance Law of the People’s Republic of China, which was promulgated by the SCNPC on October 28, 2010, effective on July 1, 2011 and last amended on December 29, 2018, the Interim Regulations on the Collection of Social Insurance Fees, issued by the State Council on January 22, 1999 and last amended on March 24, 2019, and the Regulations on the Administration of Housing Provident Funds, issued by the State Council on April 3, 1999 and last amended on March 24, 2019, enterprises in China are required to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located.

Regulations on Overseas Listing and M&A

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or the CSRC, promulgated the Rules on the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC domestic enterprises or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC. Although (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules, (ii) the company established the WFOEs by means of direct investment and not through a merger or acquisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rules; and (iii) no provision in the M&A Rules classifies the contractual arrangements under the VIE Agreements as a type of acquisition transaction falling under the M&A Rules, the interpretation and application of the regulations remain unclear. The M&A Rules, and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011 and which became effective on March 4, 2011, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the MOFCOM on August 25, 2011 and which became effective on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

On February 17, 2023, the CSRC, as approved by the State Council, released the Trial Measures. According to the Trial Measures, domestic companies in the Chinese mainland that directly or indirectly offer or list their securities in an overseas market, are required to file with the CSRC. Specifically, the securities under the Trial Measures refer to stocks, depositary receipts, convertible corporate bonds, exchangeable bonds and other equity-linked securities to be issued and offered in overseas markets by domestic companies directly or indirectly, while a direct offering and listing refers to the overseas offering and listing of a joint-stock company incorporated in the Chinese mainland, and an indirect offering and listing refers to the overseas offering and listing of a domestic company which conducts its business operations primarily in the Chinese mainland, in the name of an offshore company and based on the underlying equities, assets, earnings or similar interests of the domestic company. In particular, the determination of an indirect offering and listing will be conducted on a “substance over form” basis, and an offering and listing should be considered as an indirect overseas offering and listing by a domestic company if the issuer meets both of the following conditions: (i) any of the revenue, profits, total assets or net assets of such domestic company in the most recent financial year account for more than 50% of the corresponding data in the issuer’s audited consolidated financial statements for the same period; and (ii) the majority of its business operations are conducted in the Chinese mainland or its principal place of business is located in the Chinese mainland, or the majority of senior management in charge of business operations are Chinese citizens or have domicile in the Chinese mainland. According to the Trial Measures, an overseas offering and listing is prohibited under any of the following circumstances: (i) if the intended securities offering and listing is specifically prohibited by the laws, administrative regulations and relevant national provisions; (ii) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (iii) the domestic companies or their controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy in the past three years; (iv) the domestic companies are currently under investigations in connection with suspicion of having committed criminal offenses or material violations of applicable laws and regulations, and there is still no explicit conclusion; (v) there are material ownership disputes over the shareholdings held by the controlling shareholder or the shareholder under the control of the controlling shareholder or the actual controllers. According to the Trial Measures, the issuer or its affiliated domestic company, as the case may be, is required to file with the CSRC (i) with respect to its initial public offering and listing and its subsequent securities offering in an overseas market different from the market where it has listed, within three business days after its submission of listing application documents to the relevant regulator in the place of intended listing, (ii) with respect to its follow-on offering in the same overseas market where it has listed (including issuance of any corporate convertible bonds, exchangeable bonds and other equity-linked securities, but excluding the offering for employees incentive, dividend distribution by shares and share split), within three business days after completion of such follow-on offering, (iii) with respect to listing by means of single or multiple acquisitions, share swap, transfers of shares and similar transactions, within three business days after its initial filing of the listing application or the first public announcement of the transaction, as case may be. Failure to comply with the filing requirements may result in an order of rectification, a warning and fines up to RMB10 million to the non-compliant domestic companies, and the directly responsible persons of the companies will be warned and fined between RMB500,000 and RMB5 million. Furthermore, if the controlling shareholder and the actual controller of the non-compliant companies organizes or instigates the breach, they will be fined between RMB1 million and RMB10 million. In addition to above filing requirements, the Filings Rules also requires an issuer to report to the CSRC within three business days after occurrence of any the following events: (i) its change of control; (ii) its being subject to investigation or sanctions by any overseas securities regulators or overseas authorities; (iii) its change of listing status or listing segment; (iv) voluntary or mandatory delisting; and (v) material change of its principal business operations to the extent that it ceases to be subject to the filing requirements of the Trial Measures.

Furthermore, on February 24, 2023, the CSRC released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises, or, the Confidentiality Provisions, which came into effect on March 31, 2023. Pursuant to the Confidentiality Provisions, any future inspection or investigation conducted by overseas securities regulator or the relevant competent authorities on our PRC domestic companies with respect to our overseas issuance and listing shall be carried out in the manner in compliance with PRC laws and regulations.

Regulations on Anti-Monopoly

The Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress which became effective on August 1, 2008 and the Provisions on the Review of Concentrations of Undertakings promulgated by the SAMR which became effective on April 15, 2023 require that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the SAMR before they can be completed. Where the participation in concentration of undertakings by way of foreign-funded merger and acquisition of domestic enterprises or any other method which involves national security, the examination of concentration of undertakings shall be carried out pursuant to the provisions of this law and examination of national security shall be carried out pursuant to the relevant provisions of the state. Failure to comply with above regulations may result in an order to stop concentration, dispose the shares/assets or transfer the operation within a stipulated period, or adopt other necessary measures to reinstate the preconcentration status, or fines.

On October 23, 2021, the SCNPC issued a draft of the amended Anti-Monopoly Law for public comments. On June 24, 2022, the Decision of the Standing Committee of the National People’s Congress on Revising the Anti-monopoly Law of the People’s Republic of China, or the Revised Anti-monopoly Law was released, which will be effective on August 1, 2022. According to the Revised Anti-monopoly Law, the fines for illegal concentration of business operators have been increased to no more than ten percent of its last year’s sales revenue if the concentration of business operator has or may have an effect of excluding or limiting competitions; or a fine of up to RMB5 million if the concentration of business operator does not have an effect of excluding or limiting competition. The Revised Anti-monopoly Law also stipulates that the relevant authority shall investigate a transaction where there is any evidence that the concentration has or may have the effect of eliminating or restricting competitions, even if such concentration does not reach the filing threshold. And in order to adapt the Revised Anti-monopoly Law, on March 10, 2023, the SAMR issued the Provisions on Prohibition of the Abuse of Market Dominance, which took effect on April 15, 2023.

On February 7, 2021, the Anti-Monopoly Commission of the State Council issued the Anti-Monopoly Guidelines for the Internet Platform Economy Sector that aims to specify some of the circumstances under which an activity of internet platforms may be identified as monopolistic as well as to clarify that concentration of undertakings involving VIE structure shall also be subject to anti-monopoly review.

Regulations on Anti-Long-Arm Jurisdiction

The MOFCOM issued the Provisions on the List of Unreliable Entities, or the MOFCOM Order No. 4 of 2020, on September 19, 2020. Pursuant to the MOFCOM Order No. 4 of 2020, the working mechanism shall, according to the investigation results and by taking the following factors into comprehensive consideration, decide whether or not to include a foreign entity concerned in the list of unreliable entities, and make an announcement on such inclusion: (i) the extent of damage caused to China’s sovereignty, security and development interests; (ii) the extent of the damage to the legitimate rights and interests of Chinese enterprises, other organizations or individuals; (iii) whether or not the international economic and trade rules are followed; (iv) other factors that shall be taken into consideration. If a foreign entity is included in the list of unreliable entities, the working mechanism may decide to take one or more of the following measures: (i) restricting or prohibiting the foreign entity from engaging in import or export activities related to China; (ii) restricting or prohibiting the foreign entity’s investment within the territory of China; (iii) restricting or prohibiting the entry of the foreign entity’s relevant personnel or transport vehicles into the territory of China; (iv) restricting or canceling the work permit, stay or residence qualification of the foreign entity’s relevant personnel in China; (v) imposing a fine corresponding to the seriousness of the case against the foreign entity; and (vi) other necessary measures.

On January 9, 2021, the MOFCOM promulgated the Rules on Counteracting Unjustified Extra-Territorial Application of Foreign Legislation and Other Measures, or the MOFCOM Order No. 1 of 2021. Pursuant to the MOFCOM Order No. 1 of 2021, where a citizen, legal person or other organization of China is prohibited or restricted by foreign legislation and other measures from engaging in normal economic, trade and related activities with a third state (or region) or its citizens, legal persons or other organizations, he/she/it shall truthfully report such matters to the competent department of commerce of the State Council within 30 days. The working mechanism will take the following factors into overall account when assessing whether there exists unjustified extra-territorial application of foreign legislation and other measures: (i) whether international law or the basic principles of international relations are violated; (ii) potential impact on China’s national sovereignty, security and development interests; (iii) potential impact on the legitimate rights and interests of the citizens, legal persons or other organizations of China; (iv) other factors that shall be taken into account. If the working mechanism determines that there exists unjustified extra-territorial application of foreign legislation and other measures, MOFCOM may issue an injunction that the relevant foreign legislation and other measures shall not be accepted, executed or observed. A citizen, legal person or other organization in China may apply for exemption from compliance with an injunction.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Hao (Louis) Liang	46	Director, Chairman and Chief Executive Officer
Yingzhi (Lisa) Tang	45	Director, co-Chief Executive Officer and Chief Financial Officer
Guangyu Luo	46	Independent Director
Su Zhang	52	Independent Director
Chao Guo	41	Senior Vice President

Hao (Louis) Liang has served as our Director, Chairman and Chief Executive Officer since 2012, and is currently in charge of our overall strategic planning and management. Mr. Liang has 15 years of experience in management and strategy, and deep understanding of internet, pet and media industries. Prior to joining us, Mr. Liang was the chief operational officer of PPLive Inc., director of Tencent Video and one of the earliest product managers of QQ. Mr. Liang obtained his bachelor’s degree in computer science from Guilin Electronic Technology University.

Yingzhi (Lisa) Tang has served as our Director and our co-Chief Executive Officer and Chief Financial Officer since 2012, and is currently in charge of our private labels business, online community, MCN & content marketing, external cooperation and human resources management. Ms. Tang has 14 years of experience in internet, pet, media industries and expertise in financial investment and mergers and acquisitions. Prior to joining us, Ms. Tang was the marketing director of PPLive Inc. and the head of Tencent’s business services department. Ms. Tang obtained her bachelor’s degree in computer science from Tongji University.

Su Zhang has served as our Independent Director since May 2023. Mr. Zhang, with over 28 years of experience in the technology and internet industry, has worked at international well-known technology enterprises for more than 20 years. Mr. Zhang obtained his bachelor’s degree in automatic control in the Information and Control Engineering from Xi’an Jiaotong University in 1995.

Guangyu Luo has worked in enterprise management, artificial intelligence, technology architecture, and financial management industries for more than 20 years. Mr. Luo currently serves as the founder, Chief Technology Officer, and Chief Financial Officer of Shenzhen JuShu Network Group (“JuShu Group”), a company mainly featuring construction and implementation of technology projects, where Mr. Luo is responsible for JuShu Group’s operations and finance. Prior to JuShu Group, Mr. Luo founded Shenzhen Zhonglian Unlimited Co., Ltd., a technology development platform company, in 2013 and served as the Chief Technology Officer and Financial Controller from 2013 to 2017. Prior to Shenzhen Zhonglian, Mr. Luo served at Huawei Technologies Co., Ltd. from 2001 to 2013, as a project manager, system architect, and overall domain architect. Mr. Luo graduated from Guilin Electronic Technology University with a bachelor’s degree in computer software in 2001.

Chao Guo has served as our Senior Vice President since 2019, and is currently in charge of management of Nanjing Xingmu. Mr. Guo has 16 years of experience in pet healthcare industry. Prior to joining us, Mr. Guo served as the technician of Qianyuanhao Nanjing Biopharmaceutical Factory, salesman of Zhongmu Nanjing Animal Pharmaceutical Co., Ltd. Mr. Guo serves as the general manager of Nanjing Xingmu since 2013. Mr. Guo obtained his bachelor’s degree in biotechnology from Jiangsu Ocean University.

Employment Agreements and Indemnification Agreements

We have entered into an employment agreement with each of our executive officers. Each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer. We may also terminate an executive officer’s employment without cause upon advance written notice. In such case of termination by us other than for cause, we will pay an additional amount to the executive officer as provided by applicable law. The executive officer may resign at any time with an advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use all nonpublic information relating to the business, financial condition and other aspects of us and our customers, users and suppliers, and may not disclose such nonpublic information for any purpose other than to fulfill his or her responsibilities in the best interest of the Company except otherwise authorized by us. In addition, each executive officer has agreed to be bound by noncompetition and nonsolicitation restrictions during the term of his or her employment and typically for one year following the last date of employment.

We have also entered into an indemnification agreement with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company

Board of Directors

Our Board consist of four directors, including two independent directors. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote with respect to any contract, proposed contract or arrangement notwithstanding that he may be interested therein, and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered, provided that (i) such director declares the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he knows his or her interest then exists, or in any other case at the first meeting of the Board after he or she knows that he is or has become so interested, and (ii) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of the company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

We have established an audit committee, a compensation committee and a nominating and corporate governance committee under our Board and have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Mr. Guangyu Luo and Mr. Su Zhang. Mr. Guangyu Luo is the chairman of our audit committee. We have determined that each of Mr. Guangyu Luo and Mr. Su Zhang satisfies the “independence” requirements of Section 803 of the NYSE American LLC Company Guide and Rule 10A-3 under the Securities Exchange Act of 1934. We have determined that Guangyu Luo qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the consolidated financial statements of our company. The audit committee is responsible for, among other things:

●	selecting the independent registered public accounting firm and preapproving all auditing and nonauditing services permitted to be performed by the independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	reviewing and approving all proposed related party transactions;

●	discussing the annual audited consolidated financial statements with management and the independent registered public accounting firm;

●	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and the independent registered public accounting firm; and

●	reporting regularly to the board of directors.

Compensation Committee. Our compensation committee consists of Mr. Hao (Louis) Liang, Mr. Guangyu Luo and Ms. Yingzhi (Lisa) Tang, and is chaired by Mr. Hao (Louis) Liang. We have determined that Mr. Guangyu Luo satisfies the “independence” requirements of Section 803 of the NYSE American LLC Company Guide. The compensation committee assists the Board in reviewing and approving the compensation structure, including all forms of compensation, relating to our executive officers. Our executive officer may not be present at any committee meeting during which such executive officer’s performance or compensation is deliberated upon. The compensation committee is responsible for, among other things:

●	reviewing and approving the compensation for our executive officers;

●	reviewing and evaluating periodically the management succession plan in consultation with the chief executive officer;

●	reviewing any incentive compensation or equity plans, programs or similar arrangements;

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration of all factors relevant to that person’s independence from management; and

●	reporting periodically to the board of directors.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Mr. Hao (Louis) Liang and Mr. Su Zhang and is chaired by Mr. Hao (Louis) Liang. We have determined that Mr. Su Zhang satisfies the “independence” requirements of Section 803 of the NYSE American LLC Company Guide. The nominating and corporate governance committee assists the Board in selecting individuals qualified to become our directors and in determining the composition of the Board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	recommending nominees to the Board for membership on the Board and its committees pursuant to the terms of the MAA;

●	leading and overseeing self-evaluation of the Board at least annually to determine whether it and its committees are functioning effectively;

●	recommending criteria for the selection of candidates to the Board and its committees;

●	selecting and recommending to the Board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

●	developing and recommending to the Board the code of business conduct and ethics; and

●	overseeing and setting compensation for our directors.

Duties and Functions of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to exercise the skill they actually possess and such care and diligence that a reasonable prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. In accordance with our MAA, the functions and powers of our Board include, among others, (i) convening shareholders’ annual general meetings and extraordinary general meetings and reporting its work to shareholders at such meetings, (ii) declaring dividends, (iii) appointing officers and determining their terms of offices and responsibilities, and (iv) approving the transfer of shares of our company, including the registering of such shares in our register of members.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the Board. Each director is not subject to a term of office and holds office until such time as his successor takes office or until the earlier of his death, resignation or removal from office by ordinary resolution or the affirmative vote of a simple majority of the other directors present and voting at a board meeting. In accordance with our MAA, a director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors generally; (ii) dies or is found by our company to be or become of unsound mind; (iii) resigns by notice in writing to our company; (iv) is prohibited by law or NYSE American rules from being a director; or (v) is removed from office pursuant to any other provisions of our MAA.

Interested Transactions

A director may, subject to any separate requirement for audit committee approval under applicable law or applicable NYSE American rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Share Incentive Plan

Amended and Restated 2018 Global Share Plan

We adopted the 2018 Global Share Plan in August 2018, for the purpose of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with ours. The 2018 Global Share Plan was last amended and restated in May 2022, and the total number of Class A ordinary shares reserved for awards to be granted to the eligible participants thereunder was increased by 4,000,000 Class A ordinary shares, in order to retain and attract talent to drive the long-term success of Boqii. After the increase, the maximum aggregate number of Class A ordinary shares that may be issued under the amended and restated 2018 Global Share Plan, or the Amended and Restated 2018 Global Share Plan, is 12,987,836.

The following paragraphs summarize the key terms of the Amended and Restated 2018 Global Share Plan.

Types of Awards. The Amended and Restated 2018 Global Share Plan permits the awards of options, including incentive stock option and nonstatutory stock option and rights to purchase restricted shares, including Reg S share purchase right and share purchase right other than a Reg S share purchase right.

Plan Administration. The Amended and Restated 2018 Global Share Plan shall be administered by the Board or our chief executive officer. Subject to applicable law, the administrator may delegate limited authority to specified officers of our company to execute on behalf of the Company any instrument required to effect an award previously granted by the administrator.

Eligibility. Our employees, directors and consultants (together, as “service providers”) are eligible to participate in the Amended and Restated 2018 Global Share Plan. Generally, only service providers that are not U.S. persons, or trusts established in connection with any of our employee benefit plans for the benefit of such a service provider, shall be eligible for the grant of Reg S options and Reg S share purchase rights. Non-statutory stock options that are not designated as Reg S options and share purchase rights that are not designated as Reg S share purchase rights may be granted to service providers only. Incentive stock options may be granted to employees only. Any awards granted to consultants that are intended to comply with and qualify under Rule 701 promulgated under the Securities Act may only be granted to natural persons who meet the applicable requirements under the Securities Act. A service provider who owns more than 10% of the total combined voting power of all classes of outstanding securities of Boqii or any of its parent or subsidiary shall not be eligible for the grant of an incentive stock option unless otherwise specified under the Amended and Restated 2018 Global Share Plan, and notwithstanding any contrary provision of Amended and Restated 2018 Global Share Plan, a service provider located in California is eligible to receive only awards that comply with certain requirements under the Amended and Restated 2018 Global Share Plan.

Designation of Award. Each award under the Amended and Restated 2018 Global Share Plan is designated in an award agreement, which is a written agreement evidencing the grant of an award executed by our company and the grantee, including any amendments thereto.

Conditions of Award. The Board or the chief executive officer shall determine the terms and conditions of each award including, but not limited to, the exercise price, the purchase price, the exercise conditions, the repurchase or redemption rights, vesting acceleration or waiver of forfeiture restrictions, and restriction or limitation regarding any award or shares relating thereto.

Terms of Award. The term of each award is stated in the award agreement between our company and the grantee of such award, and shall not exceed ten years from the date of grant.

Transfer Restrictions. Unless otherwise determined by the administrator and so provided in the applicable award agreement (or be amended to provide), no award shall be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner (whether by operation of law or otherwise) other than by will or applicable laws of descent and distribution or (except in the case of an incentive stock option) pursuant to a domestic relations order, and shall not be subject to execution, attachment, or similar process, and each award may be exercised, during the lifetime of the participant only by the participant.

Change in Control. In the event that our company is a party to a change in control (whether structured as a merger, share purchase, scheme of arrangement or other similar transaction), outstanding awards and shares acquired under the Amended and Restated 2018 Global Share Plan shall be subject to the definitive agreement covering such change in control, which need not treat all outstanding awards in an identical manner.

Amendment or Termination. The administrator of the Amended and Restated 2018 Global Share Plan may at any time amend, alter, suspend, or terminate the Amended and Restated 2018 Global Share Plan.

As of March 28, 2025 options to purchase a total of 12,966,688 Class A ordinary shares were outstanding, excluding those that were forfeited or canceled, of which options to purchase 11,984,907 Class A ordinary shares had become vested and exercisable. The following table summarizes the number of ordinary shares underlying outstanding options that we granted to our directors and executive officers but have not been exercised under the Amended and Restated 2018 Global Share Plan as of the same date.

	Class A Ordinary Shares Underlying Options Granted	Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Hao (Louis) Liang	791,331	0.10 to 4.13	Various dates from September 27, 2012 to April 12, 2023	Various dates from September 26, 2022 to April 11, 2033
Yingzhi (Lisa) Tang	379,486	0.10 to 4.13	Various dates from September 27, 2012 to April 12, 2023	Various dates from September 26, 2022 to April 11, 2033
Su Zhang	-	-	-	-
Guangyu Luo	-	-	-	-
Chao Guo	50,000	4.13	May 17, 2021	May 16, 2031
All directors and executive officers as a group	1,220,817

As of March 28, 2025, there were outstanding options to purchase 10,445,917 ordinary shares, with exercise prices ranging from US$0.0001 per share to US$4.13 per share that were granted to our employees, other than members of our senior management.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares as of March 28, 2025 by:

●	each of our directors and executive officers; and

●	each person known to us to beneficially own more than 5% of our ordinary shares.

The calculations in the table below are based on 460,729,482 ordinary shares issued and outstanding as of March 28, 2025, comprising (i) 447,691,753 Class A ordinary shares, including 1,692 Class A ordinary shares held by the depositary bank underlying the options granted but not yet exercised under the Amended and Restated 2018 Global Share Plan, and (ii) 13,037,729 Class B ordinary shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of March 28, 2025, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned as of March 28, 2025
	Class A Ordinary shares	Class B ordinary shares	Total ordinary shares on an as-converted basis	% of beneficial ownership**	% of aggregate voting power***
Directors and Executive Officers: †
Hao (Louis) Liang(1)(3)	1,097,650	8,314,160	9,411,810	5.9%	40.9%
Yingzhi (Lisa) Tang(2)(3)	539,587	4,345,475	4,885,062	3.0%	21.4%
Su Zhang	-	-	-	-	-
Guangyu Luo	-	-	-	-	-
Chao Guo(4)	280,756	-	280,756	*	*
All directors and executive officers as a group	1,917,993	12,659,635	14,577,628	9.1%	62.5%
Principal Shareholder(s):
Merchant Tycoon Limited(5)	480,350	13,037,729	13,518,079	8.4%	64.0%

Notes:

*	Less than 1%.

**	For each person and group included in this column, percentage of beneficial ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) 460,729,482, being the number of ordinary shares on an as-converted basis issued and outstanding as of February 20, 2025, and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days of February 20, 2025.

***	For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our ordinary shares as a single class. Each holder of Class A ordinary shares is entitled to one vote per share and each holder of our Class B ordinary shares is entitled to 20 votes per share on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.

†	Except as otherwise indicated below, the business address of our directors and executive officers is Building 9, No. 388, Shengrong Road, Pudong New District, Shanghai 201210, People’s Republic of China.

(1)	Represents an aggregate of approximately 9,411,810 ordinary shares, consisting of (i) 63.77% of the 13,037,729 Class B ordinary shares (which is approximately 8,314,160 Class B ordinary shares) held of record by Merchant Tycoon Limited (“MTL”), a limited liability company incorporated under the laws of the British Virgin Islands; (ii) 63.77% of the 480,350 Class A ordinary shares (which is approximately 306,319 Class A ordinary shares) indirectly held by MTL through its 51% ownership of XINGMU Holding Limited (see Note (5) below); and (iii) 791,331 Class A ordinary shares underlying share options held by Hao (Louis) Liang that are exercisable within 60 days of October 23, 2024. Hao (Louis) Liang holds 63.77% of equity interest in MTL, which indirectly holds 480,350 Class A ordinary shares and directly holds 13,037,729 Class B ordinary shares in total. Therefore, Mr. Liang has the voting and investment power with respect to 63.77% of the ordinary shares that MTL beneficially owns. The registered address of MTL is Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands. Based on the terms of governing documents of MTL, Hao (Louis) Liang disclaims beneficial ownership of the ordinary shares beneficially owned by Yingzhi (Lisa) Tang and a former director through their respective shareholdings in MTL.

(2)	Represents an aggregate of approximately 4,885,062 ordinary shares, consisting of (i) 33.33% of the 13,037,729 Class B ordinary shares (which is approximately 4,345,475 Class B ordinary shares) held of record by MTL; (ii) 33.33% of the 480,350 Class A ordinary shares (which is approximately 160,101 Class A ordinary shares) indirectly held by MTL through its 51% ownership of XINGMU Holding Limited (see Note (5) below); and (iii) 379,486 Class A ordinary shares underlying share options held by Yingzhi (Lisa) Tang that are exercisable within 60 days of October 23, 2024. Yingzhi (Lisa) Tang holds 33.33% of equity interest in MTL, which indirectly holds 480,350 Class A ordinary shares and directly holds 13,037,729 Class B ordinary shares in total. Therefore, Ms. Tang has the voting and investment power with respect to 33.3% of the ordinary shares that MTL beneficially owns. The registered address of MTL is Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands. Based on the terms of governing documents of MTL, Yingzhi (Lisa) Tang disclaims beneficial ownership of the ordinary shares beneficially owned by Hao (Louis) Liang and a former director through their respective shareholdings in MTL.

(3)	Mr. Hao (Louis) Liang and Ms. Yingzhi (Lisa) Tang are spouses. Each of them disclaims beneficial ownership of all the ordinary shares beneficially owned by the other.

(4)	Represents an aggregate of approximately 280,756 ordinary shares, consisting of (i) approximately 230,756 Class A ordinary shares held by XINGMU Holding Limited, which is 49% owned by XINGMU Group Limited, a limited liability company incorporated under the laws of the British Virgin Islands. Mr. Guo holds a 50% ownership of XINGMU Group Limited and has the voting and investment power with respect to 24.5% of the 941,863 Class A Shares held by XINGMU Holding Limited; and (ii) 50,000 Class A ordinary shares underlying share options directly held by Chao Guo that are exercisable within 60 days of October 23, 2024. The registered address of XINGMU Group Limited is Craigmuir Chambers, Roan Town, Tortola, VG 1110, British Virgin Islands. Chao Guo disclaims beneficial ownership of the Class A ordinary shares beneficially owned by the other 50% holder of XINGMU Group Limited through their respective shareholdings in XINGMU Group Limited.

(5)	Represents an aggregate of approximately 13,518,079 ordinary shares, consisting of (i) approximately 480,350 Class A ordinary shares indirectly held by MTL through its 51% ownership of XINGMU Holding Limited; and (ii) 13,037,729 Class B ordinary shares held of record by MTL. MTL is a limited liability company incorporated under the laws of the British Virgin Islands. Each of Hao (Louis) Liang, Yingzhi (Lisa) Tang and a former director holds 63.77%, 33.33% and 2.9% of the equity interest in MTL, and beneficially owns approximately 8,314,160, 4,345,475 and 378,094 Class B ordinary shares directly held by MTL. The registered address of MTL is Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands.

To our knowledge, as of February 20, 2025, a total of 105,045,510 Class A ordinary shares (approximately 22.8% of our total issued and outstanding shares) were held by one record holder in the United States, which was The Bank of New York Mellon, the depositary of our ADS program. The number of beneficial owners of our ADSs in the United States is much larger than the number of record holders of our Class A ordinary shares in the United States. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

From April 2023 to December 2023, we purchased goods from Jiangsu Nanjing Agricultural University Animal Pharmaceutical Co., Ltd., an equity investee of us until December 2022, in a total amount of approximately RMB3.89 million (US$0.54 million) and we made advance payments totaling RMB5.4 million (US$0.75 million) to Nanjing Animal Pharmaceutical for the purchase of goods.

In January 2023 and June 2024, we made an advance payment of RMB 5.5 million and 14.2 million to Superb Origin International Limited, our shareholder, for the purchase of goods, respectively. As of September 30, 2024, the balance of the advance payment was RMB 18.2 million (US$2.6 million).

Contractual Arrangements

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services. Boqii is an exempted company with limited liability incorporated in the Cayman Islands and our wholly owned PRC subsidiaries are currently considered foreign-invested enterprise. Accordingly, our PRC subsidiaries are not eligible to provide value-added telecommunication services in China or import veterinary drugs. To ensure strict compliance with the PRC laws and regulations, we conduct such business activities through the VIEs, Suzhou Taicheng, Shanghai Guangcheng, Nanjing Xingmu and Suzhou Xingyun. Shanghai Xincheng, Xingmu WFOE and Meiyizhi WFOE, our wholly owned subsidiaries in China, have entered into a series of contractual arrangements with the VIEs and their respective shareholders, which enable us to (i) direct the activities of the VIEs, (ii) receive substantially all of the economic benefits of the VIEs, and (iii) have an exclusive option to purchase all or part of the equity interests in the VIEs when and to the extent permitted by PRC law. These contractual arrangements include the exclusive consultation and technical service agreement, loan agreements, equity pledge agreement, exclusive purchase option agreement, shareholder voting right trust agreement, and spousal consents, as the case may be.

As a result of these contractual arrangements, we are considered the primary beneficiary of the VIEs for accounting purposes and are able to consolidate their operating results in our financial statements under U.S. GAAP.

The following is a summary of the major terms of the contractual arrangements by and among Shanghai Xincheng, Shanghai Guangcheng and the shareholders of Shanghai Guangcheng. The contractual arrangements by and among Xingmu WFOE, Nanjing Xingmu and the shareholders of Nanjing Xingmu, the contractual arrangements by and among Shanghai Xincheng, Suzhou Taicheng and the shareholders of Suzhou Taicheng, and the contractual arrangements by and among Meiyizhi WFOE, Suzhou Xingyun and the shareholders of Suzhou Xingyun are substantially similar to the corresponding contractual arrangements discussed below, unless otherwise indicated.

Exclusive Technical Consulting and Service Agreement

Pursuant to an exclusive technical consulting and service agreement entered into on August 4, 2020 by and between Shanghai Xincheng and Shanghai Guangcheng, Shanghai Guangcheng agreed to appoint Shanghai Xincheng as its exclusive provider of consulting and services related to, among other things, e-commerce platform design and maintenance, business consulting, internal training, labor support, market research and development, strategic planning and customer support and development. In exchange, Shanghai Guangcheng agrees to pay Shanghai Xincheng an annual service fee, at an amount that is agreed by both parties. This agreement will remain effective unless Shanghai Xincheng and Shanghai Guangcheng terminate this agreement in writing.

Intellectual Property License Agreement

Pursuant to an intellectual property license agreement entered into on August 4, 2020 by and between Shanghai Xincheng and Shanghai Guangcheng, Shanghai Xincheng agreed to grant to Shanghai Guangcheng a nonsublicensable, nontransferable and nonexclusive license of certain intellectual properties solely for Shanghai Guangcheng’s use. In exchange, Shanghai Guangcheng agrees to pay a royalty, at an amount that is agreed by both parties. The term of this agreement is ten years from the date of such agreement and will be automatically extended for another ten-year term unless it is terminated by three months’ written notice by the licensor.

Shareholders’ Voting Rights Proxy Agreement

Pursuant to the shareholders’ voting rights proxy agreement entered into on August 4, 2020, by and among Shanghai Xincheng, Shanghai Guangcheng, and then shareholders of Shanghai Guangcheng, as supplemented from time to time, such shareholders of Shanghai Guangcheng irrevocably authorized the person then designated by Shanghai Xincheng to exercise such shareholders’ rights in Shanghai Guangcheng, including without limitation, the power to participate in and vote at shareholders’ meetings, the power to nominate and appoint the directors, senior management, the power to propose to convene a shareholders’ meeting, and other shareholders’ voting rights permitted by the Articles of Association of Shanghai Guangcheng.

Equity Pledge Agreement

Pursuant to an equity pledge agreement entered on October 16, 2019, by and between Shanghai Xincheng, Shanghai Guangcheng, and then shareholders of Shanghai Guangcheng, as supplemented by an equity pledge agreement entered into on August 4, 2020 and an equity pledge agreement entered into on September 25, 2022, by and between Shanghai Xincheng, Shanghai Guangcheng, and Shanghai Chelin Information Technology Center (Limited Partnership), a then shareholder of Shanghai Guangcheng, such shareholders of Shanghai Guangcheng pledged all of their equity interests in Shanghai Guangcheng to Shanghai Xincheng, to guarantee the performance of Shanghai Guangcheng, and, to the extent applicable, such shareholders of Shanghai Guangcheng, or their obligations under the contractual arrangements of the VIEs. If Shanghai Guangcheng or such shareholders fail to perform their obligations under the contractual arrangement of the VIEs, Shanghai Xincheng will be entitled to, among other things, the right to sell the pledged equity interests in Shanghai Guangcheng. The shareholders of Shanghai Guangcheng also undertake that, during the term of the equity pledge agreement, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests without prior written consent of Shanghai Xincheng. As of the date of this prospectus, the equity pledges under the share pledge agreements have been registered with the relevant PRC legal authority pursuant to PRC laws and regulations.

As of the date of this prospectus, all equity pledges under the share pledge agreements by and between the shareholders of Nanjing Xingmu and Xingmu WFOE, by and between the shareholders of Suzhou Xingyun and Meiyizhi WFOE, as well as by and between the shareholders of Suzhou Taicheng and Shanghai Xincheng have been registered with the relevant PRC legal authority pursuant to PRC laws and regulations.

Exclusive Call Option Agreement

Pursuant to an exclusive call option agreement entered on August 4, 2020, by and between Shanghai Xincheng, Shanghai Guangcheng and then shareholders of Shanghai Guangcheng, as supplemented from time to time, such shareholders of Shanghai Guangcheng irrevocably and unconditionally granted Shanghai Xincheng an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of the equity options in Shanghai Guangcheng. The purchase price shall be the lowest price permitted by applicable PRC laws and regulations. The shareholders of Shanghai Guangcheng undertake that, without the prior written consent of Shanghai Xincheng, they may not increase or decrease the registered capital or conduct any merger, transfer or dispose of their equity options and any other third-party rights thereon, dispose of, or procure the management to dispose of, material assets of Shanghai Guangcheng, terminate or procure the management to terminate any material agreements or enter into any agreements in conflict with any existing material agreement, appoint or dismiss any director, supervisor or any other senior management which should be appointed or dismissed by such shareholders, procure Shanghai Guangcheng to declare or distribute any distributable profits or dividends, procure the winding-up, liquidation or dissolution of Shanghai Guangcheng, amend its articles of association or provide any loans to, or borrow any loans from, third parties or provide security or guarantee, or undertake any substantive obligations beyond the ordinary course of business. The exclusive call option agreement will remain effective until all equity options in Shanghai Guangcheng held by such shareholders are transferred or assigned to Shanghai Xincheng or its designated representatives.

Loan Agreement

Shareholders of Shanghai Guangcheng have entered into a loan agreement, as amended from time to time, with Shanghai Xincheng on August 4, 2020. Pursuant to the loan agreement, Shanghai Xincheng provided such shareholders with a long-term interest-free loan. The proceeds from the loans were used for the investment in or general business development of Shanghai Guangcheng. The loans can be repaid by transferring the shareholders’ respective equity interests in Shanghai Guangcheng to Shanghai Xincheng or its designee.

Spousal Consent Letter

In addition to the contractual arrangements discussed above, each of the respective spouses of the individual shareholders of Nanjing Xingmu has executed an additional spousal consent letter which contains terms as described below. Pursuant to the spousal consent letters dated September 26, 2019, each of the respective spouses of the individual shareholders of Nanjing Xingmu, unconditionally and irrevocably agreed that the equity interest in Nanjing Xingmu held by and registered in the name of his/her spouse will be disposed of pursuant to the equity pledge agreement, the exclusive call option agreement and the shareholders’ voting rights proxy agreement. The spouse agreed not to assert any rights over the equity interest in Nanjing Xingmu held by his/her spouse. In addition, in the event that the spouse obtains any equity interest in Nanjing Xingmu held by his/her spouse for any reason, the spouse agreed to be bound by the contractual arrangements.

These contractual arrangements may not be as effective as direct ownership in providing us with control over the VIEs. If the VIEs or their respective shareholders fail to perform their respective obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements and may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure will be effective under PRC law. As of the date of this prospectus, to our knowledge, the VIE agreements have not been tested in a court of law in the PRC.

In the opinion of our PRC counsel:

●	the ownership structures of the VIEs do not contravene any PRC laws or regulations currently in effect; and

●	the agreements under the contractual arrangements among Shanghai Xincheng, Shanghai Guangcheng and their respective shareholders, among Xingmu WFOE, Nanjing Xingmu and their respective shareholders, among Meiyizhi WFOE, Suzhou Xingyun and their respective shareholders, as well as among Shanghai Xincheng, Suzhou Taicheng and their respective shareholders governed by PRC laws are valid and binding upon each party to such agreements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations currently in effect.

In March 2019, the National People’s Congress of the PRC adopted the PRC Foreign Investment Law, which became effective on January 1, 2020. Among other things, the PRC Foreign Investment Law defines the “foreign investment” as investment activities in China by foreign investors in a direct or indirect manner, including those circumstances explicitly listed thereunder as establishing new projects or foreign invested enterprises or acquiring shares of enterprises in China, and other approaches of investment as stipulated by laws, administrative regulations or otherwise regulated by the State Council. The PRC Foreign Investment Law does not specify whether foreign investors’ controlling PRC onshore variable interest entities via contractual arrangements will be recognized as “foreign investment” and thus be subject to the restrictions and/or prohibitions on foreign investments. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the above opinion of our PRC counsel. If future laws and regulations specify that the VIE agreements are in violation of relevant PRC laws and regulations and the PRC government accordingly finds that the VIE agreements that establish the structure for operating our podcasts, audio entertainment and other internet related businesses or for importing veterinary drugs do not comply with PRC government restrictions on foreign investment in certain industries, such as value-added telecommunications services business, our ADSs may decline in value or become worthless, we could be subject to severe penalties, including being prohibited from continuing operations

Shareholders Agreement

Our currently effective shareholders agreement was entered into on August 19, 2020 by and among us, our shareholders, and certain other parties named therein. Except for the registration rights described below, all of the preferential rights, including the provisions governing the Board, has automatically terminated upon the completion of our initial public offering.

Registration Rights

Pursuant to the current shareholders agreement, prior to the consummation of a qualified initial public offering, the company shall extend to the shareholders registration rights with respect to the shares held by them with terms and conditions customary for a transaction of similar type and size, including demand registration rights, piggyback registration rights and Form F-3 or Form S-3 registration rights. For details regarding such registration rights, see the shareholders agreement filed as an exhibit to this prospectus.

Employment Agreements and Indemnification Agreements

We have entered into an employment agreement with each of our executive officers. Each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer. We may also terminate an executive officer’s employment without cause upon advance written notice. In such case of termination by us other than for cause, we will pay an additional amount to the executive officer as provided by applicable law. The executive officer may resign at any time with an advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use all nonpublic information relating to the business, financial condition and other aspects of us and our customers, users and suppliers, and may not disclose such nonpublic information for any purpose other than to fulfill his or her responsibilities in the best interest of the Company except otherwise authorized by us. In addition, each executive officer has agreed to be bound by noncompetition and nonsolicitation restrictions during the term of his or her employment and typically for one year following the last date of employment.

We have also entered into an indemnification agreement with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Share Incentive Plan

See “Management” for a full description of our Share Incentive Plan.

DESCRIPTION OF SHARE CAPITAL

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association (the “MAA”), as amended and restated from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the “Companies Act” below, and the common law of the Cayman Islands.

As of March 28, 2025, our authorized share capital is US$20,000,000 divided into 20,000,000,000 shares of a par value of US$0.001 each, consisting of (i) 15,000,000,000 Class A ordinary shares of par value of US$0.001 each, (ii) 2,000,000,000 Class B ordinary shares of par value of US$0.001 each, and (iii) 3,000,000,000 shares of US$0.001 each of such class or classes (however designated) as the board of directors may determine in accordance with the MAA. As of the date of this prospectus, we have 460,729,482 ordinary shares that are issued and outstanding, comprising 447,691,753 Class A ordinary shares and 13,037,729 Class B ordinary shares.

Our Memorandum and Articles of Association

The following is a summary of material provisions of our MAA as well as the Companies Act insofar as they relate to the material terms of the Class A ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Memorandum and Articles of Association, which has been initially filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 1.1 to our Form 20-F (File No. 001-39547) on October 29, 2025.

Registered Office and Objects

Our registered office in the Cayman Islands is at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands.

According to Clause 3 of our MAA, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by the Companies Act or as the same may be revised from time to time, or any other law of the Cayman Islands.

Board of Directors

Our board of directors consists of four directors. A director is not required to hold any shares in our company by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested, provided that (a) such director, if his or her interest in such contract or arrangement is material, has declared the nature of his or her interest at the earliest meeting of the board at which it is practicable for him or her to do so, either specifically or by way of a general notice and (b) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of our company to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

Preemptive Rights

Our shareholders do not have preemptive rights.

Limitations or Qualifications

We have adopted a dual-class share structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 20 votes. Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members. Due to the super voting power of Class B ordinary shareholder, the voting power of the Class A ordinary shares may be materially limited.

Ordinary Shares

General. Holders of ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members (shareholders). We may not issue share to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to our MAA and the Companies Act. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Our MAA provide that dividends may be declared and paid out of our profits, realized or unrealized, or out of the share premium account or as otherwise permitted by the Statute, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Classes of Ordinary Shares. Our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights.

Conversion. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any person who is not a founder or an affiliate of a founder, or upon a change of beneficial ownership of any Class B ordinary shares as a result of which any person who is not a founder or an affiliate of a founder becomes a beneficial owner of such Class B ordinary shares, each of such Class B ordinary shares will be automatically and immediately converted into one Class A ordinary share.

Voting Rights. Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members. Each Class A ordinary share shall be entitled to one vote on all matters subject to vote at general and special meetings of our company and each Class B ordinary share shall be entitled to 20 votes on all matters subject to vote at general and special meetings of our company.

A quorum required for a meeting of shareholders consists of one or more shareholders holding a majority of all votes attaching to the issued and outstanding shares entitled to vote at general meetings, which shall include Merchant Tycoon Limited and any other entity that holds shares on behalf of and is jointly controlled by our Founders present in person or by proxy or, if a corporation or other nonnatural person, by its duly authorized representative. As an exempted company incorporated in the Cayman Islands, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our MAA provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our board of directors. We, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Listing Rules at the NYSE American. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of our shareholders may be called by a majority of our board of directors or our chairman or upon a requisition of any one or more of our shareholders who together hold shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our MAA do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. Advance notice of at least thirty (30) calendar days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution also requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our MAA.

Transfer of Ordinary Shares. Subject to the restrictions in our MAA as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the NYSE American may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the NYSE American, be suspended and the register closed at such times and for such periods as our board of directors may, in their absolute discretion, from time to time determine, provided always that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid up share capital, the assets will be distributed so that, as nearly as possible, the losses are borne by our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up. Any distribution of assets or capital to a holder of ordinary share will be the same in any liquidation event. Any distribution of assets or capital to a holder of a Class A ordinary share and a holder of a Class B ordinary share will be the same in any liquidation event.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 calendar days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by or by an ordinary resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our MAA. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if we have has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time our share capital is divided into different classes or series of shares (and as otherwise determined by the directors), the rights attached to any class or series of shares may, subject to any rights or restrictions for the time being attached to any class or series of shares, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of that class or series or with the sanction of a special resolution at a separate meeting of the holders of the shares of the class or series by two-thirds of the votes cast at such a meeting. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records. Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (other than copies of our memorandum and articles of association, our register of mortgages and charge, any special resolution passed by our shareholders). However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information About Us” in this prospectus.

Issuance of Additional Shares. Our MAA authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent authorized but unissued.

Our MAA also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Anti-Takeover Provisions. Some provisions of our MAA may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our MAAfor a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of us (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (a) 75% in value of the shareholders or class of shareholders, as the case may be, or (b) a majority in number representing 75% in value of the creditors or each class of shareholders and creditors, as the case may be, with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are, in each case present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provides that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Controlling Shareholders’ Fiduciary Duties

Under Delaware law, controlling shareholders owe fiduciary duties to the companies they control and their minority shareholders. As a matter of Cayman Islands law and in contrast to the position under Delaware law, controlling shareholders of Cayman Islands companies do not owe any such fiduciary duties to the companies they control or to the minority shareholders of such companies under Cayman Islands law. Controlling shareholders of Cayman Islands companies may exercise their powers as shareholders, including the exercise of voting rights in respect of their shares, in such manner as they think fit, subject only to very limited equitable constraints, including that the exercise of voting rights to amend the memorandum or articles of association of a Cayman Islands company must be exercised bona fide for the benefit of the company as a whole.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our Memorandum and Articles of Association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Memorandum and Articles of Association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we may, but are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors generally; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law or NYSE American rules from being a director; or (vi) is removed from office pursuant to any other provisions of our Memorandum and Articles of Association.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our Company are required to comply with fiduciary duties which they owe to our Company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the Company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Restructuring

A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:

(a)	is or is likely to become unable to pay its debts; and

(b)	intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our Memorandum and Articles of Association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders representing not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Memorandum and Articles of Association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association that require our Company to disclose shareholder ownership above particular ownership threshold.

Changes in Capital

The requirements of the Memorandum and Articles of Association regarding changes in capital are not more stringent than the requirements of Cayman Islands law.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, issues and delivers American Depositary Shares, also referred to as ADSs. Each ADS will represent 150 Class A ordinary shares (or a right to receive 150 Class A ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. The ADSs issuable upon deposit of the Class A ordinary shares registered herby will be registered under a separate registration statement on Form F-6.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Item 10. Additional Information—10.E. Taxation” in our FY 2022 Form 20-F. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement)
Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions. The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

●	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

●	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

TAXATION

The following discussion of Cayman Islands, PRC and United States federal income tax consequences of an investment in the ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in the ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands legal counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Commerce & Finance Law Offices, our PRC legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

In terms of material tax consequences in the Cayman Islands, there are no other taxes likely to be material to us or holders of the ADSs or ordinary shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. Payments of dividends and capital in respect of the ADSs or ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ADSs or ordinary shares, nor will gains derived from the disposal of the ADSs or ordinary shares be subject to Cayman Islands income or corporate tax.

People’s Republic of China Taxation

Under the PRC EIT Law, which became effective on January 1, 2008 and most recently amended on December 29, 2018, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the PRC EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: (a) senior management personnel and departments that are responsible for daily production, operation and management; (b) financial and personnel decision making bodies; (c) key properties, accounting books, company seal, minutes of board meetings and shareholders’ meetings; and (d) half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. Our company is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located outside the PRC. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us. In terms of material tax consequences to ADS holders, if the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for PRC enterprise income tax purposes, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders (including the ADS holders). In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or ordinary shares, if such gains are treated as derived from a PRC source. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the ADS holders) and any gain realized on the transfer of ADSs or ordinary shares by such shareholders may be subject to PRC individual income tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. See “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and ADS holders.”

Material U.S. Federal Income Tax Considerations

The following are material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of the ADSs or Class A ordinary shares, but this discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to own ADSs or Class A ordinary shares.

The following applies only to a U.S. Holder that holds the ADSs or Class A ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not address all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including the alternative minimum tax, the Medicare contribution tax on net investment income and tax consequences applicable to U.S. Holders subject to special rules, such as:

●	certain financial institutions;

●	insurance companies;

●	regulated investment companies;

●	dealers or traders in securities that use a mark-to-market method of tax accounting;

●	persons holding ADSs or Class A ordinary shares as part of a straddle, integrated or similar transaction;

●	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

●	entities classified as partnerships for U.S. federal income tax purposes and their partners;

●	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

●	persons that own or are deemed to own ADSs or Class A ordinary shares representing 10% or more of our voting power or value; or

●	persons holding ADSs or Class A ordinary shares in connection with a trade or business outside the United States.

If a partnership (or other entity that is classified as a partnership for U.S. federal income tax purposes) owns ADSs or Class A ordinary shares, the U.S. federal income tax treatment of a partner will depend on the status of the partner and the activities of the partnership. Partnerships owning ADSs or Class A ordinary shares and their partners should consult their tax advisers as to their particular U.S. federal income tax consequences of owning and disposing of ADSs or Class A ordinary shares.

The following is based on the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, and the income tax treaty between the United States and the PRC, or the Treaty, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. The following assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

As used herein, a “U.S. Holder” is a person that is for U.S. federal income tax purposes a beneficial owner of the ADSs or Class A ordinary shares and:

●	a citizen or individual resident of the United States;

●	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

A U.S. Holder that owns ADSs will be treated as the owner of the underlying Class A ordinary shares represented by those ADSs for U.S. federal income tax purposes (assuming that the U.S. Holder does not enter into any agreement with any person other than the depositary with respect to the ownership of the ADSs and the underlying ordinary shares). Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying Class A ordinary shares represented by those ADSs.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of ADSs or Class A ordinary shares in their particular circumstances.

Taxation of Distributions

Subject to the passive foreign investment company rules described below, distributions paid on the ADSs or Class A ordinary shares, other than certain pro rata distributions of ADSs or Class A ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions will be reported by financial intermediaries to U.S. Holders as dividends. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Subject to applicable limitations, dividends paid on our ADSs to certain non-corporate U.S. Holders will be taxable at a favorable rate, provided that we are not a PFIC for our taxable year in which the dividend is paid or the preceding year. Non-corporate U.S. Holders should consult their tax advisers to determine whether the favorable rate will apply to dividends they receive and whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s, or in the case of ADSs, the depositary’s, receipt. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the amount received. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Dividends will be treated as foreign-source income for foreign tax credit purposes. As described in “—People’s Republic of China Taxation,” dividends paid by us may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of the dividend income will include any amounts withheld in respect of PRC withholding tax. Subject to applicable limitations, which vary depending upon the U.S. Holder’s circumstances, PRC taxes withheld from dividend payments (at a rate not exceeding the applicable rate provided in the Treaty in the case of a U.S. Holder that is eligible for Treaty benefits) will be creditable against a U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a credit, a U.S. Holder may elect to deduct such PRC taxes in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the relevant taxable year.

Sale or Other Taxable Disposition of ADSs or Class A Ordinary Shares

Subject to the passive foreign investment company rules described below, a U.S. Holder will recognize capital gain or loss on a sale or other taxable disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized on the sale or disposition and the U.S. Holder’s tax basis in the ADSs or Class A ordinary shares disposed of, in each case as determined in U.S. dollars. Such gain or loss will be long-term capital gain or loss if at the time of the sale or disposition the U.S. Holder has owned the ADSs or Class A ordinary shares for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are subject to tax rates that are lower than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

As described in “—People’s Republic of China Taxation”, gains on the sale of ADSs or Class A ordinary shares may be subject to PRC taxes. A U.S. Holder is entitled to use foreign tax credits to offset only the portion of its U.S. federal income tax liability that is attributable to foreign-source income. Because under the Code capital gains of U.S. Holders would be treated as U.S.-source income, this limitation will preclude a U.S. Holder from claiming a credit for all or a portion of any PRC taxes imposed on any such gains, unless the U.S. Holder has sufficient non-U.S. source income from other investments against which the U.S. Holder could credit the PRC tax subject to applicable limitations. However, U.S. Holders that are eligible for the benefits of the Treaty may be able to elect to treat the gain as PRC-source and therefore claim foreign tax credits in respect of PRC taxes on such gain. U.S. Holders should consult their tax advisers regarding their eligibility for the benefits of the Treaty and the creditability of any PRC tax on disposition gains in their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. For purposes of the above calculations, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes. Goodwill is characterized as an active asset if it is associated with business activities that produce active income.

Based on the manner in which we conduct our business, the expected composition of our income and assets, and the value of our assets (including goodwill, which is based on the expected price of the ADSs in this offering), we do not expect to be a PFIC for our current taxable year or in the reasonably foreseeable future. However, our PFIC status for any taxable year is an annual determination that can be made only after the end of that year. Our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of the ADSs, which could be volatile). We will hold a substantial amount of cash following this offering and therefore may become a PFIC if our market capitalization declines significantly. Moreover, it is not entirely clear how the contractual arrangements between us, our VIEs and their nominal shareholders will be treated for purposes of the PFIC rules, and we may be or become a PFIC if our VIEs are not treated as owned by us for these purposes. In addition, the extent to which our goodwill should be characterized as an active asset is not entirely clear. Accordingly, there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year. Because our PFIC status for any taxable year is a factual determination that can be made only after the end of the relevant taxable year, our counsel expresses no opinion regarding our PFIC status for any taxable year or our expectation set forth in this paragraph.

If we were a PFIC for any taxable year and any entity in which we own or are deemed to own equity interests (including our subsidiaries and VIEs) were also a PFIC (any such entity, a “Lower-tier PFIC”), U.S. Holders would be deemed to own a proportionate amount (by value) of the shares of each Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the next paragraph on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holder did not receive any proceeds of those distributions or dispositions.

If we were a PFIC for any taxable year during which a U.S. Holder owned ADSs or Class A ordinary shares, and unless the mark-to-market election described in the subsequent paragraph applies, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of its ADSs or Class A ordinary shares would be allocated ratably over its holding period. The amounts allocated to the taxable year of the sale or disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any year on its ADSs or Class A ordinary shares exceeded 125% of the average of the annual distributions on the ADSs or Class A ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, such distributions would be subject to taxation in the same manner. If we were a PFIC for any taxable year during which a U.S. Holder owned ADSs or Class A ordinary shares, we would continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder owned the ADSs or Class A ordinary shares, even if we ceased to meet the threshold requirements for PFIC status, unless the U.S. Holder made a timely “deemed sale” election, in which case any gain on the deemed sale would be taxed under the PFIC rules described above.

Alternatively, if we were a PFIC and if the ADSs were “regularly traded” on a “qualified exchange,” a U.S. Holder of ADSs could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described in the preceding paragraph. The ADSs would be treated as regularly traded for any calendar year in which more than a de minimis quantity of the ADSs were traded on a qualified exchange on at least 15 days during each calendar quarter. The NYSE American, where the ADSs are expected to be listed, is a qualified exchange for this purpose. If a U.S. Holder of ADSs makes the mark-to-market election, the U.S. Holder will recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year to the extent of the net amount of income previously included as a result of the mark-to-market election. If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the ADSs will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of ADSs in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on ADSs will be treated as discussed under “—Taxation of Distributions” above (but subject to the discussion in the immediately subsequent paragraph). U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. In particular, U.S. Holders should consider carefully the impact of a mark-to-market election with respect to their ADSs given that we may have Lower-tier PFICs, and there is no provision in the Code, Treasury regulations or other official guidance that would permit U.S. Holders to make a mark-to-market election with respect to any Lower-tier PFIC or otherwise provide relief from the PFIC rules with respect to any Lower-tier PFIC.

If we were a PFIC (or with respect to a particular U.S. Holder were treated as a PFIC) for a taxable year of ours in which we paid a dividend or for the prior taxable year, the favorable tax rate described above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If we were a PFIC for any taxable year during which a U.S. Holders owned any ADSs or Class A ordinary shares, subject to certain limited exceptions set forth in applicable Treasury regulations the U.S. Holder would be required to file annual reports with the Internal Revenue Service. U.S. Holders should consult their tax advisers regarding the determination of whether we are a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of ADSs or Class A ordinary shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other “exempt recipient” and (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information relating to their ownership of Class A ordinary shares or non-U.S. accounts through which ADSs or Class A ordinary shares are held. U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to ADSs and Class A ordinary shares.

PLAN OF DISTRIBUTION

We are registering an aggregate of 2,000,000 ADSs, representing 300,000,000 Class A ordinary shares by the Selling Stockholders, to permit the resale of these Class A ordinary shares by the Selling Stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Class A ordinary shares. We will bear all fees and expenses incident to our obligation to register the Class A ordinary shares.

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Class A ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class A ordinary shares by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

We are being represented by Winston & Strawn LLP with respect to certain legal matters of U.S. federal securities and New York state law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Winston & Strawn LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Boqii Holding Limited as of March 31, 2024 and 2023 and for the years then ended included in this Prospectus have been so included in reliance on the report of Assentsure PAC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of Assentsure PAC is located at 180B Bencoolen St, #03-01 The Bencoolen, Singapore 189648.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at that contains reports, proxy and information statements and other information we have filed electronically with the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

BOQII HOLDING LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Boqii Holding Limited.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Boqii Holding Limited and its subsidiaries (the “Company”) as of March 31, 2023 and 2024, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows, for each of the three years in the period ended March 31, 2024 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial positions of the Company as of March 31, 2023 and 2024, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Assentsure PAC
Singapore
October 29, 2024
PCAOB ID Number 6783

We have served as the Company’s auditors since 2024.

BOQII HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2023 AND 2024

(All amounts in thousands, except for share and per share data, unless otherwise noted)

		As of March 31,
	Note	2023	2024
		RMB	RMB	US$ (Note 2(f))

ASSETS
Current assets:
Cash and cash equivalents	5	89,850	72,722	10,072
Short-term investments		69,797	-	-
Accounts receivable, net	6	76,742	50,118	6,941
Inventories, net	7	81,052	55,189	7,644
Prepayments and other current assets	8	79,359	94,518	13,090
Amounts due from related parties	27	9,379	5,704	790
Total current assets		406,179	278,251	38,537
Non-current assets:
Property and equipment, net	9	5,492	3,103	430
Intangible assets	10	21,594	17,910	2,481
Operating lease right-of-use assets	15	22,354	8,951	1,240
Long-term investments	11	75,607	65,887	9,126
Goodwill	12	-	-	-
Amounts due from related parties, non-current	27	2,988	5,658	784
Other non-current asset	13	6,586	3,455	479
Total non-current assets		134,621	104,964	14,540
Total assets		540,800	383,215	53,077
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings (including amounts of the consolidated VIEs and VIEs’ subsidiaries without recourse to the Company of RMB363 and RMB10,213 as of March 31, 2023 and 2024, respectively)	21	86,261	15,213	2,107
Accounts payable (including accounts payable of the consolidated VIEs and VIEs’ subsidiaries without recourse to the Company of RMB13,459 and RMB2,279 as of March 31, 2023 and 2024, respectively)		56,022	24,279	3,363
Salary and welfare payable (including amounts of the consolidated VIEs and VIEs’ subsidiaries without recourse to the Company of RMB5,573 and RMB440 as of March 31, 2023 and 2024, respectively)		6,890	2,972	412
Accrued liabilities and other current liabilities (including amounts of the consolidated VIEs and VIEs’ subsidiaries without recourse to the Company of RMB15,712 and RMB6,759 as of March 31, 2023 and 2024, respectively)	14	22,104	16,667	2,308
Amounts due to related parties, current (including amounts of the consolidated VIEs and VIEs’ subsidiaries without recourse to the Company of RMB21 and Nil as of March 31, 2023 and 2024, respectively)	27	471	-	-
Contract liabilities (including amounts of the consolidated VIEs and VIEs’ subsidiaries without recourse to the Company of RMB4,471 and RMB1,579 as of March 31, 2023 and 2024, respectively)		4,471	1,579	219
Operating lease liabilities, current (including amounts of the consolidated VIEs and VIEs’ subsidiaries without recourse to the Company of RMB9,207 and RMB5,254 as of March 31, 2023 and 2024, respectively)	15	9,220	5,613	777
Derivative liabilities (including amounts of the consolidated VIEs and VIEs’ subsidiaries without recourse to the Company of Nil as of March 31, 2023 and 2024, respectively)	21	10,701	5,721	792
Total current liabilities		196,140	72,044	9,978

BOQII HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS (CONTINUED)

AS OF MARCH 31, 2023 AND 2024

(All amounts in thousands, except for share and per share data, unless otherwise noted)

		As of March 31,
	Note	2023	2024
		RMB	RMB	US$ (Note 2(f))

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY (CONTINUED)
Non-current liabilities
Deferred tax liabilities (including amounts of the consolidated VIEs and VIEs’ subsidiaries without recourse to the Company of Nil as of March 31, 2023 and 2024, respectively)	18	4,141	3,234	448
Operating lease liabilities, non-current (including amounts of the consolidated VIEs and VIEs’ subsidiaries without recourse to the Company of RMB12,741 and RMB2,209 as of March 31, 2023 and 2024, respectively)	15	12,741	3,115	431
Other debts, non-current (including amounts of the consolidated VIEs and VIEs’ subsidiaries without recourse to the Company of RMB75,481 and RMB11,500 as of March 31, 2023 and 2024, respectively)	21	102,827	43,941	6,086
Total non-current liabilities		119,709	50,290	6,965
Total liabilities		315,849	122,334	16,943
Commitments and contingencies (Note 28)

Mezzanine equity:
Redeemable non-controlling interests	20	7,197	7,963	1,103
Total mezzanine equity		7,197	7,963	1,103
Shareholders’ equity:
Class A ordinary shares (US$0.001 par value; 129,500,000 shares authorized, 55,763,079 shares issued and outstanding as of March 31, 2023; 15,000,000,000 shares authorized, 147,691,753 shares issued and outstanding as of March 31, 2024)	19	373	962	134
Class B ordinary shares (US$0.001 par value; 15,000,000 shares authorized, 13,037,729 shares issued and outstanding as of March 31, 2023; 2,000,000,000 shares authorized, 13,037,729 shares issued and outstanding as of March 31, 2024)	19	82	82	11
Additional paid-in capital		3,287,696	3,329,675	461,156
Statutory reserves		3,876	3,876	537
Accumulated other comprehensive loss		(37,189)	(39,478)	(5,468)
Accumulated deficit		(2,993,150)	(3,060,405)	(423,861)
Receivable for issuance of ordinary shares	22	(83,405)	(16,031)	(2,220)
Total Boqii Holding Limited shareholders’ equity		178,283	218,681	30,289
Non-controlling interests		39,471	34,237	4,742
Total shareholders’ equity		217,754	252,918	35,031
Total liabilities, mezzanine equity and shareholders’ equity		540,800	383,215	53,077

The accompanying notes are an integral part of these consolidated financial statements.

BOQII HOLDING LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED MARCH 31, 2022, 2023 AND 2024

(All amounts in thousands, except for share and per share data, unless otherwise noted)

		Year Ended March 31,
	Note	2022	2023	2024
		RMB	RMB	RMB	US$ (Note 2(f))

Net revenues:
Product sales		1,137,329	1,048,491	680,143	94,199
Online marketing and information services and other revenue		49,100	43,603	29,209	4,045
Total revenues		1,186,429	1,092,094	709,352	98,244
Total cost of revenue		(943,698)	(858,608)	(568,615)	(78,752)
Gross profit		242,731	233,486	140,737	19,492
Operating expenses:
Fulfillment expenses		(134,026)	(126,295)	(59,506)	(8,241)
Sales and marketing expenses		(170,986)	(124,007)	(85,091)	(11,785)
General and administrative expenses		(76,248)	(46,554)	(59,265)	(8,208)
Impairment of goodwill	12	-	(40,684)	-	-
Other income, net		280	286	2,966	411
Loss from operations		(138,249)	(103,768)	(60,159)	(8,331)
Interest income		15,477	7,420	2,638	366
Interest expense	16	(20,884)	(13,350)	(7,326)	(1,015)
Other gains, net	17	6,020	5,159	(3,994)	(553)
Fair value change of derivative liabilities		2,824	(2,266)	(1,034)	(143)
Loss before income tax expenses		(134,812)	(106,805)	(69,875)	(9,676)
Income tax benefit	18	1,571	911	927	128
Share of results of equity investees		418	(82)	50	7
Net loss		(132,823)	(105,976)	(68,898)	(9,541)
Less: Net loss attributable to the non-controlling interest shareholders		(4,433)	(3,177)	(5,234)	(724)
Net loss attributable to Boqii Holding Limited		(128,390)	(102,799)	(63,664)	(8,817)
Accretion on redeemable non-controlling interests to redemption value	20	(575)	(675)	(766)	(106)
Net loss attributable to Boqii Holding Limited’s ordinary shareholders		(128,965)	(103,474)	(64,430)	(8,923)
Net loss		(132,823)	(105,976)	(68,898)	(9,541)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of Nil tax		(16,529)	15,591	1,258	174
Unrealized securities holding losses		(9,368)	(6,711)	(3,547)	(491)
Total comprehensive loss		(158,720)	(97,096)	(71,187)	(9,858)
Less: Total comprehensive loss attributable to non- controlling interests shareholders		(4,433)	(3,177)	(5,234)	(724)
Total comprehensive loss attributable to Boqii Holding Limited		(154,287)	(93,919)	(65,953)	(9,134)
Net loss per share attributable to Boqii Holding Limited’s ordinary shareholders
— basic		(1.90)	(1.50)	(0.64)	(0.09)
— diluted		(1.90)	(1.50)	(0.64)	(0.09)
Weighted average number of ordinary shares
— basic		68,006,172	68,858,823	100,637,760	100,637,760
— diluted		68,006,172	68,858,823	100,637,760	100,637,760

The accompanying notes are an integral part of these consolidated financial statements.

BOQII HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED MARCH 31, 2022, 2023 AND 2024

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Class A Ordinary Shares (US$0.001 per value)		Class B Ordinary Shares (US$0.001 per value)		Additional		Accumulated other		Non-	Receivable for issuance of	Total
	Number of		Number of		Paid-in	Statutory	comprehensive	Accumulated	controlling	ordinary	Shareholder ’
	Shares	Amount	Shares	Amount	Capital	reserves	loss	deficit	interests	shares	Equity
		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB

Balances as of March 31, 2021	54,505,108	364	13,037,729	82	3,272,612	3,047	(20,172)	(2,759,882)	45,019	(413,377)	127,693
Foreign currency translation adjustment	-	-	-	-	-	-	(16,529)	-	-	-	(16,529)
Accretion on redeemable non-controlling interests to redemption value	-	-	-	-	-	-	-	(575)	-	-	(575)
Receivable for issuance of ordinary shares (Note 22)	-	-	-	-	-	-	-	-	-	248,631	248,631
Unrealized securities holding losses, net of tax	-	-	-	-	-	-	(9,368)	-	-	-	(9,368)
Acquisition of a subsidiary	-	-	-	-	-	-	-	-	1,817	-	1,817
Issuance of ordinary shares for the exercise of stock options	1,204,483	8	-	-	8,315	-	-	-	-	-	8,323
Capital contribution from non-controlling interests	-	-	-	-	-	-	-	-	245	-	245
Appropriations to statutory reserves	-	-	-	-	-	386	-	(386)	-	-	-
Share-based compensation	-	-	-	-	14,409	-	-	-	-	-	14,409
Net loss	-	-	-	-	-	-	-	(128,390)	(4,433)	-	(132,823)
Balances as of March 31, 2022	55,709,591	372	13,037,729	82	3,295,336	3,433	(46,069)	(2,889,233)	42,648	(164,746)	241,823

BOQII HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (CONTINUED)

FOR THE YEARS ENDED MARCH 31, 2022, 2023 AND 2024

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Class A Ordinary Shares (US$0.001 per value)		Class B Ordinary Shares (US$0.001 per value)		Additional		Accumulated other		Non-	Receivable for issuance of	Total
	Number of		Number of		Paid-in	Statutory	comprehensive	Accumulated	controlling	ordinary	Shareholder ’
	Shares	Amount	Shares	Amount	Capital	reserves	loss	deficit	interests	shares	Equity
		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB

Balances as of March 31, 2022	55,709,591	372	13,037,729	82	3,295,336	3,433	(46,069)	(2,889,233)	42,648	(164,746)	241,823
Foreign currency translation adjustment	-	-	-	-	-	-	15,591	-	-	-	15,591
Accretion on redeemable non-controlling interests to redemption value	-	-	-	-	-	-	-	(675)	-	-	(675)
Receivable for issuance of ordinary shares (Note 22)	-	-	-	-	-	-	-	-	-	81,341	81,341
Unrealized securities holding losses, net of tax	-	-	-	-	-	-	(6,711)	-	-	-	(6,711)
Issuance of ordinary shares for the exercise of stock options	53,488	1	-	-	37	-	-	-	-	-	38
Appropriations to statutory reserves	-	-	-	-	-	443	-	(443)	-	-	-
Share-based compensation	-	-	-	-	(7,677)	-	-	-	-	-	(7,677)
Net loss	-	-	-	-	-	-	-	(102,799)	(3,177)	-	(105,976)
Balances as of March 31, 2023	55,763,079	373	13,037,729	82	3,287,696	3,876	(37,189)	(2,993,150)	39,471	(83,405)	217,754

BOQII HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (CONTINUED)

FOR THE YEARS ENDED MARCH 31, 2022, 2023 AND 2024

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Class A Ordinary Shares (US$0.001 per value)		Class B Ordinary Shares (US$0.001 per value)		Additional		Accumulated other		Non-	Receivable for issuance of	Total
	Number of		Number of		Paid-in	Statutory	comprehensive	Accumulated	controlling	ordinary	Shareholders’
	Shares	Amount	Shares	Amount	Capital	reserves	loss	deficit	interests	shares	Equity
		RMB		RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB

Balances as of March 31, 2023	55,763,079	373	13,037,729	82	3,287,696	3,876	(37,189)	(2,993,150)	39,471	(83,405)	217,754
Change in Accounting Policy*	-	-	-	-	-	-	-	(2,825)	-	-	(2,825)
Balances as of March 31, 2023 (adjusted)	55,763,079	373	13,037,729	82	3,287,696	3,876	(37,189)	(2,995,975)	39,471	(83,405)	214,929
Foreign currency translation adjustment	-	-	-	-	-	-	1,258	-	-	-	1,258
Accretion on redeemable non-controlling interests to redemption value	-	-	-	-	-	-	-	(766)	-	-	(766)
Receivable for issuance of ordinary shares (Note 22)	-	-	-	-	75,276	-	-	-	-	(7,902)	67,374
Unrealized securities holding losses, net of tax	-	-	-	-	-	-	(3,547)	-	-	-	(3,547)
Issuance of ordinary shares for the exercise of stock options	9,428,674	-	-	-	27	-	-	-	-	-	27
Appropriations to statutory reserves	-	-	-	-	-	-	-	-	-	-	-
Share-based compensation	-	-	-	-	679	-	-	-	-	-	679
Debt waive of Chong Li	-	-	-	-	(75,276)	-	-	-	-	75,276	-
Issuance of ordinary shares for the public offering and private placement	82,500,000	589	-	-	41,273	-	-	-	-	-	41,862
Net loss	-	-	-	-	-	-	-	(63,664)	(5,234)	-	(68,898)
Balances as of March 31, 2024	147,691,753	962	13,037,729	82	3,329,675	3,876	(39,478)	(3,060,405)	34,237	(16,031)	252,918

The accompanying notes are an integral part of these consolidated financial statements.

* The Company used a modified retrospective approach to adopt ASC Topic 326, and the cumulative-effect to retained earnings was RMB2.8 million.

BOQII HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED March 31, 2022, 2023 AND 2024

(All amounts in thousands, except for share and per share data, unless otherwise noted)

		Year Ended March 31,
	Note	2022	2023	2024
		RMB	RMB	RMB	US$
					(Note 2(f))
Cash flows from operating activities:
Net loss		(132,823)	(105,976)	(68,898)	(9,541)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense		7,678	7,844	6,355	880
Provision for inventories obsolescence	7	311	35	(223)	(31)
Allowance for expected credit loss	6	213	133	(116)	(16)
Interest expense of other debts	16	17,144	9,706	5,058	701
Interest receivable for issuance of ordinary shares		(14,239)	(6,112)	-	-
Amortization of right-of-use assets	15	11,705	24,597	17,948	2,486
Interest of lease liabilities	15	1,949	1,777	199	28
Investment income		622	178	(1,820)	(252)
Share of results of equity investees		(418)	82	(50)	(7)
Discount on the ordinary shares issued by public offering	19	-	-	5,943	823
Loss/(gain) on disposal of property and equipment and intangible assets		(104)	(7)	46	6
Loss on disposal of other debts	21	-	-	1,425	197
Gain from the re-measurement of the previously held equity interest to the fair value in the business acquisition	17	(127)	-	-	-
Gain from disposal of a subsidiary	17	-	(3,597)	(49)	(7)
Impairment of goodwill		-	40,684	-	-
Share-based compensation expense	23	14,409	(7,677)	679	94
Fair value change of derivative liabilities	25	(2,824)	2,266	1,034	143
Deferred tax expense		(989)	(989)	(907)	(126)
Changes in operating assets and liabilities, net of effects of businesses acquired:
Accounts receivable		(6,131)	(27,455)	27,179	3,764
Inventories		(23,176)	30,583	26,540	3,676
Prepayments and other current assets		(35,056)	47,754	11,491	1,591
Amounts due from related parties		490	(3,839)	2,413	334
Operating lease liabilities	15	(12,849)	(26,397)	(17,977)	(2,490)
Accounts payable		18,106	(36,342)	(31,501)	(4,363)
Salary and welfare payable		293	6	(3,893)	(539)
Accrued liabilities and other current liabilities		1,954	2,701	(4,766)	(660)
Amounts due to related parties		(808)	252	(471)	(65)
Contract liabilities		3,140	(2,536)	(2,892)	(402)
Other non-current assets		4,026	(1,740)	1,825	253
Net cash used in operating activities		(147,504)	(54,069)	(25,428)	(3,523)
Cash flows from investing activities:
Loan advanced to third parties		(2,376)	(7,864)	(3,194)	(442)
Repayments on loan receivables from third parties		2,579	1,096	4,206	583
Loan advanced to related parties		(35,995)	(4,120)	(4,779)	(662)
Repayments on loan receivables from related parties		35,245	3,874	3,196	443
Acquisition of subsidiaries		-	(2,938)	-	-
Disposal of subsidiaries, net of cash and cash equivalents acquired		-	-	(37)	(5)
Proceeds from disposal of short-term investments		40,462	58,287	69,797	9,667
Purchase of intangible assets		(24)	(50)	(36)	(5)
Purchase of property and equipment		(3,077)	(1,805)	(527)	(73)
Proceeds from disposal of property and equipment		125	16	213	30
Acquisitions of long-term investments		(15,792)	-	-	-
Deposits to be used in connection with future acquisitions		-	-	(29,090)	(4,029)
Disposal of long-term investments	11	-	-	8,065	1,117
Net cash generated from/ (used in) investing activities		21,147	46,496	47,814	6,624

BOQII HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEARS ENDED March 31, 2022, 2023 AND 2024

(All amounts in thousands, except for share and per share data, unless otherwise noted)

		Year Ended March 31,
	Note	2022	2023	2024
		RMB	RMB	RMB	US$
					(Note 2(f))
Cash flows from financing activities:
Acquisition of additional interests in subsidiaries from non-controlling interests		245	-	-	-
Proceeds from short-term and long-term borrowings		185,614	110,553	15,000	2,077
Repayments of short-term and long-term borrowings		(176,897)	(187,234)	(86,049)	(11,918)
Proceeds from issuance of other debts, net of issuance costs		262,870	87,959	8,786	1,217
Repayments of other debts		(270,860)	(87,959)	(6,818)	(944)
Proceeds from exercise of share option		1,023	25	29	4
Proceeds from issuance of ordinary shares, net of issuance costs	19	-	-	35,920	4,975
Net cash flows generated from/ (used in) financing activities		1,995	(76,656)	(33,132)	(4,589)
Net decrease in cash, cash equivalents and restricted cash		(124,362)	(84,229)	(10,746)	(1,488)
Cash, cash equivalents and restricted cash at beginning of year		292,237	162,855	89,850	12,444
Effects of exchange rate changes on cash, cash equivalents and restricted cash		(5,020)	11,224	(6,382)	(884)
Cash, cash equivalents and restricted cash at end of year		162,855	89,850	72,722	10,072
Supplemental schedule of non-cash investing and financing activities:
Accretion on redeemable non-controlling interests		(575)	(675)	(766)	(106)
Unpaid cash consideration for business acquisitions		(2,938)	(2,938)	(2,938)	(407)
Additional ASC 842 supplemental disclosure:
Cash paid for fixed operating lease costs included in the measurement of lease obligations in operating activities		12,849	26,397	17,977	2,490
Right-of-use assets obtained in exchange for operating lease obligations		21,038	8,384	4,545	629

The accompanying notes are an integral part of these consolidated financial statements.

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

1.	Organization and principal activities

(a)	Principal activities

Boqii Holding Limited (“Boqii Holding”, or the “Company”), was incorporated under the laws of the Cayman Islands in June 2012, as an exempted company with limited liability. In these consolidated financial statements, where appropriate, the term “Company” also refers to its subsidiaries, the VIEs and the VIEs’ subsidiaries as a whole.

The Company operates as an online one-stop destination for users to shop for a variety of pet products and interact with other users in its online pet community in the People’s Republic of China (the “PRC”), through its online platforms (Boqii.com and Boqii application, collectively “Boqii Marketplace”), branded stores on third-party online platforms (the “Online Branded Stores”) and its online pet community (“Boqii Community”). In addition to online business, the Company provides pet products to offline pet stores and hospitals.

The Company’s consolidated financial statements include the financial statements of the Company, its subsidiaries, consolidated VIEs and VIEs’ subsidiaries.

As of March 31, 2024, the Company’s principal subsidiaries, consolidated VIEs and major VIEs’ subsidiaries are as follows:

Name of subsidiaries and VIE	Place of incorporation	Date of incorporation or acquisition	Percentage of direct or indirect	Principal activities
Subsidiaries:
Boqii Corporation Limited (“Boqii Corporation”)	Hong Kong	July 2012	100%	Investment holding
Boqii International Limited	Hong Kong	August 2016	100%	Investment holding
Xingmu International Limited	British Virgin Islands	August 2019	51%	Investment holding
Xingmu HK Limited	Hong Kong	November 2019	51%	Investment holding
Nanjing Xinmu Information Technology Co., Ltd. (“Xingmu WFOE”)	Nanjing, the PRC	November 2019	51%	Technology development and sales of merchandise
Xincheng (Shanghai) Information Technology Co., Ltd. (“Shanghai Xincheng”)	Shanghai, the PRC	November 2012	100%	Technology development and sales of merchandise
Shanghai Yiqin Pets Products Co., Ltd.	Shanghai, the PRC	February 2013	100%	Technology development and sales of merchandise

Consolidated VIEs
Guangcheng (Shanghai) Information Technology Co., Ltd. (“Shanghai Guangcheng”)	Shanghai, the PRC	November 2012	100%	Operates the Company’s own online e-commerce platform
Nanjing Xingmu Biotechnology Co., Ltd. (“Nanjing Xingmu”)	Nanjing, the PRC	November 2019	51%	Biotechnology research and development
Suzhou Taicheng Supply Chain Co., Ltd. (“Suzhou Taicheng”)	Suzhou, the PRC	June 2021	100%	Sales of merchandise
Suzhou Xingyun Yueming Supply Chain Co., Ltd. (“Suzhou Xingyun”)	Suzhou, the PRC	April 2022	100%	Sales of merchandise

Subsidiaries of VIEs
Boqii (Shanghai) Information Technology Co., Ltd.	Shanghai, the PRC	August 2014	90%	Technology development

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

1.	Organization and principal activities (continued)

(b)	Consolidated variable interest entities

In order to comply with the PRC laws and regulations which prohibit or restrict foreign investments into companies involved in restricted businesses, the Company operates online platforms that provide internet information services and engages in other foreign-ownership-restricted businesses through certain PRC domestic companies (the PRC Domestic Companies, or the “VIEs”). The equity interests of the PRC Domestic Companies are held by certain management members of the Company or onshore nominees of certain investors of the Company (“Nominee Shareholders”), who act as nominee equity holders of the PRC Domestic Companies on behalf of Shanghai Xincheng and Xingmu WFOE, the Company’s wholly owned subsidiaries in the PRC (the “WFOEs”). The WFOEs entered into a series of contractual arrangements with the PRC Domestic Companies and their respective Nominee Shareholders (the “Contractual Arrangements”). These Contractual Agreements cannot be unilaterally terminated by the Nominee Shareholders or the PRC Domestic Companies. Through the Contractual Arrangements, the Nominee Shareholders have granted all their legal rights including voting rights and disposition rights of their equity interests in the PRC Domestic Companies to the WFOEs. The Nominee Shareholders do not have the power to direct the activities of the PRC Domestic Companies that most significantly impact their economic performance. The Nominee Shareholders do not have the obligation to absorb losses of the PRC Domestic Companies that could potentially be significant to them or the right to receive benefits from the PRC Domestic Companies that could potentially be significant to them. Accordingly, the PRC Domestic Companies are considered as variable interest entities of the Company, through the WFOEs.

In accordance with Accounting Standards Codification (“ASC”) 810-10-25-38A, the Company, through its WFOEs, has a controlling financial interest in the VIEs because the WFOEs have the power to direct activities of the VIEs that most significantly impact the economic performance of the VIEs. In addition, under the terms of the Contractual Arrangements, the WFOEs have (i) the right to receive economic benefits that could potentially be significant to the VIEs in the form of service fees under the Exclusive Consultation and Service Agreements; (ii) the right to receive all dividends declared by the VIEs and the right to all undistributed earnings of the VIEs; and (iii) the obligation to absorb the substantially expected losses and the right to receive the residual benefits of the VIEs through its exclusive option to acquire 100% of the equity interests in the VIEs, to the extent permitted under PRC law. Thus, the Company, through the WFOEs, has the obligation to absorb the expected losses and the right to receive expected residual return of the VIEs that could potentially be significant to the VIEs.

Based on the above, the Company, through the WFOEs, is the ultimate primary beneficiary of the VIEs. Accordingly, the financial statements of the VIEs and their subsidiaries are consolidated in the Company’s consolidated financial statements.

Loan Agreements

Pursuant to the relevant loan agreements, the WFOEs have granted interest-free loans to the relevant Nominee Shareholders of the relevant VIEs with the sole purpose of providing funds necessary for the capital injection to the relevant VIEs.

The loans can only be repaid by transfer of the equity interests of the relevant VIEs held by the Nominee Shareholders, and shall be repaid upon the occurrence of, among other events, the WFOEs exercise of their options to purchase the relevant VIEs’ equity interests under the Exclusive Option Agreements (refer to following section for further details). Any proceeds received by the Nominee Shareholders from transfer of the equity interests shall also be repaid to the WFOEs as part of the loan repayments.

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

1.	Organization and principal activities (continued)

(b) Consolidated variable interest entities (continued)

Loan Agreements (continued)

Other events that will lead to loan repayments include: the Nominee Shareholders receiving a written notice from the relevant PRC subsidiaries requesting loan repayments; the death or loss of capacity for civil conduct of the Nominee Shareholders; the Nominee Shareholders no longer acting as shareholders of the relevant VIEs or employees of the relevant VIEs, PRC subsidiaries or their related parties; the Nominee Shareholders being involved in criminal activities; or, any third party making a claim in an amount over RMB 500,000 against the Nominee Shareholders.

The loans shall be considered fully repaid when the Nominee Shareholders have transferred all equity interests held by them to the WFOEs or a party designated by the WFOEs. The Loan Agreements shall remain valid until the Nominee Shareholders repaid the relevant loans to the WFOEs.

Exclusive Option Agreements

The Nominee Shareholders of the VIEs have granted the WFOEs the exclusive and irrevocable right to purchase or to designate one or more person(s) at their discretion to purchase part or all of the equity interests in the VIEs from the Nominee Shareholders for a purchase price at any time, subject to the lowest price permitted by PRC laws and regulations. The VIEs and their Nominee Shareholders have agreed that without prior written consent of the WFOEs, their respective Nominee Shareholders cannot sell, transfer, pledge or dispose their equity interests, and the VIEs cannot sell, transfer, pledge or dispose, but not limit to, the equity interests, significant assets, significant revenue and significant business. Also as agreed, the VIEs cannot declare any dividend or change capitalization structure of the VIEs and cannot enter into any loan or investment agreements. Furthermore, the Nominee Shareholders have agreed that any proceeds but not limited to the sales of the Nominee Shareholders’ equity interest in relevant VIEs should be gratuitously paid to the WFOEs or one or more person(s) at their discretion. The Exclusive Option Agreement will remain effective until all equity options in VIEs held by such Nominee Shareholders are transferred or assigned to the WFOEs or their designated representatives.

Proxy Agreement and Power of Attorney

Pursuant to the irrevocable power of attorney, each of the Nominee Shareholders appointed the WFOEs as their attorney-in-fact to exercise all shareholder rights under PRC law and the relevant articles of association, including but not limited to, attending shareholders meetings, voting on their behalf on all matters requiring shareholder approval, including but not limited to sale, transfer, pledge, or disposition of all or part of the Nominee Shareholders’ equity interests, and designation and appointing the legal representative, directors, supervisors, chief executive officer and other senior management members of the VIEs. Each power of attorney will remain in force during the period when the Nominee Shareholders continues to be shareholders of the VIEs. Each Nominee Shareholder has waived all the rights which have been authorized to the person designated by the WFOEs under each power of attorney.

Exclusive Consultation and Service Agreements

Pursuant to the Exclusive Consultation Service Agreements, the WFOEs have agreed to provide to the VIEs services, including, but not limited to, design and maintenance of the E-Commerce platform, consulting services, technical training, research, planning and development of the market and customer support. The VIEs shall pay to the WFOEs service fees determined based on the complexity and difficulty of the services, title of and time consumed by employees, contents and value of the services, operation conditions and market price of the service provided. The Exclusive Consultation and Service Agreements will be in effect permanent unless terminated by the WFOEs. The WFOEs have the exclusive ownership of all the intellectual property rights created as a result of the performance of the agreements.

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

1.	Organization and principal activities (continued)

(b) Consolidated variable interest entities (continued)

Intellectual Property License Agreements

Pursuant to the intellectual property license agreements, the WFOEs have granted a non-exclusive and non-transferable license, without sublicensing rights, to the VIEs to use its intellectual property. The VIEs may only use the licenses in its own business operations. The VIEs agree to pay the WFOEs a quarterly service fee at an amount that is equal to the VIEs’ revenue for the relevant quarter with a certain percentage or an amount adjusted at the WFOEs’ sole discretion for the relevant quarter, which should be paid within 15 business days after the VIEs confirm in writing the amount and breakdown of the service fee for the relevant quarter. The agreement has a term of 10 years and shall automatically renew at the end of each term for a further term of 10 years, unless otherwise terminated by the WFOEs in its sole discretion with 90 days’ prior written notice.

Equity Interest Pledge Agreements

Pursuant to the relevant equity interest pledge agreements, the Nominee Shareholders of the VIEs have pledged 100% equity interests in relevant VIEs to the WFOEs to guarantee performance by the Nominee Shareholders of their obligations under the Exclusive Option Agreements, the Proxy Agreement and Power of Attorney and the Loan Agreements, as well as the performance by the VIEs of their obligations under the Exclusive Option Agreements, the Exclusive Consultation and Service Agreements and Intellectual Property License Agreements. In the event of a breach by the VIEs or any of their Nominee Shareholders of contractual obligations under the Contractual Agreements, as the case may be, the WFOEs, as pledgee, will have the right to dispose of the pledged equity interests in the relevant VIEs and will have priority in receiving the proceeds from such disposal. The Nominee Shareholders of the VIEs also covenant that, without the prior written consent of the WFOEs, they will not dispose of, create or allow any encumbrance on the pledged equity interests. The Equity Interest Pledge Agreements will remain in effect so long as any of the Loan Agreements, the Exclusive Consultation Service Agreements, the Exclusive Option Agreements, the Proxy Agreement and Power of Attorney, or the Intellectual Property License Agreements, as mentioned above, remains in effect or any guaranteed obligations of the VIEs, or, to the extent applicable, its Nominee Shareholders, remains outstanding under the Contractual Agreements. The pledge was registered with the relevant local administration and will remain binding until the VIEs and their Nominee Shareholders discharge all their obligations under the Contractual Arrangements. The registration of the equity pledge enables the WFOEs to enforce the equity pledge against third parties who acquire the equity interests of the VIEs in good faith.

One set of existing Contractual Agreements were initially entered into in September 2012 by Shanghai Xincheng (one of the Company’s WFOEs), Shanghai Guangcheng (one of the Company’s VIEs) and its nominee shareholders, was subsequently amended and restated on substantially similar terms in September 2017, October 2019, August 2020 and September 2022, respectively. One set of existing Contractual Agreements were entered into in September 2019 by Xingmu WFOE (one of the Company’s WFOEs), Nanjing Xingmu (one of the Company’s VIEs) and its Nominee Shareholders.  One set of Contractual Agreements were entered into in June 2021 by Shanghai Xincheng (one of the Company’s WFOEs), Suzhou Taicheng (one of the Company’s VIEs) and its Nominee Shareholders, was subsequently amended and restated on substantially similar terms in February 2023. A new set of Contractual Agreements were entered into in April 2022 by Shanghai Meiyizhi Supply Chain Co, Ltd (one of the Company’s WFOEs), Suzhou Xingyun (one of the Company’s VIEs) and its Nominee Shareholders. The Loan Agreements, Exclusive Option Agreements, Proxy Agreement and Power of Attorney, Exclusive Consultation and Service Agreements, Intellectual Property License Agreements and Equity Interest Pledge Agreements were amended to reflect the changes of shareholders’ holding in the VIE in their respective dates. No other material terms or conditions of these agreements were changed or altered. There was no impact to the Company’s control over the VIEs and the Company continues to consolidate the VIEs.

(c) Risks in relations to the VIE structure

Under the Contractual Agreements with the consolidated VIEs, the Company has the power to direct activities of the consolidated VIEs and VIEs’ subsidiaries through the Company’s relevant PRC subsidiaries, and can have assets transferred freely out of the consolidated VIEs and VIEs’ subsidiaries without restrictions. Therefore, the Company considers that there is no asset of the consolidated VIEs that can only be used to settle obligations of the respective consolidated VIEs, except for the registered capital of the consolidated VIEs amounting to RMB52 million and RMB52 million as of March 31, 2023 and 2024. Since the consolidated VIEs and VIEs’ subsidiaries are incorporated as limited liability companies under the PRC Law, creditors of the consolidated VIEs and VIEs’ subsidiaries do not have recourse to the general credit of the Company.

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

1.	Organization and principal activities (continued)

(c) Risks in relations to the VIE structure (continued)

The Company believes that the Company’s relevant PRC subsidiaries’ Contractual Arrangements with the consolidated VIEs and the Nominee Shareholders are in compliance with PRC laws and regulations, as applicable, and are legally binding and enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce these contractual arrangements.

In addition, if the current structure or any of the contractual arrangements were found to be in violation of any existing or future PRC law, the Company may be subject to penalties, which may include but not be limited to, the cancellation or revocation of the Company’s business and operating licenses, being required to restructure the Company’s operations or terminate the Company’s operating activities. The imposition of any of these or other penalties may result in a material and adverse effect on the Company’s ability to conduct its operations. In such case, the Company may not be able to operate or control the VIEs, which may result in deconsolidation of the VIEs.

The following table set forth the assets, liabilities, results of operations and changes in cash, cash equivalents and restricted cash of the consolidated VIEs and their subsidiaries taken as a whole, which were included in the Company’s consolidated financial statements with intercompany transactions eliminated (RMB in thousands):

	As of March 31,
	2023	2024
	RMB	RMB

Cash and cash equivalents	15,522	19,197
Accounts receivable, net	33,172	23,731
Amounts due from related parties	6,770	7,298
Inventories, net	27,894	11,104
Prepayments and other current assets	48,291	32,418
Inter-company receivables	83,700	19,140
Property and equipment, net	4,661	2,444
Intangible assets	101	25
Operating lease right-of-use assets	22,305	7,346
Long-term investments	75,505	65,849
Other non-current asset	5,219	2,093
Total assets	323,140	190,645

	As of March 31,
	2023	2024
	RMB	RMB

Short-term borrowings	363	10,213
Accounts payable	13,459	2,279
Amounts due to related parties, current	21	-
Salary and welfare payable	5,573	440
Accrued liabilities and other current liabilities	15,712	6,759
Contract liabilities	4,471	1,579
Operating lease liabilities, current	9,207	5,254
Inter-company payables	1,095,452	997,922
Operating lease liabilities, non-current	12,741	2,209
Other debts, non-current	75,481	11,500
Total liabilities	1,232,480	1,038,155

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

1.	Organization and principal activities (continued)

(c) Risks in relations to the VIE structure (continued)

	Year Ended March 31,
	2022	2023	2024
	RMB	RMB	RMB
Net revenues:
Third-party revenues	877,380	786,152	463,457
Inter-company revenues	56,079	86,463	41,335
Total revenues	933,459	872,615	504,792
Cost of revenues:
Third-party cost of revenues	(160,661)	(81,810)	(92,297)
Inter-company cost of revenues	(550,585)	(534,518)	(266,823)
Total cost of revenues	(711,246)	(616,328)	(359,120)
Gross profit	222,213	256,287	145,672
Operating expenses:
Third-party operating expenses	(288,291)	(237,852)	(138,799)
Inter-company operating expenses	-	(41)	286
Total operating expenses	(288,291)	(237,893)	(138,513)
Impairment of goodwill	-	(994)	-
Other income, net	98	158	961
Profit/(Loss) from operations	(65,980)	17,558	8,120
Non-operating expense	(20,680)	(29)	(15,744)
Profit/(Loss) before income tax expenses	(86,660)	17,529	(7,624)
Income tax benefits	681	21	38
Share of results of equity investees	418	(82)	50
Net profit/(loss)	(85,561)	17,468	(7,536)

Cash flows from operating activities:
Net cash provided by transactions with external parties	526,201	471,991	244,798
Net cash used in transactions with the Company’s entities	(329,325)	(449,155)	(717,589)
Net cash generated from/ (used in) operating activities	196,876	22,836	(472,791)
Cash flows from investing activities:
Other investing activities	(18,482)	(9,638)	5,219
Cash flows of loan funding provided to the Company’s entities, net of repayments received	6,294	-	-
Net cash used in investing activities	(12,188)	(9,638)	5,219
Cash flows from financing activities:
Other financing activities	(273,906)	(88,469)	3,032
Cash flows of loan funding received from the Company’s entities, net of repayments made	91,794	69,204	468,214
Net cash generated from/ (used in) financing activities	(182,112)	(19,265)	471,246

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

2.	Principal Accounting Policies

(a) Basis of preparation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.

(b) Basis of consolidation

The Company’s consolidated financial statements include the financial statements of the Company, its subsidiaries, the consolidated VIEs and VIEs’ subsidiaries for which the Company is the primary beneficiary.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power, has the power to appoint or remove the majority of the members of the board of directors, to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A consolidated VIE is an entity in which the Company, or its subsidiaries, through Contractual Agreements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiaries are the primary beneficiary of the entity.

All transactions and balances among the Company, its subsidiaries, the consolidated VIEs and VIEs’ subsidiaries have been eliminated upon consolidation.

(c) Business combination and non-controlling interests

The Company accounts for its business combinations using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. The cost of an acquisition is measured as the aggregate of the acquisition date fair values of the assets transferred and liabilities incurred by the Company to the sellers and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total costs of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statements of operations and comprehensive loss as a bargain purchase gain. During the measurement period, which can be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill or bargain purchase gain. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations and comprehensive loss.

In a business combination achieved in stages, the Company re-measures the previously held equity interest in the acquiree immediately before obtaining control at its acquisition-date fair value and the re-measurement gain or loss, if any, is recognized in the consolidated statements of operations and comprehensive loss.

When there is a change in ownership interests or a change in contractual arrangements that results in a loss of control of a subsidiary or consolidated VIE, the Company deconsolidates the subsidiary or consolidated VIE from the date control is lost. Any retained non-controlling investment in the former subsidiary or consolidated VIE is measured at fair value and is included in the calculation of the gain or loss upon deconsolidation of the subsidiary or consolidated VIE.

For the Company’s consolidated subsidiaries, VIEs and VIEs’ subsidiaries, non-controlling interests are recognized to reflect the portion of their equity that is not attributable, directly or indirectly, to the Company as the controlling shareholder. Non-controlling interests are classified as a separate line item in the equity section of the Company’s consolidated balance sheets and have been separately disclosed in the Company’s consolidated statements of operations and comprehensive loss to distinguish the interests from that of the Company.

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

2.	Principal Accounting Policies (continued)

(d) Use of estimates

The preparation of the Company’s consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company believes that assessment for impairment of long-lived assets and valuation of available-for-sale debt securities require significant judgments and estimates used in the preparation of its consolidated financial statements.

Management bases the estimates on historical experience and on various other assumptions as discussed elsewhere to the consolidated financial statements that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. On an ongoing basis, management evaluates its estimates based on information that is currently available. Changes in circumstances, facts and experience may cause the Company to revise its estimates. Changes in estimates are recorded in the period in which they become known. Actual results could materially differ from these estimates.

(e) Functional currency and foreign currency translation

The Company’s reporting currency is Renminbi (“RMB”). The functional currency of the Company’s entities incorporated in Cayman Islands, British Virgin Islands and Hong Kong is the United States dollars (“US$”). The Company’s PRC subsidiaries, consolidated VIEs and VIEs’ subsidiaries determined their functional currency to be RMB. The determination of the respective functional currency is based on the criteria of ASC 830, Foreign Currency Matters.

Transactions denominated in other than the functional currencies are translated into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in other than the functional currency are translated at the balance sheet date exchange rate. The resulting exchange differences are included in the consolidated statements of operations and comprehensive loss as other gains, net.

The financial statements of the Company are translated from the functional currency into RMB. Assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates at the balance sheet date. Equity accounts other than earnings generated in current period are translated into RMB at the appropriate historical rates. Revenues, expenses, gains and losses are translated into RMB using the periodic average exchange rates. The resulting foreign currency translation adjustments are recorded in accumulated other comprehensive loss as a component of shareholders’ equity.

The exchange rates used for translation on March 31, 2023 and 2024 were US$1.00= RMB 6.8717 and RMB 7.0950, respectively, representing the index rates stipulated by the People’s Bank of China.

(f) Convenience translation

Translations of the consolidated balance sheets, the consolidated statements of operations and comprehensive loss and the consolidated statements of cash flows from RMB into US$ as of and for the year ended March 31, 2024 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB 7.2203, representing the certificated exchange rate published by the Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on March 31, 2024, or at any other rate.

(g) Fair value of financial instruments

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

2.	Principal Accounting Policies (continued)

(g) Fair value of financial instruments (continued)

The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.

Level 3: Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Company mainly consist of cash and cash equivalents, short-term investments, accounts receivable, amounts due from related parties, prepayments and other current assets, available-for-sale debt investments, accounts payable, short-term borrowings, derivative liabilities, accrued liabilities and other current liabilities, amounts due to related parties, and other debts.

As of March 31, 2023 and 2024, except for available-for-sale debt investments and derivative liabilities, carrying values of cash and cash equivalents, short-term investments, accounts receivable, amounts due from related parties, certain prepayments and other current assets, accounts payable, short-term borrowings, certain accrued liabilities and other current liabilities, amounts due to related parties and current portion of other debts approximated their fair values reported in the consolidated balance sheets due to the short-term maturities of these instruments. The carrying value of long-term loan receivable, long-term borrowings and non-current portion of other debts approximated their fair values as of March 31, 2023 and 2024 as the interest rates and credit risk they bear reflect the current market yield for comparable instruments. The Company reports derivative liabilities at fair value at each balance sheet date and change in fair value is reflected in “Fair value change of derivative liabilities” in the consolidated statements of operations and comprehensive loss. The Company reports available-for-sale debt investments at fair value at each balance sheet date with the aggregate unrealized gains and losses, net of tax, reflected in “Accumulated other comprehensive loss” in the consolidated balance sheets.

(h) Cash and cash equivalents

Cash and cash equivalents include cash on hand and time deposits placed with banks and third-party payment processors, which are unrestricted as to withdrawal or use, have original maturities of three months or less at the time of purchase and are readily convertible to known amounts of cash.

(i) Short-term investments

Short-term investments comprise primarily of (i) cash deposits at fixed rates with original maturities of greater than three months, but less than 12 months and; (ii) the investments issued by commercial banks or other financial institutions with a variable interest rate indexed to the performance of underlying assets within one year. As of March 31, 2023, RMB70 million short-term investments were used as collateral of the short-term borrowings amount to RMB64 million. As of March 31, 2024, there was short-term investments of Nil to be used as collateral of the short-term borrowings.

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

2.	Principal Accounting Policies (continued)

(j) Accounts receivable, net

Accounts receivables are stated at the amount management expects to collect from customers based on their outstanding invoices.

Prior to April 1, 2023, the Company monitors the collection of its receivables and records allowance for specifically identified non-recoverable amounts, If the economic situation and the financial condition of a customer deteriorate resulting in an impairment of the customer’s ability to make payments, additional allowances might be required. Receivable balances are written off when they are determined to be uncollectible.

Starting from April 1, 2023, the Company adopted ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”), which creates an impairment model that is based on expected losses rather than incurred losses. To estimate the allowance for current expected credit losses (“CECL”). the Company has identified the relevant risk characteristics of its customers and the related receivables and other receivables which include but are not limited to geographic region and industry. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Company considers the past collection history, future forecasts and macroeconomic factors. Other key factors that influence the CECL, analysis include industry-specific factors and certain qualitative adjustments that could impact the Company’s receivables. This is assessed at each period end based on the Company’s specific facts and circumstances.

The Company used a modified retrospective approach to adopt ASC Topic 326, and the cumulative-effect to retained earnings was RMB2.8 million.

(k) Inventories

Inventories are stated at the lower of cost and net realizable value. Cost elements of our inventories comprise the purchase price of products, vendor rebates, shipping charges to receive products from the suppliers when they are embedded in the purchase price. Cost is determined using the first-in first-out method. Provisions are made for excessive, slow moving, expired and obsolete inventories as well as for inventories with carrying values in excess of market. Certain factors could impact the realizable value of inventory, so the Company continually evaluates the recoverability based on assumptions about customer demand and market conditions. The evaluation may take into consideration historical usage, inventory aging, expiration date, expected demand, anticipated sales price, new product development schedules, the effect new products might have on the sale of existing products, product obsolescence, customer concentrations, and other factors. The reserve or write-down is equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write-downs may be required that could negatively impact the Company’s gross margin and operating results. If actual market conditions are more favorable, the Company may have higher gross margin when products that have been previously reserved or written down are eventually sold.

(l) Property and equipment, net

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the following estimated useful lives.

The estimated useful lives are as follows:

Useful years
Warehouse equipment	3 - 5 years
Furniture, computer and office equipment	3 - 5 years
Vehicles	5 years
Software	10 years
Leasehold improvements	Over the shorter of the expected life of leasehold improvements or the lease term

Expenditures for maintenance and repairs are expensed as incurred. The gain or loss on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of operations and comprehensive loss.

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

2.	Principal Accounting Policies (continued)

(m) Intangible assets, net

Intangible assets purchased from third parties are initially recorded at cost. The Company performs valuation of the intangible assets arising from business combinations to determine the relative fair value to be assigned to each asset acquired. The intangible assets are amortized using the straight-line method over the estimated useful lives of the assets.

The estimated useful lives of intangible assets are as follows:

Useful years
Trademark	10 years
Dealership	10 years
License	4.5 years

The estimated life of amortized intangibles is reassessed if circumstances occur that indicate the life has changed.

(n) Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable assets and liabilities acquired in a business combination. Goodwill is not amortized but is tested for impairment on an annual basis as of March 31, and in between annual tests when an event occurs, or circumstances change that could indicate that the asset might be impaired.

In accordance with ASU No. 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step 2 of the goodwill impairment test. Management conducts its goodwill impairment assessment as of March 31 annually or more frequently if events or changes in circumstances indicate that it may be impaired. The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, so as to perform the quantitative goodwill impairment test. If determined to be necessary, the quantitative impairment test is used to identify goodwill impairment by comparing the fair value of a reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

There is only one reporting unit in the Company. Therefore, the goodwill assessment was performed for the Company on consolidated level as one reporting unit.

(o) Long-term investments

The Company’s investments include equity method investments, equity securities with readily determinable fair values and available-for-sale debt securities.

The Company applies the equity method of accounting to account for an equity investment, in common stock or in-substance common stock, according to ASC 323 “Investment—Equity Method and Joint Ventures”, over which it has significant influence but does not own a majority equity interest or otherwise control. Under the equity method, the Company’s share of the post-acquisition profits or losses of the equity investees are recorded in share of results of equity investees in the consolidated statements of operations and comprehensive loss. The excess of the carrying amount of the investment over the underlying equity in net assets of the equity investee, if any, represents goodwill and intangible assets acquired. When the Company’s share of losses in the equity investee equals or exceeds its interest in the equity investee, the Company does not recognize further losses, unless the Company has incurred obligations or made payments or guarantees on behalf of the equity investee.

Equity securities with readily determinable fair values are measured and recorded at fair value on a recurring basis with changes in fair value, whether realized or unrealized, recorded through the income statement.

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

2.	Principal Accounting Policies (continued)

(o) Long-term investments (continued)

Debt securities that the Company has the intent to hold the security for an indefinite period or may sell the security in response to the changes in economic conditions are classified as available-for-sale debt securities and reported at fair value. Unrealized gains and losses (other than impairment losses) are reported, net of the related tax effect, in other comprehensive loss. Upon sale, realized gains and losses are reported in net income (loss).

The Company continually reviews its investments to determine whether a decline in fair value to below the carrying value is other than temporary. The primary factors the Company considers in its determination are the duration and severity of the decline in fair value; the financial condition, operating performance and the prospects of the equity investee; and other company specific information such as recent financing rounds. If the decline in fair value is deemed to be other-than-temporary, the carrying value of the investment is written down to fair value.

(p) Impairment of long-lived assets other than goodwill

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When these events occur, the Company evaluates the impairment by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets.

(q) Revenue recognition

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”) and subsequently, the FASB issued several amendments which amends certain aspects of the guidance in ASC 2014-09 (ASU No. 2014-09 and the related amendments are collectively referred to as “ASC 606”). According to ASC 606, revenue is recognized when control of the promised good or service is transferred to the customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

Consistent with the criteria of Topic 606, the Company follows five steps for its revenue recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Revenue arrangements with multiple performance obligations are divided into separate distinct goods or services. The Company allocates the transaction price to each performance obligation based on the relative standalone selling price of the goods or services provided. The Company’s revenues are primarily derived from (i) product sales and (ii) online marketing and information services and other revenue.

When either party to a contract has performed, the Company presents the contract in the statement of financial position as a contract asset or a contract liability, depending on the relationship between the entity’s performance and the customer’s payment. A receivable is recorded when the Company has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due. A contract asset is recorded when the Company has transferred products or services to the customer before payment is received or is due, and the Company’s right to consideration is conditional on future performance or other factors in the contract. No contract asset was recorded as of March 31, 2023 and 2024. The Company’s contract liabilities consist of payments received or awards to customers (in the form of Boqii Beans) related to unsatisfied performance obligations at the end of the period. As of April 1, 2022 and 2023, the Company’s total contract liabilities were RMB7.0 million and RMB4.5 million, respectively, of which RMB3.0 million and RMB3.7 million were recognized as revenue for the years ended March 31, 2023 and 2024. The Company’s total unearned revenue was RMB1.6 million as of March 31, 2024.

Revenue is recorded net of value-added tax.

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

2.	Principal Accounting Policies (continued)

(q) Revenue recognition (continued)

Revenue recognition policies for each type of revenue steam are as follows:

Sales of merchandise

The Company primarily sells pet products through online stores to individual online customers. Besides online sales, the Company also sells products through offline channels to its business customers and pet stores across the country. The Company recognizes the product revenues from products sales on a gross basis as the Company is acting as a principal in these transactions. The Company has obtained control of the products before they are transferred to customers. The Company is primarily obligated in these transactions, is subject to inventory risk or has the ability to direct the use of inventory, and has latitude in establishing prices and selecting suppliers. Revenue is recognized when consumers physically accept the products after delivery, which is when the control of products is transferred, and is recorded net of return allowances and rebates to pet stores.

The Company also enters into arrangements with its business partners to sell their products on the Company’s online stores. The Company considers the arrangements meet the indicators of consignment arrangement under ASC 606-10-55-80, because (i) the business partners do not relinquish control of the products, even though the Company has physical possession of the goods. The Company does not control the underlying products, which are considered to be the business partners’ inventory until they are sold to the end consumers; (ii) the business partner retains the right to require the return of the goods held by the Company; (iii) the Company has no obligation to pay for the products that are in its physical possession; and (iv) the Company has no discretion in establishing prices of the products provided by its business partners. Upon successful sales, the Company will charge the business partners a negotiated amount or a fixed rate commission fee based on the sales amount. Commission revenues are recognized on a net basis at the point of consumers’ acceptance of products, net of return allowance.

Online marketing and information services and other revenue

The Company provides online marketing and information services to third-party on the Company’s various channels and third-party platforms, including but not limited to advertising placements, organizing online and offline marketing campaigns featuring social media influencers and circulating marketing messages to end consumers. With respect to the Company’s marketing services, length of the periods over which services are provided are generally within months or less, revenue from such arrangements is recognized ratably over the service period, as the third-party simultaneously consumes the benefits when the advertisement is displayed or the campaign is ongoing.

The Company also provides warehouse services. The warehouse services include warehousing, packaging, dispatching and other services. Revenue is primarily recognized when the services are rendered.

(r) Sales returns

The Company offers online consumers an unconditional right of return for a period of seven days upon receipt of products. Return allowances, which reduce revenue and cost of sales, are estimated by categories of return policies offered to online customers, based on historical data the Company has maintained, and subject to adjustments to the extent that actual returns differ or are expected to differ.

(s) Sales incentives

The Company adopted a customer reward program, under which the Company grants certain units (“Boqii Bean”) to its customers at its discretion in different situations. Boqii Beans are not redeemable for cash and can be used as a coupon for the customer’s future purchase on the Boqii Marketplace and Boqii.com. The value of ten units of Boqii Bean is equivalent to one RMB yuan before taking into account the impact of breakage.

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

2.	Principal Accounting Policies (continued)

(s) Sales incentives (continued)

For the Boqii Beans that are granted with concurrent revenue transactions, the allocated transaction price based on its relative standalone selling price are recognized as reduction of the revenue and accrued for as contract liabilities. As customers redeem awards, the accrued liability is reduced correspondingly. For the Boqii Beans that are granted without concurrent revenue transactions, they are not accounted for when granted and are recognized as a reduction of revenue when they are applied in future sales.

The Company also has a coupon program, through which the Company grants coupons to online customers when they make a successful purchase order, finish first registration on Boqii Marketplace or comment on products. When a coupon is granted concurrent with a revenue transaction, the Company accounts for the estimated cost of future usage of the coupon as reduction of the revenue. When a coupon is not granted concurrent with a revenue transaction, they are not accounted for when they are granted and are recognized as a reduction of revenue when they are applied in future sales.

(t) Cost of revenue

Cost of revenue consist of cost of product sales of RMB930.4 million, RMB842.7 million and RMB560.1 million for the years ended March 31, 2022, 2023 and 2024, respectively, and cost of services of RMB13.3 million, RMB15.9 million and RMB8.5 million for the years ended March 31, 2022, 2023 and 2024, respectively. Cost of product sales comprise the purchase price of products, vendor rebates and inventory write-downs. Cost of products does not include other costs such as shipping and handling expense, payroll and benefits of logistic staff, and logistic centers rental expenses. Cost of service consists of the advertising and promotion costs, employee wages and benefits in connection with the Company’s provision of marketing and information services including the fees that the Company paid to third party for advertising and promotion on various online and offline channels.

(u) Vendor rebates

The Company periodically receives consideration from certain vendors, representing rebates for products sold over a period of time. The Company accounts for the rebates received from its vendors as a reduction to the price it pays for the products purchased. Rebates are earned based on reaching minimum purchased thresholds for a specified period. When volume rebates can be reasonably estimated based on the Company’s past experience, current forecasts and purchase volume, a portion of the rebate is recognized as the Company makes progress towards the purchase threshold.

(v) Fulfillment expenses

Fulfillment costs primarily represent warehousing, shipping and handling expenses for dispatching and delivering products to consumers, employee wages and benefits for the relevant personnel, customs clearance expenses and other related transaction costs.

(w) Sales and marketing expenses

Sales and marketing expenses comprise primarily of advertising expenses, third-party platforms commission fee, employee wages, rental expenses and benefits for sales and marketing staff, depreciation expenses and other daily expenses which are related to the sales and marketing functions.

Advertising expenses consist primarily of customer acquisition cost and costs for the promotion of corporate image and product marketing. The Company expenses all advertising costs as incurred and classifies these costs under sales and marketing expenses. For the years ended March 31, 2022, 2023 and 2024, the advertising expenses were RMB81 million, RMB44 million and RMB26 million, respectively.

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

2.	Principal Accounting Policies (continued)

(x) General and administrative expenses

General and administrative expenses consist of employee wages and benefits for corporate employees, research and development expenses and other expenses which are related to the general corporate functions, including accounting, finance, tax, legal and human resources, costs associated with use by these functions of facilities and equipment, such as depreciation expenses, rental and other general corporate related expenses. For the years ended March 31, 2022, 2023 and 2024, the research and development were RMB11.3 million, RMB3.7 million and RMB2.2 million, respectively.

(y) Leases

The Company applied ASC 842, “Leases”, by using the optional transition method at the adoption date without recasting comparative periods. The Company determines if an arrangement is a lease at inception. Operating leases are primarily for office and warehouse space and are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities, current and operating lease liabilities, non-current on its consolidated balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate, which it calculates based on the credit quality of the Company and by comparing interest rates available in the market for similar borrowings, and adjusting this amount based on the impact of collateral over the term of each lease. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

For operating leases with a term of one year or less, the Company has elected to not recognize a lease liability or ROU asset on its consolidated balance sheet. Instead, it recognizes the lease payments as expense on a straight-line basis over the lease term. Short-term lease costs are immaterial to its consolidated statements of operations and comprehensive loss and cash flows.

(z) Government grants

The Company’s PRC based subsidiaries received government subsidies from certain local governments. The government subsidies are granted from time to time at the discretion of the relevant government authorities. These subsidies are granted for general corporate purposes and to support the Group’s ongoing operations in the region. Cash subsidies are recorded in other income, net on the consolidated statements of operations and comprehensive loss when received and when all conditions for their receipt have been satisfied. The Company recognized government subsidies of RMB0.2 million, RMB0.3 million and RMB3.0 million for the years ended March 31, 2022, 2023 and 2024, respectively.

(aa) Income taxes

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of operations and comprehensive loss in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

2.	Principal Accounting Policies (continued)

(aa) Income taxes (continued)

Uncertain tax positions

The Company recognizes in its consolidated financial statements the benefit of a tax position if the tax position is “more likely than not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Company estimates its liability for unrecognized tax benefits which are periodically assessed and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Company’s estimates. As each audit is concluded, adjustments, if any, are recorded in the Company’s consolidated financial statements in the period in which the audit is concluded. Additionally, in future periods, changes in facts, circumstances and new information may require the Company to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. As of March 31, 2023 and 2024, the Company did not have any material unrecognized uncertain tax positions.

(ab) Share-based compensation

The Company follows ASC 718 to determine whether a share option should be classified and accounted for as a liability award or equity award. All grants of share-based awards to employees, management and nonemployees classified as equity awards are recognized in the financial statements based on their grant date fair values which are calculated using an option pricing model.

Employees’ share-based compensation awards are measured at the grant date fair value of the awards and recognized as expenses (a) immediately at the grant date if no vesting conditions are required; or (b) for share-based awards granted with only service conditions, using the graded vesting method, net of estimated forfeitures, over the vesting period; or (c) for share-based awards granted with service conditions and the occurrence of an initial public offering (“IPO”) as performance condition, cumulative share-based compensation expenses for the options that have satisfied the service condition should be recorded upon the completion of the IPO, using the graded vesting method.

Under ASC 718, the Company applies the Binominal option pricing model in determining the fair value of options granted. ASC 718 requires forfeiture rates to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Share-based compensation expense is recorded net of estimated forfeitures such that expense is recorded only for those share-based awards that are expected to vest.

(ac) Net loss per share

Basic loss per share is computed by dividing net loss attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the year using the two-class method. Using the two-class method, net profit/loss is allocated between ordinary shares and other participating securities (i.e. preferred shares) based on their participating rights.

Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalents shares outstanding during the year/period. Ordinary share equivalents consist of the ordinary shares issuable in connection with the Company’s convertible redeemable preferred shares using the if-converted method, and ordinary shares issuable upon the conversion of the share options, using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive.

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

2.	Principal Accounting Policies (continued)

(ad) Comprehensive loss

Comprehensive loss is defined as the changes in shareholders’ equity of the Company during a period transactions and other events and circumstances excluding transactions resulting from investments from shareholders, distributions to shareholders, accretions on convertible redeemable preferred shares and modification and extinguishment of convertible redeemable preferred shares. Comprehensive loss for the periods presented includes net loss, foreign currency translation adjustments and unrealized securities holding gain losses.

(ae) Segment reporting

ASC 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers.

Based on the criteria established by ASC 280, the Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. As a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. As the Company’s long-lived assets are substantially located in the PRC and substantially all the Company’s revenue are derived from within the PRC, no geographical segments are presented.

(af) Recent accounting pronouncements

The Company qualifies as an “emerging growth company”, or EGC, pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, the Company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. The Company adopts the following standards based on extended transition period provided to private companies or early adopts as necessary as permitted by the respective standards.

New and Amended Standards Adopted by the Company:

In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”, which require that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. The amendments in this Update also provide certain practical expedients for acquirers when recognizing and measuring acquired contract assets and contract liabilities from revenue contracts in a business combination. The standard is effective for interim and annual periods beginning after December 15, 2022, with early adoption permitted. The Company adopted this update in the first quarter of 2023 and the adoption of this standard did not have a material impact on the Company’s disclosures.

In March 2022, the FASB issued ASU 2022-02, Troubled Debt Restructurings and Vintage Disclosures. This ASU eliminates the accounting guidance for troubled debt restructurings by creditors that have adopted ASU 2016-13, Measurement of Credit Losses on Financial Instruments. This ASU also enhances the disclosure requirements for certain loan refinancing and restructurings by creditors when a borrower is experiencing financial difficulty. In addition, the ASU amends the guidance on vintage disclosures to require entities to disclose current period gross write-offs by year of origination for financing receivables and net investments in leases within the scope of ASC 326-20. The ASU is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. Adoption of the ASU would be applied prospectively. The Company adopted this update in the first quarter of 2023 and the adoption of this standard did not have a material impact on the Company’s disclosures.

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

2.	Principal Accounting Policies (continued)

(af) Recent accounting pronouncements (continued)

New and amended standards not yet adopted by the Company:

In June 2022, the FASB issued ASU 2022-03 Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The update clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The update also clarifies that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The update also requires certain additional disclosures for equity securities subject to contractual sale restrictions. For public business entities, the Board decided that the amendments in this Update are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2024, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is in the process of evaluating the impact of the new guidance on its consolidated financial statements.

In November 2023, the FASB issued ASU No. 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15,2023, and interim periods within fiscal years beginning after December 15, 2024. Adoption of the ASU should be applied retrospectively to all prior periods presented in the financial statements. Early adoption is also permitted. This ASU will likely result in the Company including the additional required disclosures when adopted. The Company is in the process of evaluating the impact of the new guidance on its consolidated financial statement and expect to adopt them for the year ending March 31, 2025 .

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. The Company is in the process of evaluating the impact of the new guidance on its consolidated financial statement.

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

3.	Business combinations

For the year ended March 31, 2022, the Company has completed the below business combination. The results of the acquired entities’ operations have been included in the Company’s consolidated financial statements since their respective dates of acquisition.

(a) Chongni Network Technology (Shanghai) Co., Ltd (“Chongni Network”)

In October 2018, the Company acquired 49% equity interest of Chongni Network, an offline trading company incorporated in the PRC. According to the investment agreement, the Company was entitled to appoint a director to Chongni Network (out of total three board seats). The Company accounted this investment using equity method. In May 2021, the Company entered into an agreement with Chongni to purchase additional equity interest of Chongni Network with total cash consideration of RMB2.9 million.

Upon the acquisition of additional interests in Chongni Network, on June 30, 2021, the date of acquisition, the Company’s equity interest in Chongni network was increased from 49% to 63.65% with the right to appoint 2 out of 3 of Chongni Network’s board of directors and have obtained control over Chongni Network thereon. The Company accounted for this transaction as a step acquisition with the total purchase consideration of RMB3.2 million, which included the cash consideration of RMB2.9 million, and the fair value of the previously held 49% equity interest of Chongni Network in an amount of RMB0.3 million. A gain of RMB0.1 million in relation to the revaluation of the previously held equity interests was recorded in other gains, net in the consolidated statement of loss and comprehensive loss for the year ended March 31, 2022. The fair value of the previously held equity interests was estimated based on the acquisition price of the additional interests of Chongni Network.

The acquired business contributed revenues of Nil and loss of RMB0.08 million to the Company for the period from June 30, 2021 to March 31, 2022. Pro forma results of operations for the acquisition have not been presented because they are not material to the consolidated statements of operations and comprehensive losses for the year ended 2022.

4.	Risks and Concentration

(a) Foreign currency exchange rate risk

The Company may experience economic losses and negative impacts on earnings and equity as a result of fluctuations in the exchange rate between the US$ and the RMB. The depreciation of RMB against US$ was approximately 2.3% in 2022. The appreciation of RMB against US$ was approximately 8.5% in 2023. The depreciation of RMB against US$ was approximately 1.7% in 2024. It is difficult to predict how market forces or the PRC or the U.S. government policy may impact the exchange rate between RMB and US$ in the future.

(b) Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s interest rate risk arises primarily from long-term borrowings. Borrowings issued at variable rates and fixed rates expose the Company to cash flow interest rate risk and fair value interest rate risk respectively.

BOQII HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in thousands, except for share and per share data, unless otherwise noted)

4.	Risks and Concentration (continued)

(c) Concentration of credit risk

Financial instruments that potentially subject the Company to the concentration of credit risks consist of cash and cash equivalents, short-term investment, accounts receivable and amounts due from related parties. The maximum exposures of such assets to credit risk are their carrying amounts as of the balance sheet dates. The Company deposits its cash and cash equivalents and short-term investment with financial institutions located in jurisdictions where the subsidiaries are located. The Company believes that no significant credit risk exists as these financial institutions have high credit quality.

Accounts receivables are typically unsecured and are derived from revenue earned through third-party consumers. The Company conducts credit evaluations of third-party customers and related parties, and generally does not require collateral or other security from its third-party customers and related parties. The Company establishes an allowance for expected credit loss primarily based upon the age of the receivables and factors surrounding the credit risk of specific third-party customers and related parties.

(d) Concentration of customers and suppliers

Substantially all revenue was derived from customers located in China. There are no customers from whom revenues individually represent greater than 10% of the total revenues of the Company for the years ended March 31, 2022 and 2023. Revenues from Zhejiang HaoChao Network Technology Co., Ltd accounted for 11.4% of the total revenues of the Company for the year ended March 31, 2024.

The information of the supplier with greater than 10% of the total purchases of the Company for the years ended March 31, 2022, 2023 and 2024 was as follows:

	Year Ended March 31, 2022	Year Ended March 31, 2023	Year Ended March 31, 2024
	RMB	RMB	RMB
Royal Canin China Co., Ltd.	17%	22%	26%

5.	Cash and cash equivalents

Cash and cash equivalents represent cash on hand and demand deposits placed with banks and third party-payment processors, which are unrestricted as to withdrawal or use. Cash and cash equivalents balance as of March 31, 2023 and March 31, 2024 primarily consist of the following currencies:

	As of March 31, 2023		As of March 31, 2024
		RMB		RMB
	Amount	equivalent	Amount	equivalent
RMB	62,727	62,727	42,977	42,977
Hong Kong dollars	7	6	-	-
US$	3,946	27,114	4,192	29,745
EUR*	-	2	-	-
NZD*	-	1	-	-
Total		89,850		72,722

*	Amount is less than 1,000 in respective foreign currency.

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

6.	Accounts receivable, net

Accounts receivable consist of the following：

	As of March 31,	As of March 31,
	2023	2024
	RMB	RMB

Accounts receivable - Product sales	71,471	47,672
Accounts receivable - Online marketing and information service and other service	5,873	2,932
Allowance of expected credit loss	(602)	(486)
Total	76,742	50,118

Movement of allowance of Expected credit loss:

	As of March 31,	As of March 31,	As of March 31,
	2022	2023	2024
	RMB	RMB	RMB

At beginning of year	256	469	602
Addition/(reversal)	213	133	(116)
At end of year	469	602	486

7.	Inventories

Inventories, net of inventory reserves consist of the following：

	As of March 31,	As of March 31,
	2023	2024
	RMB	RMB

Products	80,431	54,992
Packaging materials and others	621	197
Total inventories, net of inventory reserves	81,052	55,189

Movement of inventory provision /(reversal)::

	As of March 31,	As of March 31,	As of March 31,
	2022	2023	2024
	RMB	RMB	RMB

At beginning of year	266	577	612
Provision/(reversal)	311	35	(223)
At end of year	577	612	389

The total amounts charged to the consolidated statements of operations and comprehensive loss for provision/(reversal) of inventory reserves amounted to approximately RMB 0.31 million, RMB 0.035 million and RMB (0.22) million, for the years ended March 31, 2022, 2023 and 2024, respectively.

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

8.	Prepayments and other current assets

The prepayments and other current assets consist of the following:

	As of March 31,	As of March 31,
	2023	2024
	RMB	RMB

Prepayments for purchases of products (a)	24,216	29,998
Vendor rebate receivables (b)	16,160	9,466
Value-added tax (“VAT”) deductible (c)	10,512	4,438
Loan receivables (d)	9,886	5,391
Sales return assets	2,835	2,021
Deposits (e)	999	29,477
Others	14,751	13,727
Total	79,359	94,518

(a)	Prepayments for purchases of products represent cash prepaid to the Company’s third-party brand partners for the procurement of products.

(b)	Vendor rebate receivables represent the rebates to be received by the Company from its suppliers after certain levels of purchases are achieved.

(c)	VAT recoverable represents the balances that the Company can utilize to deduct its value-added tax liabilities within the next 12 months.

(d)	The balance represents loan receivables due from certain third-party companies and individuals. From July 2020 to February 2024, the Company entered into several loan agreements with aggregate principal amount of RMB15.8 million, including RMB 3 million to an individual in February 2024 disclosed on ITEM 16.F on Form 20-F for the year ended March 31, 2024. The maturity dates of these loans are from October 2023 to May 2025. The interest rates ranged from 0% to 4% per annum. As of March 31, 2023 and 2024, the balances of loan receivables were RMB9.9 million and RMB5.4 million, respectively. The aforementioned loan of RMB 3 million has been fully collected as of the date of this prospectus.

(e)	Between September and November 2023, the Company’s Hong Kong subsidiary wired to a financial advisor an aggregate of approximately US$4.1 million as a deposit pursuant to an agreement entered into with this financial advisor for the Company’s future mergers and acquisitions. As of the date of this prospectus, the full amount of the deposit has been returned to the Company.

9.	Property and equipment, net

Property and equipment consist of the following:

	As of March 31,	As of March 31,
	2023	2024
	RMB	RMB

Cost:
Warehouse equipment	2,879	1,945
Furniture, computer and office equipment	7,082	5,395
Vehicles	4,740	4,740
Leasehold improvement	10,501	10,793
Software	3,009	3,012
Total cost	28,211	25,885
Less: Accumulated depreciation	(22,719)	(22,782)
Property and equipment, net	5,492	3,103

The total amounts charged to the consolidated statements of operations and comprehensive loss for depreciation expenses amounted to approximately RMB3.7 million, RMB3.8 million and RMB2.7 million for the years ended March 31, 2022, 2023 and 2024, respectively.

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

10.	Intangible assets, net

Intangible assets of the Company were mainly as follows:

	As of March 31,	As of March 31,
	2023	2024
	RMB	RMB

Cost:
Trademark	486	474
License	3,530	3,530
Dealership	31,717	31,717
Total cost	35,733	35,721
Less: Accumulated amortization	(14,139)	(17,811)
Intangible assets, net	21,594	17,910

License and dealership resulting from the business combinations completed during the year ended March 31,2021 have been allocated to the single reporting unit of the Company. The total carrying amount of intangible assets resulting from the business combinations were RMB 21.6 million and RMB 17.9 million as of March 31, 2023 and 2024, respectively.

The total amortization expenses of the intangible assets charged to the consolidated statements of operations and comprehensive loss amounted to approximately RMB4.0 million, RMB4.0 million and RMB3.7 million for the years ended March 31, 2022, 2023 and 2024, respectively.

The annual estimated amortization expense for intangible assets subject to amortization for the succeeding five years is as follows:

	As of March 31,
	2025	2026	2027	2028	2029
Amortization expenses	3,247	3,211	3,208	3,193	3,178

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

11.	Long-term investments

The Company’s long-term investments consist of the following:

	As of March 31,	As of March 31,
	2023	2024
	RMB	RMB

Equity method investments	7,494	7,383
Available-for-sale investments	68,011	58,465
Equity securities with readily determinable fair values	102	39
Total	75,607	65,887

Equity method investments

The Company applies equity method in accounting for its investments in entities in which the Company has the ability to exercise significant influence but does not have control. As of March 31, 2023 and 2024, the carrying value of the equity method investments were RMB7.5 million and RMB7.4 million respectively, the change of which primarily relates to the equity gain recognized and the following investment which was accounted for as equity method investment:

In April 2019, the Company invested in Jiangsu Nanjing Agricultural University Animal Pharmaceutical Co., Ltd. (“Nanjing Animal Pharmaceutical”) to purchase 8.42% equity interest with total cash consideration of RMB2.5 million. As the Company is able to exercise significant influence which entitled to appoint one director, the Company therefore accounts for this investment under the equity method of accounting. In December 2022, the Company disposed all of its equity interest in Nanjing Animal Pharmaceutical with a total cash consideration of RMB 3 million. Accordingly, the Company recognized an investment gain of RMB 0.54 million in other gains, net.

The Company had 24.6% equity interest in Wuhan Chunzhijin Information Technology Co., Ltd. (“Chunzhijin”), which was accounted using equity method. The Company also provided loan to Chunzhijin (Note 27). In March 2023, the Company further invested in Chunzhijin to purchase 13.3% of the equity interest by waiving a loan receivable of RMB 3.4 million from Chunzhijin. After this transaction, together with the previously held equity interest in Chunzhijin, the total equity interest held by the Company increased to 34.65%. The Company continues to have significant influence over Chunzhijin and accounts for this investment under equity method.

Available-for-sale debt investments

The following table summarizes the Company’s available-for-sale debt investments as of March 31, 2023:

	Cost	Gross unrealized gains	Gross unrealized losses	Disposal of Long-term investments	Fair value

Unlisted debt securities	76,000	-	(7,561)	(428)	68,011

The following table summarizes the Company’s available-for-sale debt investments as of March 31, 2024:

	Cost	Gross unrealized gains	Gross unrealized losses	Disposal of Long-term investments	Fair value

Unlisted debt securities	76,000	-	(11,535)	(6,000)	58,465

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

11.	Long-term investments (continued)

The Company held 6.2% shareholding of Qingdao Shuangan Biotechnology Co., Ltd (“Qingdao Shuangan”). According to the investment agreement, the Company is entitled to redemption right after 48 months from the investment closing date. In April 2022, the Company transferred 0.31% shareholding of Qingdao Shuangan to a third-party investor with a cash consideration of RMB0.8 million. The Company recognized a RMB0.37 million investment gain in other gains, net. After the completion of the transaction, the shareholding of Qingdao Shuangan held by the Company was 5.9%. As of March 31, 2023 and 2024, based on the valuation results, the Company re-measured the investment in Qingdao Shuangan at fair value of RMB16.2 million and RMB15.2 million, respectively. For the years ended March 31, 2023 and 2024, the unrealized securities holding losses (net of tax) of RMB 1.14 million and RMB1.0 million was recorded as other comprehensive loss, respectively.

In October 2019, the Company purchased 23.64% shareholding of Beijing Petdog Technology Development Co., Ltd. (“Beijing Petdog”) with a cash consideration of RMB50 million. According to the investment agreement, the Company is entitled to redemption right after 60 months from the investment closing date. As of March 31, 2023 and 2024, based on the valuation results, the Company re-measured the investment at fair value of RMB33.7 million and RMB32.9 million, respectively. For year ended March 31, 2023 and 2024, the unrealized securities holding losses (net of tax) of RMB6.4 million and RMB0.8 million was recorded as other comprehensive loss, respectively.

In July and November 2021, the Company entered into investment agreements with Nanjing Animal Pharmaceutical. The Company provided Nanjing Animal Pharmaceutical one-year loans amounting to RMB16 million carrying a simple interest of 8% per annum. Together with the loan, the Company was also entitled a conversion right to convert all or part of the loan into 3.33% equity interest of Nanjing Animal Pharmaceutical during the loan term. As of March 31, 2024, RMB 2 million was unpaid and recorded in accrued liabilities and other current liabilities. The Company recognized the investment under available for sale debt securities. It was measured and recognized at fair value on a recurring basis with changes in fair value recorded in other comprehensive loss. In April 2023, Nanjing Animal Pharmaceutical entered into an agreement with the Company to repay principal loan of RMB6 million with interest of RMB0.8 million. In addition, Nanjing Animal Pharmaceutical paid additional RMB1.06 million to the Company as compensation. The Company recorded the compensation income as other gains, net. As of March 31, 2023 and 2024, based on the valuation results, the Company re-measured the investment at fair value of RMB18.0 million and RMB10.3 million, respectively. For year ended March 31, 2023 and 2024, the unrealized securities holding gains (net of tax) of RMB0.83 million and losses (net of tax) of RMB1.7 million was recorded as other comprehensive loss, respectively.

Equity securities with readily determinable fair values

The following table summarizes the Company’s equity securities with readily determinable fair values as of March 31, 2023:

	Cost	Gross unrealized gains	Gross unrealized losses	Fair value

Listed company	1,292	-	(1,190)	102

The following table summarizes the Company’s equity securities with readily determinable fair values as of March 31, 2024:

	Cost	Gross unrealized gains	Gross unrealized losses	Fair value

Listed company	1,292	-	(1,253)	39

In June 2021, the Company purchased 40,000 ordinary shares of Better Choice Company Inc. (“BTTR”), a company registered on NYSE American and engaging in selling pet products with a total cash consideration of US$200,000. The Company measured and recorded the investment at fair value on a recurring basis with changes in fair value, whether realized or unrealized, recorded through the income statement. The change of fair value is reported in other gains, net.

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

12.	Goodwill

The changes in the carrying amount of goodwill for the years ended March 31, 2023 and 2024 were as follows:

Total
RMB

Balance as of March 31, 2022
Goodwill	40,684
Accumulated impairment loss	-
40,684

Transaction during the year
Impairment	(40,684)
Balance as of March 31, 2023
Goodwill	40,684
Accumulated impairment loss	(40,684)
-

Balance as of March 31, 2024
Goodwill	40,684
Accumulated impairment loss	(40,684)
-

In the second half of fiscal year 2023, the Covid-19 resurgence in certain areas of China and the market downturn impact on our operations caused a triggering event for possible impairment of goodwill. Together with other indicators such as history of net losses and low market capitalization of us, as a result, management concluded the existence of the impairment indicator which required the Company to perform a quantitative goodwill impairment test as of March 31, 2023. Since there is only one reporting unit in the Company, management used the market capitalization to determine the reporting unit’s fair value. Based on quantitative goodwill impairment test, the fair value of the reporting unit was RMB119.8 million, which was lower than the carrying value of our net assets of RMB 217.8 million as of March 31, 2023, hence a full impairment charge of RMB40.7 million was recognized during the year ended March 31, 2023.

13.	Other non-current Assets

	As of March 31,	As of March 31,
	2023	2024
	RMB	RMB

Deposits (a)	3,165	3,455
Long-term loan receivables (b)	3,421	-
	6,586	3,455

(a)	Deposits mainly consisted of rental deposits and deposit for online stores operated on third party platforms, which will be collected after one year.

(b)	From May 2021 to May 2022, the Company entered into interest free loan agreements with three third parties for total principal amounts of RMB3.4 million. The repayment terms of the loan agreements ranged from 24 months to 36 months with due dates from May 2024 to June 2025. As of March 31, 2023 and 2024, the balances of long-term loan receivables were RMB3.4 million and Nil, respectively.

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

14.	Accrued liabilities and other current liabilities

Accrued liabilities and other current liabilities consist of the following:

	As of March 31,	As of March 31,
	2023	2024
	RMB	RMB

Logistics expenses payables	7,663	5,154
Advances from customers	3,077	2,666
Payable for investment	2,563	2,563
Refund obligation of sales returns	3,113	2,240
Professional service fee accruals	1,694	1,705
Accrued advertising expenses	168	-
Others	3,826	2,339
Total	22,104	16,667

15.	Leases

As of March 31, 2023 and 2024, the Company has operating leases recorded on its consolidated balance sheet for certain office spaces and facilities that expire on various dates through 2027. The Company does not plan to cancel the existing lease agreements for its existing facilities prior to their respective expiration dates. When determining the lease term, the Company considers options to extend or terminate the lease when it is reasonably certain that it will exercise or not exercise that option. All of the Company’s leases qualify as operating leases.

	As of March 31,	As of March 31,
	2023	2024
	RMB	RMB

Assets
Operating lease right-of-use assets	22,354	8,951

Liabilities
Operating lease liabilities, current	9,220	5,613
Operating lease liabilities, non-current	12,741	3,115
Total operating lease liabilities	21,961	8,728
Weighted average remaining lease term (years)	2.77	1.65
Weighted average discount rate	5.38%	4.93%

Information related to operating lease activity during the years ended March 31, 2022, 2023 and 2024 are as follows:

	Year ended March 31, 2022	Year ended March 31, 2023	Year ended March 31, 2024
	RMB	RMB	RMB

Operating lease right-of-use assets obtained in exchange for lease obligations	21,038	8,384	4,545

Operating lease related expenses
Amortization of right-of-use assets	11,705	24,597	17,948
Interest of lease liabilities	1,949	1,777	199
	13,654	26,374	18,147

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

15.	Leases (continued)

	Year ended March 31, 2022	Year ended March 31, 2023	Year ended March 31, 2024
	RMB	RMB	RMB

Operating lease payments (included in measurement of lease liabilities)	12,849	26,397	17,977

Maturities of lease liabilities were as follows:

Year ended March 31, 2024
RMB
For the year ending March 31,
2025	6,559
2026	2,808
2027	365
Total lease payments	9,732
Less: imputed interest	(1,004)
Total	8,728

16.	Interest expense

	Year ended March 31, 2022	Year ended March 31, 2023	Year ended March 31, 2024
	RMB	RMB	RMB

Amortization charges on promissory notes	17,144	9,706	5,058
Interest expense on borrowings	3,740	3,644	2,268
Total	20,884	13,350	7,326

17.	Other gains, net

	Year ended March 31, 2022	Year ended March 31, 2023	Year ended March 31, 2024
	RMB	RMB	RMB

Gain from the re-measurement of the previously held equity interests to the fair value in the step acquisitions (Note 3)	127	-	-
Foreign exchange losses, net	5,322	2,679	1,089
Loss on disposal of other debts (Note 21)	-	-	(1,425)
Reimbursement from a depositary bank (a)	1,482	-	-
Investment (loss)/gain	(622)	(178)	1,820
Gain on disposal of a subsidiary (b)	-	3,597	49
Discount on the ordinary shares issued by public offering (Note 19)	-	-	(5,943)
Others	(289)	(939)	416
Total	6,020	5,159	(3,994)

(a)	The Company received a reimbursement of US$0.2 million (equivalent to RMB1.5 million), Nil and Nil from the depository for the establishment and maintenance of the ADS program for the years ended March 31, 2022, 2023 and 2024 respectively.

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

17.	Other gains, net (continued)

(b)	In August 2022, the Company disposed a subsidiary to a third-party investor and recognized an investment gain of RMB 3.6 million. In November 2023, the Company disposed a subsidiary and recognized an investment gain of RMB 0.05 million.

18.	Income taxes

Cayman Islands

Under the current tax laws of Cayman Islands, the Company and its subsidiaries incorporated in the Cayman Islands are not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, the Company’s subsidiaries incorporated in Hong Kong are subject to a two-tiered profits tax rate of 8.25% and 16.5% on its taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to income tax.

China

On July 25, 2018, Boqii (Shanghai) Information Technology Co., Ltd. (“Shanghai Boqii”) was entitled to be “Software Enterprises”. According to the Enterprise Income Tax (“EIT”) Law and relevant regulations in the PRC, from the year of 2018, Shanghai Boqii could enjoy a tax holiday of 2-year EIT exemption and subsequently 3-year 12.5% preferential tax rate and the certificate expired until October 2023.

In addition, Shanghai Boqii was also qualified as a “High and New Technology Enterprise (“HNTE”) on October 28, 2019, and is eligible to enjoy a preferential tax rate of 15% from 2019 to 2022 to the extent it has taxable income under the EIT Law, as long as it maintains the HNTE qualification and duly conducts relevant EIT filing procedures with the relevant tax authority. Shanghai Boqii can re-apply for the HNTE certificate when the prior certificate expires. Whilst Shanghai Boqii was entitled to the tax preferential treatments under both “HNTE” and “Software Enterprises”, Shanghai Boqii chose to apply the preferential tax rate of “Software Enterprises”. For the years ended March 31, 2022, 2023 and 2024, Shanghai Boqii was subject to EIT rate at 12.5%, 12.5% and 25%, respectively.

The Company’s other subsidiaries, VIEs and VIEs’ subsidiaries established in the PRC are subject to the PRC general income tax rate of 25%.

Reconciliations of the differences between the income tax expenses of the Company and the PRC statutory EIT rate applicable to losses of the consolidated entities are as follows:

	Year ended March 31, 2022	Year ended March 31, 2023	Year ended March 31, 2024
	RMB	RMB	RMB

Loss before income taxes	(134,812)	(106,805)	(69,875)
Income tax computed at respective applicable tax rates	(33,702)	(26,701)	(17,469)
Effect of different tax jurisdiction	2,341	12,323	6,976
Super deduction for research and development expenses (a)	(1,881)	(456)	(547)
Non-deductible expenses	97	728	115
Change in valuation allowance	34,716	15,017	11,852
Total	1,571	911	927

(a)	According to the relevant laws and regulations promulgated by the State Administration of Tax of the PRC, from 2013 onwards, enterprises engaging in research and development activities are entitled to claim 200% of their qualified research and development expenses so incurred as tax deductible expenses. The additional deduction of 100% of qualified research and development expenses (the “Super Deduction”) can be directly claimed in the annual EIT filing. For the years end March 31, 2022, 2023 and 2024, the Super Deduction for research and development expenses available to the Company amounted to RMB1.9 million, RMB0.5 million and RMB0.5 million, respectively.

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

18.	Income taxes (continued)

The provisions for income taxes for the years ended March 31, 2022, 2023 and 2024 differ from the amounts computed by applying the EIT primarily due to change in valuation allowance provided and tax differential from certain subsidiaries with preferential tax rates of the Company.

The following table sets forth the effect of tax holiday effect on China operations:

	Year ended March 31, 2022	Year ended March 31, 2023	Year ended March 31, 2024
	RMB	RMB	RMB

Tax holiday effect	3,513	1,235	1,882
Basic and diluted net loss per share effect	0.05	0.02	0.02

Reconciliations between the effective income tax rate and the PRC statutory income tax rates are as follows:

	Year ended March 31, 2022	Year ended March 31, 2023	Year ended March 31, 2024
	RMB	RMB	RMB

PRC statutory income tax rates	25%	25%	25%
Tax holiday effect	3%	(1)%	(3)%
Difference in tax rates of subsidiaries outside PRC	(8)%	(10)%	(5)%
Super deduction for research and development expenses	1%	0%	1%
Non-deductible expenses	0%	1%	0%
Change in valuation allowance	(20)%	(14)%	(17)%
Effective income tax rate	1%	1%	1%

Composition of income tax expenses

The current and deferred portions of income tax expenses included in the consolidated statements of operations and comprehensive loss are as follows:

	Year ended March 31, 2022	Year ended March 31, 2023	Year ended March 31, 2024
	RMB	RMB	RMB

Current income tax expense/(benefit)	(582)	78	(20)
Deferred tax benefit	(989)	(989)	(907)
Income tax credit, net	(1,571)	(911)	(927)

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

18.	Income taxes (continued)

Deferred tax assets and deferred tax liabilities

Deferred taxes were measured using the enacted tax rates for the periods in which they are expected to be reversed. The tax effects of temporary differences that give rise to the deferred tax asset and liabilities balances as of March 31, 2023 and 2024 are as follows:

	As of March 31,	As of March 31,
	2023	2024
	RMB	RMB

Deferred tax assets:
Net accumulated loss-carry forward	163,526	150,667
Allowance	238	861
Contract liabilities	172	60
Accruals	842	889
Fair Value Change	1,891	2,778
Less: Valuation allowance	(166,669)	(155,255)

Deferred tax liabilities:
Recognition of intangible assets arising from asset acquisition and business combination	(4,141)	(3,234)

As of March 31, 2023 and 2024, the PRC entities of the Company had tax loss carryforwards of approximately RMB654 million and RMB603 million respectively, which can be carried forward to offset taxable income. The carryforwards period for net operating losses under the EIT Law is five years. The net operating loss carry forward of the Company will expire in varying amounts between 2025 and 2029. Other than the expiration, there are no other limitations or restrictions upon the Company’s ability to use these operating loss carryforwards.

Valuation allowance is provided against deferred tax assets when the Company determines that it is more likely than not that the deferred tax assets will not be utilized in the future. In making such determination, the Company considered factors including future taxable income exclusive of reversing temporary differences and tax loss carry forwards. If events occur in the future that allow the Company to realize part or all of its deferred income tax, an adjustment to the valuation allowances will result in a decrease in tax expense when those events occur. As of March 31, 2023 and 2024, valuation allowances of RMB166.7 million and RMB155.3 million were provided because it was more likely than not that the Company will not be able to utilize these tax losses carry forwards and other deferred tax assets generated by its subsidiaries and VIEs.

Movement of valuation allowance is as follows:

	Year ended March 31, 2022	Year ended March 31, 2023	Year ended March 31, 2024
	RMB	RMB	RMB

Beginning balance	149,978	177,247	166,669
Change of valuation allowance	27,269	15,017	11,852
Written-off for expiration of net operating losses	-	(22,995)	(23,266)
Decrease of valuation allowances related to the disposal of a subsidiary	-	(2,600)	-
Ending balance	177,247	166,669	155,255

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

19.	Ordinary Share

As of March 31, 2023, the Company had 55,763,079 Class A ordinary shares and 13,037,729 Class B ordinary shares issued and outstanding, respectively. As of March 31, 2024, the Company had 147,691,753 Class A ordinary shares and 13,037,729 Class B ordinary shares issued and outstanding, respectively.

Initial public offering

In October 2020, the Company completed its IPO on the New York Stock Exchange of 7,000,000 American Depositary Shares (“ADSs”) (including 1,050,000 ADSs sold upon the full exercise of the underwriters’ over-allotment option) (each representing 0.75 of one Class A ordinary share), for total ordinary shares offering of 5,250,000 shares at a price of US$10.00 per ADS. The net proceeds raised from the IPO amounted to approximately US$61 million after deducting underwriting discounts and commissions and other offering expenses.

Upon the completion of the IPO, all series of redeemable convertible preferred shares of the Company were converted and designated as Class A ordinary shares with a par value of US$0.001 each on a one-for-one basis except for (i)10,340,000 shares of Series A preferred shares were automatic converted into 7,844,137 ordinary shares on a 1: 0.76 basis, (ii) 9,067,384 shares of Series B preferred shares were automatic converted into 8,557,980 ordinary shares on a 1:0.94 basis, (iii) 6,734,459 shares of Series C+ preferred shares were automatic converted into 6,883,520 ordinary shares on a 1:1.02 basis and (iv) 833,125 shares of Series C preferred shares were converted and designated as Class B ordinary shares with a par value of US$0.001 each on a one-for-one basis. 12,204,604 ordinary shares were designated as Class B ordinary share on a one-for-one basis. The remaining ordinary shares were designated as Class A ordinary shares on a one-for-one basis.

In respect of all matters subject to shareholders’ vote, each holder of Class A ordinary share is entitled to one and each holder of Class B ordinary share is entitled to twenty votes.

In February 2021, the Company repurchased 521,924 shares of Class A ordinary shares from one of its shareholders with a consideration amounting to US$4.8 million, the repurchased shares were cancelled thereafter.

Public offering

On July 28, 2023, the Company entered into a securities purchase agreement, as amended on August 16, 2023 with VG Master Fund SPC (“VG”), under which, subject to specified terms and conditions, the Company may sell and issue in its discretion, (i) up to $7,000,000 of our American depository shares and (ii) up to $35,000 of our ADSs being issued to VG as commitment shares, from time to time during the period commencing on July 28, 2023 and ending on the earlier of (i) the date on which VG shall have purchased a number of shares pursuant to the Purchase Agreement equal to $7,000,000 or (ii) July 28, 2024.The purchase price for ADS for each purchase will be equal to eighty percent (80%) of the lowest daily closing price of ADSs as reported on NYSE American (as adjusted for any reorganization, recapitalization, non-cash dividend, share subdivision, share consolidation or other similar transaction) during the five business days beginning on and including the date that the third-party receives the written Purchase Notice. As of March 31, 2024, the Company has sold a total of 4,500,000 of the Company’s ADS with gross proceeds of US$3.3 million pursuant to the agreement. As of March 31, 2024, the Company has received gross proceeds of US$3.3 million. Accordingly, the Company recorded the discounted portion in other losses totaling RMB5.9 million.

Private placement

In September 2023, the Company entered into an agreement with certain non-U.S. investors to sell an aggregate of 15,000,000 shares of Class A ordinary shares at a price of $0.233 with a total consideration amounting to US$3.5 million. As of March 31,2024, the Company issued a total of 15,000,000 shares of Class A ordinary shares to the investors and received full consideration from them.

20.	Redeemable non-controlling interests

Yoken Holding Limited (“Yoken”), a wholly owned subsidiary of the Company issued 120,000 redeemable preferred shares amounting to RMB6 million to a third-party investor in October, 2020. The preferred shares are redeemable at the holder’s option if Yoken fails to complete a qualified IPO in a pre-agreed period of time since its issuance with a redemption price measured by 10% interest per year. The preferred shares are therefore accounted for as redeemable non-controlling interests in mezzanine equity and are accreted to the redemption value over the period starting from the issuance date. The contract terms are the same as the Preferred Shares of the Company.

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

20.	Redeemable non-controlling interests (continued)

For the years ended March 31 2022, 2023 and 2024, the Company recognized accretion of RMB0.6 million, RMB0.7 million and RMB0.8 million, respectively, to the respective redemption value of the redeemable non-controlling interest over the period starting from issuance date with a corresponding increase to the accumulated deficit. As of March 31, 2023 and 2024, the redeemable non-controlling interests was RMB7.2 million and RMB8.0 million, respectively.

The following tables provides details of the redeemable non-controlling interests activity for the years ended March 31, 2022, 2023 and 2024:

	Year Ended March 31, 2022	Year Ended March 31, 2023	Year Ended March 31, 2024
	RMB	RMB	RMB

Beginning balance	5,947	6,522	7,197
Accretion of redeemable non-controlling interests	575	675	766
Ending balance	6,522	7,197	7,963

21.	Borrowings, other debts and derivative liabilities

Short-term borrowings

The following table presents short-term borrowings from commercial banks, other institutions and individuals as of March 31, 2023 and 2024. Short-term borrowings include borrowings with maturity terms shorter than one year:

	As of March 31,	As of March 31,
	2023	2024
	RMB	RMB

Bank borrowings	86,261	15,213

Bank borrowings

As of March 31, 2023 and 2024, the Company obtained short-term bank borrowings of RMB86.3 million and RMB15.2 million in aggregate, of which RMB63.9 million and Nil were collateralized by short-term investments, respectively. The weighted average interest rate for the outstanding borrowings were approximately 3.98% and 4%, respectively. These short-term bank borrowings did not include any restrictive covenants. As of March 31, 2023 and 2024, the unused facility for the short-term borrowing were RMB164.4 million and RMB5.0 million, respectively.

As of March 31, 2024, the Company has not obtained long-term bank borrowings and the unused facility for the long-term borrowings was Nil.

Future principal maturities of short-term borrowings and long-term borrowings as of March 31, 2023 and 2024 are as followings:

	Year ended March 31, 2023	Year ended March 31, 2024
	RMB	RMB
For the year ending March 31,
- Within 1 year	86,261	15,213
Total	86,261	15,213

As of the date of this prospectus, all the outstanding short-term borrowing as of March 31, 2024 was subsequently settled.

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

21.	Borrowings, other debts and derivative liabilities (continued)

Other debts

Other debts – non-current consist of the following:

	As of March 31,	As of March 31,
	2023	2024
	RMB	RMB

Loan from Chong Li (a)	73,981	10,000
Loan for Yoken Series A-1 Warrant (b)	27,346	32,441
Payable for investment	1,500	1,500
Total	102,827	43,941

(a) Loan from Chong Li

Shanghai Guangcheng signed loan agreement with Chong Li in March 2020 (“Loan from Chong Li”). The loan was interest-free with a principal amount of RMB128 million. The term is 5 years and can be extended if agreed by both Chong Li and Shanghai Guangcheng. The Company accounted for Loan from Chong Li as a long-term debt initially recognized in the amount of RMB95 million (which is the present value of the principal amount of RMB128 million) and subsequently measured at amortized cost. During the years ended March 31, 2023 and 2024, the Company repaid the principal of Loan from Chong Li of RMB36.4 million and RMB6.8 million, respectively. For the years ended March 31, 2023 and 2024, the Company recorded interest expenses of RMB4.5 million and Nil, respectively.

The Company issued preferred shares to be settled by Superb Origin International Limited (“Superb Origin”, Chong Li is the 100% equity owner of Superb Origin) after Shanghai Guangcheng repaid the Loan from Chong Li. The Company recorded a receivable for issuance of preferred shares in the amount of RMB95 million (which is the present value of the principal amount of RMB128 million) in mezzanine equity for the consideration of the preferred shares not yet received from Superb Origin. After the completion of the IPO in October 2020, preferred shares were automatically converted into Class A ordinary shares. The Company then recorded the unreceived consideration from Superb Origin as receivable for issuance of ordinary shares under shareholders’ equity (Note 22).

In September 2023, Shanghai Guangcheng entered into a debt waiver agreement with Chong Li, which provided that Chong Li waivered RMB75.28 million of the borrowings payable not yet paid by Shanghai Guangcheng. At the same time, the Company entered into a debt waiver agreement with Superb Origin, which provided that the Company would waive the outstanding investment amount of USD 11.25 million payable by Superb Origin to it. Accordingly, the Company offset the waiver amount against “other debts” and “receivable for issuance of ordinary shares” accordingly. For the years ended March 31, 2024, the Company recorded an investment loss of RMB 1.4 million on this transaction (Note 17).

(b) Yoken Series A-1 Warrant

On March 2, 2020, Yoken Holding Limited (“Yoken”), a wholly owned subsidiary of the Company, entered into a share purchase agreement with three investors (“Yoken Series A-1 SPA”). According to the Yoken Series A-1 SPA, Yoken will issue each investor a warrant (“Yoken Series A-1 Warrant”) to purchase certain quantity of Yoken’s Series A-1 Preferred Shares (“Yoken Series A-1 Preferred Shares”). As the consideration for each Yoken Series A-1 Warrant, the respective investor shall provide a loan (“Loan for Yoken Series A-1 Warrant”) carrying a simple interest of 10% per annum to Chengdu Chongaita Information Technology Co., Ltd. (“Chongaita”), a wholly owned PRC subsidiary of Yoken. Yoken will only issue the Yoken Series A-1 Warrants after Chongaita has received all loan proceeds. Both the issuance of the Yoken Series A-1 Warrants and the receipt of the loan proceeds are closing conditions of the transactions in the Yoken Series A-1 SPA. The Company accounted for the loan as a term loan carrying an annual simple interest of 10%. As of March 31, 2020, the carrying value of the loan proceeds of Yoken Series A-1 Warrant was RMB18 million.

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

21.	Borrowings, other debts and derivative liabilities (continued)

Other debts (continued)

(b) Yoken Series A-1 Warrant (continued)

On October 23, 2020, one of the investors terminated and entered into a new share purchase agreement with Yoken, pursuant to which 120,000 Yoken Series A-1 Preferred Shares were issued on October 23, 2020 for an aggregated consideration of RMB6 million. On the same day, the Company issued the remaining two investors two warrants to purchase up to 360,000 and 200,000 Yoken Series A-1 Preferred Shares at an exercise price per share of US$ 7.14 in connection with a loan of RMB18 million (equivalent to US$2.5 million) and RMB10 million (equivalent to US$1.4 million) granted to Chongaita (“Loan for Yoken Series A-1 Warrant”). As a debt modification, the Company reversed RMB1.4 million interest expense as other gains, net. The Company recognized the Yoken Series A-1 Warrant and bifurcated the conversion feature as derivative liability out of the total consideration received. As of March 31, 2023 and 2024, the carrying value of Yoken Series A-1 Warrant were RMB27.3 million and RMB32.4 million, respectively, and fair value of conversion feature were RMB7.9 million and RMB5.7 million, respectively.

Derivative liabilities

	As of March 31,	As of March 31,
	2023	2024
	RMB	RMB

Conversion feature of Yoken Series A-1 Warrant (a)	7,850	5,721
Forward exchange contracts (b)	2,851	-
Total	10,701	5,721

For the initial recognition of each debt instrument that has a bifurcated derivative liability (i.e., embedded warrant or conversion feature), out of the total consideration received, the derivative liability is recognized at fair value and the remaining consideration (net of issuance costs) is then allocated to the host debt instrument. The derivative liability is subsequently carried at fair value with any changes in fair value recognized currently in the income statement. The host debt instrument is subsequently amortized using the effective interest rate method. Upon conversion of the host debt instrument into the Preferred Shares or debt repayment, both the host debt instrument and the respective derivative liability are subject to extinguishment accounting with a gain or loss recognized from the difference between the recoded values of both liabilities and the fair value of consideration given by the Company (i.e., the Preferred Shares or cash).

(a) The warrant issued in connection with Yoken Series A-1 Warrant is embedded instead of freestanding because it is (1) issued in connection with the instrument and (2) not separately exercisable without terminating the debt instruments. Therefore, each combined instrument (loan with embedded warrant) is substantially similar to a convertible debt where the embedded warrant is similar to a conversion feature able to convert the debt instrument into the Preferred Shares.

The Company assessed the embedded warrant along with the conversion features in Yoken Series A-1 Warrant and concluded that it is required to be bifurcated and accounted for separately as derivative liabilities. This is because (1) the embedded warrant or conversion feature, as an equity-linked feature, is not considered clearly and closely related to its debt host instrument, and (2) the redemption rights of the convertible Preferred Shares could give rise to net settlement of the conversion feature of the Preferred Shares.

(b) In June and December 2021 and March 2022, the Company entered three new forward exchange contracts with a financial institution. Pursuant to which, the financial institution agreed to purchase US$8 million, US$4 million and US$5 million from the Company in exchange of RMB52.4 million, RMB26.1 million and RMB32.1 million at a fixed foreign exchange rate of 6.5452, 6.5128 and 6.4200 on June 2022, December 2022 and March 2023, respectively. The Company settled in advance with amount of US$11 million and recorded the fair value gain in the amount of RMB1.2 million as fair value change of derivative liabilities. For the year ended March 31, 2022, the fair value gain of the rest forward exchange contracts was RMB0.9 million and was recorded as fair value change of derivative liabilities. The carrying value of the remaining forward exchange contracts was RMB0.7 million and was recorded as prepayments and other current assets.

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

21.	Borrowings, other debts and derivative liabilities (continued)

Derivative liabilities (continued)

In December 2022 and March 2023, the forward exchange contracts which signed in December 2021 and March 2022 were renewed to December 2023 and March 2024 respectively. And the Company settled in advance with amount of US$1.5 million and recorded the fair value gain in the amount of RMB0.1 million as fair value change of derivative liabilities. For the year ended March 31, 2023, the fair value loss of the rest forward exchange contracts was RMB(3.6) million and was recorded as fair value change of derivative liabilities. The carrying value of the remaining forward exchange contracts was RMB2.9 million and was recorded as derivative liabilities.

The forward exchange contracts which signed in December 2021 and March 2022 had expired in December 2023 and March 2024 and the company paid RMB1.25 million and RMB4.76 million respectively to the bank to close the transactions, resulting in a cumulative loss of RMB (3.2) million recorded as fair value change of derivative liabilities. As of March 31, 2024, the carrying value of the forward exchange contracts was Nil.

22.	Receivable for issuance of ordinary shares

The Company issued preferred shares to investors, which to be settled by the investors after Shanghai Guangcheng repaid the Loan from CMB and Loan from Chong Li to the investors. The Company recorded a receivable for issuance of preferred shares in mezzanine equity for the consideration of the preferred shares not yet received from the investors. After the completion of the IPO in October 2020, the preferred shares were automatically converted into Class A ordinary shares. The Company accounted for the consideration of such-converted ordinary shares as receivable for issuance of ordinary shares under shareholders’ equity.

In September 2023, Shanghai Guangcheng entered into a debt waiver agreement with Chong Li, which provided that Chong Li waivered RMB75.28 million of the borrowings payable not yet paid by Shanghai Guangcheng (Note 21). At the same time, the Company entered into a debt waiver agreement with Superb Origin, which provided that the Company would waive the outstanding investment amount of USD 11.25 million payable by Superb Origin to it. Accordingly, the Company offset the waiver amount against “other debts” and “receivable for issuance of ordinary shares” accordingly.

During the years ended March 31, 2023 and 2024, the Company received RMB87.9 and RMB8.8 million from the receivable for issuance of ordinary shares. For the years ended March 31, 2023 and 2024, the Company recorded interest income of RMB6.1 million and Nil, respectively. As of March 31, 2023 and 2024, the balances of receivable for issuance of ordinary shares were RMB83.4 million and RMB16.0 million, respectively.

23.	Share-based compensation

On September 27, 2012, the Company adopted 2012 Global Share Plan (the “2012 Plan”) and reserved 1,061,500 ordinary shares for share options to be granted to certain of the Company’s employees and non-employees (the “Participants”). On August 1, 2018, the Company adopted 2018 Global Share Plan (the “2018 Plan”) to replace the 2012 Plan and increased the reserved ordinary shares to 5,987,836 in total for future grants of share options. On September 1, 2020, the Company amended the 2018 Plan and increased the authorized reserved shares from 5,987,836 to 8,987,836. In May 2022, the Company amended the 2018 Plan and increased 4,000,000 authorized reserved shares from 8,987,836 to 12,987,836.

Except for share options granted to certain senior management personnel during the years ended March 31, 2015 and 2016, which were immediately fully vested and exercisable once granted, other share options granted to employees and non-employees under the 2012 and 2018 Plans would generally be exercisable upon the Company’s completion of a Qualified IPO or a defined corporate transactions (i.e. change of control, etc.) and the employees render services to the Company in accordance with the stipulated service schedules. The employee participants are generally subject to a four-year service schedule, under which the employees earn an entitlement to vest in 25% of their option grants at the end of each year of completed service.

For the years ended March 31, 2023 and 2024, Nil and 9,511,720 share options were granted to the Participants respectively.

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

23.	Share-based compensation (continued)

The following table sets forth the share options activity for the years ended March 31, 2023 and 2024:

	Number of shares	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value	Weighted average fair value
		US$		US$	US$
Outstanding as of March 31, 2022	5,231,891	2.86	5.25	404	2.36
Exercisable as of March 31, 2022	-	-	-	-	-
Exercised	(53,488)	0.60	-	-	2.26
Forfeited	(1,233,050)	1.31	-	-	0.86
Outstanding as of March 31, 2023	3,945,354	2.58	3.45	124	2.06
Exercisable as of March 31, 2023	-	-	-	-	-
Granted	9,511,720	0.23	-	-	0.01
Exercised	(37,741)	0.10	-	-	0.17
Forfeited	(3,031,811)	3.40	-	-	3.44
Outstanding as of March 31, 2024	10,387,522	0.35	8.95	0	0.12
Exercisable as of March 31, 2024	-	-	-	-	-

The aggregate intrinsic value is calculated as the difference between the exercise price of the options and the estimated fair value of the underlying shares of US$404,409, US$123,594 and US$86 at March 31, 2022, 2023 and 2024, respectively.

As of March 31, 2023 and 2024, there were US$322,926 and US$11,964 of unrecognized share-based compensation expenses related to share options granted by the Company, which were expected to be recognized over a weighted-average period of 3.4 years and 8.9 years, respectively.

Options granted to the Participants were measured at fair value on the dates of grant using the Binomial Option Pricing Model. The assumptions used to value the Company’s option grants for the year ended March 31, 2024 were as follows:

Year ended March 31, 2024

Expected volatility	50.27%-53.83%
Risk-free interest rate	3.56%-4.04%
Exercise multiple	2.8/2.2
Expected dividend yield	0%
Contractual term (in years)	10

The expected volatility was estimated based on the historical volatility of comparable peer public companies with a time horizon close to the expected term of the Company’s options. The risk-free interest rate was estimated based on the yield to maturity of U.S. treasury bonds denominated in US$ for a term consistent with the expected term of the Company’s options in effect at the option valuation date. The expected exercise multiple was estimated as the average ratio of the stock price to the exercise price of when employees would decide to voluntarily exercise their vested options. As the Company did not have sufficient information of past employee exercise history, it was estimated by referencing to a widely-accepted academic research publication. The expected dividend yield is zero as the Company has never declared or paid any cash dividends on its shares, and the Company does not anticipate any dividend payments in the foreseeable future. The expected term is the contract life of the option.

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

23.	Share-based compensation (continued)

For the Company’s share options granted to the Participants, the completion of a Qualified IPO is considered to be a performance condition of the awards. A Qualified IPO is not considered to be probable until it is completed. Under ASC 718, compensation cost should be accrued if it is probable that the performance condition will be achieved. As a result, no compensation expense will be recognized related to these options until the completion of a Qualified IPO, and hence no share-based compensation expense was recognized for the year ended March 31, 2020. For the year ended March 31, 2021, upon the completion of the IPO in October 2020, the Company recorded RMB55 million of share-based compensation expense. For the year ended March 31, 2023 and 2024, RMB (7.7) million and RMB0.7 million of share-based compensation expense was recorded, respectively.

The fair value of options granted to the Participants for the years ended March 31, 2023 and 2024 was amounting to Nil and US$0.12 million, respectively.

24.	Employee benefits

The full-time employees of the Company’s subsidiaries and VIEs that are incorporated in the PRC are entitled to staff welfare benefits including medical insurance, basic pensions, unemployment insurance, work injury insurance, maternity insurance and housing funds. These companies are required to contribute to these benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations and charge the amount contributed to these benefits to the consolidated statements of operations and comprehensive loss. The Company has no legal obligation for the benefits beyond the contribution made. The PRC government is responsible for the welfare and medical benefits and ultimate pension liability to these employees. The total amounts charged to the consolidated statements of operations and comprehensive loss for such employee benefits amounted to RMB7 million, RMB9 million and RMB8 million for the years ended March 31, 2022, 2023 and 2024, respectively.

25.	Fair value measurements

The Company measured its short-term investments, available-for-sale investments, equity securities with readily determinable fair values and derivative liabilities at fair value on a recurring basis. Equity securities classified within Level 1 are valued using quoted market prices that currently available on a securities exchange registered on NYSE American. Short-term investments classified within Level 2 are valued using directly or indirectly observable inputs in the marketplace. As the Company’s available-for-sale investments and derivative liabilities are not traded in an active market with readily observable prices, the Company uses significant unobservable inputs to measure the fair value of available-for-sale investments and derivative liabilities. These instruments are categorized in the Level 3 valuation hierarchy based on the significance of unobservable factors in the overall fair value measurement. The Company did not transfer any assets or liabilities in or out of level 3 during the years ended March 31, 2022, 2023, and 2024.

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

25.	Fair value measurements (continued)

The following table summarizes the Company’s financial assets and liabilities measured and recorded at fair value on recurring basis as of March 31, 2023 and 2024:

		Fair value measurement at reporting date using
Description	Fair value as of March 31, 2023	Quoted price in active markets for identical assets (Level 1)	Significant other observable Inputs (Level 2)	Significant unobservable Inputs (Level 3)
	RMB	RMB	RMB	RMB
Assets:
Short-term investments	69,797	-	69,797	-
Available-for-sale debt investments	68,011	-	-	68,011
Equity securities with readily determinable fair values	102	102	-	-
Total assets	137,910	102	69,797	68,011

Liabilities:
Derivative liabilities	10,701	-	-	10,701

		Fair value measurement at reporting date using
Description	Fair value as of March 31, 2024	Quoted price in active markets for identical assets (Level 1)	Significant other observable Inputs (Level 2)	Significant unobservable Inputs (Level 3)
	RMB	RMB	RMB	RMB
Assets:
Short-term investments	-	-	-	-
Available-for-sale debt investments	58,465	-	-	58,465
Equity securities with readily determinable fair values	39	39	-	-
Total assets	58,504	39	-	58,465

Liabilities:
Derivative liabilities	5,721	-	-	5,721

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

25.	Fair value measurements (continued)

The roll forward of major Level 3 investments are as following:

	Derivative liabilities	Available- for-sale debt investments

Fair value of Level 3 investments as at March 31, 2021	9,996	71,357
New addition	-	16,000
Reclassification of forward exchange contracts	746	-
Unrealized fair value change of the derivative liabilities	(1,656)	-
Unrealized fair value change of the available-for-sale debt investments	-	(12,491)
Fair value of Level 3 investments as at March 31, 2022	9,086	74,866
Reclassification of forward exchange contracts	(651)	-
Unrealized fair value change of the derivative liabilities	2,266	-
Unrealized fair value change of the available-for-sale debt investments	-	(6,427)
Disposal of available-for-sale debt investments	-	(428)
Fair value of Level 3 investments as at March 31, 2023	10,701	68,011
Reclassification of forward exchange contracts	(6,014)
Unrealized fair value change of the derivative liabilities	1,034	-
Unrealized fair value change of the available-for-sale debt investments	-	(3,546)
Disposal of available-for-sale debt investments	-	(6,000)
Fair value of Level 3 investments as at March 31, 2024	5,721	58,465

The Company determined the fair value of their investments by using equity allocation model, market approach and binomial model. The determination of the fair value was based on estimates, judgments and information of other comparable public companies. The significant unobservable inputs adopted in the valuation as of March 31, 2023 and 2024:

	As of March 31,	As of March 31,
	2023	2024

Implied price to sales after discount for lack of marketability	1.04x	0.95x
Weighted average cost of capital	n.a.	n.a.
Lack of marketability discount	20%	20%, 28%, 32%
Risk-free rate	2.60%, 2.31%, 2.19%	1.87%, 2.08%, 2.17%
Expected volatility	47.19%, 43.65%, 32.08%	41.55%, 43.47%, 45.49%
Probability	Liquidation scenario: 35%, 40% Redemption scenario: 35%, 40% IPO scenario: 30%, 20%	Liquidation scenario: 40%, 35% Redemption scenario: 40%, 35% IPO scenario: 20%, 30%

The significant unobservable inputs used in the fair value measurement of the fair value of the investments include weighted average cost of capital, implied price to sales after discount for lack of marketability, lack of marketability discount, risk-free rate, expected volatility and probabilities of different scenarios. Significant increases in lack of marketability discount and risk-free rate would result in a significantly lower fair value measurement. Significant decreases in expected volatility would result in a significantly lower fair value measurement. If the probabilities of redemption and liquidation scenarios are assumed to keep equal, significant increases in the probability of IPO scenario would result in a significantly lower fair value measurement.

The Company determined the fair value of their derivative liabilities by using binominal model. The determination of the fair value was based on estimates, judgments and information of other comparable public companies. The significant unobservable inputs adopted in the valuation as of March 31, 2023 and 2024 are as follows:

	As of March 31,	As of March 31,
	2023	2024

Spot price (US$)	5.90	5.90
Risk-free rate	3.83%	4.91%
Expected volatility	61.13%	58.28%
Expected expiry years (in years)	2.60	1.60

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

25.	Fair value measurements (continued)

The significant unobservable inputs used in the fair value measurement of the derivative liabilities include spot price, risk-free rate, expected volatility and expected expiry years. Significant decreases in spot price, risk-free rate, expected volatility and expected expiry years would result in a significantly lower fair value measurement.

26.	Net Loss per share

Basic loss per share and diluted loss per share have been calculated in accordance with ASC 260 on computation of earnings per share for the years ended March 31, 2022, 2023 and 2024, respectively, as follows:

	Year Ended March 31, 2022	Year Ended March 31, 2023	Year Ended March 31, 2024
	RMB	RMB	RMB

Numerator:
Net loss attributable to Boqii Holding Limited	(128,390)	(102,799)	(63,664)
Accretion on the Redeemable non-controlling interests to redemption value (Note 20)	(575)	(675)	(766)
Net loss attributable to ordinary shareholders	(128,965)	(103,474)	(64,430)
Denominator:
Weighted average number of ordinary shares used in computing net loss per share,
Basic and diluted (Note (a))	68,006,172	68,858,823	100,637,760
Net loss per share attributable to ordinary shareholders:
Basic and diluted	(1.90)	(1.50)	(0.64)

Note (a): Options exercisable for a minimal exercise price (the “Penny Stock”) are included in the denominator of basic loss per share calculation once there are no further vesting conditions or contingencies associated with them, as they are considered issuable shares. Basic net loss per share is computed using the weighted average number of ordinary shares outstanding and the Penny Stock during the reporting periods. Diluted net loss per share is computed using the weighted average number of ordinary shares and dilutive potential ordinary shares outstanding and the Penny Stock during the reporting periods.

For the years ended March 31, 2023 and 2024, assumed share options have not been reflected in the dilutive calculations pursuant to ASC 260, “Earnings Per Share,” due to the anti-dilutive effect.

The following ordinary shares equivalent were excluded from the computation of diluted loss per ordinary share for the periods presented because including them would have had an anti-dilutive effect:

	Year Ended March 31, 2022	Year Ended March 31, 2023	Year Ended March 31, 2024

Share options - weighted average	719,437	591,418	488,853

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

27.	Related party transactions

The table below sets forth the major related parties and their relationships with the Company as of March 31, 2022, 2023 and 2024:

Name of related parties	Relationship with the Company
Nanjing Animal Pharmaceutical	An equity investee of the Company until December, 2022
Wuhan Chunzhijin	An equity investee of the Company
Weishi Network	An equity investee of the Company
Beijing Petdog	An available-for-sale debt investee that the Company has significant influence
Shanghai Guangcheng Information Technology (limited partnership) (“Shanghai Guangcheng Information”)	A company with a common director of the Company
MERCHANT TYCOON LIMITED	A shareholder of the Company
SUPERB ORIGIN INTERNATIONAL LIMITED	A shareholder of the Company
Yingzhi (Lisa) Tang	Senior management of the Company
Yan Jiang	Senior management of the Company
Di (Jackie) Chen	Senior management of the Company until July, 2021
Ying (Christina) Zhang	Senior management of the Company until February, 2022
Fei Wang	Senior management of the Company until April, 2022
Lijun Zhou	Senior management of the Company until April, 2022

Details of related party transactions are as follows:

	Year Ended March 31, 2022	Year Ended March 31, 2023	Year Ended March 31, 2024
	RMB	RMB	RMB
Online marketing and information services

Weishi Network	19	-	-
	19	-	-
Purchase of merchandise

Weishi Network	1,582	-	-
Nanjing Animal Pharmaceutical	1,020	1,402	3,891
	2,602	1,402	3,891

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

27.	Related party transactions (continued)

	Year Ended March 31, 2022	Year Ended March 31, 2023	Year Ended March 31, 2024
	RMB	RMB	RMB
Loans granted to related parties

Shanghai Guangcheng Information (a)	33,395	-	-
Wuhan Chunzhijin (b)	2,600	2,720	4,761
MERCHANT TYCOON LIMITED	-	100	-
Yingzhi (Lisa) Tang	1,750	-	-
Lijun Zhou	300	-	-
Yan Jiang	70	-	-
	38,115	2,820	4,761

(a)	In April 2021, the Company granted Shanghai Guangcheng Information a short-term loan with a total principal amount of RMB33.4 million (equivalent to USD 5 million), bearing an interest rate of 3.5% per annum. The loan was fully repaid by March 31, 2022.

(b)	The Company entered into a loan agreement with Wuhan Chunzhijin to provide Wuhan Chunzhijin with an interest-free loan of up to RMB10 million, which will be repaid on demand. In March 2023, the company converted RMB3.4 million loan to Wuhan Chunzhijin into equity interest. (Detail refer to Note 11).

	Year Ended March 31, 2022	Year Ended March 31, 2023	Year Ended March 31, 2024
	RMB	RMB	RMB
Advances provided to related parties

SUPERB ORIGIN INTERNATIONAL LIMITED (b)	-	5,497	-
Nanjing Animal Pharmaceutical (c)	-	350	5,413
	-	5,847	5,413

Loans granted from related parties

Shanghai Guangcheng Information (a)	9,961	-	-

(a)	In April 2021, the Company obtained a total loan facility up to USD 5 million from Shanghai Guangcheng Information. During the year ended March 31, 2022, the Company drew down a total amount of USD 1.5 million (equivalent to RMB10.0 million) from the loan facility, with interest bearing at 3.5% per annum. The loan was fully repaid by March 31, 2022.

(b)	In January 2023, the Company made an advance payment of RMB 5.5 million to SUPERB ORIGIN INTERNATIONAL LIMITED for the purchase of goods. As of March 31, 2023 and 2024, the balance of the advance payment was RMB 5.5 million and RMB 4.1 million respectively, both of which are recorded as Prepayments to related parties.

(c)	During the years ended March 31, 2023, and 2024, the Company made advance payments totaling RMB 0.35 million and RMB5.4 million, respectively, to Nanjing Animal Pharmaceutical for the purchase of goods. As of March 31, 2023, and 2024, there were goods valued at RMB 2.0 million and Nil, respectively, which were recorded as Prepayments to related parties.

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

27.	Related party transactions (continued)

Details of related party balances are as follows:

Amounts due from related parties

	As of March 31,	As of March 31,	As of March 31,
	2022	2023	2024
	RMB	RMB	RMB
Prepayments to related parties

SUPERB ORIGIN INTERNATIONAL LIMITED	-	5,497	4,065
Nanjing Animal Pharmaceutical	1,650	2,000	-
Weishi Network	1,582	1,582	1,401
	3,232	9,079	5,466
Other receivables from related parties

Wuhan Chunzhijin	7,594	2,988	5,658

Loans to related parties
Yan Jiang	200	200	211
Fei Wang (a)	500	-	-
Lijun Zhou	200	-	-
Shanghai Guangcheng Information	-	-	27
MERCHANT TYCOON LIMITED	-	100	-
	900	300	238

(a)	In January 2021, the Company entered into a one-year loan agreement with Fei Wang, for a principal amount of RMB0.5 million, bearing an interest rate of 4% per annum. This loan was pledged by 515,000 stock options owned by Fei Wang. In December 2022, the loan contract was renewed to December 2024 and was recorded as prepayments and other current assets as of March 31, 2024.

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

27.	Related party transactions (continued)

Amounts due to related parties

	As of March 31,	As of March 31,	As of March 31,
	2022	2023	2024
	RMB	RMB	RMB
Trade payables to related parties

Nanjing Animal Pharmaceutical	219	471	-

28.	Commitments and contingencies

(a)	Capital commitments

The Company’s capital commitments primarily relate to commitments on leasehold improvement and purchase of equipment. As of March 31, 2023 and 2024, no capital commitment was related to leasehold improvement and purchase of equipment.

(b)	Contingencies

The Company is subject to legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome arising out of any such matter will have a material adverse effect on our consolidated financial position, cash flows or results of operations on an individual basis or in the aggregate. As of March 31, 2023 and 2024, the Company is not a party to any material legal or administrative proceedings.

29.	Subsequent events

No subsequent event which had a material impact on the Company was identified through the date of issuance of the financial statements.

BOQII HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

30.	Restricted net assets

The Company’s ability to pay dividends may depend on the Company receiving distributions of funds from the Company’s subsidiaries and the VIEs incorporated in the PRC. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the consolidated financial statements prepared in accordance with US GAAP differ from those reflected in the statutory financial statements of the Company’s PRC subsidiary.

In accordance with the Company law of the PRC, a domestic enterprise is required to provide statutory reserves of at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide discretionary surplus reserve, at the discretion of the Board of Directors, from the profits determined in accordance with the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. The Company’s PRC subsidiaries were established as domestic invested enterprises and therefore are subject to the above mentioned restrictions on distributable profits.

For the years ended March 31, 2022, 2023 and 2024, appropriation to statutory reserves was made because two PRC subsidiaries had generated profits for these periods.

As a result of these PRC laws and regulations subject to the limit discussed above that require annual appropriations of 10% of after-tax income to be set aside, prior to payment of dividends, as general reserve fund, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company.

Foreign exchange and other regulations in the PRC further restrict the Company’s PRC subsidiaries from transferring funds to the Company in the form of dividends, loans and advances.

As of March 31, 2024, the total restricted net assets of the Company’s subsidiaries and the VIEs incorporated in the PRC and subjected to restriction amounted to Nil.

Rules 12-04(a) and 4-08(e)(3) of Regulation S-X require condensed financial information as to the financial position, cash flows and results of operations of a parent company as of and for the same periods for which the audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance S-X Rule4-08 (e)(3) and concluded that it was not applicable for the Company to disclose the financial statements for the parent company since the 25% threshold was not met for the year ended March 31, 2024.

Boqii Announces Fiscal 2025 First Half Unaudited Financial Results

SHANGHAI, December 31, 2024 (PR Newswire)—Boqii Holding Limited (“We,” “Boqii” or the “Company”) (NYSE American: BQ), a leading pet-focused platform in China, today announced its unaudited financial results for the first half of fiscal 2025 (i.e., the six months ended September 30, 2024).

Fiscal 2025 First Half Operational and Financial Highlights

●	Total revenues were RMB249.7 million (US$35.6 million), compared to RMB389.4 million in the first half of fiscal 2024.

●	Loss from operations was RMB27.0 million (US$3.9 million), representing a decrease of 14.7% from RMB31.7 million for the first half of fiscal 2024.

●	Net loss was RMB29.6 million (US$4.2 million), representing a decrease of 21.6% from RMB37.7 million in the first half of fiscal 2024.

●	Diluted net loss per share was RMB0.28 (US$0.04), representing a decrease of 46.7% from diluted net loss per share of RMB0.52 for the first half of fiscal 2024.

●	EBITDA[1] was a loss of RMB25.0 million (US$3.6 million), representing a decrease of 25.4% from a loss of RMB 33.5 million in the first half of fiscal 2024.

●	Total GMV[2] was RMB538.2 million (US$76.7 million), compared to RMB903.0 million in the first half of fiscal 2024.

CEO & CFO Quote

Mr. Hao Liang, Boqii’s Founder, Chairman and Chief Executive Officer commented, “Despite persistently pessimistic social expectations and increasingly weak consumption in the first half of fiscal 2025, we have demonstrated our resilience. Our private labels are riding a wave of thriving development, showing the effectiveness of our strategic focus on that area. The number of SKUs for our private labels has increased from 3,088 in the first half of fiscal 2024 to 3,546 in the firt half of fiscal 2025, the revenue share of our private labels increased from 27.5% to 29.0%, and we also saw the gross margin of our private labels rose by 330 basis points from 29.9% to 33.2%. This gives us a strong foundation and we remain energized for the future.”

Ms. Yingzhi (Lisa) Tang, Boqii’s Co-Founder, Co-CEO and CFO commented, “Besides fostering the progress of our private labels, we have implemented cost-saving measures and enhanced efficiency by optimizing our supply chain operations and simplifying our organizational hierarchy in the first half of fiscal 2025. The implementation of these measures has resulted in a reduction of our fulfillment expenses as a percentage of total revenue, from 8.9% in the first half of fiscal 2024 to 7.5% in the first half of fiscal 2025. This reduction has underpinned a positive shift in our post-fulfillment profit margin, which saw an increase from 11.2% to 13.3%. Furthermore, there has been a notable decrease in our sales and marketing expenses by 21.3% and our general and administrative expenses by 22.5%, when compared to the corresponding period in fiscal 2024. These adjustments have collectively contributed to a 21.6% decrease in our net loss. We believe the strengthening of our financial results affirms that our business approach and strategic initiatives are effectively aligned with our goals, and we are committed to generating ongoing value for our consumers and investors alike in the time ahead.”

[1]	EBITDA refers to net income/(loss) excluding income tax expenses, interest expense, interest income, depreciation and amortization expenses. EBITDA is a Non-GAAP financial measurement. See the section titled “Non-GAAP Financial Measures” for more information about EBITDA.
[2]	GMV refers to gross merchandise volume, which is the total value of confirmed orders placed with us and sold through distribution model or drop shipping model where we act as a principal in the transaction regardless of whether the products are delivered or returned, calculated based on the listed prices of the ordered products without taking into consideration any discounts. The total GMV amount (i) includes GMV of products sold by Nanjing Xingmu Biotechnology Co., Ltd., (ii) excludes products sold through consignment model and (iii) excludes the value of services offered by us. GMV is subject to future adjustments (such as refunds) and represents only one measure of the Company’s performance and should not be relied on as an indicator of our financial results, which depend on a variety of factors.

Fiscal 2025 First Half Financial Results

Total revenues were RMB249.7 million (US$35.6 million), compared to RMB389.4 million for the first half of fiscal 2024. The decrease was a result of our business strategy to focus more on increasing profitability instead of volume of sales.

	Six Months Ended September 30,
	2024	2023	Change
Revenues (in millions, except for percentages)	RMB	RMB	%
Product sales	232.7	374.1	(37.8)
● Boqii Mall	112.5	149.9	(24.9)
● Third party e-commerce platforms	120.2	224.2	(46.4)
Online marketing and information services and other revenue	17.0	15.3	11.1
Total	249.7	389.4	(35.9)

Gross profit was RMB51.7 million (US$7.4 million), compared to RMB77.9 million for the first half of fiscal 2024.

Gross margin was 20.7%, representing an increase of 70 basis points from 20.0% for the first half of fiscal 2024.

Operating expenses were RMB79.3 million (US$11.3 million), representing a decrease of 29.3% from RMB112.0 million for the first half of fiscal 2024.

●	Fulfillment expenses were RMB18.6 million (US$2.7 million), representing a decrease of 46.0% from RMB34.5 million for the first half of fiscal 2024, which is primarily due to the decrease in shipping and warehousing expenses, resulting from more utilization of fulfillment centers. Fulfillment expenses as a percentage of total revenues were 7.5%, down from 8.9% for the first half of fiscal 2024.

●	Sales and marketing expenses were RMB35.8 million (US$5.1 million), representing a decrease of 21.3% from RMB45.4 million for the first half of fiscal 2024. The decrease was primarily due to (i) the decrease in advertising expenses of RMB1.0 million, as a result of cost-saving efforts; (ii) the decrease in third-party commisions of RMB3.2 million as a result of decline in revenues; and (iii) the decrease in staff costs of RMB4.4 million related to the employee layoffs.

●	General and administrative expenses were RMB24.9 million (US$3.6 million), representing a decrease of 22.5% from RMB32.2 million for the first half of fiscal 2024. The decrease was primarily due to (i) the decrease in professional fees amount to RMB2.1 million, resulting from less financing transactions in the first half of fiscal 2025, (ii) the decrease in allowance for expected credit losses of RMB2.5 million, and (iii) the decrease in staff costs of RMB2.0 million related to the employee layoffs.

Loss from operations was RMB27.0 million (US$3.9 million), representing a decrease of 14.7% from RMB31.7 million for the first half of fiscal 2024.

Net loss was RMB29.6 million (US$4.2 million), representing a decrease of 21.6% from a loss of RMB37.7 million in the first half of fiscal 2024.

EBITDA was a loss of RMB25.0 million (US$3.6 million), representing a decrease of 25.4% from a loss of RMB 33.5 million in the first half of fiscal 2024. See the section titled “Non-GAAP Financial Measures” for more information about EBITDA.

Diluted net loss per share was RMB0.28 (US$0.04), representing a decrease of 46.7% from diluted net loss per share of RMB0.52 for the first half of fiscal 2024.

Total cash and cash equivalents and short-term investments were RMB46.2 million (US$6.6 million) as of September 30, 2024, compared to RMB72.7 million as of March 31, 2024.

About Boqii Holding Limited

Boqii Holding Limited (NYSE American: BQ) is a leading pet-focused platform in China. The Company is the leading online destination for pet products and supplies in China with its broad selection of high-quality products including global leading brands, local emerging brands, and its own private label, Yoken, Mocare and D-cat, offered at competitive prices. The Company’s online sales platforms, including Boqii Mall and its flagship stores on third-party e-commerce platforms, provide customers with convenient access to a wide selection of high-quality pet products and an engaging and personalized shopping experience. The Company’s Boqii Community provides an informative and interactive content platform for users to share their knowledge and love for pets.

Forward Looking Statements

This press release contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “target,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The Company may also make written or oral forward-looking statements in its reports filed with, or furnished to, the U.S. Securities and Exchange Commission, in its annual reports to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Further information regarding such risks, uncertainties or factors is included in the Company’s filings with the U.S. Securities and Exchange Commission. All information provided in this press release is as of the date hereof, and the Company does not undertake any duty to update such information, except as required under applicable law.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures, namely non-GAAP net income/(loss), non-GAAP net loss margin, EBITDA and EBITDA margin, in evaluating its operating results and for financial and operational decision-making purposes. The Company defines (i) non-GAAP net income/(loss) as net income/(loss) excluding fair value change of derivative liabilities and share-based compensation expenses, (ii) non-GAAP net loss margin as non-GAAP net loss as a percentage of total revenues, (iii) EBITDA as net income/(loss) excluding income tax expenses, interest expenses, interest income, depreciation and amortization, and (iv) EBITDA margin as EBITDA as a percentage of total revenues. The Company believes non-GAAP net income/(loss), non-GAAP net loss margin, EBITDA and EBITDA margin enhance investors’ overall understanding of its financial performance and allow for greater visibility with respect to key metrics used by its management in its financial and operational decision-making.

These non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP.

The non-GAAP financial measures have limitations as analytical tools. The Company’s non-GAAP financial measures do not reflect all items of income and expense that affect the Company’s operations or not represent the residual cash flow available for discretionary expenditures. These non-GAAP financial measures may not be calculated in the same manner by all companies, and they may not be comparable to other similarly titled measures used by other companies. The Company compensates for these limitations by reconciling the non-GAAP financial measures to the nearest U.S. GAAP performance measures, which should be considered when evaluating the Company’s performance. For reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of accompanying tables titled “Reconciliation of GAAP and Non-GAAP Results.” The Company encourages investors and others to review its financial information in its entirety and not rely on any single financial measure.

Exchange Rate

This press release contains translations of certain RMB amounts into U.S. dollars (“USD,” or “US$”) at specified rates solely for the convenience of the reader. Unless otherwise stated, all translations from RMB to USD were made at the rate of RMB7.0176 US$1.00, the exchange rate on September 30, 2024 as set forth in the H.10 statistical release of the Federal Reserve Board. The Company makes no representation that the RMB or USD amounts referred to could be converted into USD or RMB, as the case may be, at any particular rate or at all.

For investor inquiries, please contact:

Boqii Holding Limited

Investor Relations

Tel: +86-21-6882-6051

Email: ir@boqii.com

BOQII HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	As of March 31, 2024	As of September 30, 2024	As of September 30, 2024
	RMB	RMB	US$

ASSETS
Current assets:
Cash and cash equivalents	72,722	46,244	6,590
Accounts receivable, net	50,118	47,133	6,716
Inventories, net	55,189	45,122	6,430
Prepayments and other current assets	94,518	110,604	15,762
Amounts due from related parties	5,704	19,692	2,806
Total current assets	278,251	268,795	38,304
Non-current assets:
Property and equipment, net	3,103	3,769	537
Intangible assets	17,910	16,115	2,296
Operating lease right-of-use assets	8,951	6,832	974
Long-term investments	65,887	65,656	9,356
Amounts due from related parties, non-current	5,658	4,464	636
Other non-current asset	3,455	1,718	245
Total non-current assets	104,964	98,554	14,044
Total assets	383,215	367,349	52,348
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities
Short-term borrowings	15,213	13,138	1,872
Accounts payable	24,279	42,735	6,090
Salary and welfare payable	2,972	2,173	310
Accrued liabilities and other current liabilities	16,667	16,989	2,421
Contract liabilities	1,579	119	17
Operating lease liabilities, current	5,613	5,264	750
Derivative liabilities	5,721	5,721	815
Total current liabilities	72,044	86,139	12,275
Non-current liabilities
Deferred tax liabilities	3,234	2,789	397
Operating lease liabilities, non-current	3,115	1,352	193
Other debts, non-current	43,941	40,727	5,804
Total non-current liabilities	50,290	44,868	6,394
Total liabilities	122,334	131,007	18,669

Mezzanine equity
Redeemable non-controlling interests	7,963	8,372	1,193
Total mezzanine equity	7,963	8,372	1,193
Stockholders’ equity:
Class A ordinary shares	962	962	137
Class B ordinary shares	82	82	12
Additional paid-in capital	3,329,675	3,329,727	474,482
Statutory reserves	3,876	3,876	552
Accumulated other comprehensive loss	(39,478)	(40,430)	(5,761)
Accumulated deficit	(3,060,405)	(3,088,140)	(440,056)
Receivable for issuance of ordinary shares	(16,031)	(10,093)	(1,438)
Total Boqii Holding Limited shareholders’ equity	218,681	195,984	27,928
Non-controlling interests	34,237	31,986	4,558
Total shareholders’ equity	252,918	227,970	32,486
Total liabilities, mezzanine equity and shareholders’ equity	383,215	367,349	52,348

BOQII HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(All amounts in thousands, except for share and per share data, unless otherwise noted)

	Six Months Ended September 30,
	2023	2024	2024
	RMB	RMB	US$

Net revenues:
Product sales	374,102	232,713	33,161
Online marketing and information services and other revenue	15,269	16,942	2,414
Total revenues	389,371	249,655	35,575
Total cost of revenue	(311,435)	(197,961)	(28,209)
Gross profit	77,936	51,694	7,366
Operating expenses:
Fulfillment expenses	(34,499)	(18,614)	(2,652)
Sales and marketing expenses	(45,370)	(35,726)	(5,091)
General and administrative expenses	(32,169)	(24,919)	(3,551)
Other income, net	2,401	523	75
Loss from operations	(31,701)	(27,042)	(3,853)
Interest income	2,008	730	104
Interest expense	(3,079)	(3,163)	(451)
Other gain/(losses), net	(2,283)	(447)	(64)
Fair value change of derivative liabilities	(3,216)	-	-
Loss before income tax expenses and share of results of equity investees	(38,271)	(29,922)	(4,264)
Income taxes expenses	482	445	63
Share of results of equity investees	67	(100)	(14)
Net loss	(37,722)	(29,577)	(4,215)
Less: Net loss attributable to the non-controlling interest shareholders	(677)	(2,251)	(321)
Net loss attributable to Boqii Holding Limited	(37,045)	(27,326)	(3,894)
Accretion on redeemable non-controlling interests to redemption value	(371)	(410)	(58)
Net loss attributable to Boqii Holding Limited’s ordinary shareholders	(37,416)	(27,736)	(3,952)

Net loss	(37,722)	(29,577)	(4,215)
Other comprehensive income/(loss):
Foreign currency translation adjustment, net of nil tax	2,849	(952)	(136)
Unrealized securities holding loss	(1,425)	-	-
Total comprehensive loss	(36,298)	(30,529)	(4,351)
Less: Total comprehensive loss attributable to non-controlling interest shareholders	(677)	(2,251)	(321)
Total comprehensive loss attributable to Boqii Holding Limited	(35,621)	(28,278)	(4,030)

Net loss attributable to Boqii Holding Limited’s ordinary shareholders
— basic	(0.52)	(0.28)	(0.04)
— diluted	(0.52)	(0.28)	(0.04)
Weighted average number of ordinary shares
— basic	72,332,794	100,637,760	100,637,760
— diluted	72,332,794	100,637,760	100,637,760

Boqii Holding Limited

Reconciliation of GAAP and Non-GAAP Results

(All amounts in thousands, except for percentages)

	Six Months Ended September 30,
	2023	2024
	RMB	RMB

Net loss	(37,722)	(29,577)
Fair value change of derivative liabilities	3,216	-
Share-based compensation expenses	290	52
Non-GAAP net loss	(34,216)	(29,525)
Non-GAAP net loss margin	(8.8)%	(11.8)%

	Six Months Ended September 30,
	2023	2024
	RMB	RMB

Net loss	(37,722)	(29,577)
Income tax expenses	(482)	(445)
Interest expenses	3,079	3,163
Interest income	(2,008)	(730)
Depreciation and amortization	3,641	2,617
EBITDA	(33,492)	(24,972)
EBITDA margin	(8.6)%	(10.0)%

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Under our MAA, every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such person, other than by reason of such person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the form of indemnification agreement previously filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

Purchaser	Date of Sale	Number and Type of Shares	Consideration		Underwriting Discount and Commission
Kunlun Chen	February 13, 2025	152,850 American Depository Shares	US$	183,420	N/A
Wanzhao Yang	February 13, 2025	152,850 American Depository Shares	US$	183,420	N/A
Yonghua Cheng	February 13, 2025	117,850 American Depository Shares	US$	141,420	N/A
Linlin Li	February 13, 2025	117,850 American Depository Shares	US$	141,420	N/A
Jian He	February 13, 2025	152,850 American Depository Shares	US$	183,420	N/A
Suping Wu	February 13, 2025	152,850 American Depository Shares	US$	183,420	N/A
Haiyao Huang	February 13, 2025	152,900 American Depository Shares	US$	183,480	N/A
Hua Wang	February 13, 2025	125,000 American Depository Shares	US$	150,000	N/A
Mingming Tu	February 13, 2025	125,000 American Depository Shares	US$	150,000	N/A
Weiwei Kang	February 13, 2025	125,000 American Depository Shares	US$	150,000	N/A
Wenge Chen	February 13, 2025	125,000 American Depository Shares	US$	150,000	N/A
Xuelei Mo	February 13, 2025	125,000 American Depository Shares	US$	150,000	N/A
Zeyu An	February 13, 2025	125,000 American Depository Shares	US$	150,000	N/A
Zichen Zhao	February 13, 2025	125,000 American Depository Shares	US$	150,000	N/A
Yiting Lu	February 13, 2025	125,000 American Depository Shares	US$	150,000	N/A

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits:

See Exhibit Index for a complete list of all exhibits filed as part of this registration, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules:

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements and the notes thereto.

BOQII HOLDING LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document
3.1**	Eleventh Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2**	Thirteenth Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering
4.1**	Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2**	Registrant’s Specimen Certificate for Class A Ordinary Shares
4.3**	Deposit Agreement among the Registrant, the depositary and owners of the American Depositary Shares
5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A ordinary shares being registered
5.2	Legal opinion of Guangdong Shenmou Law Firm regarding certain PRC legal matters
8.1	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Island tax matters (included in Exhibit 5.1)
10.1**	The Amended and Restated 2018 Global Share Plan
10.2**	Indemnification Agreement between the Registrant and its directors and executive officers
10.3**	Employment Agreement between the Registrant and its executive officers
10.4**†	Tenth Amended and Restated Warrant Holders and Shareholders Agreement by and among the Registrant, its ordinary shareholder, preferred shareholders and other parties named therein dated August 19, 2020
10.5**	English translation of Exclusive Technical Consulting and Service Agreement entered into on August 4, 2020 by and between Shanghai Xincheng and Shanghai Guangcheng
10.6**	English translation of Intellectual Property License Agreement entered into on August 4, 2020 by and between Shanghai Xincheng and Shanghai Guangcheng
10.7**	English translation of Shareholders’ Voting Rights Proxy Agreement entered into on August 4, 2020, by and among Shanghai Xincheng, Shanghai Guangcheng, and then shareholders of Shanghai Guangcheng
10.8**	English translation of Equity Pledge Agreement entered on October 16, 2019, by and between Shanghai Xincheng, Shanghai Guangcheng, and then shareholders of Shanghai Guangcheng
10.9**	English translation of Equity Pledge Agreement entered on August 4, by and between Shanghai Xincheng, Shanghai Guangcheng, and Shanghai Chelin Information Technology Center (Limited Partnership), a then shareholders of Shanghai Guangcheng
10.10**	English translation of Exclusive Call Option Agreement entered on August 4, 2020, by and between Shanghai Xincheng, Shanghai Guangcheng and then shareholders of Shanghai Guangcheng
10.11**	English translation of Loan Agreement entered into on August 4, 2020 by and between shareholders of Shanghai Guangcheng and Shanghai Xincheng.
10.12**	English translation of Exclusive Technical Consulting and Service Agreement entered into on September 26, 2019 by and between Xingmu WFOE and Nanjing Xingmu
10.13**	English translation of Intellectual Property License Agreement entered into on September 26, 2019 by and between Xingmu WFOE and Nanjing Xingmu
10.14**	English translation of Shareholders’ Voting Rights Proxy Agreement entered into on September 26, 2019, by and among Xingmu WFOE, Nanjing Xingmu, and certain shareholders of Nanjing Xingmu
10.15**	English translation of Equity Pledge Agreement entered on September 26, 2019, by and between Xingmu WFOE, Nanjing Xingmu, and certain shareholders of Nanjing Xingmu
10.16**	English translation of Exclusive Call Option Agreement entered on September 26, 2019, by and between Xingmu WFOE, Nanjing Xingmu and certain shareholders of Nanjing Xingmu
10.17**	English translation of Loan Agreement entered into on September 26, 2019 by and between certain shareholders of Nanjing Xingmu and Xingmu WFOE
10.18**	English translation of Spousal Consent Letter signed by Ms. Jiajia Chen dated September 26, 2019
10.19**	English translation of Spousal Consent Letter signed by Ms. Yan Wang dated September 26, 2019
10.20**	Securities Purchase Agreement, dated July 28, 2023, by and between Boqii Holding Limited and VG Master Fund SPC (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 6-K (File No. 001-39547), filed with the Securities and Exchange Commission on July 31, 2023).
10.21**	Amendment No. 1 to Securities Purchase Agreement, dated August 16, 2023, by and between Boqii Holding Limited and VG Master Fund SPC (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 6-K (File No. 001-39547), filed with the Securities and Exchange Commission on August 16, 2023).
10.22**	Form of Securities Purchase Agreement, dated February 13, 2025, by and between Boqii Holding Limited and multiple purchasers (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 6-K (File No. 001-39547), filed with the Securities and Exchange Commission on February 20, 2025).
10.23**	Form of Registration Rights Agreement, dated February 13, 2025, by and between Boqii Holding Limited and multiple purchasers (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 6-K (File No. 001-39547), filed with the Securities and Exchange Commission on February 20, 2025).
21.1**	Principal Subsidiaries and VIEs of the Registrant
23.1	Consent of Assentsure PAC, Independent Registered Public Accounting Firm
23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3	Guangdong Shenmou Law Firm (included in Exhibit 5.2)
24.1**	Powers of Attorney (included on signature page)
99.1**	Code of Business Conduct and Ethics of the Registrant
107	Filing Fee Table

*	To be filed by amendment.
**	Previously filed.

†	Portions of the exhibit have been omitted in reliance of the revised Item 601 of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted portions upon request by the U.S. Securities and Exchange Commission.

Item 9. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, the People’s Republic of China, on March 28, 2025.

Boqii Holding Limited

By:	/s/ Yingzhi (Lisa) Tang
	Name:	Yingzhi (Lisa) Tang
	Title:	Director, co-Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yingzhi (Lisa) Tang as true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 28, 2025.

Signature	Title

*	Director, Chairman and Chief Executive Officer (principal executive officer)
Hao (Louis) Liang

*	Director, co-Chief Executive Officer and Chief Financial Officer
Yingzhi (Lisa) Tang

*	Director
Guangyu Luo

*	Director
Su Zhang

*By:	/s/ Yingzhi (Lisa) Tang
Name:	Yingzhi (Lisa) Tang
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Boqii Holding Limited, has signed this registration statement or amendment thereto in New York on March 28, 2025.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.